As filed with the U.S. Securities and Exchange Commission on January 26, 2024.

Registration No. 333-267461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

AMENDMENT NO. 6
TO
FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

___________________________

AGIIPLUS INC.

(Exact name of Registrant as specified in its charter)

___________________________

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Level B1, Building 3, No.1-10
Lane 1500, Kongjiang Rd.
Yangpu, Shanghai 200093

People’s Republic of China
Tel: +86(21) 2250-2249

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________

Copies to:

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2210	Sanny Choi, Esq. CFN Lawyers LLC 418 Broadway #4607 Albany, NY12207 (646) 386 8128

___________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This registration statement on Form F-1 (File No. 333-267461) (the “Registration Statement”) contains two prospectuses, as set forth below.

•        Public offering prospectus. A prospectus to be used for the public offering of 2,000,000 Class A ordinary shares, par value US$0.0001 per share (the “Public Offering Shares”) of the Registrant (the “Public Offering Prospectus”) through the underwriters named on the cover page of the Public Offering Prospectus.

•        Resale prospectus. A prospectus to be used for the resale by the selling shareholders (the “Selling Shareholders”) set forth therein of 2,291,535 Class A ordinary shares (the “Resale Shares”) of the Registrant (the “Resale Prospectus”), to be sold by the Selling Shareholders once our Class A ordinary shares begin trading on Nasdaq and from time to time thereafter.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•        it contains different outside and inside front covers and back covers;

•        it contains different “Offering” sections in the Prospectus Summary section relating to the offering of the Public Offering Shares and the Resale Shares, as applicable; such Offering section included in the Public Offering Prospectus will summarize the offering of the Public Offering Shares and such Offering section included in the Resale Prospectus will summarize the offering of the Resale Shares;

•        it contains different “Use of Proceeds” sections, with the Use of Proceeds section included in the Resale Prospectus only indicating that the Registrant will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders that occur pursuant to this registration statement;

•        it does not contain the Capitalization and Dilution sections included in the Public Offering Prospectus;

•        a “Selling Shareholders” section is only included in the Resale Prospectus;

•        the “Underwriting” section from the Public Offering Prospectus is not included in the Resale Prospectus and the “Selling Shareholders’ Plan of Distribution” section is included only in the Resale Prospectus; and

•        it does not contain the “Legal Matters” section and does not include a reference to counsel for the underwriters.

The Registrant has included in this Registration Statement a set of alternate pages after the back-cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholders.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 26, 2024

PRELIMINARY PROSPECTUS

2,000,000 Class A Ordinary Shares

AGIIPLUS INC.

This is an initial public offering of our Class A ordinary shares. We are offering on a firm commitment basis our Class A ordinary shares, par value US$0.0001 per share. Prior to this offering, there has been no public market for our Class A ordinary shares. We expect the initial public offering price to be in the range of US$5.00 to US$6.00 per Class A ordinary share. We have reserved the symbol “AGII” for purposes of listing our Class A ordinary shares on the Nasdaq Stock Market. At this time, the Nasdaq Stock Market has not yet approved our application to list our Class A ordinary shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A ordinary shares will be approved for listing on the Nasdaq Stock Market.

Investing in our Class A ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 25 to read about factors you should consider before buying our Class A ordinary shares.

Our issued and outstanding share capital after this offering will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting, transfer and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifteen votes and will be convertible into one Class A ordinary share. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Dr. Jing Hu, our founder, chief executive officer, and chairman of the board of directors, will hold, directly and indirectly, more than 50% of the voting power.

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on page 16 of this prospectus for more information.

AgiiPlus Inc., or AgiiPlus, is not an operating company but a Cayman Islands holding company with operations conducted by its subsidiaries, including subsidiaries in China. Investors in our securities are not purchasing equity interests in AgiiPlus’ operating entities in China but instead are purchasing equity interests in a Cayman Islands holding company. From August 16, 2021 to May 20, 2022, AgiiPlus Inc. operated a portion of its business through contractual arrangements with a variable interest entity, or VIE, and the VIE’s subsidiaries in China. The VIE structure was used to replicate foreign investment in Chinese-based companies where Chinese law prohibits or restricts direct foreign investment in the operating companies. On May 20, 2022, Tangtangjia Business Consulting Co., Ltd. (“Tangtangjia Business Consulting”), a PRC subsidiary of AgiiPlus Inc., terminated the contractual arrangements with Shanghai Tangtangjia Information Technology Co., Ltd., or the VIE, and AgiiPlus Inc. unwound its VIE structure. After this transaction, the financial results of the VIE and Shanghai Zhiban Internet of Things Technology Co., Ltd., or Shanghai Zhiban, a subsidiary of the VIE, are no longer consolidated into AgiiPlus’ consolidated financial statements. During the period when the VIE arrangements were effective, Shanghai Zhiban held the Internet Content Provider License for the Maxoffice website and maintained the website, whereas AgiiPlus, through its subsidiaries, provided office leasing and enterprise services under the brand “Tangtang” through the Maxoffice website. After the unwinding of AgiiPlus’ VIE arrangements, Shanghai Zhiban continues to maintain the Maxoffice website and hold its Internet Content Provider License. On May 20, 2022, Shanghai Huiying Real Estate Agency Co., Ltd. (“Shanghai Huiying”), a PRC subsidiary of AgiiPlus, entered into a business cooperation agreement with Shanghai Zhiban, pursuant to which Shanghai Zhiban agreed to provide website operations and maintenance services for the Maxoffice website to Shanghai Huiying as a third-party service provider, and authorize AgiiPlus to advertise its services under Tangtang through publishing posts on the Maxoffice website. Under the brand “Tangtang,” AgiiPlus’ subsidiaries offer flexible workspaces leasing and enterprise services through digital platforms, including the Maxoffice website. In consideration, Shanghai Huiying agreed to pay services fees actually incurred by Shanghai Zhiban on a monthly basis. Shanghai Huiying receives information about users and other website information in Shanghai Zhiban’s operations, including the operations of the Maxoffice website, and such information is shared with AgiiPlus and used in the operations of AgiiPlus. From June 2022 to June 2023, the monthly service fees paid by Shanghai Huiying to Shanghai Zhiban was approximately RMB70,000 (US$9,653), and AgiiPlus expects the monthly service fees to remain relatively stable for the foreseeable future.

(Prospectus cover continued from next page.)

	Per Share	Total
Initial public offering price	US$	US$
Underwriting discounts(1)	US$	US$
Proceeds, before expenses, to us(2)	US$	US$

____________

(1)       See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)       We expect our total cash expenses for this offering (including cash expenses payable to EF Hutton LLC for its out-of-pocket expenses) to be approximately US$854,158, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A ordinary shares if any such shares are taken. We have granted the underwriters an option for a period of 30 days after the closing of this offering to purchase up to 15% of the total number of the Class A ordinary shares to be offered by us pursuant to this offering (excluding Class A ordinary shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be US$948,750 based on an assumed offering price of US$5.50 per Class A ordinary share, and the total gross proceeds to us, before underwriting discounts and expenses, will be US$12,650,000.

The underwriters expect to deliver the Class A ordinary shares against payment as set forth under “Underwriting,” on or about            , 2024.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EF Hutton LLC

Prospectus dated             , 2024.

(Prospectus cover continued from preceding page.)

The business operations of AgiiPlus’ subsidiaries comprise of three main components, (i) workspace leasing services and ancillary enterprise services under the brand “Distrii,” (ii) space design, construction and decoration solutions under the brand “Spacii,” and (iii) brokerage and enterprise services under the brand “Tangtang.” The Business Cooperation Agreement and the Maxoffice website relate to the business operations of AgiiPlus’ subsidiaries under the brand “Tangtang.” For the years ended December 31, 2019, 2020, 2021 and 2022 and the six months ended June 30, 2023, business operations under the brand “Tangtang” generated approximately 0.57%, 2.07%, 6.01%, 5.06% and 2.61% of AgiiPlus’ net revenue, respectively. As such, AgiiPlus believes that the vast majority of its operations could be conducted without the Business Cooperation Agreement and it is not materially dependent upon information about users and other website information in Shanghai Zhiban’s and Maxoffice’s operations. Pursuant to the terms of the Business Cooperation Agreement, AgiiPlus may terminate the Business Cooperation Agreement upon notice to Shanghai Zhiban and does not need consent from either Shanghai Zhiban or Maxoffice if AgiiPlus seeks to transition to another third-party website services provider.

After AgiiPlus unwound the VIE structure on May 20, 2022, the financial results of the VIE and Shanghai Zhiban are no longer consolidated into AgiiPlus’ consolidated financial statements. During the fiscal years ended December 31, 2019, 2020, 2021 and 2022, the VIE and Shanghai Zhiban generated approximately 0.57%, 2.07%, 6.01% and 0% of AgiiPlus’ net revenue, respectively. As of the date of this prospectus, none of our employees or our subsidiaries’ employees are also employees of the VIE or Shanghai Zhiban, including Mr. Yong Ni. As used in this prospectus, “VIE” refers to Shanghai Tangtangjia Information Technology Co., Ltd, or Tangtangjia Information Technology, and its subsidiaries, as the context requires. As used in this prospectus, “We” or “AgiiPlus” refers to AgiiPlus Inc., and, when describing AgiiPlus’ consolidated financial information for the six months ended June 30, 2023 and 2022, and the fiscal years ended December 31, 2022, 2021, 2020 and 2019, also includes AgiiPlus’ subsidiaries, the VIE and the VIE’s subsidiaries in China. For details on AgiiPlus’ corporate structure, see “Corporate History and Structure.”

AgiiPlus’ PRC subsidiaries face various legal and operational risks and uncertainties related to doing business in China. AgiiPlus’ business operations are conducted in China through its subsidiaries. From August 16, 2021 to May 20, 2022, AgiiPlus Inc. operated a portion of its business through the VIE and the VIE’s subsidiaries in China. AgiiPlus’ VIE and the VIE’s subsidiaries generated approximately 0.57%, 2.07%, 6.01% and 0% of AgiiPlus’ net revenue for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. Approximately 0.14%, 0.29%, 0.31% and 0% of AgiiPlus’ assets were held by AgiiPlus’ VIE and the VIE’s subsidiaries for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. As such, AgiiPlus’ PRC subsidiaries are subject to complex and evolving PRC laws and regulations. For instance, AgiiPlus’ PRC subsidiaries face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, as well as the ability for the Public Company Accounting Oversight Board (United States) (“PCAOB”) to inspect AgiiPlus’ auditors, which may impact the ability of AgiiPlus’ subsidiaries to conduct certain businesses, accept foreign investors, or list on a United States or foreign exchange after this public offering. These risks could result in a material adverse change in AgiiPlus’ business operations and affect the value of our Class A ordinary shares, significantly limit or hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risk Factors Relating to Doing Business in China” in this prospectus.

AgiiPlus also may face risks relating to any lack of PCAOB inspection on its auditor, which may cause its securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, if the PCAOB has determined it is unable to investigate AgiiPlus’ auditor completely for three consecutive years beginning in 2021. The delisting or the cessation of trading of AgiiPlus’ securities, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by reducing the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in China and Hong Kong, respectively, and identified the registered public accounting firms in China and Hong Kong that are subject to such determinations. AgiiPlus’ former auditor, MaloneBailey, LLP, is headquartered in Houston, Texas and its current auditor, Audit Alliance LLP, is headquarter in Singapore. Each of MaloneBailey, LLP and Audit Alliance LLP has been inspected by the PCAOB on a regular basis and each was not subject to the determinations announced by the PCAOB on December 16, 2021. However the audit work for the fiscal years ended December 31, 2022 and 2021 was carried out by the former auditor of AgiiPlus, MaloneBailey, LLP, with the collaboration of its China-based office, and the audit working papers of AgiiPlus’ financial statements for the fiscal years ended December 31, 2022 and 2021 were located in China. On August 26, 2022, the China Securities Regulatory Commission (the “CSRC”), the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. In such event, the audit working papers of AgiiPlus’ financial statements for the fiscal years ended December 31, 2022 and 2021 may not be inspected or investigated completely by the PCAOB without the approval of the PRC authorities. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry.”

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came to effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Administrative Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Administrative Measures’ requirements within three working days following the submission of an initial public offering or listing application. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Existing Issuers” and are not required to complete the overseas listing filing immediately, but shall complete filings as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023, (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic companies that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. The content of our filing documents submitted to the CSRC needs to be reviewed by the CSRC. On October 19, 2023, we received CSRC’s approval of this offering under the Trial Administrative Measures. According to Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, should any of the following material matters occur after receiving CSRC’s approval and before the issuer’s overseas offering and listing, the issuer shall promptly report to the CSRC and update the record-filing materials within three working days of the occurrence of the relevant matters: (i) a major change to the main business or business license qualification; (ii) a major change to the right of control or equity structure; or (iii) a major adjustment to the offering and listing plan. However, if we were to be deemed by the CSRC that we concealed any material fact or falsified any major content in our filing documents or that we were obliged to report and update those material matters while we failed to do that, we may be subject to administrative penalties, such as order to rectify, warnings, fines, and our controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. However, as the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — The approval, filing and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with this transaction under PRC rules, regulations or policies, and, if required, AgiiPlus cannot predict whether or how soon it will be able to obtain such approval or complete such filing.”

The cash flows between AgiiPlus and its subsidiaries, and between AgiiPlus’ VIE and the VIE’s subsidiaries during the period when the VIE arrangements were effective, included the following: (1) Shanghai Zhiban, a subsidiary of the VIE, received capital contribution from Shanghai Shuban Technology Co., Ltd., a subsidiary of AgiiPlus, in the amount of RMB2.8 million (US$0.41 million), RMB2.2 million (US$0.32 million) for the years ended December 31, 2019 and 2020, respectively when

Shanghai Zhiban was a wholly-owned subsidiary of Shanghai Shuban Technology Co., Ltd. when these transfers were made. In September 2021, Shanghai Shuban Technology Co., Ltd. transferred 100% of the equity interests in Shanghai Zhiban to the VIE. From September 2021 to the termination of the VIE arrangements in May 2022, AgiiPlus and its subsidiaries did not make any capital contributions to the VIE and its subsidiaries; (2) the subsidiaries of AgiiPlus’ VIE received cash from AgiiPlus’ subsidiaries in the amount of US$0, RMB8.5 million (US$1.23 million), RMB7.4 million (US$1.07 million), and RMB2 million (US$0.29 million) for the years ended December 31, 2019, 2020 and 2021, and in the period from January 1, 2022 to the termination of the VIE arrangements on May 20, 2022, respectively, as intercompany loans; and (3) Shanghai Fuban Enterprise Service Co., Ltd., a subsidiary of AgiiPlus, received cash in the amount of RMB7.53 million (US$1.09 million) from Shanghai Zhiban in the period from January 1, 2022 to the termination of the VIE arrangements on May 20, 2022. If needed, AgiiPlus Inc. can transfer cash to its PRC subsidiaries through loans and/or capital contributions, and AgiiPlus’ PRC subsidiaries can transfer cash to AgiiPlus Inc. through issuing dividends or other distributions. Cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business” and “Use of Proceeds.” In addition, current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.”

AgiiPlus has not declared or paid dividends in the past, nor have any dividends or distributions been made by a subsidiary or the VIE to AgiiPlus. We do not intend to distribute dividends after our listing on Nasdaq, but we do not have a fixed dividend policy. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not intend to distribute earnings, and as of the date of this prospectus, no distribution or settlement under the VIE agreements have been made, and no distribution has been made to U.S. investors. For details, see “Prospectus Summary — Cash Transfers and Dividend Distribution.” For selected consolidated financial data of AgiiPlus, its subsidiaries, the VIE and the VIE’s subsidiaries (if applicable) for the six months ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2022 and 2021, and consolidated balance sheet data as of June 30, 2023 and December 31, 2022 and 2021, please see “Prospectus Summary — Condensed Consolidating Schedule” on pages 20 through 22 of this prospectus. For consolidated financial statements of AgiiPlus its subsidiaries, the VIE and the VIE’s subsidiaries (if applicable) for the same periods, see pages F-2 to F-89 of this prospectus. See “Risk Factors — Risk Factors Relating to Our Class A Ordinary Shares and This Offering — We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A ordinary shares for return on your investment.” Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries.

You should rely on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the Class A ordinary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A ordinary shares.

Neither we nor the underwriters has taken any action to permit a public offering of the Class A ordinary shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A ordinary shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Until        , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors,” before deciding whether to invest our Class A ordinary shares. This prospectus contains information from an industry report which we commissioned Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”), a third-party independent research firm, to prepare. We refer to this report as the Frost & Sullivan Report.

About AgiiPlus

AgiiPlus’ vision is to build the future of work and to connect businesses with technology, data, services, workspaces, and more.

Through its subsidiaries, AgiiPlus is, according to the Frost & Sullivan Report, one of the fastest-growing work solutions providers with a one-stop solution capability in China and Singapore. By leveraging its proprietary technologies, AgiiPlus, through its subsidiaries, offers transformative integrated working solutions to its customers, including brokerage and enterprise services, customizable workspace renovations with smart building solutions, and high-quality flexible workspaces with plug-in software and on-demand services.

AgiiPlus has established an innovative business model called “S²aaS — Space & Software As A Solution,” which combines “Software As A Service”, or SaaS, and “Space As A Service.” This business model relies on proprietary technology, SaaS-based systems, and high-quality physical workspaces to provide customers with integrated work solutions for optimal work efficiency.

Market Opportunity

History has always been driven by social evolution and technological innovation, which also stimulates the progress in how businesses conduct their operations. The fourth industrial revolution, driven by new technologies such as Internet of Things, big data, 5G, robotics and artificial intelligence, as well as those sectors of an economy that produce or intensively use innovative or new technologies (the “New Economy”) and the industries derived from these emerging technologies, are swiftly taking over the global economy.

Companies adapt to fierce competition and rapidly evolving market demands by adjusting their business models to seize new business opportunities and to optimize performance. By doing so, these companies are actively embracing industry changes and agilely transforming their organizational structure and management. These companies are also highly flexible with more advanced technological attributes, primarily focusing on developing their core businesses. They are willing to outsource non-core business demands to third-parties, thus creating a surging market demand for one-stop solutions that can dynamically meet ever-changing demands and organizational structure over their business life cycles.

According to the Frost & Sullivan Report, China has experienced dramatic urbanization in the past three decades with the urbanization rate increasing from approximately 56.1% in 2015 to approximately 63.9% in 2020. In 2020, the number of Chinese cities with over one million in population reached 93, compared to 13 in North America and 38 in Europe. Urbanization has led to significant increase in urban population and white-collar workers in China. According to the Frost & Sullivan Report, urbanization rate in China is estimated to continue increasing in the upcoming years and reach 70.0% in 2025. We believe that the increasing urbanization rate will maintain the vibrancy in cities and bring more opportunities to AgiiPlus in the work solution industry.

Overview

AgiiPlus, through its subsidiaries, has created an integrated platform connecting onsite workspaces and digital services through technology. Through its subsidiaries, AgiiPlus offers office leasing and enterprise services under the brand “Tangtang,” and, through its subsidiaries, AgiiPlus maintains Distrii app, the proprietary official app for workspace members, offering AgiiPlus’ workspace members a seamless experience beyond physical spaces with easy access to enterprise services offered by AgiiPlus’ subsidiaries. As of June 30, 2023, AgiiPlus’ subsidiaries had 35,628 enterprise customers and 357,385 digitally registered members.

Founded in 2016, AgiiPlus has established a network of workspaces in China and Singapore through its subsidiaries. Through Shanghai Distrii Technology Development Co., Ltd., a PRC subsidiary, AgiiPlus offers enterprise customers flexible and cost-effective space solutions in centrally located business districts in tier-one and new tier-one cities in China and Singapore. As of June 30, 2023, through its subsidiaries, AgiiPlus maintained a network of 52 Distrii workspaces that covered seven different cities, namely Shanghai, Beijing, Nanjing, Suzhou, Jinan and Xiong’an in China, and Singapore, with a total managed area of about 198,759 square meters (approximately 2.14 million square feet) and approximately 34,767 workstations in total.

In addition, AgiiPlus’ asset-light model offers design, build, management, and operating services to landlords who bear the costs in building and launching new spaces. This asset-light model allows AgiiPlus’ subsidiaries to economically expand and scale up while enabling landlords to turn their spaces into revenue-generating properties backed by professional services offered by AgiiPlus’ subsidiaries and AgiiPlus’ brand image. As of June 30, 2023, through its subsidiaries, AgiiPlus had seven workspaces under the asset-light model, with a total managed area of about 17,865 square meters (approximately 192,300 square feet) and approximately 3,335 workstations available for members.

With the support of a self-developed asset management system, community managers in Distrii workspaces carry out daily operational work and provide services to members in accordance with AgiiPlus’ internal Standard Operating Procedure, or SOP. As of June 30, 2023, the occupancy rate for mature Distrii workspaces, or workspaces that have been operating for more than one year since they were opened, achieved 78%, and the occupancy rate for all operating Distrii workspaces was 72%.

AgiiPlus’ subsidiaries, on their own and through qualified business partners, provide a full range of enterprise services including administration support, finance, legal, and human resources related services, to their members. AgiiPlus receives revenue by charging members for such enterprise services.

In addition to its Distrii workspaces and related enterprise services, through its subsidiaries, AgiiPlus also provides a full suite of work solutions including space renovation and smart building solutions to a wider group of customers. For instance, through its Spacii team, AgiiPlus offers landlords one-stop solutions for office design, build and renovation projects. Furthermore, through its subsidiaries, AgiiPlus developed its proprietary smart building management system adopting cutting-edge technologies including artificial intelligence, Internet of Things and cloud technology, featuring user recognition, QR code scanning, visitor registration and authorization, and smart elevators, which help enhance the efficiency and security of a workspace. Through its subsidiaries, AgiiPlus also offers real estate project consulting services, which we call Project Manager services, including space design, market research, and construction, to real estate investors, and space maintenance services to landlords, which we call Building Manager services.

AgiiPlus’ total revenue increased by 10.2% from RMB459.2 million in 2021 to RMB506.2 million (US$73.4 million) in 2022. The total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022. The growth of the work solution industry in China has been interrupted by the lockdowns and restrictive policies adopted in response to the COVID-19 pandemic, especially in 2022. The occupancy rate of Distrii’s mature workspaces was 85% as of December 31, 2021, but subsequently dropped to 80% as of December 31, 2022, due to the increasing COVID-19 cases and stricter restrictive policies in China in 2022. The intermittent lockdowns and restrictive policies have not only negatively impacted the demand from customers in the short term, but also delayed the refurbishment process for new workspaces due to strict COVID restrictions imposed by the government. At the same time, the period it took for us to lease new workspaces to customers becomes longer on average, due to a softer customer demand caused by the COVID-19 restrictions over businesses and the highly uncertain economic outlook. To address these challenges and uncertainties, AgiiPlus has adopted active measures to mitigate the negative impact on its business operations and financial condition, and cost saving is an important measure to sustain its operations. AgiiPlus cut approximately 18% of its headcount between April 30, 2022 and December 31, 2022, in order to reduce fixed operating costs. Despite this headcount reduction, the number of key working team members and management staff remained stable to ensure normal daily operations. On the revenue side, AgiiPlus strategically focused on sales and occupancy rates. For existing customers, AgiiPlus offered discounted rates to encourage customers to renew their leases as well as purchase additional enterprise services. The discounts and attractive offers effectively helped stabilize the operations when the lockdown was lifted in June 2022, with an approximate 74% lease renewal rate for Distrii workspaces in Shanghai in June 2022. For new customers, AgiiPlus enhanced their marketing activities through multiple channels, increased commission rates to brokers, and offered attractive rates and more flexible leasing terms to bring in new customers. A tenant referral program was launched as well to offer incentives to existing customers who introduced friends and contacts to purchase AgiiPlus’ products and services. The pandemic also made it harder to collect timely rents from both existing and new customers. AgiiPlus offered special discounts to customers willing to pay six months’ to one year’s rent upfront; these measures helped maintain AgiiPlus’ operating cash flow. In December 2022, the uncertainty and risk associated with China’s COVID-19 policies and restrictions were significantly mitigated. The Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, uplifted the COVID prevention and control measures and provided a clear timetable to re-open the border.

In 2023, the work solution industry in China faced two major challenges in declining occupancy rate and decreasing rent, due to the global interest rate hikes and macro-economic downturn. In an effort to minimize market risks, AgiiPlus has proactively taken steps to shut down underperforming centers. The number of Distrii workspaces under direct operating model was reduced from 53 as of December 31, 2022 to 44 as of June 30, 2023. Instead, AgiiPlus is focusing on developing Distrii workspaces under the asset-light model, aiming at promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. AgiiPlus believes that this approach will help improve its financial performance in long run. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ business has been and may continue to be adversely affected by the COVID-19 pandemic.”

AgiiPlus’ total revenue decreased by 10.6% from RMB256.9 million in the six months ended June 30, 2022 to RMB229.7 million (US$31.7 million) in the six months ended June 30, 2023. The total number of Distrii workspaces in operation decreased from 56 as of June 30, 2022 to 51 as of June 30, 2023.

The following diagram illustrates the business model of AgiiPlus’ subsidiaries:

Competitive Strengths

•        AgiiPlus’ operating subsidiaries are one of the fastest-growing work solutions providers with a one-stop solution capability in China and Singapore, and AgiiPlus believes that its subsidiaries are well-positioned to grow their business and strengthen their market position as the work solution industry in China and Singapore continues to expand. AgiiPlus intends to fund the business operations and expansion of its subsidiaries using the proceeds from this offering. The short operating history of AgiiPlus’ subsidiaries may not serve as an adequate basis for evaluating AgiiPlus’ prospects and future operating results. AgiiPlus’ subsidiaries have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, and any failure to successfully address these risks, challenges and uncertainties may result in materially adverse impact on AgiiPlus’ business, financial condition and results of operations;

•        AgiiPlus’ operating subsidiaries have built an integrated platform system consisting of CHIPS system, an artificial intelligence-powered integrated building management system and Distrii app, the proprietary official app for workspace members, and have been continuously investing in technology to further improve these platforms, which we believe will further strengthen their competitive advantage, enhance brand recognition, and attract more customers and business partners. AgiiPlus’ subsidiaries rely on its technology and digital platforms for their business operations, and AgiiPlus expects its need for capital and other resources to increase significantly as it continues to invest in the upgrade of the existing infrastructure and technology systems and the development of new technology and systems with greater efficiency and features that enable AgiiPlus’ subsidiaries to better serve the needs of their customers;

•        AgiiPlus’ operating subsidiaries offer a wide range of workspace solutions, including flexible workstations designed for freelancers and microenterprises, standard fully-furnished workspaces designed for SMEs, and customizable workspaces for large enterprises, and are committed to continue diversifying their offerings of enterprise services and other value-added services to their customers through cooperating with more business partners and third-party service providers to bring even more value to their customers. The comprehensive flexible workspace solutions AgiiPlus offers through its subsidiaries, on the other hand, also present certain business risks and challenges for AgiiPlus and its subsidiaries. Any failure to retain existing customers, bring new customers in adequate numbers, or otherwise maintain the occupancy rates for Distrii workspaces may materially and adversely affect the business of AgiiPlus’ subsidiaries and AgiiPlus’ results of operations;

•        AgiiPlus’ operating subsidiaries’ one-stop flexible workspace solution transforms old commercial properties into flexible workspaces through customizable and smart office design, transformation and renovation services offered by Spacii, with the help of big data, Internet of Things, artificial intelligence and cutting-edge technologies to manage properties with lower material costs and labor costs as compared to the traditional management model, and increase management efficiency and profitability of a property; and

•        AgiiPlus’ operating subsidiaries have a visionary, innovative, and experienced senior management team.

Growth Strategies

•        Strengthen the network of Distrii workspaces with a focus on asset-light model;

•        Invest further in technology development to continuously improve the digital platforms of AgiiPlus’ subsidiaries and enhance the operational efficiency of Distrii workspaces;

•        Expand the service offerings of the operating subsidiaries by leveraging these entities’ technology infrastructure and workspace network; and

•        Explore mergers and acquisition opportunities, including acquiring local flexible workspace brands with a strong regional presence, to strengthen its industry position and expand geographic coverage.

AgiiPlus’ Company Structure

AgiiPlus conducts its operations in China through its PRC subsidiaries. From August 16, 2021 to May 20, 2022, AgiiPlus conducted a certain portion of its operations through the VIE and the VIE’s subsidiaries. On May 20, 2022, Tangtangjia Business Consulting terminated its VIE arrangements with the VIE and the VIE’s shareholders, and AgiiPlus unwound its VIE structure. After this transaction, AgiiPlus no longer operates under a VIE structure and the financial results of the VIE and Shanghai Zhiban are no longer consolidated into AgiiPlus’ consolidated financial statements.

The use of the VIE structure was to comply with applicable PRC laws and regulations that prohibit or restrict foreign investment of companies involved in internet content provider services, including value-added telecommunications services in China. AgiiPlus unwound the VIE structure in order to simplify its corporate structure and be better prepared for its listing in the U.S. During the period when the VIE arrangements were effective, Shanghai Zhiban, a subsidiary of the VIE, held the Internet Content Provider License for the Maxoffice website and maintained the website, whereas AgiiPlus, through its subsidiaries, provided office leasing and enterprise services under the brand “Tangtang” through the Maxoffice website. After the unwinding of AgiiPlus’ VIE arrangements, Shanghai Zhiban continues to maintain the Maxoffice website and hold its Internet Content Provider License. On May 20, 2022, Shanghai Huiying, a PRC subsidiary of AgiiPlus, entered into a business cooperation agreement (the “Business Cooperation Agreement”) with Shanghai Zhiban, pursuant to which Shanghai Zhiban agreed to provide website operations and maintenance services for the Maxoffice website to Shanghai Huiying as a third-party service provider, and authorize Shanghai Huiying to advertise its services under Tangtang through publishing posts on the Maxoffice website, in consideration for which Shanghai Huiying agreed to pay Shanghai Zhiban services fees actually incurred by Shanghai Zhiban on a monthly basis. Shanghai Huiying receives information about users and other website information in Shanghai Zhiban’s operations, including the operations of the Maxoffice website, and such information is shared with AgiiPlus and used in the operations of AgiiPlus. From June 2022 to June 2023, the monthly service fees paid by Shanghai Huiying to Shanghai Zhiban was approximately RMB700,000 (US$9,653), and AgiiPlus expects the monthly service fees to remain relatively stable for the foreseeable future. The initial term of the Business Cooperation Agreement lasts for two years, and the agreement shall be automatically renewed for additional one-year terms unless timely objected by either party within five days prior to the expiration of the agreement. Under the brand “Tangtang,” AgiiPlus’ subsidiaries offer flexible workspaces leasing and enterprise services through digital platforms, including the Maxoffice website.

The business operations of AgiiPlus’ subsidiaries comprise of three main components, (i) workspace leasing services and ancillary enterprise services under the brand “Distrii,” (ii) space design, construction and decoration solutions under the brand “Spacii,” and (iii) brokerage and enterprise services under the brand “Tangtang.” The Business Cooperation Agreement and the Maxoffice website relate to the business operations of AgiiPlus’ subsidiaries under the brand “Tangtang.” For the years ended December 31, 2019, 2020, 2021 and 2022 and the six months ended June 30, 2023, business operations under the brand “Tangtang” generated approximately 0.57%, 2.07%, 6.01%, 5.06% and 2.61% of AgiiPlus’ net revenue, respectively. As such, AgiiPlus believes that the vast majority of its operations could be conducted without the Business Cooperation Agreement and it is not materially dependent upon information about users and other website information in Shanghai Zhiban’s and Maxoffice’s operations. Pursuant to the terms of the Business Cooperation Agreement, AgiiPlus may terminate the Business Cooperation Agreement upon notice to Shanghai Zhiban and does not need consent from either Shanghai Zhiban or Maxoffice if AgiiPlus seeks to transition to another third-party website services provider.

After AgiiPlus unwound the VIE corporate structure on May 20, 2022, the financial results of the VIE and Shanghai Zhiban are no longer consolidated into AgiiPlus’ consolidated financial statements. During the fiscal years ended December 31, 2019, 2020, 2021 and 2022, the VIE and Shanghai Zhiban generated approximately 0%, 0%, 0.67% and 0% of AgiiPlus’ net revenue, respectively. As of the date of this prospectus, none of our employees or our subsidiaries’ employees are also employees of the VIE or Shanghai Zhiban, including Mr. Yong Ni.

As advised by our PRC counsel Han Kun Law Offices, as of the date of this prospectus, the operations of AgiiPlus’s PRC subsidiaries are not subject to the foreign investment restrictions or prohibitions set forth in the “negative list” currently issued by the State Council and foreign investors are allowed to hold 100% equity interests of AgiiPlus’ PRC subsidiaries. Therefore, we believe that as of the date of this prospectus, the operations of AgiiPlus’ PRC subsidiaries are not restricted or limited by PRC laws and regulations for foreign investment. While the current corporate structure is not a VIE structure and AgiiPlus has no intention to rely on a VIE structure in the PRC in the future, if in the future the PRC laws and regulations were to change, and the PRC regulatory authorities were to disallow the VIE structure retroactively, it may result in an adverse change in our operations, and AgiiPlus’ Class A ordinary shares may decline significantly in value. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China —Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of AgiiPlus’ current corporate structure, corporate governance, and operations.” in this prospectus.

AgiiPlus was regarded as the primary beneficiary of Tangtangjia Information Technology and its subsidiaries during the period when the VIE arrangements were effective. AgiiPlus treated them as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. The VIE and its subsidiaries generated approximately 0.57%, 2.07%, 6.01% and 0% of AgiiPlus’ net revenue for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. Approximately 0.14%, 0.29%, 0.31% and 0% of AgiiPlus’ assets were held by AgiiPlus’ VIE and the VIE’s subsidiaries for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. After the unwinding of the VIE structure, assets held by the VIE and Shanghai Zhiban are no longer consolidated in AgiiPlus’ financial statements.

Under our dual-class capital structure, our shares are divided into Class A and Class B ordinary shares. Except for voting rights (each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings while each Class B ordinary share shall entitle the holder thereof to fifteen (15) votes on all matters subject to vote at general meetings) and conversion rights (each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances), Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges, and restrictions. Although Class B ordinary shares have super voting power, any rights attached to Class A ordinary shares can only be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Class A ordinary shares, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of Class A ordinary shares. Upon the completion of this offering, the Class B shareholders will have the ability to control matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. The capital structure and/or disparate voting rights may have anti-takeover effects preventing a change in control transaction that shareholders might consider in their best interest. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof, or any affiliate of the founders (as such term as defined in our second amended and restated memorandum and articles of association) and/or the key officers (as such term as defined in our second amended and restated memorandum and articles of association) to any person other than the founder or the key officers, or an affiliate of any of the founders or the key officers, such Class B ordinary share shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Investors in AgiiPlus’ Class A ordinary shares are not purchasing equity interest in AgiiPlus’ operating entities in China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands. The chart below summarizes AgiiPlus’ corporate structure and identifies its principal subsidiaries as of the date of this prospectus.

Recent Regulatory Developments

On December 28, 2021, 13 government agencies, including the Cyberspace Administration of China (“CAC”), the National Development and Reform Commission of the PRC (the “NDRC”), and the CSRC, jointly promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022 and replaced the original Measures for Cybersecurity Review promulgated on April 13, 2020. The Cybersecurity Review Measures stipulate that if an internet platform operator holding personal information of over one million users and intends to be listed in a foreign country, it must apply to the Cybersecurity Review Office housed in the CAC for cybersecurity review. In addition, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. On November 14, 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments) and accepted public comments until December 13, 2021. The draft regulations provided that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users would like to list overseas, it shall apply for a cybersecurity review according to the draft regulations. Besides, data processors that are listed overseas shall carry out an annual data security assessment and comply with the relevant reporting obligations.

AgiiPlus currently does not hold personal information of over one million users, and therefore, AgiiPlus believes that it is not required to apply for cybersecurity review. However, AgiiPlus cannot rule out the possibility that the government agencies may initiate cybersecurity review on AgiiPlus at their discretion. See “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus’ subsidiaries may be liable for improper use or appropriation of personal information provided by customers of these entities and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on AgiiPlus’ business and results of operations.”

On July 6, 2021, the relevant PRC governmental authorities made public the “Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law.” These opinions emphasized the need to strengthen the regulation of illegal securities activities and the supervision of overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came to effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Administrative Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Administrative Measures’ requirements within three working days following the submission of an initial public offering or listing application. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Existing Issuers” and are not required to complete the overseas listing filing immediately, but shall complete filings as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023, (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic companies that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. The content of our filing documents submitted to the CSRC needs to be reviewed by the CSRC. On October 19, 2023, we received CSRC’s approval of this offering under the Trial Administrative Measures. According to Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, should any of the following material matters occur after receiving CSRC’s approval and before the issuer’s overseas offering and listing, the issuer shall promptly report to the CSRC and update the record-filing materials within three working days of the occurrence of the relevant matters: (i) a major change to the main business or business license qualification; (ii) a major change to the right of control or equity structure; or (iii) a major adjustment to the offering and listing plan. However, if we were to be deemed by the CSRC that we concealed any material fact or falsified any major content in our filing documents or that we were obliged to report and update those material matters while we failed to do that, we may be subject to administrative penalties, such as order to rectify, warnings, fines, and our controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. However, as the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — The approval, filing and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with this transaction under PRC rules, regulations or policies, and, if required, AgiiPlus cannot predict whether or how soon it will be able to obtain such approval or complete such filing.”

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the company or its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Personal information collected by Shanghai Zhiban and shared with AgiiPlus and used in the operations of AgiiPlus is also likely to be deemed to be held by AgiiPlus under PRC laws and regulations. As of the date of this prospectus, AgiiPlus holds much less than one million users’ personal information. Even if personal information collected by Shanghai Zhiban and shared with AgiiPlus and used in the operations of AgiiPlus is deemed to be held by AgiiPlus, the total number of personal information held by AgiiPlus does not reach the threshold of one million, and the number of users whose personal information is held by AgiiPlus is still unlikely to reach the threshold of one million within the upcoming two years. The existing PRC law and regulations does not explicitly require online platform operators that have the personal information of more than one million users after listing to apply for cybersecurity review. However, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. As of the date of this prospectus, AgiiPlus has not been considered as an “operator of critical information infrastructure” by competent authority, nor has AgiiPlus been informed by any PRC governmental authority of any requirement that AgiiPlus files for a cybersecurity review. According to the Trial Administrative Measures, the domestic companies that have submitted valid applications for overseas offerings and listing but have not been approved from relevant overseas regulatory authorities or overseas stock exchanges before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. Based on the foregoing and the advice of our PRC counsel, Han Kun Law Offices, AgiiPlus believes that we may reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to our initial public offering since our registration statement on Form F-1 submitted to SEC has not been declared to be effective by the SEC prior to March 31, 2023. On October 19, 2023, we received CSRC’s approval of this offering under the Trial Administrative Measures. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented, which may materially and adversely impact our results of operations and the value of our ordinary shares, may limit or completely hinder our ability to offer or continue to offer or continue to offer securities, including the securities being registered, to investors, and/or may cause the value of such securities to significantly decline or be worthless. Therefore, we cannot assure you whether the Company will be subject to any additional filing requirements, and in such case whether we will be able to get clearance from the CSRC in a timely fashion. The interpretations and implementation of the Trial Administrative Measures remain uncertain in several respects at this time, considering that the Trial Administrative Measures has just been released. According to Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, should any of the following material matters occur after receiving CSRC’s approval and before the issuer’s overseas offering and listing, the issuer shall promptly report to the CSRC and update the record-filing materials within three working days of the occurrence of the relevant matters: (i) a major change to the main business or business license qualification; (ii) a major change to the right of control or equity structure; or (iii) a major adjustment to the offering and listing plan. Therefore, to the extent that we become subject to any additional filing requirements imposed by the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner or even at all, which could impede our ability to offer or continue to offer securities, including the securities being registered, to investors. As of the date of this prospectus, none of AgiiPlus and its subsidiaries has received any notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, there is no guarantee that this will continue to be the case in the future in relation to any future offerings of AgiiPlus or the continued listing of AgiiPlus’ Class A ordinary shares on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. If AgiiPlus does not receive or maintain the filings and approvals, or we inadvertently conclude that such filings and approvals are not required, or applicable laws, regulations, or interpretations change such that AgiiPlus is required to obtain filing and/or approval in the future, AgiiPlus may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting AgiiPlus from conducting an offering, and these risks could result in a material adverse change in AgiiPlus’ operations and the value of AgiiPlus’ Class A ordinary shares, significantly limit or completely hinder AgiiPlus’ ability to offer or continue to offer securities, including the securities being registered, to investors, or cause such securities to significantly decline in value or become worthless. AgiiPlus has been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities with respect to this offering or other procedures that may be imposed on AgiiPlus.

The permissions and approvals AgiiPlus and its subsidiaries are required to obtain from Chinese authorities to operate its business include, but are not limited to, business license, fire prevention as-built acceptance check and filing for Distrii workspaces, Construction Enterprise Qualification Certificate, filing for Real Estate Agent, and food operation license. Some of AgiiPlus’ subsidiaries have not obtained certain approvals, licenses and permits that may be required for some aspects of their business operations. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to the business of AgiiPlus’ subsidiaries may materially adversely affect these entities’ business, financial condition and results of operations.”

Cash Transfers and Dividend Distribution

AgiiPlus conducts its business operations in China through its PRC subsidiaries. If needed, AgiiPlus Inc. can transfer cash to its PRC subsidiaries through loans and/or capital contributions, and AgiiPlus’ PRC subsidiaries can transfer cash to AgiiPlus Inc. through issuing dividends or other distributions. During the period when the VIE arrangements were effective, the Company and its subsidiaries were not able to make direct capital contributions to the VIE and the VIE’s subsidiaries. However, the Company and its subsidiaries may transfer cash to the VIE and/or the VIE’s subsidiaries by loans or by making payments to the VIE and/or the VIE’s subsidiaries as inter-group transactions.

The cash flows between AgiiPlus and its subsidiaries, and between AgiiPlus’ VIE and the VIE’s subsidiaries during the period when the VIE arrangements were effective, included the following: (1) Shanghai Zhiban Internet of Things Technology Co., Ltd., or Shanghai Zhiban, a subsidiary of the VIE, received capital contribution from Shanghai Shuban Technology Co., Ltd., a subsidiary of AgiiPlus, in the amount of RMB2.8 million (US$0.41 million), RMB2.2 million (US$0.32 million) for the years ended December 31, 2019 and 2020, respectively when Shanghai Zhiban was a wholly-owned subsidiary of Shanghai Shuban Technology Co., Ltd. when these transfers were made. In September 2021, Shanghai Shuban Technology Co., Ltd. transferred 100% of the equity interests in Shanghai Zhiban to the VIE. From September 2021 to the termination of the VIE arrangements in May 2022, AgiiPlus and its subsidiaries did not make any capital contributions to the VIE and its subsidiaries; (2) the subsidiaries of AgiiPlus’ VIE received cash from AgiiPlus’ subsidiaries in the amount of US$0, RMB8.5 million (US$1.23 million), RMB7.4 million (US$1.07 million), and RMB2 million (US$0.29 million) for the years ended December 31, 2019, 2020 and 2021 and in the period from January 1, 2022 to the termination of the VIE arrangements on May 20, 2022, respectively, as intercompany loans; and (3) Shanghai Fuban Enterprise Service Co., Ltd., a subsidiary of AgiiPlus, received cash in the amount of RMB7.53 million (US$1.09 million) from Shanghai Zhiban in the period from January 1, 2022 to the termination of the VIE arrangements on May 20, 2022.

Current PRC regulations permit AgiiPlus’ PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. A PRC entity is required to set aside 10% of its after-tax profits to fund a statutory reserve until such reserve reaches 50% of its registered capital if it distributes its after-tax profits for the current financial year. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.” In addition, cash transfers from AgiiPlus are subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.”

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. AgiiPlus receives a significant portion of its revenues in Renminbi. Under AgiiPlus’ current corporate structure, AgiiPlus may rely on dividend payments from AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements it may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, AgiiPlus needs to obtain SAFE approval to use cash generated from the operations of AgiiPlus’ PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If the foreign exchange control system prevents AgiiPlus from obtaining sufficient foreign currencies to satisfy AgiiPlus’ foreign currency demands, AgiiPlus may not be able to pay dividends in foreign currencies to its shareholders, including holders of AgiiPlus’ Class A ordinary shares. See “Risk Factors — Risk Factors Relating to Doing Business in China — Governmental control of currency conversion may limit AgiiPlus’ ability to utilize its revenues effectively and affect the value of your investment.”

AgiiPlus has not declared or paid dividends in the past, nor have any dividends or distributions been made by a subsidiary or the VIE to AgiiPlus. AgiiPlus does not intend to distribute dividends after this public offering, but AgiiPlus does not have a fixed dividend policy, and whether or not AgiiPlus actually distributes dividends at all is at the discretion of its board of directors. AgiiPlus’ board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. AgiiPlus does not intend to distribute earnings, and as of the date of this prospectus, no settlement under the VIE contractual arrangements has been made, and no distribution has been made to U.S. investors. U.S. investors will not be subject to Cayman Islands, PRC, or Singapore taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them, while they may be subject to U.S. federal income tax for receiving dividends, to the extent that the distribution is paid out of AgiiPlus’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Taxation — Material U.S. Federal Income Tax Consequences.”

For restrictions and limitations on our ability to distribute earnings to AgiiPlus and investors, SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of foreign invested enterprises under PRC law, or FIEs, and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit AgiiPlus’ ability to use Renminbi converted from the proceeds to be received from this public offering or to invest in or acquire any other PRC companies through AgiiPlus’ PRC subsidiaries, which may adversely affect AgiiPlus’ business, financial condition and results of operations. See “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.”

Recent Development

Change in Authorized Share Capital and Share Issuance

On October 28, 2022, the shareholders and board of directors of AgiiPlus adopted unanimous resolutions to re-designate 20,540,990 ordinary shares of a par value of US$0.0001 each of AgiiPlus as (a) 9,522,661 series Pre-A convertible redeemable participating preferred shares of par value US$0.0001 each, (b) 6,960,705 series A convertible redeemable participating preferred shares of par value US$0.0001 each and (c) 4,057,624 series A+ convertible redeemable participating preferred shares of par value US$0.0001 each series A preferred shares of a par value of US$0.0001 each. Following such re-designation and as of the date of this prospectus, the authorized share capital of AgiiPlus is US$50,000.00 divided into 500,000,000 shares of par value US$0.0001 each, including (i) 447,469,927ordinary shares of par value US$0.0001 each, (ii) 24,352,580 series Pre-A convertible redeemable participating preferred shares of par value US$0.0001 each, (iii) 17,800,814 series A convertible redeemable participating preferred shares of par value US$0.0001 each, and (iv) 10,376,679 series A+ convertible redeemable participating preferred shares of par value US$0.0001 each.

On October 28, 2022, we issued (i) 6,621,520 ordinary shares to J.distrii Holdings Limited, (ii) 608,503 ordinary shares to Kitedge Holdings limited, (iii) 591,814 ordinary shares to Royhon Holdings Limited, (iv) 591,814 ordinary shares to Landed Holdings Limited, (v) 424,932 ordinary shares to Mark Chen Holdings Limited, (vi) 239,507 ordinary shares to United Mission Holdings Limited, (vii) 146,794 ordinary shares to Maxoffice Holdings Limited, (viii) 46,356 ordinary shares to TAN Wee Kiat, and (ix) 2,088,212 ordinary shares to Ningbo Nayun Limited.

On October 28, 2022, we issued (i) 4,882,655 Series Pre-A convertible redeemable participating preferred shares to H World Holdings Singapore Pte. Ltd. and (ii) 4,640,006 Series Pre-A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On October 28, 2022, we issued (i) 3,341,138 Series A convertible redeemable participating preferred shares to King Inspiration Limited, (ii) 2,227,426 Series A convertible redeemable participating preferred shares to Junzi Holdings Limited, and (iii) 1,392,141 Series A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On October 28, 2022, we issued (i) 3,182,499 Series A+ convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd. and (ii) 875,125 Series A+ convertible redeemable participating preferred shares to King Inspiration Limited.

As approved thorough a set of unanimous shareholder resolutions dated October 28, 2022, the issuance of ordinary shares and preferred shares on October 28, 2022 shall be deemed as equivalent to a 1:1.6421 share subdivision, and the economic rights of our ordinary shares and preferred shares held by each shareholder prior to and after the share issuance shall remain unchanged, which rights include, but are not limited to, dividend, liquidation, conversion, and rights.

From September 2022 to January 2024, we entered into a series of share purchase agreements with several individual and institutional investors, and none of individual investors is a resident of the U.S. and none of the institutional investors is formed in the U.S. or has its principal place of business in the U.S., pursuant to which we sold 5,056,660 shares of the Company at a price of ranging from $3.0 to $3.8 per share for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering.

On November 15, 2022, we entered into a convertible promissory note with Kinfolk Investments Holding Pte Ltd. (the “Note Holder”), pursuant to which we issued a note to the Note Holder in the principal sum of US$1.0 million, with maturity date on the later of the 18-month anniversary of the date we received the principal, or six-month anniversary of this offering. If the closing of this offering occurs prior to the 18-month anniversary of the date we received the principal, the Note Holder may convert the note into Class A ordinary shares of the Company beginning from the six-month anniversary of the closing of this offering until the maturity date, at a per share conversion price equal to 75% of the initial public offering price. The Note Holder will not obtain the economic, voting or other rights associated with our Class A ordinary shares until it has converted the note into Class A ordinary shares and received the same.

On March 16, 2023, each of our shareholders executed a surrender letter, pursuant to which each shareholder irrevocably surrendered to the Company for cancellation and for nil consideration, such number of shares equal to one half (1/2) of the number of shares held by such shareholder prior to this transaction (the “March 2023 Share Surrender”). Through a set of director resolutions dated March 16, 2023, the Company accepts the March 2023 Share Surrender. The March 2023 Share Surrender shall be deemed as equivalent to a consolidation of the Company’s issued and outstanding share capital of two (2) shares into one (1), and the economic rights of our ordinary shares and preferred shares held by each shareholder prior to and after the March 2023 Share Surrender shall remain unchanged, which rights include, but are not limited to, dividend, liquidation, conversion, and redemption rights.

On August 16, 2021, AgiiPlus entered into share repurchase agreements with King Inspiration Limited and City Connected Communities Pte. Ltd., holders of AgiiPlus’ Series A+ convertible redeemable participating preferred shares, respectively, under which both of King Inspiration Limited and City Connected Communities Pte. Ltd. have the right to require AgiiPlus to repurchase a certain number of Series A+ convertible redeemable participating preferred shares (356,099 in the case of King Inspiration Limited, and 2,543,564 in the case of City Connected Communities Pte. Ltd., after taking into account the share issuance in October 2022 and the March 2023 Share Surrender), at the aggregate purchase price of RMB7 million (US$1.0 million) in the case of King Inspiration Limited, and RMB50 million (US$7.2 million) in the case of City Connected Communities Pte. Ltd., by issuing convertible promissory notes, provided that AgiiPlus fails to become listed on an overseas stock exchange on or before June 30, 2022. On March 17, 2023, King Inspiration Limited and City Connected Communities Pte. Ltd. exercised their rights under the share repurchase agreements. As a result, AgiiPlus repurchased 356,099 Series A+ convertible redeemable participating preferred shares held by King Inspiration Limited by issuing RMB7 million (US$1.0 million) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ convertible redeemable participating preferred shares held by City Connected Communities Pte. Ltd. by issuing RMB50 million (US$7.2 million) convertible promissory note to City Connected Communities Pte. Ltd. Each of the convertible promissory notes was issued with a maturity date on the first anniversary of the issuance date, and may be extended for another year if mutually agreed upon by us and such note holder. Prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of this offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert the convertible promissory notes into Series A+ convertible redeemable participating preferred shares of the Company, with such number being 356,099 shares in case of King Inspiration Limited and 2,543,564 shares in case of City Connected Communities Pte. Ltd. We have received and used the proceeds raised under the two convertible promissory notes for business expansion and general corporate purposes. For details, see “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus was required to repurchase its previously issued Series A+ convertible redeemable participating preferred shares.”

Recent Business Development

In 2023, the work solution industry in China faced two major challenges in declining occupancy rate and decreasing rent, due to the global interest rate hikes and macro-economic downturn. In recent months, AgiiPlus has been proactively taking steps to shut down underperforming centers while seeking expansion of its network of Distrii workspaces under the asset-light model, with a goal of promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. See “Business — AgiiPlus’ Growth Strategies — Strengthen its Distrii Workspace Network with a Focus on Asset-light Model.”

In the first half of 2023, AgiiPlus closed down a total of 13 Distrii workspaces under the direct operating model, and maintained a network of 44 Distrii workspaces across seven cities under the direct operating model. At the same time, the number of workspaces under the asset-light model increased by one, reaching a total of seven as of June 30, 2023 across four cities in China.

In the second half of 2023, due to the impact of the COVID-19 pandemic on the Chinese and the global economy, there was lesser demand in the office leasing market in China, which negatively impacted AgiiPlus’ business operations. In order to reduce business risks and control operating costs, AgiiPlus chose to continue closing down loss-generating workspaces under the direct operating model. From June 30, 2023 to the date of this prospectus, AgiiPlus closed down 43 Distrii workspaces under the direct operating model, and as of the date of this prospectus, AgiiPlus maintained one workspace in Singapore under the direct operating model. Meanwhile, AgiiPlus maintained a network of seven workspaces under the asset-light model across four cities in China.

Summary of Risk Factors

An investment in our Class A ordinary shares is subject to a number of risks, including risks relating to the business and industry of the operating subsidiaries, risks relating to doing business in China and risk relating to our Class A ordinary shares in this offering. You should carefully consider all the information in this prospectus before making an investment in the Class A ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Below please find a summary of the principal risks, organized under relevant headings:

Risk Factors Relating to AgiiPlus’ Business and Industry

AgiiPlus’ subsidiaries are subject to risks and uncertainties related to its business and industry, including, but not limited to, the following. For more detailed discussion of these risks, see “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry” from pages 25 to 43.

•        The limited operating history of AgiiPlus’ subsidiaries may not be indicative of their future growth and makes it difficult to predict their future prospects, business and financial performance.

•        AgiiPlus’ subsidiaries may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business.

•        The rapid growth of AgiiPlus’ subsidiaries leads to increasing risks and uncertainties. If these entities are unable to manage their growth effectively, their business and results of operations may be materially and adversely affected.

•        AgiiPlus has a history of net losses and it may not achieve profitability in the future.

•        AgiiPlus’ current outstanding litigation amount (US$56.43 million) exceeds its revenue for the six months ended June 30, 2023 (approximately US$31.68 million). The outcome of our current pending or future litigation could have a material and adverse impact on AgiiPlus’ business, financial condition and results of operations and could also materially impact the business expansion and future development plans of AgiiPlus.

•        The equity interests of certain indirect subsidiaries of ours held by Shanghai Distrii, Beijing Xinbanban, Shanghai Quanban Zhizao, and Shanghai Xinji (the “Shareholding Entities”) have been frozen by court orders, and as a result, each of the Shareholding Entities may experience restrictions in exercising its rights as the shareholder of the indirect subsidiary(ies) of ours whose equity interests are frozen, and certain bank accounts of certain indirect subsidiaries of ours are frozen.

•        AgiiPlus’ financial condition and operational results are affected by the occupancy rates of Distrii workspaces.

•        AgiiPlus faces vigorous competition. If, through its subsidiaries, AgiiPlus is not able to compete effectively with others, AgiiPlus’ business, financial conditions and results of operations may be materially and adversely affected.

•        AgiiPlus’ Class A ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect its auditors. The delisting and the cessation of trading of AgiiPlus’ Class A ordinary shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in China and Hong Kong, respectively, and identifies the registered public accounting firms in China and Hong Kong that are subject to such determinations. AgiiPlus’ former auditor, MaloneBailey, LLP is headquartered in Houston, Texas and its current auditor, Audit Alliance LLP, is headquartered in Singapore. Each of MaloneBailey, LLP and Audit Alliance LLP has been inspected by the PCAOB on a regular basis, and each was not subject to the determinations announced by the PCAOB on December 16, 2021. However, since the audit work for the fiscal years ended December 31, 2022 and 2021 was carried out by AgiiPlus’ former auditor, MaloneBailey, LLP, with the collaboration of its China-based office, the audit working papers of AgiiPlus’ financial statements for the fiscal years ended December 31, 2022 and 2021 were located in China. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. In such event, the audit working papers of AgiiPlus’ financial statements may not be inspected or investigated completely by the PCAOB without the approval of the PRC authorities. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ Class A ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect its auditors. The delisting and the cessation of trading of AgiiPlus’ Class A ordinary shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.”

Risk Factors Relating to Doing Business in China

AgiiPlus’ PRC subsidiaries are subject to risks and uncertainties relating to doing business in China, including the following. For a more detailed discussion, see “Risk Factors — Risk Factors Relating to Doing Business in China” from pages 43 to 59.

•        Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business and operations of AgiiPlus’ subsidiaries.

•        Uncertainties with respect to the PRC legal system, regulations and enforcement policies could adversely affect AgiiPlus and its PRC subsidiaries. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could hinder AgiiPlus’ ability to offer or continue to offer the securities, result in a material adverse change to the business operations of AgiiPlus’ subsidiaries, and damage AgiiPlus’ reputation. In such event, AgiiPlus’ financial condition and results of operations may be materially and adversely affected, and AgiiPlus’ securities may significantly decline in value or become worthless. See “Risk Factors — Risk Factors Relating to Doing Business in China — Uncertainties with respect to the PRC legal system, regulations and enforcement policies could adversely affect AgiiPlus.”

•        The PRC government may exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of the underlying risks, see “Risk Factors — Risk Factors Relating to Doing Business in China — The approval, filing and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with this transaction under PRC rules, regulations or policies, and, if required, AgiiPlus cannot predict whether or how soon it will be able to obtain such approval or complete such filing.”

•        The Chinese government exerts substantial influence over the manner in which AgiiPlus’ subsidiaries must conduct their business activities. If the Chinese government significantly regulates these entities’ business operations in the future and they are not able to substantially comply with such regulations, these entities’ business operations may be materially adversely affected and the value of AgiiPlus’ Class A ordinary shares may significantly decrease. See “Risk Factors — Risk Factors Relating to Doing Business in China — The Chinese government exerts substantial influence over the manner in which AgiiPlus’ subsidiaries must conduct their business activities. If the Chinese government significantly regulates these entities’ business operations in the future and they are not able to substantially comply with such regulations, these entities’ business operations may be materially adversely affected and the value of AgiiPlus’ Class A ordinary shares may significantly decrease.”

•        Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of AgiiPlus’ current corporate structure, corporate governance, and operations. See “Risk Factors — Risk Factors Relating to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of AgiiPlus’ current corporate structure, corporate governance, and operations.”

•        AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business. See “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.”

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business. See “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.”

Risk Factors Relating to AgiiPlus’ Ordinary Shares and this Offering

•        AgiiPlus’ dual-class share structure with different voting rights may adversely affect the value and liquidity of the ordinary shares, and will limit a shareholder’s ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

•        If AgiiPlus ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

•        Because AgiiPlus is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

We also face other challenges, risks and uncertainties that may materially adversely affect the operating subsidiaries’ business, and our financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our Class A ordinary shares.

We face risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. In addition, the Chinese government may intervene or influence the operating subsidiaries’ operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China based issuers, which could result in a material change in the operating subsidiaries’ operations and/or the value of our Class A ordinary shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or complete hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in the China — The Chinese government exerts substantial influence over the manner in which the PRC subsidiaries must conduct their business activities and may intervene or influence their operations at any time, which could result in a material change in their operations and the value of our Class A ordinary shares.”

In addition, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Public Company Accounting Oversight Board, or the PCAOB, determines that it cannot inspect the workpapers prepared by our auditor, and that as a result an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

Our former auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our former auditor is headquartered in Houston, Texas and has been inspected by the PCAOB on a regular basis. Our former auditor was also not subject to the determination announced by the PCAOB on December 16, 2021. Audit Alliance LLP has served as our auditor since December 19, 2023, which is an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Audit Alliance LLP is headquartered in Singapore, and was last inspected by the PCAOB in December 2023. Audit Alliance was not subject to the determination announced by the PCAOB on December 16, 2021.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. In such event, the audit working papers of AgiiPlus’ financial statements, which are located in China, may not be inspected or investigated completely by the PCAOB without the approval of the PRC authorities. See “Risk Factors — Risks Relating to AgiiPlus’ Business and Industry — Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the US Senate, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A” in this registration statement on Form F-1 for our initial public offering of Class A ordinary shares;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Controlled Company

Upon the completion of this offering, Dr. Jing Hu, our founder, chief executive officer and chairman of the board of directors, will beneficially own 32.32% of our total issued and outstanding ordinary shares, representing 87.75% of the total voting power, assuming that the underwriters of this offering do not exercise its option to purchase additional Class A ordinary shares, or 32.10% of our total issued and outstanding ordinary shares, representing 87.64% of the total voting power, assuming that the option is exercised in full. As a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Dr. Jing Hu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, we do not expect to rely on the exemption from the corporate governance requirements under Nasdaq Listing Rules.

For any matter required to be passed by an ordinary resolution, it has to be passed by a simple majority of votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 6.25% of our total issued and outstanding shares, which equals to approximately 2,809,185 shares immediately after the completion of this offering, assuming the underwriters do not exercise its option to purchase additional Class A ordinary shares, these Class B ordinary shares will give the holders voting rights of at least 50%.

For any matter required to be passed by a special resolution, it has to be passed by two-thirds or of the votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 11.76% of our total issued and outstanding shares, which equals to approximately 5,287,878 shares immediately after the completion of this offering, assuming the underwriters do not exercise its option to purchase additional Class A ordinary shares, these Class B ordinary shares will give the holders voting rights of at least 66.67%.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Conventions that Apply to this Prospectus

Unless we indicate otherwise, references in this prospectus to:

•        “AgiiPlus”, “the Company”, or “we” are to AgiiPlus Inc., a Cayman Islands holding company, and, when describing AgiiPlus’ consolidated financial information for the fiscal years ended December 31, 2022, 2021, 2020 and 2019, also includes AgiiPlus’ subsidiaries, the VIE and the VIE’s subsidiaries in China;

•        “app” are to mobile app;

•        “Beijing Haiban” are to Beijing Haiban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Beijing Tangtangjia Zhizao” are to Beijing Tangtangjia Zhizao Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Beijing Xinbanban” are to Beijing Xinbanban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Beijing Yueban” are to Beijing Yueban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Beijing Zhaoban” are to Beijing Zhaoban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “CAGR” are to compound annual growth rate;

•        “China” or “PRC” are to the People’s Republic of China;

•        “Class A ordinary shares” are to our Class A ordinary shares, par value US$[0.0001] per share;

•        “Class B ordinary shares” are to our Class B ordinary shares, par value US$[0.0001] per share;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Frost & Sullivan” are to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party industry research firm;

•        “Frost & Sullivan Report” are to a November 2021 industry report from Frost & Sullivan entitled “Independent Research on Work Solution Industry;”

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

•        “mature workspaces” or “mature Distrii workspaces” are to workspaces that have been opened for more than one year;

•        “Maxoffice website” are to the website www.maxoffice.com;

•        “new tier-one cities” are to relatively developed cities following the tier-one cities in China, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, and Dongguan;

•        “ordinary shares” are to our Class A and Class B ordinary shares, par value US$[0.0001] per share;

•        “Property Technology” are to the application of information technology and platform economics to real estate markets;

•        “RMB” or “Renminbi” are to the legal currency of the PRC;

•        “SaaS” are to software as a service;

•        “Shanghai Distrii” are to Shanghai Distrii Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Moban” are to Shanghai Moban Catering Management Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Quanban Zhizao” are to Shanghai Quanban Zhizao Property Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Quanjiahe” are to Shanghai Quanjiahe Property Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Ruiban” are to Shanghai Ruiban Technology Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Tangtangjia Zhiban” are to Shanghai Tangtangjia Zhiban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Xindiban” are to Shanghai Xindiban Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Xinji” are to Shanghai Xinji Property Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “Shanghai Zhengxin” are to Zheng Xin (Shanghai) Technology Development Co., Ltd., an indirect wholly-owned subsidiary of AgiiPlus formed under the laws of the PRC;

•        “SMEs” are to small and medium enterprises;

•        “Tangtang” are to business units of Tangtangjia Business Consulting and its subsidiaries;

•        “tier-one cities” are to the most developed cities in China, namely Beijing, Shanghai, Guangzhou and Shenzhen;

•        “US Dollars,” “$,” or “US$” are to the legal currency of the United States;

•        “U.S. GAAP” are to accounting principles generally accepted in the United States;

•        “variable interest entity” or “VIE” are to Shanghai Tangtangjia Information Technology Co., Ltd., which is a PRC company in which AgiiPlus does not have equity interests but whose financial results have been consolidated into AgiiPlus’ consolidated financial statements for the fiscal years ended December 31, 2022, 2021, 2020 and 2019 in accordance with U.S. GAAP, due to AgiiPlus’ effective control over during the period when the VIE arrangements were effective, and its being the primary beneficiary of, such entity; and

•        “2024 Plan” are to the AgiiPlus’ 2024 Share Incentive Plan.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.25 to US$1.00, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2023. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their options to purchase additional Class A ordinary shares.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Condensed Consolidating Schedule

The following tables present selected consolidated financial data of AgiiPlus, its subsidiaries, the VIE and its subsidiaries for the fiscal years ended December 31, 2022 and 2021 and the six months ended June 30, 2022, and consolidated balance sheet data as of December 31, 2021, which have been derived from AgiiPlus’ audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2021. On May 20, 2022, AgiiPlus unwound the VIE structure and terminated the VIE agreements. As such, no selected condensed consolidated balance sheet data as of December 31, 2022 nor selected condensed consolidated financial data for the six months ended June 30, 2023, disaggregating the parent, subsidiaries, the VIE and its subsidiaries, were provided.

AgiiPlus records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidated balance sheets of AgiiPlus as “Investment in subsidiaries, VIE and the VIE’s subsidiaries” and the loss of the subsidiaries is presented as “Loss from investment in subsidiaries, VIE and VIE’s subsidiaries” in the selected consolidated statements of operations.

Selected Condensed Consolidated Balance Sheet Data

	As of December 31, 2021
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Total current assets	4,060	186,217	9,231	(21,891)	177,617
Total non-current assets	—	2,772,788	9	—	2,772,797
Total assets	4,060	2,959,005	9,240	(21,891)	2,950,414
Total current liabilities	6,007	894,677	5,124	(21,891)	883,917
Deficit of investment in subsidiaries, VIE and the VIE’s subsidiaries	486,539	—	—	(486,539)	—
Total non-current liabilities	—	2,542,397	—	—	2,542,397
Total liabilities	492,546	3,437,074	5,124	(508,430)	3,426,314

Selected Condensed Consolidated Statement of Operations Data

	For the Six Months Ended June 30, 2022
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Revenue	—	256,908	12,755	(12,755)	256,908
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries	(128,939)	—	—	128,939	—
Net loss attributable to AgiiPlus Inc.	(128,939)	(118,948)	(9,991)	128,939	(128,939)

	For the Year Ended December 31, 2022
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Revenue	—	506,242	12,755	(12,755)	506,242
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries	(234,192)	—	—	234,192	—
Net loss attributable to AgiiPlus Inc.	(234,192)	(234,127)	(9,991)	234,192	(244,118)
	For the Year Ended December 31, 2021
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Revenue	—	431,595	27,594	—	459,189
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries	(291,779)	—	—	291,779	—
Net loss attributable to AgiiPlus Inc.	(293,793)	(285,877)	(7,916)	293,793	(293,793)

Selected Consolidated Statement of Cash Flows

	For the Six Months Ended June 30, 2022
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	—	34,689	253	—	34,942
Net cash used in investing activities	—	(35,750)	—	—	(35,750)
Net cash provided by financing activities	—	23,726	—	—	23,726
	For the Year Ended December 31, 2022
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	(1,304)	(40,769)	253	—	(41,820)
Net cash used in investing activities	(8,097)	(61,140)	—	—	(69,237)
Net cash provided by financing activities	8,832	50,513	—	—	59,345
	For the Year Ended December 31, 2021
(RMB in thousands)	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	(3,439)	79,959	(10,568)	—	65,952
Net cash used in investing activities	—	(107,035)	—	—	(107,035)
Net cash provided by financing activities	6,000	44,238	—	—	50,238

Roll-forward of the investments in subsidiaries, VIE and the VIE’s subsidiaries

(RMB in thousands)	Investment in subsidiaries, VIE and the VIE’s subsidiaries
Balances as of December 31, 2019	(67,851)
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries for the year ended December 31, 2020	(224,520)
Purchase of NCI	(1,479)
Foreign currency translation	141
Balances as of December 31, 2020	(293,709)
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries for the year ended December 31, 2021	(291,779)
Equity transactions incurred in connection with share incentives granted to employees of subsidiary	41,426
Issuance of convertible redeemable preferred shares for conversion of convertible debt issued by a subsidiary	57,000
Purchase of NCI	(77)
Foreign currency translation	600
Balances as of December 31, 2021	(486,539)
Loss from investment in subsidiaries, VIE and the VIE’s subsidiaries for the year ended December 31, 2022	(234,192)
Disposal of VIE and its subsidiaries	116
Foreign currency translation	(2,290)
Balances as of December 31, 2022	(722,905)

THE OFFERING

Offering Price	We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per Class A ordinary share.
Class A Ordinary Shares offered by us	2,000,000 Class A ordinary shares (or 2,300,000 Class A ordinary shares if the underwriters exercise in full the over-allotment option).
Ordinary Shares outstanding immediately after this offering	30,422,036 Class A ordinary shares (or 30,722,036 Class A ordinary shares if the underwriters exercise in full the over-allotment option) and 14,524,927 Class B ordinary shares.
Over-Allotment Option

We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 15% additional Class A ordinary shares at the initial public offering price, less underwriting discounts.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$9.32 million (or US$10.85 million if the underwriters exercise their options to purchase additional Class A ordinary shares in full) from this offering, assuming an initial public offering price of US$5.50 per Class A ordinary share, which is the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for (i) enhancing our technology capability, (ii) business expansion, and (iii) other operating purposes.

See “Use of Proceeds” for more information.

Lock-up

We, our directors and executive officers, and greater than 5% securityholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares for a period of one year from the closing of this offering. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing

We have applied to have our Class A ordinary shares listed on the Nasdaq Stock Market under the symbol “AGII.” At this time, Nasdaq has not yet approved our application to list our Class A ordinary shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A ordinary shares will be approved for listing on Nasdaq.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our Class A ordinary shares.

Capital Structure and Voting Rights

Our authorized share capital is US$50,000.00 divided into 500,000,000 ordinary shares of par value US$0.0001 each, including (i) 447,469,927 ordinary shares of par value US$0.0001 each, (ii) 24,352,580 Series Pre-A convertible redeemable participating preferred shares of par value of US$0.0001 each, (iii) 17,800,814 Series A convertible redeemable participating preferred shares of par value US$0.0001 each, and (iv) 10,376,679 Series A+ convertible redeemable participating preferred shares of par value US$0.0001 each.

Our authorized share capital upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, will be US$ divided into shares of a nominal or par value of US$[0.0001] each, comprising of (i) [400,000,000] Class A ordinary shares of a nominal or par value of US$[0.0001] each, and (ii) [100,000,000] Class B ordinary shares of a nominal or par value of US$[0.0001] each. Holders of Class A ordinary shares are entitled to one vote per one Class A Ordinary Share. Holders of Class B ordinary shares are entitled to 15 votes per one Class B Ordinary Share. Holders of our Class A ordinary shares and Class B ordinary shares will generally vote together as a single class, unless otherwise required by law. See “Description of Share Capital.”

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risk Factors Relating to AgiiPlus’ Business and Industry

The limited operating history of AgiiPlus’ subsidiaries may not be indicative of their future growth and makes it difficult to predict their future prospects, business and financial performance.

Through its subsidiaries, AgiiPlus launched its first flexible workspace under the brand “Distrii,” or Distrii workspace, in 2016 and has experienced growth in its business in early years, with its total revenue increased by approximately 10.2% from RMB459.2 million in 2021 to RMB506.2 million (US$73.4 million) in 2022, and decreased by approximately 10.6% from RMB256.9 million in the six months ended June 30, 2022 to RMB229.7 million (US$31.7 million) in the six months ended June 30, 2023. AgiiPlus expanded its operations to Singapore in 2017. As of June 30, 2023, AgiiPlus’ subsidiaries had established a network of 52 Distrii workspaces, with 51 locations across six cities in China and one location in Singapore under its Distrii business division, representing a decrease from 65 as of December 31, 2022 as AgiiPlus gradually closed down underperforming workspaces generating losses. The short operating history of AgiiPlus’ subsidiaries may not serve as an adequate basis for evaluating AgiiPlus’ prospects and future operating results, including, but not limited to, AgiiPlus’ key operating data, net revenue, cash flows and operating margins. In addition, the flexible workspace industry in China is at an early stage of development and will continue to evolve. As a result, you may not be able to fully discern the market dynamics that AgiiPlus’ subsidiaries are subject to and to assess their business prospects.

AgiiPlus’ subsidiaries have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to these entities’ ability to adapt to the industry, to maintain and monetize their customer base, to introduce new offerings and services and to maintain consistent business growth. If AgiiPlus’ subsidiaries are unable to successfully address these risks, challenges and uncertainties, AgiiPlus’ business, financial condition and results of operations could be materially and adversely affected.

AgiiPlus has a history of net losses and it may not achieve profitability in the future.

AgiiPlus had net losses of RMB291.3 million in 2021, RMB244.3 million (US$35.4 million) in 2022, RMB129 million in the six months ended June 30, 2022 and a net gain of RMB28.6 million (US$3.9 million) in the six months ended June 30, 2023, respectively. AgiiPlus cannot assure you that it will be able to generate net profits or positive cash flow from its operating activities in the future. AgiiPlus’ ability to achieve profitability will depend in large part on AgiiPlus’ ability to increase its operating margin, either by growing AgiiPlus’ revenue at a rate faster than its costs and operating expenses increase, or by reducing AgiiPlus’ costs and operating expenses as a percentage of its net revenues. Accordingly, in order to increase operating margin and achieve profitability, AgiiPlus intends to continue to invest to acquire those office spaces with greater profitability potential, terminate or assign leases of office spaces generating significant negative cash flows with lower profitability potential, strategically increase the composition of smart building solutions and brokerage & enterprise services with higher profitability margins and invest in upgrading technology platform. These efforts may be more costly than AgiiPlus expects, and AgiiPlus’ net revenues may not increase sufficiently to offset the expenses. AgiiPlus may continue to take actions and make investments that do not generate optimal financial results and may even result in significantly increased operating and net losses in the short term with no assurance that AgiiPlus will eventually achieve its intended long-term benefits or profitability. These factors, among others set out in this “Risk Factors” section, may negatively affect AgiiPlus’ ability to achieve profitability in the near term, if at all.

AgiiPlus’ current outstanding litigation amount (US$56.43 million) exceeds its revenue for the six months ended June 30, 2023 (approximately US$31.68 million). The outcome of our current pending or future litigation could have a material and adverse impact on AgiiPlus’ business, financial condition and results of operations and could also materially impact the business expansion and future development plans of AgiiPlus.

From time to time, AgiiPlus has been, and may in the future be, subject to lawsuits or other legal proceedings brought on by its customers, landlords, competitors, third-party business partners, government agencies or other entities against AgiiPlus, in matters relating to contractual disputes, real property disputes, and other disputes related to AgiiPlus’

business. As of the date of this prospectus, to the best knowledge of the Company, the aggregate amount in controversy for all the outstanding litigation in which the Company is involved, is about RMB409.18 million (US$56.43 million). For details about ongoing material litigations, see “Business — Legal Proceedings.” The aggregate amount of the outstanding litigation in which the Company is involved currently exceeds the revenue of the Company for the six months ended June 30, 2023 of approximately US$31.68 million. The total cash of the Company as of June 30, 2023 is approximately US$5.67million. If the outcome of the actions brought against AgiiPlus are successful, the orders and judgments may have a material adverse effect on AgiiPlus’ liquidity and financial condition and affect the business expansion and future development plans of AgiiPlus. The failure to timely satisfy such judgments could also result in additional seizure of property, freezing of bank deposits and issuances of restrictive orders from the court which would affect AgiiPlus’ business operations.

At times, the outcomes of actions AgiiPlus institutes may not be successful or favorable to AgiiPlus. Lawsuits against AgiiPlus may also generate negative publicity that significantly harms its reputation, which may adversely affect AgiiPlus’ ability to expand its customer base. Claims against AgiiPlus, whether meritorious or not, could require significant expenses. In addition, managing and defending litigation and related indemnity obligations can significantly divert the attention of AgiiPlus’ management from operating its business. If any of these legal proceedings, especially those legal proceedings relating to lease disputes between landlords and our indirect subsidiaries, were to be determined adversely to AgiiPlus, or if AgiiPlus were to enter into settlement arrangements, AgiiPlus may be exposed to monetary damages or be forced to change the way in which AgiiPlus operates its business, which could have an adverse effect on AgiiPlus’ business, financial condition, results of operations and cash flows.

Upon the effectiveness of this registration statement on Form F-1, the Company will become a publicly listed company and may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from AgiiPlus’ business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, AgiiPlus may elect or be forced to pay substantial damages if it is unsuccessful in its efforts to defend against these claims, which could harm its business, financial condition and results of operations.

The equity interests of certain indirect subsidiaries of ours held by Shanghai Distrii, Beijing Xinbanban, Shanghai Quanban Zhizao, and Shanghai Xinji (the “Shareholding Entities”) have been frozen by court orders, and as a result, each of the Shareholding Entities may experience restrictions in exercising its rights as the shareholder of the indirect subsidiary(ies) of ours whose equity interests are frozen, and certain bank accounts of certain indirect subsidiaries of ours are frozen.

As a result of a series of contractual disputes, the equity interests of certain indirect subsidiaries of ours have been frozen by court orders, which, to the best knowledge of the Company, include but are not limited to (i) the equity interests of Shanghai Moban, Shanghai Xindiban, Shanghai Ruiban held by Shanghaii Distrii, (ii) the equity interests of Beijing Yueban, Beijing Zhaoban, Beijing Yaban, Beijing Huiban Technology Development Co., Ltd. and Beijing Haiban held by Beijing Xinbanban, (iii) the equity interests of Shanghai Quanjiahe and Beijing Tangtangjia Zhizao held by Shanghai Quanban Zhizao, and (iv) the equity interests of Shanghai Tangtangjia Zhiban and Shanghai Zhengxin held by Shanghai Xinji, have been frozen by court orders. See “Business — Legal Proceedings.” Pursuant to applicable PRC laws and regulations, if a company’s equity interest is frozen by a court order, the company’s shareholders may be restricted in: (i) transferring or pledging the equity interests, (ii) receiving dividends from the company, and (iii) voting for the dissolution and winding up of the company, the forgiving of matured loans, or other decisions that may impact the value of the equity interests of the company. Therefore, as a result of the court orders, certain shareholders’ rights of the shareholders of these subsidiaries may be restricted until the courts lift their orders. As of the date of this prospectus, these cases are still in the process of arbitration or trial. As of the date of this prospectus, the aggregate value of the equity interests of Shanghai Moban, Shanghai Xindiban, Shanghai Ruiban, Beijing Yueban, Beijing Zhaoban, Beijing Yaban, Beijing Huiban Technology Development Co., Ltd. and Beijing Haiban that have been frozen by court orders is approximately US$2.34million. If the Shareholding Entities lose the cases and fail to perform the obligation of payments or other obligations according to the judgments of the courts, the courts may enforce the judgement by conducting compulsory auctions or other measures to dispose of or sell the frozen equity interests, in whole or in part with respect to the companies held by the Shareholding Entities. If there are insufficient interests for the frozen equity interests at the compulsory auctions or at the execution of the disposal measures, the final proceeds of the sale may be lower than its then market value and may not also be sufficient to fully satisfy the judgments of the courts and the Shareholding Entities shall still be subject to perform the outstanding obligations of the judgments which can further negatively affect the liquidity of the Company, and would have a material adverse effect on the business, financial conditions and results of operations of the Company. Furthermore, if the third parties acquire the frozen equity interests held by the Shareholding Entities after such enforcement process, the Shareholding Entities may no longer hold part or whole of the frozen equity interests of those companies, which may change the corporate structure of the Company and thus could materially and adversely affect AgiiPlus’ business, financial condition and results of operations. If the equity interests remain frozen, it will restrict the ability of the Shareholding Entities to receive dividends from these entities with frozen equity interests and thus they cannot distribute the same to their respective shareholders and it could affect the interests of the shareholders of the Company, including the investors participating in this initial public offering and their ability to receive dividends from such entities.

Additionally, as of the date of this prospectus, to the best knowledge of the Company, a total amount of approximately RMB19.32 million (US$2.66 million) in deposits in the bank accounts of our certain subsidiaries has been frozen according to orders from competent courts, and the same bank accounts may have been frozen by multiple court orders.

AgiiPlus’ subsidiaries may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business.

Rental fees constitute an important part of AgiiPlus’ net revenue, and AgiiPlus’ subsidiaries depend on the expansion of their customer base to build the vibrant community that they envision. Any failure to retain existing customers or bring new customers in adequate numbers may materially and adversely affect the business of AgiiPlus’ subsidiaries and AgiiPlus’ results of operations. To sustain their growth, AgiiPlus’ subsidiaries endeavor to retain their existing customers and continually add new customers to maintain or improve the occupancy rate of Distrii workspaces.

Because the flexible workspace industry is relatively new and rapidly evolving, AgiiPlus’ subsidiaries face uncertainties and challenges in maintaining and growing their customer base. A significant number of these entities’ existing and prospective customers consists of SMEs and startups. These customers frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment. If these businesses experience economic hardship, they may be unwilling or unable to use the services offered by AgiiPlus’ subsidiaries, which would reduce demand for services offered by AgiiPlus’ subsidiaries, increase customer attrition and adversely affect the business of AgiiPlus’ subsidiaries, and AgiiPlus’ financial condition and results of operations. In addition, AgiiPlus’ subsidiaries may lose customers due to adverse changes in general economic conditions or the regulatory environment in the regions in which AgiiPlus, through its subsidiaries, operates or the industries in which AgiiPlus’ customers operate.

The number of these entities’ enterprise customers grew from 35,771 as of December 31, 2021 to 40,634 as of December 31, 2022, and decreased to 35,628 as of June 30, 2023. AgiiPlus’ subsidiaries may continue to experience fluctuations in their customer base in the future. For example, customers may want to terminate their lease agreements for workstations or spaces and conditions to termination vary on a client-by-client basis and is subject to negotiation. Furthermore, the existing spaces operated by AgiiPlus’ subsidiaries may become unsuitable to customers for a number of reasons. For example, some spaces could become less attractive because of a shift in the local economic landscape, or the products and services offered by AgiiPlus’ subsidiaries could become less attractive to their customers because of a change in the customers’ business plans or operations. Launching new spaces, as mentioned above, is expensive and involves certain risks. Likewise, it would be costly and risky to develop and introduce new lines of products or service offerings.

Even if AgiiPlus’ subsidiaries attract new customers, these new customers may not maintain the same level of involvement in its community. For example, they may not use or continue to use any value-added services. In addition, AgiiPlus’ revenue generated from new customers might be impacted by the discounts and other incentives offered by AgiiPlus’ subsidiaries to attract new customers and any marketing or other expenses to attract new customers. For these and other reasons, AgiiPlus could experience a decline in its revenue growth, which could adversely affect its results of operations.

The rapid growth of AgiiPlus’ subsidiaries leads to increasing risks and uncertainties. If these entities are unable to manage their growth effectively, their business and results of operations may be materially and adversely affected.

AgiiPlus’ subsidiaries have experienced rapid growth in their business in the past few years. The total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022, and decreased to 52 as of June 30, 2023. The total number of workstations increased from approximately 44,337 as of December 31, 2021 to 44,436 as of December 31, 2022 and decreased to 34,767 as of June 30, 2023. AgiiPlus cannot assure you that its subsidiaries will be able to maintain their historical growth rates. The growth rates of AgiiPlus’ subsidiaries may decline for a number of reasons, some of which are beyond their control, including declining growth of the flexible workspace industry generally in the PRC and Singapore, increasing competition within the industry, or changes in government policies or general economic conditions. If changes in policies adversely affect the growth of flexible workspace industry or customers of AgiiPlus’ subsidiaries in the future, AgiiPlus’ subsidiaries may experience declined growth rate due to the reduction in needs for flexible workspace in general.

Rapid growth leads to increasing risks and uncertainties, and any failure of AgiiPlus’ subsidiaries to manage such growth will materially and adversely affect their business. As it grows, AgiiPlus expects its subsidiaries’ need for capital and other resources to continue to increase. Among other things, AgiiPlus would need to secure significant capital to invest in the infrastructure and technology systems of its subsidiaries to attract, train and retain workforce to support the operations of its subsidiaries and to establish, manage and maintain current and additional relationships with third-party business partners to upgrade the service of AgiiPlus’ subsidiaries to their customers. If AgiiPlus is not able to secure such resources effectively for its subsidiaries, it may not be able to execute managerial, operating or financial strategies to keep pace with the historical growth of its subsidiaries. In addition, controls, systems and procedures of AgiiPlus’ subsidiaries need ongoing development in order to support their growth. In light of the fast development of AgiiPlus’ subsidiaries, failure to implement a variety of advanced systems of internal control and management would result in the erosion of AgiiPlus’ brand image in general and could materially and adversely affect the business of AgiiPlus’ subsidiaries.

AgiiPlus’ financial condition and operational results are affected by the occupancy rates of Distrii workspaces.

In the pre-opening process, Distrii workspaces typically have a one-to-four-month vacancy period to redevelop space and conduct other pre-opening preparation work. The vacancy period may be longer than expected if AgiiPlus’ subsidiaries cannot attract enough customers to the new spaces or maintain customers of their existing spaces. Additionally, if the pre-opening process takes longer than expected, AgiiPlus’ revenues, financial condition and results of operations may be adversely affected. For instance, as a result of the city-wide lockdown in Shanghai from March 2022 to May 2022, AgiiPlus’ subsidiaries experienced significant delays in completing their pre-opening preparation work, and the average time for AgiiPlus’ subsidiaries to conduct pre-opening preparation work increased from one month to two months, thereby significantly increasing AgiiPlus’ pre-opening expense for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Such increase was caused by a delayed timeline for opening spaces as a result of zero-COVID lockdowns. Chinese government shifted its COVID policies in early 2023 and citywide lockdown restrictions are less likely to be reinstalled in the future. However, the macroeconomic recovery in China in 2023 is advancing more slowly than AgiiPlus initially expected in early 2023. AgiiPlus anticipates that it will take longer for the pre-opening expenses per project to return to historical levels, possibly not until the second quarter of 2024.

In case customers choose not to continue using Distrii workspaces, AgiiPlus’ subsidiaries may experience difficulty in finding new customers to use the current space or would need additional time and cost to redevelop the space, which may result in longer vacancy periods and adversely affect AgiiPlus’ operational results.

AgiiPlus’ key operational metrics and other estimates may not accurately measure AgiiPlus’ operating performance.

AgiiPlus continually reviews the numbers of spaces, workstations, customers and occupancy rate to evaluate its growth trends, measure its performance and make strategic decisions. These metrics are calculated using internal data and may not be indicative of AgiiPlus’ future operating performance. While these numbers are based on what AgiiPlus believes to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how Distrii workspaces are used across a large customer base. For example, the number of customers of AgiiPlus’ subsidiaries may include customers who do not actively use Distrii workspaces or services provided by AgiiPlus’ subsidiaries. If investors do not perceive AgiiPlus’ operating metrics to accurately represent AgiiPlus’ operating performance, or if AgiiPlus discovers material inaccuracies in its operating metrics, AgiiPlus’ business operation, financial condition and reputation may be materially and adversely affected.

AgiiPlus may require a significant amount of capital to fund the operations and future growth of its subsidiaries. If AgiiPlus cannot obtain sufficient capital on reasonable terms, its business, financial conditions and prospects may be materially and adversely affected.

AgiiPlus may require a significant amount of capital and resources for the operations and continued growth of its subsidiaries. As of June 30, 2023 and December 31, 2022, AgiiPlus had RMB65.9 million (US$9.1 million) and RMB51.5 million (US$7.5 million) of short-term borrowings and current portion of long-term borrowings, respectively. Additionally, AgiiPlus expects to make significant investments in the operations of Distrii workspaces, the operations and upgrades of technology platforms, and the acquisition of new office spaces, which may significantly increase AgiiPlus’ net cash used in operating and investing activities. AgiiPlus’ sales and marketing expenses may also increase in an effort to keep attracting new customers and retaining existing customers. It may take a long time to realize returns on such investments, if at all.

To date, AgiiPlus has historically funded its cash requirements primarily through capital contributions from its shareholders, revenues from daily operations and bank loans. AgiiPlus intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities. AgiiPlus’ ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to AgiiPlus’ future business development, AgiiPlus’ financial condition and results of operations, general market conditions for financing activities by companies in the flexible workspace industry, and macro-economic and other conditions in China, Singapore, and globally. If its existing cash is insufficient to meet its requirements, AgiiPlus may seek alternative funding sources such as equity partners, issue debt or equity securities, or obtain additional credit facilities. AgiiPlus has established relationships with a number of reputable capital partners, including property owners and real estate funds, and may reach out to them for obtaining additional funds. However, financing may be unavailable in the amounts AgiiPlus needs or on terms acceptable to it, if at all. Issuance of additional equity securities, would dilute AgiiPlus’ earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict AgiiPlus’ operations and its ability to pay dividends to its shareholders. If AgiiPlus cannot obtain sufficient capital on reasonable terms to meet its capital needs, AgiiPlus may not be able to execute its growth strategies, and AgiiPlus’ business, financial condition and prospects may be materially and adversely affected. In such event, AgiiPlus will adjust its business expansion plan accordingly, including controlling its expansion speed, and such adjustment may lower the rate of AgiiPlus’ revenue growth in the short term, and take longer for us to achieve economies of scale and profitability, as a result of which AgiiPlus’ business operations and prospects may be adversely affected.

AgiiPlus’ expansion into new regions, markets and business areas may pose increased risks.

AgiiPlus also plans to expand operations in China and overseas markets through its subsidiaries. This expansion will incur significant costs, and it inherently involves uncertainties and risks as AgiiPlus may encounter unexpected issues or situations for which AgiiPlus is unprepared.

As AgiiPlus expands its business into new regions through its subsidiaries, AgiiPlus plans to invest substantial resources and may face new operational risks and challenges associated with the business, economic and regulatory environment with which AgiiPlus is not familiar. AgiiPlus will be required, among other things, to understand and comply with the local regulations, to partner with local businesses or individuals, to hire, train, manage and retain local workforce, and to cope with customers or potential customers who have different preferences. Additionally, in launching new spaces in a new region, AgiiPlus needs to negotiate satisfactory leasing terms with local parties, to adapt the design and features of workspaces and services to accommodate local conventions, and to adjust AgiiPlus’ pricing and marketing approaches as per factors such as local rental prices. All these adjustments AgiiPlus makes may be ineffective and adversely affect AgiiPlus’ business. AgiiPlus’ strategy of overseas expansion will further subject it, for instance, to different cultural norms and business practice, risks relating to fluctuations in currency exchange rates, and unpredictable disruptions as a result of security threats or political or social unrest and economic instability.

AgiiPlus has incurred, and may in the future incur, impairment loss on long-lived assets. Significant impairment of AgiiPlus’ long-lived assets could materially impact its financial position and results of its operations.

AgiiPlus has made significant investment in long-lived assets. AgiiPlus is required to review AgiiPlus’ long-lived assets, including right-of-use of assets arising from certain long-term leases, property, plant and equipment and assets recorded in connection with this public offering, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, AgiiPlus measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, AgiiPlus would recognize an impairment loss based on the fair value of the assets. The application of long-lived asset impairment test requires significant management judgment. If AgiiPlus’ estimates and judgments are inaccurate, the fair value determined could be inaccurate and the impairment may not be adequate, and AgiiPlus may need to record additional impairments in the future.

AgiiPlus had no impairment loss for the years ended December 31, 2021 and 2022 and the six months ended June 30, 2022. AgiiPlus had impairment loss in the amount of RMB61.3 million (US$8.45 million) for June 30, 2023. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Results of Operations.” AgiiPlus could be required to record additional impairments on long-lived assets in the future. Any significant impairment losses charged against AgiiPlus’ long-lived assets could have a material adverse effect on AgiiPlus’ results of operations.

AgiiPlus faces vigorous competition. If, through its subsidiaries, AgiiPlus is not able to compete effectively with others, AgiiPlus’ business, financial conditions and results of operations may be materially and adversely affected.

While according to the Frost & Sullivan Report, AgiiPlus achieved, through its PRC subsidiaries, a leading market position in the flexible workspace industry in tier-one cities in the PRC in 2020, the industry is still in its early stage of development with numerous opportunities. If new companies provide competing solutions in the markets AgiiPlus operates through its PRC subsidiaries, AgiiPlus may face increased competition for customers. The current competitors of AgiiPlus include other flexible workspace operators and owners of traditional working spaces or offices in the PRC. Some of AgiiPlus’ competitors may have more resources than it does, operate in more geographic areas, be more capitalized than AgiiPlus is, have access to better lease terms than AgiiPlus does, or offer products and services at a more competitive price. The inability of AgiiPlus to compete effectively could hinder its growth or adversely impact its operating results.

AgiiPlus’ success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If AgiiPlus fails to hire, retain or motivate its staff, its business may suffer.

AgiiPlus’ future success depends largely on the continued service of its key management members. If AgiiPlus loses the services of any key management member, AgiiPlus may not be able to hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt AgiiPlus’ business and growth. If any member of AgiiPlus’ key management joins a competitor or forms a competing business, AgiiPlus’ subsidiaries may lose customers, know-how and key professionals and staff members.

The rapid growth of AgiiPlus’ subsidiaries also requires them to continually hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environments and are capable of helping these entities conduct effective marketing, innovate new service offerings, and develop technological capabilities. AgiiPlus or AgiiPlus’ subsidiaries may need to offer attractive compensation and other benefits package to attract and retain them. AgiiPlus and AgiiPlus’ subsidiaries also need to provide their employees with sufficient training to help the employees realize their career development and grow with AgiiPlus. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt AgiiPlus’ business and growth.

Unexpected termination of leases or other arrangements, failure to negotiate satisfactory terms for or duly perform leases or other arrangements, failure to renew the leases or other arrangements of the existing premises of AgiiPlus’ subsidiaries or to renew such leases or other arrangements at acceptable terms could materially and adversely affect AgiiPlus’ business, financial condition, results of operations and prospects.

AgiiPlus’ subsidiaries currently lease real estate for all of their space locations. The ability of AgiiPlus’ subsidiaries to increase the number of spaces and to operate these spaces profitably depends on the due execution and performance of the leases or other arrangements AgiiPlus’ subsidiaries enter into with lessors and whether AgiiPlus’ subsidiaries are able to negotiate these leases and other arrangements on satisfactory terms. Lessors may also not duly perform their obligations under the leases or other arrangements due to various reasons, such as lessors’ failure to deliver the possession of the premises as agreed.

The length of the initial term of the leases AgiiPlus’ subsidiaries entered into with landlords ranges from three to fifteen years. The increases in rental rates, particularly those markets where initial terms under the leases are shorter, could adversely affect AgiiPlus’ business, financial condition, results of operations and prospects. Additionally, the ability of AgiiPlus’ subsidiaries to negotiate favorable terms to extend a lease agreement or in connection with an alternate space will depend on then-prevailing conditions in the real estate market, such as overall changes in lease expenses, competition from other would-be tenants for desirable leased spaces and the relationships of AgiiPlus’ subsidiaries with current and prospective building owners and landlords, or other factors that are not within their’

control. If AgiiPlus’ subsidiaries are not able to renew or replace an expiring lease agreement, they will incur significant costs related to vacating that space or redeveloping the space, which could result in loss of customers who may have chosen that space based on the design, location or other attributes of that particular space.

AgiiPlus’ access to the Maxoffice website depends on its cooperation with Shanghai Zhiban. Services offered by AgiiPlus’ subsidiaries through Tangtang may be negatively affected if Shanghai Zhiban does not continue its relationship with AgiiPlus.

Shanghai Huiying, a subsidiary of AgiiPlus, cooperates with Shanghai Zhiban through the Business Cooperation Agreement dated May 20, 2022, pursuant to which Shanghai Zhiban agreed to offer website operations and maintenance services for the Maxoffice website to Shanghai Huiying as a third-party service provider, and authorize Shanghai Huiying to advertise its services under Tangtang through publishing posts on the Maxoffice website. Under the brand “Tangtang,” AgiiPlus’ subsidiaries offer flexible workspaces leasing and enterprise services through digital platforms, including the Maxoffice website. In consideration for Shanghai Zhiban’s services, Shanghai Huiying agreed to pay Shanghai Zhiban services fees actually incurred by Shanghai Zhiban on a monthly basis. Shanghai Huiying receives information about users and other website information in Shanghai Zhiban’s operations, including the operations of the Maxoffice website, and such information is shared with AgiiPlus and used in the operations of AgiiPlus. From June 2022 to June 2023, the monthly service fees paid by Shanghai Huiying to Shanghai Zhiban was approximately RMB70,000 (US$9,653), and AgiiPlus expects the monthly service fees to remain relatively stable for the foreseeable future. The initial term of the Business Cooperation Agreement lasts for two years, and the agreement shall be automatically renewed for additional one-year terms unless timely objected by either party within five days prior to the expiration of the agreement.

The business operations of AgiiPlus’ subsidiaries under Tangtang may be adversely affected if AgiiPlus fails to renew the business cooperation agreement on terms favorable to AgiiPlus or at all, or fails to attract any new business partner to authorize Tangtang to use their digital platforms. The occurrence of any of these circumstances may hinder the ability of AgiiPlus’ subsidiaries to carry out their business operations and increase their client base, and may significantly increase AgiiPlus’ expense and thus its business, financial condition, results of operation, and prospects may be adversely affected.

Growth of AgiiPlus’ business will partially depend on AgiiPlus’ brand recognition. Failure to maintain, protect and enhance its brand could limit the ability of AgiiPlus to expand or retain their customer base and materially and adversely affect AgiiPlus’ business, financial condition and results of operations.

AgiiPlus believes that its brand recognition among the customers and business partners of its subsidiaries has helped these entities in managing their customer acquisition costs and contributed to the growth of AgiiPlus’ business. As a result, maintaining, protecting and enhancing its brand recognition is critical to AgiiPlus’ business and market position, which depends on several factors, including, AgiiPlus’ ability to, through its subsidiaries:

•        maintain and enhance the quality and attractiveness of the Distrii workspaces and services offered;

•        maintain healthy business relationships with landlords and other business partners;

•        increase brand awareness and brand image through marketing activities;

•        comply with applicable laws and regulations;

•        compete effectively against existing and future competitors; and

•        preserve AgiiPlus’ reputation and goodwill generally and in the event of any negative publicity on AgiiPlus’ services and data security, or other issues affecting it, and China’s flexible workspace industry in general.

A public perception that AgiiPlus, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage AgiiPlus’ reputation, diminish the value of its brand, undermine the trust and credibility AgiiPlus has established and have a negative impact on the ability of AgiiPlus’ subsidiaries to attract and retain customers, and AgiiPlus’ business, financial conditions and results of operations may be materially and adversely affected.

AgiiPlus’ subsidiaries are exposed to risks associated with the redevelopment and construction of the spaces they occupy.

Opening new spaces subjects AgiiPlus’ subsidiaries to risks that are associated with redevelopment projects in general, such as delays in construction, contract disputes and claims, fines or penalties levied by government authorities relating to the construction activities conducted by AgiiPlus’ subsidiaries. AgiiPlus’ subsidiaries may also experience delays when opening a new space as a result of building owners or landlords not completing their base building work on time or as a result of delays in obtaining all necessary land-use, building, occupancy and other required governmental permits and authorizations. Failure to open a space on schedule may cost AgiiPlus the lost revenue from that space and may damage AgiiPlus’ brand and cause it to incur expenses in order to rent and provide temporary space for customers.

In developing their spaces, AgiiPlus’ subsidiaries rely in part on the continued availability and satisfactory performance of third-party general contractors and subcontractors to perform the actual construction work of Distrii workspaces, and in many cases to select and obtain the related building materials. As such, the timing and quality of the redevelopment of spaces occupied by AgiiPlus’ subsidiaries depend on the performance of these third-party contractors acting on behalf of AgiiPlus’ subsidiaries.

The contractors AgiiPlus’ subsidiaries engage in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury, damage to or destruction of property, plant and equipment, and environmental damage.

Despite the detailed specifications and inspection of AgiiPlus’ subsidiaries, project management and quality control procedures, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to Distrii workspaces and potentially lead to personal injury. AgiiPlus could also suffer damage to its reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

AgiiPlus incurs significant costs related to the redevelopment of its subsidiaries’ spaces. AgiiPlus may be unable to recover these costs in a timely manner or at all.

Redevelopment of a space typically takes one to four months from the date AgiiPlus’ subsidiaries take possession of the space under the relevant occupancy agreement to the opening date. During this time, AgiiPlus incurs substantial costs without generating any revenues from the space. If AgiiPlus’ subsidiaries are unable to complete their redevelopment and construction activities for any reason, or conditions in the real estate market or the broader economic landscape change in unfavorable ways, AgiiPlus may be unable to recover these costs in a timely manner or at all. Furthermore, the redevelopment activities of AgiiPlus’ subsidiaries are subject to cost and schedule overruns as a result of many factors, some of which are beyond AgiiPlus’ control and ability to foresee, including increases in the cost of materials and labor, inaccuracies in redevelopment planning, and errors in execution.

AgiiPlus incurs costs relating to the maintenance, refurbishment and remediation of its spaces.

The terms of the lease agreements entered into by and between AgiiPlus’ subsidiaries and landlords generally require that AgiiPlus’ subsidiaries ensure that the spaces they occupy are kept in good status throughout the term of the lease and AgiiPlus’ subsidiaries typically bear the obligation of maintenance and repair for spaces they decorate during the period. The costs associated with this maintenance, removal and repair work may be significant.

AgiiPlus also anticipates that its subsidiaries will be required to periodically refurnish their spaces to keep pace with the changing needs of its customers. Extensive refurbishments may be more costly and time-consuming than AgiiPlus expects and may adversely impact AgiiPlus’ operational results and financial performance. The customer experience of AgiiPlus may also be adversely affected if extensive refurbishments disrupt the operations of AgiiPlus’ subsidiaries at their spaces.

If AgiiPlus’ promotional and marketing plans are not effective, its business and prospects may be negatively affected.

Through its subsidiaries, AgiiPlus has invested, and it expects to continue investing, in sales and marketing activities to promote its brand and spaces and to deepen the relationship of its subsidiaries with customers. To foster their customer base, AgiiPlus’ subsidiaries may offer discounts or other incentives to certain prospective customers, which incur costs. Moreover, the sales and marketing activities of AgiiPlus’ subsidiaries may not be well received by their existing customers, and may not attract new ones as anticipated. The evolving market landscape may require AgiiPlus’ subsidiaries to experiment with new marketing methods to keep pace with industry trends and customers’ preference. Any failure of AgiiPlus’ subsidiaries to refine their existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce the number of their customers, occupancy rate and market share. AgiiPlus cannot assure you that AgiiPlus will be able to recover the costs of the sales and marketing activities of its subsidiaries or that these activities will be effective in attracting new customers and retaining existing ones or as successful as those of their competitors. In such events, AgiiPlus’ revenue, customer base and market share could decrease, thereby adversely impacting its results of operations.

Many customers of AgiiPlus’ subsidiaries are concentrated in major metropolitan areas. An economic downturn in any of these areas may result in reduction of these entities’ customers and could adversely affect AgiiPlus’ results of operations.

The concentration of the business operations of AgiiPlus’ subsidiaries in specific cities magnifies the risk of localized economic conditions in those cities or the surrounding regions to any business. For the years ended December 31, 2021 and 2022 and the six months ended June 30, 2022 and 2023, AgiiPlus generated the majority of its net revenue from its subsidiaries’ spaces located in Shanghai, Beijing and other major metropolitan areas in the PRC. Adverse changes in general economic conditions or real estate market as well as relevant regulatory environment in these cities may have a disproportionate effect on the customer base of AgiiPlus’ subsidiaries, occupancy rates and/or pricing. AgiiPlus’ business may also be affected by generally prevailing economic conditions in the markets where AgiiPlus operates through its subsidiaries, which may exert significant impacts on the real estate activity, demand for occupancy and AgiiPlus’ services offered through its subsidiaries, and pricing of their spaces and services.

AgiiPlus’ subsidiaries are exposed to risks relating to their cooperation with business partners.

AgiiPlus’ subsidiaries select and rely on a number of third-party business partners to provide various value-added services, such as administration, finance, legal, human resources, tax and intellectual property registration services to meet the needs of their enterprise customers. Due to the reliance on such business partners, any interruption in the operations of such business partners, any failure of them to accommodate the fast growing business scale of AgiiPlus’ subsidiaries, any termination or suspension of the partnership arrangements between the business partners and AgiiPlus’ subsidiaries, any change in cooperation terms, or any deterioration of cooperative relationships with them may materially and adversely affect AgiiPlus’ brand image and impact its operations.

In addition, AgiiPlus’ subsidiaries have limited control over their business partners. Failure by third parties to provide satisfactory services or comply with laws and regulations could subject AgiiPlus to reputational harm based on the association of such business partners with AgiiPlus and its brand. In the event that AgiiPlus or any of its subsidiaries becomes subject to claims arising from services provided by their business partners, AgiiPlus and/or its subsidiaries may attempt to seek compensation from the relevant business partners. However, such compensation may be limited. If no claim can be asserted against a business partner, or amounts of such claims cannot be fully recovered from business partners, AgiiPlus and/or its subsidiaries may be required to bear such losses and compensation at their own costs. This could have a material and adverse effect on AgiiPlus’ business, financial condition and results of operations.

AgiiPlus has engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on AgiiPlus’ business, financial conditions and results of operations.

AgiiPlus has entered into a number of transactions with related parties. For the fiscal years ended December 31, 2021 and 2022 and the six months ended June 30, 2022 and 2023, 0.29%, 1.46%, 0.72% and 0.28% of AgiiPlus’ total revenues generated for the respective periods were from transactions with related parties. AgiiPlus may in the future enter into additional transactions with entities in which customers of AgiiPlus’ management, board of directors and other related parties hold ownership interests.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of AgiiPlus’ shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

AgiiPlus’ board of directors intends to authorize the audit committee, upon its formation, to review and approve all material related party transactions. Under the laws of the Cayman Islands, AgiiPlus’ directors have a duty to act honestly, in good faith and with a view to AgiiPlus’ best interests. AgiiPlus’ directors also have a duty to exercise the care, diligence and skills that a reasonable prudent person would exercise in comparable circumstances. Nevertheless, AgiiPlus may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on AgiiPlus’ business and results of operations or may result in government enforcement actions or other litigation.

AgiiPlus faces risks arising from strategic transactions such as acquisitions and investments that it evaluates, pursues or undertakes.

From time to time, AgiiPlus evaluates potential strategic or investment opportunities, and from time to time, AgiiPlus may pursue and undertake certain of those opportunities, some of which may be material and may not create the value that AgiiPlus expects. Any transactions that AgiiPlus enters into could be material to its financial condition and results of operations. AgiiPlus has limited experience in completing and integrating major acquisitions. The process of acquiring and integrating other companies could create unforeseen difficulties and expenditures and could entail unforeseen liabilities that are not recoverable under the relevant transaction agreements or otherwise.

AgiiPlus may not be able to effectively protect its intellectual property from unauthorized use by others.

Through its subsidiaries, AgiiPlus holds trademarks and other intellectual properties that are critical to its business. Any of AgiiPlus’ intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide AgiiPlus with competitive advantages. AgiiPlus cannot assure you that (i) the pending application AgiiPlus submitted for intellectual property rights will be approved, (ii) all of the intellectual property rights owned by AgiiPlus will be adequately protected, or (iii) AgiiPlus’ intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. In particular, some of AgiiPlus’ trademark applications for certain categories have been rejected, and AgiiPlus has applied for administrative reviews on such rejections. However, there can be no assurance that AgiiPlus will obtain such trademarks and any other trademarks that are crucial to AgiiPlus’ business in the future. Thus, third parties may also take the position that AgiiPlus is infringing their rights, and AgiiPlus may not be successful in defending these claims. Additionally, AgiiPlus may not be able to enforce and defend its proprietary rights or prevent infringement or misappropriation, without incurring substantial expenses to AgiiPlus and a significant diversion of management time and attention from AgiiPlus’ business strategy.

To protect AgiiPlus’ trademarks, copyrights and other proprietary rights, AgiiPlus relies on and expects to continue to rely on a combination of protective agreements with the team members and third parties including its business partners, physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures AgiiPlus has taken to protect its proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of AgiiPlus’ brand and other intangible assets may be diminished and AgiiPlus’ ability to attract and retain customers may be adversely affected.

The proper functioning of technology use is essential to AgiiPlus’ business, and any difficulty experienced by such system would materially and adversely affect AgiiPlus.

AgiiPlus’ subsidiaries use a combination of proprietary technology and technology provided by their third-party service providers to support their business and customer experience, including, among others, Distrii app, the official app for Distrii workspace members and CHIPS system, an artificial intelligence-powered integrated building management system. For details, see “Business — Technology.”

The products and services offered by AgiiPlus’ subsidiaries may not continue to be supported by third-party service providers on commercially reasonable terms or at all. Moreover, AgiiPlus and its subsidiaries may be subject to claims by third parties who maintain that the technology of the service providers of AgiiPlus’ subsidiaries infringes the third party’s intellectual property rights. Although the agreements between AgiiPlus’ subsidiaries and their third-party service providers often contain indemnities in favor of AgiiPlus’ subsidiaries with respect to these eventualities, AgiiPlus’ subsidiaries may not be indemnified for these claims or these entities may not be successful in obtaining indemnification to which they are entitled.

To the extent that the technologies and systems that AgiiPlus’ subsidiaries use to manage the daily operations of their business malfunction, these entities’ ability to operate their business, retain existing customers and attract new customers may be impaired. AgiiPlus’ subsidiaries may not be able to attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and their current service offerings may not continue to be, and new service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. In addition, any harm to the personal computers or other devices owned by the customers of AgiiPlus’ subsidiaries caused by the software owned by these entities, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the customer experience and AgiiPlus’ reputation.

AgiiPlus needs to invest heavily on its technology in order to sustain or grow its business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. On one hand, the ongoing investment in technology may not generate the expected level of returns; on the other hand, any failure of AgiiPlus to adopt new technologies to adapt to such changing environment may materially and adversely impact its business.

If the proprietary information and/or data collected and stored by AgiiPlus, particularly billing and personal data, were to be accessed by unauthorized persons, AgiiPlus’ reputation, competitive advantages and relationships with its customers could be harmed and AgiiPlus’ business could be materially and adversely affected.

Through its subsidiaries, AgiiPlus generates significant amounts of proprietary, sensitive and otherwise confidential information relating to its business and operations, and AgiiPlus collects, stores and processes confidential and personal data regarding its customers and employees of its customers, including, but not limited to, customer names, contact information of customers, and billing data. The collection, protection and use of personal data are governed by privacy laws and regulations enacted in the PRC and other countries where AgiiPlus, through its subsidiaries, operates its business. These laws and regulations continue to evolve. Compliance with applicable privacy laws and regulations may lead to an increase in AgiiPlus’ operating costs and adversely impact AgiiPlus’ ability to conduct its business and market its products and services to its customers and potential customers.

AgiiPlus’ information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. AgiiPlus’ systems or the systems of third-parties that AgiiPlus relies upon could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or erosion of AgiiPlus’ proprietary information and/or data of its customers and employees of its customers.

Because techniques used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against AgiiPlus or the third parties AgiiPlus relies on, AgiiPlus and its partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to the systems of AgiiPlus or those of third parties AgiiPlus relies on. If any such event occurs, AgiiPlus may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by AgiiPlus following compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.

If a cybersecurity incident occurs, or is perceived to occur, AgiiPlus may be the subject of negative publicity and the perception of the effectiveness of AgiiPlus’ security measures and its reputation may be harmed, which could damage AgiiPlus’ relationships with and result in the loss of existing or potential customers. In addition, even if there is no compromise of customer information, AgiiPlus could incur significant fines or lose the opportunity to support electronic payments from customers, which would limit the full effectiveness and efficiency of AgiiPlus’ payment processing.

The wide variety of payment methods that AgiiPlus’ subsidiaries accept subjects third-party payment processing-related risks.

AgiiPlus’ subsidiaries accept a variety of payment methods including bank transfers, online payments, and WeChat Pay and Alipay through third-party payment processors. AgiiPlus’ subsidiaries pay these payment processors varying service fees, which may increase over time and raise AgiiPlus’ operating costs. AgiiPlus’ subsidiaries may also be subject to fraud, security breaches and other illegal activities in connection with the various payment methods they offer.

Furthermore, AgiiPlus’ subsidiaries are subject to various applicable regulations governing electronic funds transfers, which may continue to evolve in the future. If AgiiPlus’ subsidiaries fail to comply with these applicable regulations, they may be subject to fines, higher transaction fees, or restrictions on their ability to process electronic funds transfers, which could materially and adversely affect AgiiPlus’ business, financial condition and results of operations.

AgiiPlus’ subsidiaries may receive complaints from their customers, or adverse publicity involving their spaces and services.

AgiiPlus’ subsidiaries face an inherent risk of complaints from their customers. AgiiPlus’ subsidiaries take complaints from their customers seriously and endeavor to reduce such complaints by implementing various remedial measures. Nevertheless, AgiiPlus cannot assure you that its subsidiaries can successfully prevent or address all complaints.

Any complaints or claims against AgiiPlus or its subsidiaries, even if meritless and unsuccessful, may divert management attention and other resources from AgiiPlus’ business and adversely affect its business and operations. Customers may lose confidence in AgiiPlus and its brand, which may adversely affect AgiiPlus’ reputation, business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to flexible workspace industry, whether or not accurate, and whether or not concerning Distrii workspaces, can adversely affect AgiiPlus’ business, results of operations and reputation.

AgiiPlus was required to repurchase its previously issued Series A+ convertible redeemable participating preferred shares.

On August 16, 2021, AgiiPlus entered into share repurchase agreements with King Inspiration Limited and City Connected Communities Pte. Ltd., holders of AgiiPlus’ Series A+ convertible redeemable participating preferred shares, respectively, under which both of King Inspiration Limited and City Connected Communities Pte. Ltd. had the right to require AgiiPlus to repurchase a certain number of Series A+ convertible redeemable participating preferred shares (356,099 in the case of King Inspiration Limited, and 2,543,564 in the case of City Connected Communities Pte. Ltd., after taking into account the 1:6421 share subdivision and the March 2023 Share Surrender), at the aggregate purchase price of RMB7 million (US$1.0 million) in the case of King Inspiration Limited, and RMB50 million (US$7.2 million) in the case of City Connected Communities Pte. Ltd., by issuing convertible promissory notes, provided that AgiiPlus fails to become listed on an overseas stock exchange on or before June 30, 2022.

On March 17, 2023, each of King Inspiration Limited and City Connected Communities Pte. Ltd. exercised its right under the share repurchase agreements respectively. As a result, AgiiPlus repurchased 356,099 Series A+ convertible redeemable participating preferred shares held by King Inspiration Limited by issuing RMB7 million (US$1.0 million) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ convertible redeemable participating preferred shares held by City Connected Communities Pte. Ltd. by issuing RMB50 million (US$7.2 million) convertible promissory note to City Connected Communities Pte. Ltd.

The maturity date of the promissory notes AgiiPlus issued to King Inspiration Limited and City Connected Communities Pte. Ltd. is one (1) year from the repurchase date, and may be extended for another year if mutually agreed upon by both parties. The interests for the promissory notes accrue at a rate of eight percent (8%) per annum on the outstanding principal amount until the outstanding principal and accrued interests are made in full, and shall be paid by AgiiPlus every three (3) months.

As AgiiPlus has repurchased its issued Series A+ convertible redeemable participating preferred shares from King Inspiration Limited and City Connected Communities Pte. Ltd., AgiiPlus experienced an increase in the current liabilities of RMB57 million (US$8.3 million) and the corresponding interest payments will lead to an increase in AgiiPlus’ future interest expenses. Meanwhile, such event will result in a future cash outflow. In the six months ended June 30, 2023, AgiiPlus experienced an increase in the current liabilities of RMB1.34 million (US$0.18 million) compared to the six months ended June 30, 2022. AgiiPlus plans to take certain actions to repay the promissory notes and mitigate the potential adverse impact, including: (1) slowing down business expansion plans, cutting down the operating costs and reserving sufficient cash for the repayment; (2) seeking additional financing via equity fund raising or bank loans; and (3) actively seeking extension of the terms of the promissory notes issued to King Inspiration Limited and City Connected Communities Pte. Ltd. for another year upon expiration, in order to mitigate the cash flow pressure in the fiscal year 2024. As of the date of this prospectus, AgiiPlus has an aggregate of RMB50 million (US$7.2 million) in undrawn credit line to be drawn from a third-party. Furthermore, from September 2022 to January 2024, AgiiPlus entered into a series of shares purchase agreements with new investors for issuing ordinary shares prior to the completion of this offering, in consideration of which AgiiPlus received an aggregate consideration of US$15.48 million from the investors.

Additionally, prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of this offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert its convertible promissory note into Series A+ convertible redeemable participating preferred shares of the Company. In such event, investors of our Class A ordinary shares in this offering will experience even greater dilution. Furthermore, to secure the promissory notes issued to King Inspiration Limited and City Connected Communities Pte. Ltd., our chief executive officer and chairman of the board of directors, Dr. Jing Hu, through his wholly controlled holding company, J.distrii Global Limited, entered into equitable share mortgages with each of King Inspiration Limited and City Connected Communities Pte. Ltd., and pledged 433,705 and 3,097,893 ordinary shares held by J.distrii Global Limited to King Inspiration Limited and City Connected Communities Pte. Ltd., respectively. On March 17, 2023, in connection with the March 2023 Share Surrender, each of King Inspiration Limited and City Connected Communities Pte. Ltd. entered into a deed of partial release, releasing 77,606 and 554,329 ordinary shares from their respective equitable share mortgages. As a result, as of the date of this prospectus, 356,099 and 2,543,564 ordinary shares held J.distrii Global Limited remain pledged to King Inspiration Limited and City Connected Communities Pte. Ltd., respectively, under the equitable share mortgages. Copies of the share repurchase agreements, as amended, equitable share mortgages, and deeds of partial release are filed as exhibits to this registration statement on Form F-1.

AgiiPlus’ business has been and may continue to be adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has caused lockdowns, travel restrictions, and closures of businesses. The current COVID-19 pandemic has already adversely affected AgiiPlus’ business operations. The growth of the work solution industry in China has been interrupted by the lockdowns and restrictive policies adopted in response to the COVID-19 pandemic, especially in 2022. However, in December 2022, the Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, and uplifted the existing prevention and control measures that were in place for the COVID-19 pandemic. On December 26, 2022, China’s National Health Commission (“NHC”) announced that the COVID-19 infections will not be subject to the prevention and control measures of a Class A infectious disease, which means that COVID-19 infections will no longer be included in the administration of quarantinable infectious diseases. Starting from January 8, 2023, among other changes, China no longer conduct nucleic acid tests and centralized quarantine for all inbound travelers, and measures to control the number of international passenger flights are lifted. While the Chinese government is unlikely to reintroduce its zero-COVID policies, including the extensive lockdowns and travel restrictions, the ongoing surge in winter illnesses may negatively impact Chinese consumption and create challenges in the business environment. This period of uncertainty is expected to last for a few months, extending until the conclusion of the winter season in the second quarter of 2024.

The intermittent lockdowns and restrictive policies in 2022 caused by the COVID-19 pandemic have adversely affected AgiiPlus’ business operations. The occupancy rate of Distrii’s mature workspaces was 85% as of December 31, 2021, but subsequently dropped to 80% as of December 31, 2022, due to the increasing COVID-19 cases and stricter restrictive policies in China in the third quarter of 2022. The intermittent lockdowns and restrictive policies have not only negatively impacted the demand from customers in the short term, but also delayed the refurbishment process for new workspaces due to strict restrictions imposed by the PRC government. From the 4th quarter of 2021 to early December 2022, the timeline of refurbishing process of several AgiiPlus’ workspaces was delayed by approximately two months on average, which subsequently postponed the opening for several workspaces. This resulted in deviations of revenue in our projection as our sales activities were impacted due to the delay in completing certain projects. At the same time, the time it takes us to lease new workspaces to customers becomes longer on average, due to a softer customer demand caused by the COVID-19 restrictions over businesses and the uncertain economic outlook. Services industries, including education, tourism, sports and entertainment, are among the hardest-hit, facing significant business pressure and uncertainty. Some of AgiiPlus’ customers are among these industries, and therefore AgiiPlus’ business operations may indirectly be impacted by the uncertainties faced by customers in these industries.

The highly contagious Omicron variant had led to a city-wide lockdown in Shanghai from the end of March 2022 to the end of May 2022, which significantly affected AgiiPlus’ operations. As a result of the city-wide lockdown, AgiiPlus temporarily closed down all its offices and workspaces in Shanghai during that period. Although all the employees were only able to work remotely from home during the lockdown period, we experienced a decrease of overall productivity, especially in sales activities. 45 Distrii workspaces (out of a total of 61) are in Shanghai, and thus the Shanghai lockdown resulted in materially negative impact on AgiiPlus’ business operations. The occupancy rate for mature Distrii workspaces decreased from 85% as of December 31, 2021 to 80% as of December 31, 2022. AgiiPlus’ customers also experienced negative impact on their own business because of the city-wide lockdown. Some of the customers were forced to terminate their leases prematurely to cut down the costs. Immediately after the lockdown was lifted on June 1, 2022, 266 workstations were terminated prematurely during that month, representing about 1.6% of the total number of leased workstations under Distrii’s operation in Shanghai. The revenue from workspaces declined by approximately RMB520,000 in June 2022 as a result of such early terminations, representing approximately 1.9% of the total monthly revenue from Distrii workspaces in Shanghai. Furthermore, in order to cut their own operational costs, some customers chose to lay off employees and move into smaller spaces. Some customers delayed their business expansion plans and withheld the expansion or office relocation plans.

However, the COVID-19 pandemic further deteriorated in China in the 3rd quarter of 2022, with increasing infection cases being reported across many cities in China. The Chinese government imposed more restrictions and tightened controls over travels and business activities, which added further pressure and uncertainty on AgiiPlus’ overall business. To survive the post-lockdown in the short term, AgiiPlus cut costs by delaying the opening of new workspaces and putting new investment on hold. In December 2022, the uncertainty and risk associated with China’s COVID-19 policies and restrictions were significantly mitigated. The Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, uplifted the COVID prevention and control measures and provided a clear timetable to re-open the border.

To address these challenges and uncertainties, AgiiPlus adopted active measures to mitigate the negative impact on its business operations and financial condition throughout 2022. Cost saving is an important measure to sustain its operations. AgiiPlus reduced its headcount by approximately 18% between April 30, 2022 and December 31, 2022, in order to reduce fixed operating costs. Despite this headcount reduction, the number of key working team members and management staff remained stable to ensure normal daily operations. If our overall business activities recover in 2023, AgiiPlus will consider hiring new employees to support future business expansion. On the revenue side, AgiiPlus strategically focused on sales and occupancy rates. For existing customers, AgiiPlus offered discounted rates to encourage customers to renew their leases as well as purchase additional enterprise services. The discounts and attractive offers effectively helped stabilize the operations when the lockdown was lifted in June 2022, with an approximate 74% lease renewal rate for Distrii workspaces in Shanghai in June 2022. For new customers, AgiiPlus enhanced their marketing activities through multiple channels, increased commission rates to brokers, and offered attractive rates and more flexible leasing terms to bring in new customers. A tenant referral program was launched as well to offer incentives to existing customers who introduced friends and contacts to purchase AgiiPlus’ products and services. The pandemic also made it harder to collect timely rents from both existing and new customers. AgiiPlus offered special discounts to customers willing to pay six months’ to one year’s rent upfront, which obtained the early rental collections and support operating cash flow. By implementing the above measures, AgiiPlus managed to get occupancy of mature Distrii workspaces at 80% as of December 31, 2022, still representing a 5% drop from 85% as of December 31, 2021. For the fiscal year ended December 31, 2022, AgiiPlus’ total revenue increased by 10.2%, from RMB459.2 million in 2021 to RMB506.2 million (US$73.4 million) in 2022. Although the lockdown has delayed project completion, AgiiPlus managed to complete the refurbishment of four new Distrii workspaces in 2022. The total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022.

For the six months ended June 30, 2023, AgiiPlus’ revenue was US$31.7 million, a decrease of US$6.7 million from US$38.4 million in the six months ended June 30, 2022. Even though the Chinese government lifted its restrictive measures in the end of 2022, the macro economic conditions in China continued to slow down and its business activities did not return to pre-pandemic level as expected. In the six months ended June 30, 2023, AgiiPlus closed down 13 Distrii workspaces that were underperforming and generating loss, in an effort to cut down operating costs and reserve cash flows for continuing operations. Instead, AgiiPlus is focusing on developing Distrii workspaces under the asset-light model, aiming at promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. AgiiPlus believes that this approach will help improve its financial performance in long run.

In the second half of 2023, due to the impact of the COVID-19 pandemic on the Chinese and the global economy, there was lesser demand in the office leasing market in China, which negatively impacted AgiiPlus’ business operations. In order to reduce business risks and control operating costs, AgiiPlus chose to continue closing down loss-generating Distrii workspaces under the direct operating model. From June 30, 2023 to the date of this prospectus, AgiiPlus closed down 43 workspaces under the direct operating model, and as of the date of this prospectus, AgiiPlus maintained one workspace in Singapore under the direct operating model. Meanwhile, AgiiPlus maintained a network of seven workspaces under the asset-light model across four cities in China.

Nevertheless, there remain significant uncertainties surrounding COVID-19, including the existing and new variants of COVID-19, and its further development as a global pandemic. The extent to which it may continue to affect AgiiPlus’ results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. There may be potential impacts on our results of operations if the pandemic and the resulting disruption were to continue extending over a prolonged period.

In addition, if the global spread of COVID-19 and deterioration cannot be contained, risks set forth in this prospectus may be exacerbated or accelerated at a heightened level.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect AgiiPlus’ business and AgiiPlus’ financial condition.

COVID-19 had a severe and negative impact on the Chinese and the global economy. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China’s gross domestic product (GDP) growth was 2.3% in 2020 and 8.1% in 2021, and 3.0% in 2022. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, there is uncertainty about the future relationship between China and the United States with respect to trade policies, treaties, government relations and tariffs between the two countries. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect AgiiPlus’ business, results of operations and financial condition.

If AgiiPlus fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, AgiiPlus may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of AgiiPlus’ Class A ordinary shares may be materially and adversely affected.

AgiiPlus has been a private company with limited accounting and financial reporting personnel and other resources with which AgiiPlus addresses its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audits of its consolidated financial statements included in this prospectus, AgiiPlus and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting. AgiiPlus’ independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. The material weaknesses that have been identified relate to (i) the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements to design, implement and operate key controls over financial reporting process to address complex technical accounting issues and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC and (ii) the lack of internal audit function to establish formal risk assessment process and internal control framework. Neither AgiiPlus nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in its internal control over financial reporting. To remedy the identified material weaknesses, AgiiPlus has adopted and will adopt further measures to improve its internal control over financial reporting. AgiiPlus has implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. AgiiPlus has recruited staffs with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. AgiiPlus has also supplemented and enhanced internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, AgiiPlus will utilize a third party consultant for accounting services as additional resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, AgiiPlus cannot assure you that these measures may fully address the material weaknesses and deficiencies in AgiiPlus’ internal control over financial reporting or that AgiiPlus may conclude that they have been fully remediated.

Upon its listing on Nasdaq, the Company will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that AgiiPlus includes a report from management on the effectiveness of its internal control over financial reporting in AgiiPlus’ annual report on Form 20-F beginning with its second annual report on Form 20-F after becoming a public company. In addition, once the Company ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of AgiiPlus’ internal control over financial reporting. Moreover, even if AgiiPlus’ management concludes that AgiiPlus’ internal control over financial reporting is effective, AgiiPlus’ independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with the Company’s internal controls or the level at which the Company’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from AgiiPlus. In addition, after the Company becomes a public company, AgiiPlus’ reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. The Company may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing AgiiPlus’ internal control procedures, in order to satisfy the requirements of Section 404, AgiiPlus may identify other weaknesses and deficiencies in AgiiPlus’ internal control over financial reporting. If the Company fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, the Company may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if the Company fails to achieve and maintain an effective internal control environment, it could result in material misstatements in the Company’s financial statements and could also impair the Company’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, the Company’s businesses, financial condition, results of operations and prospects, as well as the trading price of the Class A ordinary shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose AgiiPlus to increased risk of fraud or misuse of corporate assets and subject the Company to potential delisting from the stock exchange on which AgiiPlus lists, regulatory investigations and civil or criminal sanctions. AgiiPlus may also be required to restate its financial statements from prior periods.

AgiiPlus has limited insurance coverage for the operations of its subsidiaries.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Although AgiiPlus has purchased property all-risks insurance and public liability insurance through its subsidiaries, these insurances might not be able to cover all the risks AgiiPlus is subject to, and certain insurance policies of AgiiPlus have expired and have not been renewed. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect AgiiPlus’ results of operations and financial condition.

The Company will incur increased costs as a result of being a public company.

Upon its listing on Nasdaq, the Company will become a public company and expect to incur significant legal, accounting and other expenses. For example, as a result of becoming a public company, the Company will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and the Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, the Company will incur additional costs associated with its public company reporting requirements. It may also be more difficult for AgiiPlus to find qualified persons to serve on its Board of Directors or as executive officers.

After the Company is no longer an “emerging growth company,” the Company may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.

AgiiPlus’ Class A ordinary shares may be delisted and prohibited from being traded under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect its auditors. The delisting and the cessation of trading of AgiiPlus’ Class A ordinary shares, or the treat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it’s not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

The Holding Foreign Companies Accountable Act, was enacted on December 18, 2020. Pursuant to the Holding Foreign Companies Accountable Act, if the SEC determines that AgiiPlus has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC must prohibit AgiiPlus’ Class A ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two, thus reducing the time period before AgiiPlus’ Class A ordinary shares may be prohibited from trading or delisted.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the Holding Foreign Companies Accountable Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

AgiiPlus’ financial statements contained elsewhere in this prospectus have been audited by our former auditor, MaloneBailey, LLP, an independent registered public accounting firm that is headquartered in the United States with offices in Beijing and Shenzhen, China. Effective December 19, 2023, we have appointed Audit Alliance LLP, an independent registered public accounting firm headquartered in Singapore, as our auditor. Each of MaloneBailey, LLP and Audit Alliance LLP is a firm registered with the PCAOB, and each is required by the United States laws to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Each of MaloneBailey, LLP and Audit Alliance LLP has been inspected by the PCAOB on a regular basis and is not among the PCAOB-registered public accounting firms headquartered in China and Hong Kong that are subject to PCAOB’s determination issued on December 16, 2021 of having been unable to inspect or investigate completely. However, according to Article 177 of the PRC Securities Law (last amended in December 2019), no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities in China. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. In such event, the audit working papers of AgiiPlus’ financial statements may not be inspected or investigated completely by the PCAOB without the approval of the PRC authorities, since the audit work for the fiscal years ended December 31, 2022 and 2021 was carried out by MaloneBailey, LLP with the collaboration of their China-based offices. AgiiPlus’ Class A ordinary shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors with a presence in China.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemaking and/or standard-setting are effective. Additionally, on December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. If AgiiPlus fails to meet the new listing standards before the deadline specified under the report released by PWG, AgiiPlus’ securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the Holding Foreign Companies Accountable Act. If AgiiPlus’ Class A ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase AgiiPlus’ Class A ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of AgiiPlus’ Class A ordinary shares.

If the PCAOB was unable to conduct inspections and evaluate the audits and quality control procedures of AgiiPlus’ independent registered public accounting firm, AgiiPlus, its investors and potential investors will be deprived of the benefits of such PCAOB inspections and could lose confidence in AgiiPlus’ reported financial information and the quality of its financial statements. If AgiiPlus fails to meet the new listing standards before the deadline specified thereunder due to factors beyond its control, it could face possible de-listing from the Nasdaq Stock Market, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, AgiiPlus’ Class A ordinary shares from trading in the United States.

Certain industry data and information in this prospectus were obtained from third-party sources and were not independently verified by AgiiPlus.

This prospectus contains certain industry data and information obtained from third-party sources. AgiiPlus has not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by AgiiPlus. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Statistical data in these publications also include projections based on a number of assumptions. The flexible workspace industry may not grow at the rates projected by market data, or at all. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the flexible workspace industry against the projected rates may have material and adverse effects on AgiiPlus’ business.

Risk Factors Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on AgiiPlus’ business and operations.

A substantial majority of AgiiPlus’ assets and operations are located in China. Accordingly, the business of AgiiPlus’ subsidiaries, and AgiiPlus’ financial condition and results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect the business of AgiiPlus’ subsidiaries and AgiiPlus’ operating results, leading to a reduction in demand for services offered by AgiiPlus’ subsidiaries, and adversely affect AgiiPlus’ competitive position. The COVID-19 pandemic has had a severe and negative impact on the Chinese and global economy since 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on AgiiPlus. For example, AgiiPlus’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect the business of AgiiPlus’ subsidiaries and AgiiPlus’ operating results. In addition, many customers of AgiiPlus’ subsidiaries are concentrated in major metropolitan areas, therefore an economic downturn in any of these areas may materially and adversely affect these entities’ business.

Furthermore, AgiiPlus and AgiiPlus’ subsidiaries, and investors may face uncertainty about future actions by the government of China that could significantly affect the financial performance and operations of AgiiPlus’ subsidiaries. AgiiPlus cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to AgiiPlus, which could substantially affect AgiiPlus’ operation and the value of AgiiPlus’ Class A ordinary shares may depreciate quickly. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on the business of AgiiPlus’ subsidiaries.

Uncertainties with respect to the PRC legal system, regulations and enforcement policies could adversely affect AgiiPlus.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection AgiiPlus enjoys. These uncertainties may affect AgiiPlus’ judgment on the relevance of legal requirements and AgiiPlus’ ability to enforce its contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from AgiiPlus.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, AgiiPlus may not be aware of its violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

New laws and regulations may be enacted from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to businesses of AgiiPlus’ subsidiaries. In particular, the PRC government authorities may continue to promulgate new laws, regulations, rules and guidelines governing new economy companies with respect to a wide range of issues, such as intellectual property, unfair competition and antitrust, privacy and data protection, and other matters. Compliance with these laws, regulations, rules, guidelines, and implementations may be costly, and any incompliance or associated inquiries, investigations, and other governmental actions may divert significant management time and attention and AgiiPlus’ financial resources, bring negative publicity, subject AgiiPlus to liabilities or administrative penalties, or materially and adversely affect AgiiPlus’ business, financial condition, results of operations, and the value of AgiiPlus’ Class A ordinary shares. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could hinder AgiiPlus’ ability to offer or continue to offer the securities, result in a material adverse change to the business operations of AgiiPlus’ subsidiaries, and damage AgiiPlus’ reputation. In such event, AgiiPlus’ financial condition and results of operations may be materially and adversely affected, and AgiiPlus’ Class A ordinary shares may significantly decline in value or become worthless.

Specifically, AgiiPlus is subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, limitations on foreign ownership of flexible workspace operators, and regulatory review of overseas listing of PRC companies through special purpose vehicles. From August 16, 2021 to May 20, 2022, through VIE arrangements, AgiiPlus operated the Maxoffice website through the Internet Content Provider License held by Shanghai Zhiban. If the PRC government determines that these contractual arrangements with the consolidated VIE did not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, AgiiPlus could be subject to penalties retroactively or be forced to relinquish their interests in those operations, which would likely result in an adverse change in AgiiPlus’ operations, and the AgiiPlus’ Class A ordinary shares may decline significantly in value.

The approval, filing and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with this transaction under PRC rules, regulations or policies, and, if required, AgiiPlus cannot predict whether or how soon it will be able to obtain such approval or complete such filing.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and implementation of the regulations remain unclear.

In addition, the PRC government authorities may strengthen oversight over offerings that are conducted overseas. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the supervision over overseas listings by PRC companies. Effective measures, such as promoting the construction of relevant regulatory systems, are to be taken to deal with the risks and incidents of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The Measures for Cybersecurity Review issued by the CAC and other related authorities on December 28, 2021 also required that, among others, “critical information infrastructure” or internet platform operator holding over one million users’ personal information to apply for a cybersecurity review before any listing at a foreign country. In addition, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. The Measures for Security Assessment for Cross-border Data Transfer which came into effect on September 1, 2022, stipulates that a data processor shall apply to the competent cyberspace department for security assessment and clearance of outbound data transfer in the event of outbound transfer of important data by a data processor, outbound transfer of personal information by an operator of critical information infrastructure or a data processor which has processed more than one million users’ personal data. These statements and regulations are recently issued and there remain substantial uncertainties about their interpretation and implementation.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures, which came to effect on March 31, 2023. On the same date, the CSRC circulated the Guidance Rules and Notice on CSRC’s official website. Under the Trial Administrative Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Administrative Measures’ requirements within three working days following the submission of an initial public offering or listing application. Enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Existing Issuers” and are not required to complete the overseas listing filing immediately, but shall complete filings as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023, (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. The content of our Filing Documents needs to be reviewed by the CSRC.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the company, its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Any failure or perceived failure by the domestic companies to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Personal information collected by Shanghai Zhiban and shared with AgiiPlus and used in the operations of AgiiPlus is also likely to be deemed to be held by AgiiPlus under the PRC law and regulations. As of the date of this prospectus, AgiiPlus holds much less than one million users’ personal information. Even if personal information collected by Shanghai Zhiban and shared with AgiiPlus and used in the operations of AgiiPlus is deemed to be held by AgiiPlus, the total number of personal information held by AgiiPlus does not reach the threshold of one million, and the number of users whose personal information are held by AgiiPlus is still unlikely to reach the threshold of one million within the upcoming two years. The existing PRC law and regulations does not explicitly require online platform operators that have the personal information of more than one million users after listing to apply for cybersecurity review. However, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. AgiiPlus has not been considered as an “operator of critical information infrastructure” by competent authority, nor has AgiiPlus been informed by any PRC governmental authority of any requirement that AgiiPlus files for a cybersecurity review. According to the Trial Administrative Measures, the domestic companies that have submitted valid applications for overseas offerings and listing but have not been approved from relevant overseas regulatory authorities or overseas stock exchanges before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. Based on the foregoing and the advice of our PRC counsel Han Kun Law Offices, AgiiPlus believes that we may reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to our initial public offering since our registration statement on Form F-1 submitted to SEC has not been declared to be effective by the SEC prior to March 31, 2023. On October 19, 2023, we received CSRC’s approval of this offering under the Trial Administrative Measures. As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented, which may materially and adversely impact our results of operations and the value of our ordinary shares, may limit or completely hinder our ability to offer or continue to offer or continue to offer securities, including the securities being registered, to investors, and/or may cause the value of such securities to significantly decline or be worthless. Therefore, we cannot assure you that whether the Company will be subject to any additional filing requirements, and in such case whether we will be able to get clearance from the CSRC in a timely fashion. The interpretations and implementation of the Trial Administrative Measures remain uncertain in several respects at this time, considering that the Trial Administrative Measures has just been released. According to Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, should any of the following material matters occur after receiving CSRC’s approval and before the issuer’s overseas offering and listing, the issuer shall promptly report to the CSRC and update the record-filing materials within three working days of the occurrence of the relevant matters: (i) a major change to the main business or business license qualification; (ii) a major change to the right of control or equity structure; or (iii) a major adjustment to the offering and listing plan. Therefore, to the extent that we become subject to any additional filing requirements imposed by the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner or even at all, which could impede our ability to offer or continue to offer securities, including the securities being registered, to investors. As of the date of this prospectus, none of AgiiPlus and its subsidiaries has received any notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. If AgiiPlus later finds out that it was required to obtain such permissions or approvals in the future in connection with the listing or continued listing of AgiiPlus’ Class A ordinary shares on a stock exchange outside of China, it is uncertain how long it will take for AgiiPlus to obtain such filings and approval, and, even if AgiiPlus obtains such filings and approval, the filings and/or approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list outside of Hong Kong or Mainland China may subject AgiiPlus to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include investigations by competent regulators, fines and penalties, proceedings against AgiiPlus, an order prohibiting AgiiPlus from conducting an offering and other forms of sanctions, and AgiiPlus’ ability to conduct its business, invest into China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, AgiiPlus’ ability to offer or continue to offer securities, including the securities being registered, to investors may be hindered, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect AgiiPlus’ business and reputation and subject AgiiPlus to liability for information displayed on AgiiPlus’ website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms. The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If AgiiPlus’ website or internet platform is found to be in violation of any such requirements, AgiiPlus may be penalized by relevant authorities, and AgiiPlus’ operations or reputation could be adversely affected.

Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of AgiiPlus’ current corporate structure, corporate governance, and operations.

On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council of the People’s Republic of China, or the State Council, approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation.

The PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” issued by the State Council. An FIE would not be allowed to make investments in prohibited industries in the “negative list,” while the FIE must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. It is uncertain whether the flexible workspace industry, in which AgiiPlus’ subsidiaries operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. If any business operation of AgiiPlus’ subsidiaries would fall in the “negative list,” AgiiPlus faces uncertainties as to whether such clearance can be timely obtained, or at all. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. AgiiPlus cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact the viability of AgiiPlus’ current corporate structure, corporate governance and business operations in any aspect.

The Chinese government exerts substantial influence over the manner in which AgiiPlus’ subsidiaries must conduct their business activities. If the Chinese government significantly regulates these entities’ business operations in the future and they are not able to substantially comply with such regulations, these entities’ business operations may be materially adversely affected and the value of AgiiPlus’ Class A ordinary shares may significantly decrease.

The Chinese government exerts substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of AgiiPlus’ subsidiaries to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on AgiiPlus’ part to ensure its compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require AgiiPlus to divest itself of any interest AgiiPlus then holds in Chinese properties.

As such, the business operations of AgiiPlus’ subsidiaries and the flexible workspace industry may be subject to various government and regulatory interference in the provinces in which these entities operate. AgiiPlus and AgiiPlus’ subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. AgiiPlus may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that AgiiPlus or AgiiPlus’ subsidiaries are not able to substantially comply with any existing or newly adopted laws and regulations, its business operations may be materially adversely affected and the value of AgiiPlus’ Class A ordinary shares may significantly decrease.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings and/or listings that are conducted overseas and/or foreign investment in China-based issuers like AgiiPlus. Such actions taken by the PRC government authorities may intervene or influence operations of AgiiPlus’ PRC subsidiaries at any time, which are beyond its control. Therefore, any such action may adversely affect the operations of AgiiPlus’ subsidiaries and result in material change in these entities’ operations and/or the value of AgiiPlus’ securities. In addition, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder AgiiPlus’ ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

AgiiPlus also faces risks relating to its previous corporate structure. If the PRC government deems that AgiiPlus’ previous contractual arrangements with the VIE domiciled in China did not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, AgiiPlus and its subsidiaries could be subject to severe penalties retroactively.

Any lack of requisite approvals, licenses or permits applicable to the business of AgiiPlus’ subsidiaries may materially adversely affect these entities’ business, financial condition and results of operations.

In accordance with the laws and regulations in jurisdictions in which AgiiPlus’ subsidiaries operate, these entities must obtain or maintain various approvals, licenses and permits to operate its business, including but not limited to business license, fire prevention as-built acceptance check and filing for Distrii workspaces, Construction Enterprise Qualification Certificate, filing for Real Estate Agent and food operation license. These approvals, licenses and permits require satisfactory compliance with, among other things, the applicable laws and regulations.

If AgiiPlus’ subsidiaries fail to obtain the necessary licenses, permits and approvals, these entities may be subject to fines, confiscation of revenues generated from incompliance operations or the suspension of relevant operations. AgiiPlus may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact AgiiPlus’ brand. AgiiPlus’ subsidiaries may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new spaces or new service offerings.

If AgiiPlus’ subsidiaries fail to obtain the material licenses, AgiiPlus’ expansion plans may be delayed. In addition, AgiiPlus’ subsidiaries may not obtain, renew and/or convert all of the approvals, licenses and permits required for these entities’ existing business upon expiration of such approvals, licenses and permits in a timely manner or at all, which could adversely affect the operations of these entities.

Some of AgiiPlus’ subsidiaries have not obtained certain approvals, licenses and permits that may be required for some aspects of their business operations. For example:

•        The required built acceptance check on fire prevention, construction permits and completion acceptance certificates for certain Distrii workspaces have not been obtained. Such spaces that fail to complete built acceptance check on fire prevention, construction permit or completion acceptance certificate as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business. As a result, AgiiPlus’ subsidiaries operating these Distrii workspaces may be subject to fines and any illegal gains may be confiscated.

•        Pursuant to the Real Estate Brokerage Administrative Measures, to qualify as a real estate brokerage institution, an entity and its branches should have a sufficient number of qualified real estate brokers and file with relevant local real estate administrative authority within 30 days after obtaining its business license. As of the date of this prospectus, Beijing Huiying Real Estate Agency Co., Ltd. and Beijing Tangtang Huiying Real Estate Agency Co., Ltd. have submitted filing documents but have not completed such filing with the relevant local real estate administrative authorities because the local real estate administrative authorities do not process such filing applications for the time being. Beijing Huiying Real Estate Agency Co., Ltd. and Beijing Tangtang Huiying Real Estate Agency Co., Ltd. may be subject to penalties or other governmental sanctions for such failures.

•        Certain AgiiPlus’ subsidiaries have not obtained food operation licenses for some spaces which offer food or beverage products, and these subsidiaries are in the process of obtaining such food operation licenses for these spaces. Relevant government authorities may confiscate the income of these spaces since commencing operation, food and beverage products sold at these stores, and any raw materials and equipment used in store operation, and may impose fines based on the value of the food and beverage products sold at each store (if the value of the food and beverage products is less than RMB10,000, a fine up to RMB100,000 may be imposed, and if the value of the food and beverage products is more than RMB10,000, a fine up to 20 times of such value may be imposed).

As of the date of this prospectus, AgiiPlus’ subsidiaries have not received any notice of warning or been subject to any material penalties or other disciplinary action from the relevant governmental authorities for lack of licenses, approvals and permits. However, AgiiPlus cannot assure you that AgiiPlus’ subsidiaries will not be subject to any warning, investigations or penalties in the future. If the PRC government deems any of AgiiPlus’ subsidiaries as operating without proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of the business of AgiiPlus’ subsidiaries, these entities may be required to apply for additional approvals, license or permits, or become subject to various penalties, including fines, termination or restrictions of part of the business of AgiiPlus’ subsidiaries, or revoking of business licenses held by these entities, which may materially and adversely affect AgiiPlus’ business, financial conditions and results of operations.

Failure to comply with PRC laws and regulations on leased property may expose AgiiPlus’ subsidiaries to potential fines and negatively affect their ability to use their leased properties.

The leasehold interests of AgiiPlus’ subsidiaries in leased properties (including leased properties for its Distrii workspaces) have not been registered with the relevant PRC government authorities as required by PRC law, which may expose AgiiPlus’ subsidiaries to potential fines if they fail to remediate after receiving any notice from the relevant PRC government authorities. Reasons for failing to complete the registration and filing of lease agreements include:

•        lessors failed to provide necessary documents to AgiiPlus’ subsidiaries to register the leases with the local government authorities; and

•        certain local regulatory authorities do not process certain leases registration applications.

Failure to complete lease registration for a lease agreement typically does not affect the legal effectiveness of such agreement according to PRC law, but relevant real estate administrative authorities may require the parties to the lease agreement to complete lease registration within a prescribed period of time, and the failure to do so may result in fines from RMB1,000 to RMB10,000 for each of such lease agreements.

Late payment of tax and failure to repay the loan may expose AgiiPlus’ subsidiaries to potential fines and additional fees.

As of the date of prospectus, certain PRC subsidiaries of AgiiPlus have not fully paid the applicable value-added tax and additional tax to the relevant PRC government authorities as required by PRC law. These PRC subsidiaries of AgiiPlus may be subject to a late payment fine of 0.05% of the overdue payment from the payment due date, fines and/or other penalties and AgiiPlus’ financial conditions may be adversely affected.

From November 2022 to June 2023, China Merchants Bank Shanghai Branch provided Shanghai Quanban Zhizao with a loan in the amount of RMB27,970,000 (US$3,857,239) and such loan is due for repayment in October 2023. China Merchants Bank Shanghai Branch has delivered a lawyer’s letter to Shanghai Quanban Zhizao on October 31, 2023 to demand (i) the repayment of the outstanding principal amount of RMB27,957,498.88 as well as the corresponding interests and late repayment interests, and (ii) that the relevant guarantors to this loan, including Shanghai Distrii, Shanghai Xinbanban Technology Development Co., Ltd., Shanghai Shuban Technology Co., Ltd., Shanghai Hongban Technology Development Co., Ltd., Shanghai Jiaqiban Technology Development Co., Ltd. and Beijing Xinbanban, to bear the corresponding financial responsibilities. In November 2023, China Merchants Bank

Shanghai Branch filed a lawsuit against Shanghai Quanban Zhizao and abovementioned relevant guarantors to repay the principal of the loan and other fees in a total amount of approximately RMB29.58 million (US$4.08 million). As of the date of this prospectus, this case is still in the process of trial and Shanghai Quanban Zhizao has not repaid such loan, and failure to repay such loan may result in additional fees and fines for its late repayment, and AgiiPlus’ financial conditions may be adversely affected.

Certain PRC subsidiaries of AgiiPlus have been listed as “party subject to enforcement”, “dishonest debtor” or “party restricted from high consumption” by PRC courts due to the litigations. Until such subsidiaries have been cleared by PRC courts, that designation may materially and adversely affect AgiiPlus’ business, financial conditions and results of operations.

As a result of a series of contractual disputes and litigations, to AgiiPlus’ knowledge, certain PRC subsidiaries have been listed as “party subject to enforcement”, “dishonest debtor” or “party restricted from high consumption” as follows:

•        Listed as “party subject to enforcement”: Shanghai Distrii, Shanghai Aiban Technology Development Co., Ltd., Beijing Zhaoban Technology Development Co., Ltd., Shanghai Tangying Internet of Things Technology Co., Ltd. and Shanghai Quanban Zhizao.

•        Listed as “dishonest debtor”: Shanghai Aiban Technology Development Co., Ltd., Shanghai Tangying Internet of Things Technology Co., Ltd. and Shanghai Zhengji.

•        Listed as “party restricted from high consumption”: Shanghai Aiban Technology Development Co., Ltd., Beijing Zhaoban Technology Development Co., Ltd., Shanghai Tangying Internet of Things Technology Co., Ltd., Shanghai Zhengji and Shanghai Quanban Zhizao.

In the event a party subject to enforcement fails to fulfil its obligations as required due to disputes or litigations, in order to compel such party subject to enforcement to fulfil its obligations, the court may take enforcement measures in accordance with the applicable law, such as freezing bank accounts, seizing property and auctioning off property, which may affect AgiiPlus’ financial conditions. In accordance with the Regulation of the Supreme People’s Court on the Publication of Information on the List of Dishonest Debtor, the courts has announced such listing to the public through the list database and informed the relevant government departments, financial regulatory agencies, financial institutions, institutions that undertake administrative functions and industry association of such information of dishonest debtor, so that the relevant parties can give credit disciplinary action to the dishonest debtor. The entities being imposed the “high consumption” restrictions on are prohibited from conducting certain high spending activities and spending activities that are not necessary for life or work, including (1) when taking transportation, choosing second-class or higher-class cabins on airplanes, trains, and ships; (2) high consumption in hotels, nightclubs, golf courses and other places at star level; (3) purchasing real estate or building, expanding, or luxurily decorating houses; (4) leasing high-end office buildings, hotels, apartments and other places as offices; (5) purchasing vehicles that are not necessary for business operations; (6) leisure travel and vacation; (7) children attending expensive-tuition private schools; (8) paying high premiums to purchase insurance wealth management products; and (9) other consumption behaviors that are not necessary for life and work, such as taking seats on the G-series electric multiple unit (“EMU”) trains or first-class seats on other EMU trains. Restrictions on leasing high-end office buildings, hotels, apartments and other places as offices may restrict such subsidiaries’ ability to conduct operations, they may also have a negative impact on AgiiPlus’ reputation, image and brand.

As such, those subsidiaries of AgiiPlus that are listed as “party subject to enforcement”, “dishonest debtor” or “party restricted from high consumption” may suffer certain restrictions in connection with commercial loans at banks’ discretion, purchase or transfer of properties and lease high-end office buildings, hotels, apartments and other places as offices, until these subsidiaries are able to enforce the judgments and are removed from the list of “party subject to enforcement”, “dishonest debtor” or “party restricted from high consumption”, which may materially and adversely affect AgiiPlus’ business, financial conditions and results of operations. Moreover, AgiiPlus cannot guarantee that additional enforcement measures relating to or arising out of lawsuits would not be threatened or brought against these subsidiaries of AgiiPlus in the future.

Property owners, government authorities or other third parties could challenge rights of AgiiPlus’ subsidiaries to use properties leased by AgiiPlus’ subsidiaries, which may disrupt these entities’ operations and incur relocation costs.

Certain lessors of properties leased by AgiiPlus’ subsidiaries in China have not provided AgiiPlus’ subsidiaries with valid title certificates or proof of authorization to lease those properties to AgiiPlus’ subsidiaries. If lessors of AgiiPlus’ subsidiaries are not the owners of the properties or they have not obtained consents from the owners, their lessors, or their mortgagees, or permits from the relevant government authorities, leases of AgiiPlus’ subsidiaries could be invalidated or AgiiPlus’ subsidiaries may be required by the mortgagees to vacate the properties. The use of leased properties by AgiiPlus’ subsidiaries may also be challenged by other various reasons, such as restrictions imposed by laws, regulations or policies based on the nature or usage of certain leased properties. In addition, certain PRC subsidiaries of AgiiPlus do not operate their business from their registered addresses.

As of the date of prospectus, AgiiPlus is not aware of any actions, claims or investigations threatened against AgiiPlus, AgiiPlus’ subsidiaries, or lessors of AgiiPlus’ subsidiaries with respect to the defects in leasehold interests of AgiiPlus’ subsidiaries that may materially and adversely affect AgiiPlus’ business, financial conditions and results of operations. However, if any leases of AgiiPlus’ subsidiaries are terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, the operations of AgiiPlus’ subsidiaries may be interrupted, and they would incur relocation costs. Moreover, if third parties challenge lease agreements of AgiiPlus’ subsidiaries, AgiiPlus’ subsidiaries could incur time, attention and costs associated with defending such actions, even if such challenges are ultimately determined in their favor.

AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.

AgiiPlus is a Cayman Islands holding company and conducts all of its business through its operating subsidiaries. AgiiPlus relies principally on dividends and other distributions on equity from its PRC subsidiaries for its cash requirements, including for services of any debt AgiiPlus may incur.

The ability of AgiiPlus’ PRC subsidiaries to distribute dividends is based upon their respective distributable earnings. Current PRC regulations permit AgiiPlus’ PRC subsidiaries to pay dividends to their respective shareholders only out of their respective accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. If AgiiPlus’ PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to AgiiPlus. Any limitation on the ability of AgiiPlus’ PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit AgiiPlus’ ability to grow, make investments or acquisitions that could be beneficial to AgiiPlus’ business, pay dividends or otherwise fund and conduct AgiiPlus’ business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated, including the Cayman Islands.

Fluctuations in exchange rates could have a material adverse impact on AgiiPlus’ results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies, among other things. AgiiPlus cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant fluctuation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that AgiiPlus needs to convert U.S. dollars into Renminbi for its operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount AgiiPlus would receive from the conversion. Conversely, if AgiiPlus decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on AgiiPlus’ ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to AgiiPlus.

Very limited hedging options are available in China to reduce AgiiPlus’ exposure to exchange rate fluctuations. To date, AgiiPlus has not entered into any material hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While AgiiPlus may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and AgiiPlus may not be able to adequately hedge its exposure or at all. In addition, AgiiPlus’ currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit AgiiPlus’ ability to utilize its revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. AgiiPlus receives a significant portion of its revenues in Renminbi. Under AgiiPlus’ current corporate structure, AgiiPlus may rely on dividend payments from AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements it may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of AgiiPlus’ PRC subsidiaries in China may be used to pay dividends to AgiiPlus.

However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, AgiiPlus needs to obtain SAFE approval to use cash generated from the operations of AgiiPlus’ PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

The PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. Shanghai Distrii Technology Development Co., Ltd. has obtained an approval from the Ministry of Commerce (“MOFCOM”) but has not obtained approval or completed record filing procedures required by the National Development and Reform Commission, or the NDRC and SAFE with respect to the establishment of Distrii Singapore PTE. LTD., which was a wholly-owned subsidiary of Shanghai Distrii. On May 22, 2023, Shanghai Distrii transferred 100% of the equity interests in Distrii Singapore to AgiiPlus Holdings Limited. If any of AgiiPlus’ shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents AgiiPlus from obtaining sufficient foreign currencies to satisfy AgiiPlus’ foreign currency demands, the Company may not be able to pay dividends in foreign currencies to its shareholders, including holders of AgiiPlus’ ordinary shares.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.

Any funds AgiiPlus transfers to its PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to AgiiPlus’ PRC subsidiaries are subject to the approval of or report investment information to the MOFCOM or their respective local branches and registration with a local bank authorized by the SAFE. In addition, any foreign loan procured by AgiiPlus’ PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches. If AgiiPlus fails to complete such registrations, its ability to use the proceeds to be received from this offering and to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit AgiiPlus’ ability to use Renminbi converted from the proceeds to be received from this public offering, to invest in or acquire any other PRC companies through AgiiPlus’ PRC subsidiaries, or to establish new consolidated VIE in China, which may adversely affect AgiiPlus’ business, financial condition and results of operations.

On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, AgiiPlus cannot assure you that AgiiPlus will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by AgiiPlus to its PRC subsidiaries or with respect to future capital contributions by AgiiPlus to its PRC subsidiaries. If AgiiPlus fails to complete such registrations or obtain such approvals, AgiiPlus’ ability to use the proceeds from this this public offering and to capitalize or otherwise fund AgiiPlus’ PRC operations may be negatively affected, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject AgiiPlus’ PRC resident beneficial owners or AgiiPlus’ PRC subsidiaries to liability or penalties, limit AgiiPlus’ ability to inject capital into AgiiPlus’ PRC subsidiaries, limit AgiiPlus’ PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to AgiiPlus’ shareholders who are PRC residents and may be applicable to any offshore acquisitions that AgiiPlus make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If AgiiPlus’ shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, AgiiPlus’ PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and AgiiPlus may be restricted in its ability to contribute additional capital to its PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

AgiiPlus has used its best efforts to request PRC residents who AgiiPlus knows hold direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37. As of the date of this prospectus, Dr. Jing Hu and 6 other PRC residents known to AgiiPlus that currently hold direct or indirect ownership interests in our Company have completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. AgiiPlus cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. AgiiPlus can provide no assurance that AgiiPlus is or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in AgiiPlus. Any failure or inability by such individuals to comply with SAFE regulations may subject AgiiPlus to fines or legal sanctions, restrict AgiiPlus’ cross-border investment activities, and limit AgiiPlus’ PRC subsidiaries’ ability to distribute dividends to us. As a result, AgiiPlus’ business operations and AgiiPlus’ ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, AgiiPlus may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect AgiiPlus’ financial condition and results of operations. In addition, if AgiiPlus decides to acquire a PRC domestic company, AgiiPlus cannot assure you that AgiiPlus or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict AgiiPlus’ ability to implement its acquisition strategy and could adversely affect its business and prospects.

AgiiPlus faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation, or the SAT, issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

AgiiPlus faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in AgiiPlus’ offshore subsidiaries and investments. AgiiPlus may be subject to filing obligations or taxed if AgiiPlus is transferor in such transactions, and may be subject to withholding obligations if AgiiPlus is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in AgiiPlus by investors who are non-PRC resident enterprises, AgiiPlus’ PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, AgiiPlus may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom AgiiPlus purchases taxable assets to comply with these circulars, or to establish that AgiiPlus should not be taxed under these circulars, which may have a material adverse effect on AgiiPlus’ financial condition and results of operations.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for AgiiPlus to pursue growth through acquisitions in China.

Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic company or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that the anti-monopoly law enforcement authority shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the State Council that became effective in March 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic companies that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, AgiiPlus may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit AgiiPlus’ ability to complete such transactions, which could affect AgiiPlus’ ability to expand its business or maintain its market share.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the regulation of illegal securities activities and the supervision of overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, on December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. In accordance with the Cybersecurity Review Measures, network platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. The aforementioned policies and any related implementation rules to be enacted may subject AgiiPlus to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, AgiiPlus cannot assure you that AgiiPlus will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

If AgiiPlus is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to AgiiPlus and its non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board customers or senior executives habitually reside in the PRC.

AgiiPlus believes it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that AgiiPlus is a PRC resident enterprise for enterprise income tax purposes, AgiiPlus would be subject to PRC enterprise income tax on AgiiPlus’ worldwide income at the rate of 25%. Furthermore, the Company would be required to withhold a 10% tax from dividends the Company pays to its shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if the Company is deemed a PRC resident enterprise, dividends paid to its non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of AgiiPlus would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that AgiiPlus is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

Some of AgiiPlus’ material subsidiaries have failed to make adequate contributions to the social security and housing provident fund for all of their employees; AgiiPlus’ subsidiaries may be required to make additional contributions of social insurance and housing fund and be subject to late payments and fines imposed by relevant governmental authorities.

AgiiPlus’ subsidiaries are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of employees of AgiiPlus’ subsidiaries. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

As of the date of this prospectus, the contribution amounts for social insurance and housing fund made by AgiiPlus’ subsidiaries for their some employees does not reach the amount required by PRC laws. AgiiPlus cannot assure you that the relevant government authorities will not require AgiiPlus’ subsidiaries to make up the contribution amounts for social insurance and housing fund and impose late fees or fines on these entities. If these entities fail to make the outstanding social insurance and housing fund contributions within the prescribed time frame, they may be subject to fines and late payment fees, and AgiiPlus’ financial conditions may be adversely affected.

The employment practices of AgiiPlus’ subsidiaries may be adversely impacted under the labor contract law of the PRC, and AgiiPlus’ subsidiaries are subject to labor disputes with their former employees.

The PRC Standing Committee National People’s Congress promulgated the labor contract law of the PRC, or the Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the Labor Contract Law on September 18, 2008. The Labor Contract Law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts. The interpretation and implementation of these regulations are still evolving. The employment practices of AgiiPlus’ subsidiaries may violate the Labor Contract Law and related regulations and these entities could be subject to penalties, fines or legal fees as a result. If AgiiPlus’ subsidiaries violate relevant laws and regulations, these entities may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, and AgiiPlus’ business, financial condition and results of operations may be adversely affected.

Additionally, as of the date of this prospectus, AgiiPlus’ subsidiaries are subject to certain labor disputes with their former employees. As of December 31, 2023, to the best knowledge of the Company, AgiiPlus and its subsidiaries were involved in a total of approximately 154 labor disputes with their former employees, with a maximum exposure of approximately RMB12.3 million (US$1.7 million), as AgiiPlus has been closing down Distrii workspaces, and has cut its headcount to reduce operating costs and operating losses since the beginning of 2023.

AgiiPlus’ subsidiaries may be liable for improper use or appropriation of personal information provided by customers of these entities and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on AgiiPlus’ business and results of operations.

The business of AgiiPlus’ subsidiaries involves collecting and retaining certain internal and customer data. AgiiPlus’ subsidiaries also maintain information about various aspects of their operations as well as regarding their employees. The integrity and protection of customer, employee and company data is critical to the business of AgiiPlus’ subsidiaries. Customers and employees of AgiiPlus’ subsidiaries expect that these entities will adequately protect their personal information. AgiiPlus’ subsidiaries are required by applicable laws to keep strictly confidential the personal information that it collects, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. The Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC on November 7, 2016, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Network operators shall inform the users of the type, purpose and method of processing and collecting of the personal information to be processed. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, the Ministry of Public Security, and the State Administration for Market Regulation, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, the Ministry of Public Security and the State Administration for Market Regulation, have issued and/or enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations, including the Method for Identifying the Illegal Collection and Use of Personal Information by Apps and the Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications issued by the Cyberspace Administration of China and several other regulatory bodies in 2019 and 2021 respectively, Administrative Provisions on Mobile Internet Applications Information Services issued by Cyberspace Administration of China, which promulgated on August 1, 2016, amended on June 14, 2022 and took effect on August 1, 2022, and the Practical Guide to Cyber Security Standards: Guide to Self-evaluation of Collection and Use of Personal Information by Mobile Internet Applications (Apps), the revised Personal Information Security Specification published by the National Information Security Standardization Technical Committee (“NISSTC”) in 2020, Basic Requirements for Collecting Personal Information in Mobile Internet Applications published by the NISSTC and the State Administration for Industry and Commerce (currently the SAMR) on April 15, 2022, and Personal Information Processing Management Guide for Apps of Smart Mobile Terminals (Draft for Comment) issued by the NISSTC on June 13, 2022. In April 2020, the Chinese government promulgated the original Measures for Cybersecurity Review, which came into effect on June 1, 2020. According to the original Measures for Cybersecurity Review, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

On December 28, 2021, the Cyberspace Administration of China and other related authorities released the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022 and replaced the original Measures for Cybersecurity Review promulgated on April 13, 2020. The Cybersecurity Review Measures proposes the following key changes:

•        companies who are engaged in data processing are also subject to the regulatory scope;

•        the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

•        the internet platform operator holding more than one million users/users’ (which to be further specified) personal information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

•        the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

AgiiPlus currently does not hold personal information of over one million users. Therefore, according to the Cybersecurity Review Measures, AgiiPlus believes that it is not required to apply for cybersecurity review. However, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, as an operator of flexible workspaces through its PRC subsidiaries in China, AgiiPlus has not been included within the definition of “operator of critical information infrastructure” by competent authority, nor has AgiiPlus been informed by any PRC governmental authority of any requirement that AgiiPlus files for a cybersecurity review. However, if AgiiPlus’ data processing activities are deemed as affecting national security, AgiiPlus could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, including the Cybersecurity Review Measures, AgiiPlus could be subject to cybersecurity review, and if so, AgiiPlus may not be able to pass such review. In addition, AgiiPlus could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of AgiiPlus’ app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against AgiiPlus, which may have material adverse effect on AgiiPlus’ business, financial condition or results of operations. As of the date of this prospectus, AgiiPlus has not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and AgiiPlus has not received any inquiry, notice, warning, or sanction in such respect.

The Standing Committee of the National People’s Congress of China, or the SCNPC, has also published new laws that seek to establish a more robust framework for data protection and privacy, including the Personal Information Protection Law which was published on August 20, 2021 and took effect on November 1, 2021, and the PRC Data Security Law, which was published on June 10, 2021 and took effect in September 2021. The Personal Information Protection Law provides that before processing personal information, the personal information processor shall inform the personal information subjects of the purpose and method of processing, the type, retention period of the personal information to be processed and etc. and the personal information subjects have the right to access, copy, correct, supplement and port their personal information processed by the personal information processor and to ask the personal information processor to explain the rules for their personal information processing. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. If any company violates the Personal Information Protection Law or the PRC Data Security Law, such company may be punished by administration sanctions, including penalties, fines, and/or suspension of relevant business or revocation of the business license.

As of the date of this prospectus, AgiiPlus does not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on its business operations through its subsidiaries. AgiiPlus believes that it has been in material compliance with the regulations or policies that have been issued by the Cyberspace Administration of China to date. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, AgiiPlus cannot assure you that AgiiPlus will comply with such regulations in all respects and AgiiPlus may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. AgiiPlus cannot rule out the possibility that the government agencies may initiate cybersecurity review on AgiiPlus at their discretion. AgiiPlus may also become subject to fines and/or other sanctions, which may have material adverse effect on its business, operations and financial condition.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our Company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines of up to RMB300,000 for entities and up to RMB50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our PRC subsidiaries’ employees fail to pay or our PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, our PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Risk Factors Relating to AgiiPlus’ Ordinary Shares and this Offering

We have entered into a series of share purchase agreements with individual and institutional investors at discounted prices with Class A ordinary shares to be delivered upon the closing of this offering, which could lead to dilution to our investors of the initial public offering and sales of such shares in the open market, once unrestricted, could affect the trading price of our Class A ordinary shares.

From September 2022 to January 2024, we entered into a series of share purchase agreements with several individual and institutional investors, none of the individual investors is a resident of the U.S. and none of the institutional investors is formed in the U.S. or has its principal place of business in the U.S., pursuant to which we sold 5,056,660 shares of the Company at a price of ranging from $3.0 to $3.8 per share for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering. In the event that our listing application with the Nasdaq Stock Market proves to be unsuccessful, or we cannot complete our initial public offering for any other reasons, the investors may require us to return the monetary consideration we received in connection with the share purchase agreements to such investors.

The pre-IPO investors received a discount rate of approximately 30.9% to 45.5% of discount from an assumed public offering price of $5.50, the midpoint of the price range of our initial public offering. The fact that we sold our shares to pre-IPO investors at discounted prices will result in greater dilution to the investors purchasing shares in our initial public offering. See “Dilution.” Additionally, once the shares held by such pre-IPO investors become freely tradable by way of registration or allowed under an exemption from registration, and a substantial number of such shares are sold in the open market, the price of our Class A ordinary shares may be negatively and adversely affected.

Our dual-class share structure with different voting rights may adversely affect the value and liquidity of the ordinary shares.

AgiiPlus cannot predict whether AgiiPlus’ dual-class share structure with different voting rights will result in a lower or more volatile market price of the Class A ordinary shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. Because of our dual-class structure, AgiiPlus will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Class A ordinary shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the Class A ordinary shares could be adversely affected.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

AgiiPlus will adopt a dual-class share structure such that AgiiPlus’ ordinary shares will consist of Class A ordinary shares and Class B ordinary shares conditional upon and effective upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. In respect of matters requiring the votes of shareholders, each our Class A Ordinary Share is entitled to one vote and each our Class B Ordinary Share is entitled to 15 votes. Each of our Class B ordinary share is convertible into one AgiiPlus’ Class A Ordinary Share at any time by the holder thereof. Our Class A ordinary shares are not convertible into our Class B ordinary shares under any circumstances. Only our Class A ordinary shares are tradable on the market immediately after our listing on Nasdaq.

Upon the completion of this offering, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this offering, Dr. Jing Hu, our founder, chief executive officer, and chairman of the board of directors, will control a majority of the voting power of our issued outstanding ordinary shares. As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and will be permitted to elect not to comply with certain corporate governance requirements. Although we do not currently expect to rely on any of the exemptions available to issuers like us, in the event that we elect to do so in the future, our shareholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Stock Market.

We might have contingent liability arising out of a possible violation of Section 5 of the Securities Act in connection with our use of the investor presentation filed with the U.S. Securities and Exchange Commission on September 30, 2022.

Rule 433(b)(2) of the Securities Act requires that an unseasoned issuer (such as the Company) disseminating a free-writing prospectus must accompany or precede such free-writing prospectus with the most recent statutory prospectus (unless there have been no changes to a previously provided prospectus), and failure to do so could result in a violation of Section 5 of the Securities Act. On September 30, 2022, after filing the Registration Statement on Form F-1 of which this prospectus forms a part (the “Form F-1”), we filed a free-writing prospectus with the U.S. Securities and Exchange Commission (the “FWP”). The Form F-1 we filed on September 16, 2022 did not include the amount of shares being offered or the price range for the shares offered, and therefore any use of the FWP was not permissible under Rule 433 of the Securities Act. As of the date of this prospectus, we have not distributed the FWP filed on September 30, 2022 to any recipient. Nevertheless, if our filing of the FWP on September 30, 2022 is deemed to be a violation of Section 5 of the Securities Act, the SEC and/or relevant state regulators could impose monetary fines or other sanctions under relevant federal and state securities laws. Such payments, expenses and fines, if required, could significantly reduce the amount of working capital we have available for our operations and business plan, delay or prevent us from completing our plan of operations, or force us to raise additional funding sooner than expected, which funding may not be available on favorable terms, if at all. Additionally, the trading price of our Class A ordinary shares might decline in value in the event we are deemed to have liability, are required to make payments or face sanctions in connection with the potential claim described above.

Certain judgments obtained against AgiiPlus by AgiiPlus’ shareholders may not be enforceable.

AgiiPlus is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AgiiPlus conducts most of its operations in China and Singapore, and substantially all of its operations outside of the United States. Most of AgiiPlus’ assets are located in China, and substantially all of AgiiPlus’ assets are located outside of the United States. In addition, after our listing on Nasdaq, most of our senior executive officers and directors reside within China for a significant portion of the time and all are PRC nationals. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these persons, to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise, including those based on the civil liability provisions of the U.S. federal securities laws, or to enforce against us or our directors and officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of AgiiPlus’ directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Currently, there is no public market for our ordinary shares, and our shareholders cannot be sure that an active trading market will develop for our ordinary shares or that AgiiPlus will successfully obtain authorization for listing on the Nasdaq.

AgiiPlus has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. We will use our best efforts to cause our ordinary shares to be approved for listing on the Nasdaq. However, we cannot assure you that we will successfully obtain authorization for listing on the Nasdaq. Additionally, the listing of shares on the Nasdaq does not ensure that a market for our Class A ordinary shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of our Class A ordinary shares following our listing on Nasdaq.

Even if AgiiPlus is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their Class A ordinary shares. If a public market for our Class A ordinary shares does not develop, investors may not be able to re-sell their Class A ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. We cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. The trading price of and demand for our Class A ordinary shares following our listing on Nasdaq and the development and continued existence of a market and favorable price for our Class A ordinary shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of AgiiPlus, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for our Class A ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the Class A ordinary shares. Many of these factors and conditions are beyond our control or the control of our shareholders.

AgiiPlus’ share price may be volatile and could decline substantially.

The market price of AgiiPlus’ Class A ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in the price of AgiiPlus’ Class A ordinary shares may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the company or other companies in the flexible working solutions business;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other flexible working solutions companies;

•        announcements by AgiiPlus or its competitors of new flexible working solutions services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

•        mergers or other business combinations involving AgiiPlus;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting AgiiPlus or its industry;

•        the trading volume of AgiiPlus’ Class A ordinary shares in the public market;

•        the release of lockup, escrow or other transfer restrictions on AgiiPlus’ outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of AgiiPlus’ Class A ordinary shares.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

The sale or availability for sale of substantial amounts of Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of the Class A ordinary shares in the public market after our listing on Nasdaq, or the perception that these sales could occur, could adversely affect the market price of the Class A ordinary shares and could materially impair AgiiPlus’ ability to raise capital through equity offerings in the future. The Class A ordinary shares listed after the effectiveness of this registration statement on Form F-1 will be freely tradable without restriction or further registration under the Securities Act. In connection with the listing, AgiiPlus and its directors, executive officers and greater than 5% securityholders have agreed, subject to certain exceptions, not to sell any Class A ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for the Class A ordinary shares, for a period of one year from the date of this prospectus. Our Class A ordinary shares to be held by some of our existing shareholders after our listing on Nasdaq may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. We will have 30,722,036 outstanding and issued Class A ordinary shares immediately after our listing on Nasdaq, assuming the underwriters exercise their over-allotment option in full. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of our Class A ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about AgiiPlus or its business, its ordinary shares price and trading volume could decline.

The trading market for AgiiPlus’ ordinary shares will depend in part on the research and reports that securities or industry analysts publish about AgiiPlus or its business. Securities and industry analysts do not currently, and may never, publish research on AgiiPlus. If no securities or industry analysts commence coverage of AgiiPlus, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover AgiiPlus downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of AgiiPlus or fail to publish reports on AgiiPlus, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

AgiiPlus’ amended and restated memorandum and articles of association, that will become effective upon the effectiveness of our registration statement on Form F-1 of which this prospectus forms a part, contains anti-takeover provisions that could have a material adverse effect on the rights of holders of AgiiPlus’ ordinary shares.

In connection with the public offering, AgiiPlus will adopt an amended and restated memorandum and articles of association that will become effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. AgiiPlus’ post-offering memorandum and articles of association will contain provisions to limit the ability of others to acquire control of AgiiPlus or cause AgiiPlus to engage in change-of-control transactions. These provisions could have the effect of depriving AgiiPlus’ shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of AgiiPlus in a tender offer or similar transaction. For example, AgiiPlus’ board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with AgiiPlus’ ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of AgiiPlus or make removal of management more difficult. If AgiiPlus’ board of directors decides to issue preference shares, the price of AgiiPlus’ Class A ordinary may fall and the voting and other rights of the holders of AgiiPlus’ ordinary shares may be materially and adversely affected.

If AgiiPlus ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

As a foreign private issuer, AgiiPlus will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Because AgiiPlus is a foreign private issuer and is exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

AgiiPlus’ status as a foreign private issuer exempts it from compliance with certain Nasdaq corporate governance requirements if it instead complies with the statutory requirements applicable to a Cayman Islands exempted company. The statutory requirements of AgiiPlus’ home country, the Cayman Islands, do not strictly require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of AgiiPlus, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management the company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have an independent compensation committee with a minimum of two members, a nominating committee, and an independent audit committee with a minimum of three members. AgiiPlus, as a foreign private issuer, with the exception of needing an independent audit committee composed of at least three members, is not subject to these requirements. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that AgiiPlus’ home country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Although as a Foreign Private Issuer AgiiPlus is exempt from certain corporate governance standards applicable to US domestic issuers, if AgiiPlus cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, AgiiPlus’ securities may not be listed or may be delisted, which could negatively impact the price of its securities and your ability to sell them.

AgiiPlus will seek to have its securities approved for listing on Nasdaq. AgiiPlus cannot assure you that it will be able to meet those initial listing requirements at that time. Even if AgiiPlus’ ordinary shares are listed on Nasdaq, it cannot assure you that its securities will continue to be listed on Nasdaq.

In addition, following its listing on Nasdaq, in order to maintain its listing on Nasdaq, AgiiPlus will be required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if AgiiPlus initially meets the listing requirements and other applicable rules of Nasdaq, AgiiPlus may not be able to continue to satisfy these requirements and applicable rules. If AgiiPlus is unable to satisfy Nasdaq criteria for maintaining its listing, its securities could be subject to delisting.

If Nasdaq does not list AgiiPlus’ ordinary shares, or subsequently delists its securities from trading, AgiiPlus could face significant consequences, including:

•        a limited availability for market quotations for its ordinary shares;

•        reduced liquidity with respect to our ordinary shares;

•        a determination that its ordinary shares is a “penny stock,” which will require brokers trading in its ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because AgiiPlus is incorporated under Cayman Islands law.

AgiiPlus is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AgiiPlus’ corporate affairs are governed by its memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against AgiiPlus’ directors, actions by AgiiPlus’ minority shareholders and the fiduciary duties of AgiiPlus’ directors to AgiiPlus under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of AgiiPlus’ shareholders and the fiduciary duties of AgiiPlus’ directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like AgiiPlus have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. AgiiPlus’ directors have discretion under its articles of association that will become effective immediately upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, AgiiPlus’ public shareholders may have more difficulty in protecting their interests in the face of actions taken by AgiiPlus’ management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against AgiiPlus, its directors or its management named in the prospectus based on foreign laws.

AgiiPlus is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AgiiPlus conducts a majority of its operations in China, and a majority of AgiiPlus’ assets are located in China. All AgiiPlus’ senior executive officers reside within China for a significant portion of the time and all are PRC nationals. A majority of AgiiPlus’ directors reside within China for a significant portion of the time. Additionally, all of AgiiPlus’ officers and directors reside outside of the United States and none of them is a U.S. national. As a result, it may be difficult for AgiiPlus’ shareholders to effect service of process upon AgiiPlus or those persons inside China or to bring an original action in a court in China to enforce liabilities against our directors and executive officers based on U.S. federal securities laws. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible and it may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism.

According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because AgiiPlus is incorporated under Cayman Islands law” and “Enforceability of Civil Liabilities.”

AgiiPlus may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If AgiiPlus or any of its subsidiaries is a passive foreign investment company, or PFIC, for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of AgiiPlus’ ordinary shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that AgiiPlus or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of this public offering or for foreseeable future taxable years. Moreover, AgiiPlus does not expect to provide a PFIC annual information statement for 2023 or going forward. Please see the section entitled “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Status” for a more detailed discussion with respect to AgiiPlus’ potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase the Class A ordinary shares in this offering, you will pay more for your Class A ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of $             per Class A ordinary share, and our adjusted net tangible book value per ordinary share as of June 30, 2023, after giving effect to our sale of the Class A ordinary shares offered in this offering. In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of share options. See “Dilution” for a more complete description of how the value of your investment in the Class A ordinary shares will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our Class A ordinary shares in the public market could cause the price of our Class A ordinary shares to decline.

Sales of our Class A ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares to decline. All Class A ordinary shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The Class A ordinary shares held by our directors, executive officers, or greater than 5% securityholders will be available for sale, upon the expiration of the one year lock-up period beginning from the closing of this offering, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our Class A ordinary shares could decline.

After completion of this offering, certain holders of our Class A ordinary shares may cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in these ordinary shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the public market could cause the price of our Class A ordinary shares to decline.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act because we generated less than US$1.235 billion in revenues for our last fiscal year. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700 million in market value of our Class A ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Class A ordinary shares to be less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Class A ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the U.S. Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

•        our goals and strategies;

•        our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenues, costs or expenditures;

•        our dividend policy;

•        our expectations regarding the workspace refurbishment period, lease-up period, and stabilized occupancy rate, rental and other service income;

•        our expectations regarding demand for and market acceptance of our products, services and pricing;

•        our expectations regarding our relationships with our clients, business partners and third-parties;

•        the trends in, expected growth in and market size of the work solution industry and the flexible workspace industry in China, Singapore, and globally;

•        our ability to maintain and enhance our market position;

•        our ability to continue to develop new technologies and/or upgrade our existing technologies;

•        developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•        relevant governmental policies and regulations relating to our businesses and industry;

•        competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry;

•        our ability to attract, train and retain executives and other employees;

•        developments in, or changes to our employee share incentive plans;

•        the expected outcome or impact of pending or threatened litigations against us;

•        our proposed use of proceeds from this offering;

•        the development of the global financial and capital markets;

•        fluctuations in inflation, interest rates and foreign exchange rates;

•        general business, political, social and economic conditions in China, Singapore and other overseas markets we have business;

•        the future development of the COVID-19 pandemic and its impact on our business and industry; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The work solution industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the Class A ordinary shares. In addition, the rapidly evolving nature of the work solution industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — Certain industry data and information in this prospectus were obtained from third-party sources and were not independently verified by AgiiPlus.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$9.32 million, or approximately US$10.85 million if the underwriters exercise their over-allotment option in full, based on the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us.

A US$1.0 increase (decrease) in the assumed initial public offering price of US$5.50 per Class A ordinary share would increase (decrease) the net proceeds to us from this offering by US$1.39 million, or by US$1.60 million if the underwriters exercise their over-allotment option in full, assuming the number of Class A ordinary shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•        approximately 25% to 30%, or US$2.3 million to $2.8 million for enhancing our technology capability;

•        approximately 25% to 30%, or US$2.3 million to $2.8 million for business expansion, including organic growth of our geographic coverage, and mergers and acquisitions opportunities, although we have not identified any specific investments or acquisition opportunities at this time; and

•        approximately 40% to 50%, or US$3.7 million to $4.7 million for other operating purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our PRC subsidiaries. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital requirements.

Any capital contributions we make to our PRC subsidiaries shall be registered with the PRC State Administration for Market Regulation or its local counterparts, and filed with the MOFCOM or its local counterparts. We are then required to complete a foreign exchange registration change at qualified banks. There is no upper limit as to the registered capital of our PRC subsidiaries under PRC laws and regulations, and we may contribute to our PRC subsidiaries through capital contributions as long as the amount contributed stays within the capital registered.

Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the SAFE or its local counterparts. Such statutory limit for our PRC subsidiaries is two times of the net assets of our PRC subsidiaries, and such standard may vary year by year in line with changes to China’s national macro-control policy.

We plan to contribute proceeds from this offering and any future financings to our PRC subsidiaries through capital contributions and intercompany loans.

We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.”

DIVIDEND POLICY

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plan to declare or pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our PRC subsidiaries and payments from our operating entities for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023 presented on:

•        on an actual basis, except to the extent it has been retroactively adjusted to give effect to (i) the March 2023 Share Surrender effective on March 16, 2023, equivalent to a consolidation of our issued and outstanding share capital of two (2) shares into one (1);

•        on a pro forma basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; and (ii) the issuance and sale of 5,056,660 shares purchased by new investors for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering; and

•        on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; (ii) the issuance and sale of the Class A ordinary shares by us in this offering at the assumed initial public offering price of $5.50 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option; and (iii) the issuance and sale of 5,056,660 shares purchased by new investors for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:

	As of June 30, 2023
	Actual	Pro forma(1)	Pro forma as Adjusted(2)
	(US$ in thousands, except for share and per share data)
Current liabilities
Due to related parties	$95	$95	$95
Convertible debts – related parties	7,861	7,861	7,861
Short-term debt and current portion of long-term borrowings	9,090	9,090	9,090
Non-current liabilities
Due to a related party, non-current	365	365	365
Long-term borrowings	5,440	5,440	5,440
Mezzanine equity
Convertible redeemable preferred shares	46,601	—	—
Shareholder’s equity (deficit)
Series Pre-A convertible preferred shares	1	—	—
Ordinary shares	1	—	—
Class A ordinary shares	—	3	4
Class B ordinary shares	—	1	1
Additional paid-in capital(2)	17	53,814	63,134
Statutory reserves	—	—	—
Accumulated deficit	(151,698)	(151,698)	(151,698)
Accumulated other comprehensive income	(191)	(191)	(191)
Non-controlling interests	—	—	—
Total deficit(2)	(151,870)	(98,071)	(88,750)
Total capitalization(2)	$(82,418)	$(75,220)	$(65,899)

____________

Source: Federal Reserve Statistical Release

(1)      The pro forma information discussed above is illustrative only, reflecting (i) the automatic conversion of all of our redeemable preferred shares into 23,365,376 Class A ordinary shares and conversion of ordinary shares into 14,524,927 Class B ordinary shares immediately upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, and (ii) the 5,056,660 shares purchased by new investors for an aggregate consideration of $15,476,262, which shares are expected to be delivered to the investors upon the closing of this offering.

(2)      On top of the pro forma information, the pro forma adjusted information reflects the sale of 2,000,000 Class A ordinary shares in this offering at an assumed initial public offering price of $5.50 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $9.32 million.

A $1.0 increase (decrease) in the assumed initial public offering price of $5.50 per Class A ordinary share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $1,387,500, assuming the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted for each Class A ordinary share you purchase to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per ordinary share (Class A and Class B) after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2023, was $(151.9) million, or $(10.46) per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities, non-controlling interests and mezzanine equity.

Our pro forma net tangible book value as of June 30, 2023 was $(89.8) million, or $(2.09) per ordinary share. Pro forma net tangible book value per share represents total tangible assets less total liabilities, non-controlling interests and mezzanine equity, divided by the number of ordinary shares outstanding as of June 30, 2023, after giving effect of the 5,056,660 shares, anticipated to be issued to several individual and institutional investors upon the closing of this offering, for an aggregate consideration of $15,476,262. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per ordinary share and after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us.

Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per ordinary share and after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us.

After giving effect to our sale of 2,000,000 Class A ordinary shares offered in this offering based on the initial public offering price of $5.50 per Class A ordinary share, after deduction of the estimated discounts to the underwriters and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2023, would have been $(80.5) million, or $(1.79) per outstanding ordinary share. This represents an immediate increase in net tangible book value of $8.67 per Class A ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of US$7.29 per Class A ordinary share to investors purchasing Class A ordinary shares in this offering. The as adjusted information discussed above is illustrative only.

	Post- Offering(1)	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per Class A ordinary share	$5.50	$5.50
Net tangible book value per ordinary share as of June 30, 2023	$(10.46)	$(10.46)
Pro forma net tangible book value per ordinary share	$(2.09)	$(2.09)
Pro forma as adjusted net tangible book value per ordinary share immediately after this offering	$(1.79)	$(1.74)
Amount of dilution in net tangible book value per Class A ordinary share to new investors in the offering	$7.29	$7.24

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per Class A ordinary share after the offering would be US$(1.74), the increase in net tangible book value to existing shareholders would be US$1.5 million, and the immediate dilution in net tangible book value per Class A ordinary share to new investors in this offering would be US$7.24.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2023, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share and per Class A ordinary share paid before deducting underwriting discounts and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration		Average Price per Class A Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	41,677,720	95.4%	$52,316,376	82.6%	US$ 1.26
New investors	2,000,000	4.6%	$11,000,000	17.4%	US$ 5.50
Total	43,677,720	100%	$63,316,376	100%	US$ 1.45

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the Class A ordinary shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, to bring an original action in a court in the Cayman Islands or China to enforce liabilities against our directors and executive officers based on U.S. federal securities laws, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

AgiiPlus has appointed Puglisi & Associates as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, AgiiPlus’ counsel as to Cayman Islands law, and Han Kun Law Offices, AgiiPlus’ counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed AgiiPlus that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has further informed AgiiPlus that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands. The Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as AgiiPlus. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

As advised by Han Kun Law Offices, AgiiPlus’ PRC legal counsel, there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Han Kun Law Offices have further advised that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

AgiiPlus commenced its operations in January 2016 through Shanghai Distrii Technology Development Co., Ltd., a limited liability company formed in the PRC. Through Shanghai Distrii and its subsidiaries, AgiiPlus mainly offers customers Distrii workspaces. AgiiPlus expanded its operations beyond Greater China to Singapore in May 2017 through Distrii Singapore Pte. Ltd, a private company limited by shares organized in Singapore. AgiiPlus formed Shanghai Zhengji Information Technology Co., Ltd., or Shanghai Zhengji, as a limited liability company in the PRC in November 2017, and Shanghai Quanban Zhizao, as a limited liability company in the PRC in March 2018. Through Shanghai Zhengji, Shanghai Quanban Zhizao, and their subsidiaries, AgiiPlus mainly develops smart building management system and provides smart building management solutions to customers. AgiiPlus formed Tangtangjia Business Consulting as a limited liability company in the PRC in May 2021. Through Tangtangjia Business Consulting and its subsidiaries, AgiiPlus operates Tangtang.

AgiiPlus underwent a series of restructuring transactions, which primarily included:

•        In February 2021, AgiiPlus Inc., AgiiPlus’ current ultimate holding company, was incorporated under the laws of the Cayman Islands.

•        In February 2021, AgiiPlus Holdings Limited was incorporated in the British Virgin Islands as a BVI business company.

•        From March 2021 through April 2021, AgiiPlus Group Limited, AgiiTech Limited, and AgiiProp Limited were formed under the laws of Hong Kong.

•        In March 2021, Shanghai Tangtangjia Information Technology Co., Ltd., or Tangtangjia Information Technology, was formed in the PRC. Shanghai Zhiban is a wholly-owned subsidiary of Tangtangjia Information Technology.

•        In May 2021, Shanghai Tangtangjia Zhizao Property Development Co., Ltd., or Tangtangjia Zhizao, was formed in the PRC as a limited liability company. Shanghai Zhengji is a wholly-owned subsidiary of Tangtangjia Zhizao.

•        In May 2021, Shanghai Tangtangjia Business Consulting Co., Ltd., or Tangtangjia Business Consulting, was formed in the PRC as a wholly-owned subsidiary of AgiiTech Limited. In August 2021, Tangtangjia Business Consulting entered into a series of contractual arrangements, with Tangtangjia Information Technology, as well as its shareholders. Through Tangtangjia Business Consulting, AgiiPlus obtained control over Tangtangjia Information Technology and its subsidiaries.

From August 16, 2021 to May 20, 2022, AgiiPlus conducted a certain portion of its operations through the VIE and the VIE’s subsidiaries. On May 20, 2022, Tangtangjia Business Consulting, Tangtangjia Information Technology, and the shareholders of Tangtangjia Information Technology terminated the VIE arrangements. As a result of this transaction, AgiiPlus no longer operates under a VIE structure and the financial results of the VIE and Shanghai Zhiban are no longer consolidated into AgiiPlus’ consolidated financial statements.

The use of the VIE structure was to comply with applicable PRC laws and regulations that prohibit or restrict foreign investment of companies involved in internet content provider services, including value-added telecommunications services in China. AgiiPlus unwound the VIE structure in order to simplify its corporate structure and be better prepared for its listing in the U.S. During the period when the VIE arrangements were effective, Shanghai Zhiban, a subsidiary of the VIE, held the Internet Content Provider License for the Maxoffice website and maintained the website, whereas AgiiPlus, through its subsidiaries, provided office leasing and enterprise services under the brand “Tangtang” through the Maxoffice website. After the unwinding of AgiiPlus’ VIE arrangements, Shanghai Zhiban continues to maintain the Maxoffice website and hold its Internet Content Provider License.

On May 20, 2022, Shanghai Huiying entered into the Business Cooperation Agreement with Shanghai Zhiban, pursuant to which Shanghai Zhiban agreed to offer website operations and maintenance services for the Maxoffice website to Shanghai Huiying as a third-party service provider, and authorize Shanghai Huiying to advertise its services under Tangtang through publishing posts on the Maxoffice website, in consideration for which Shanghai Huiying agreed to pay Shanghai Zhiban services fees actually incurred by Shanghai Zhiban on a monthly basis. Shanghai Huiying receives information about users and other website information in Shanghai Zhiban’s operations, including the operations of the Maxoffice website, and such information is shared with AgiiPlus and used in the operations of AgiiPlus. From June 2022 to December 2022, the monthly service fees paid by Shanghai Huiying to Shanghai Zhiban was approximately RMB70,000 (US$9,653), and AgiiPlus expects the monthly service fees to remain relatively stable for the foreseeable future. The initial term of the Business Cooperation Agreement lasts for two years, and the agreement shall be automatically renewed for additional one-year terms unless timely objected by either party within five days prior to the expiration of the agreement. Under the brand “Tangtang,” AgiiPlus’ subsidiaries offer flexible workspaces leasing and enterprise services through digital platforms, including the Maxoffice website.

The business operations of AgiiPlus’ subsidiaries comprise of three main components, (i) workspace leasing services and ancillary enterprise services under the brand “Distrii,” (ii) space design, construction and decoration solutions under the brand “Spacii,” and (iii) brokerage and enterprise services under the brand “Tangtang.” The Business Cooperation Agreement and the Maxoffice website relate to the business operations of AgiiPlus’ subsidiaries under the brand “Tangtang.” For the years ended December 31, 2019, 2020, 2021 and 2022, business operations under the brand “Tangtang” generated approximately 0.57%, 2.07%, 6.01% and 5.06% of AgiiPlus’ net revenue, respectively. As such, AgiiPlus believes that the vast majority of its operations could be conducted without the Business Cooperation Agreement and it is not materially dependent upon information about users and other website information in Shanghai Zhiban’s and Maxoffice’s operations. Pursuant to the terms of the Business Cooperation Agreement, AgiiPlus may terminate the Business Cooperation Agreement upon notice to Shanghai Zhiban and does not need consent from either Shanghai Zhiban or Maxoffice if AgiiPlus seeks to transition to another third-party website services provider.

After AgiiPlus unwound the VIE corporate structure on May 20, 2022, the financial results of the VIE and Shanghai Zhiban are no longer consolidated into AgiiPlus’ consolidated financial statements. During the fiscal years ended December 31, 2019, 2020, 2021 and 2022, the VIE and Shanghai Zhiban generated approximately 0%, 0%, 0.67%, and 0% of AgiiPlus’ net revenue, respectively. As of the date of this prospectus, none of our employees or our subsidiaries’ employees are also employees of the VIE or Shanghai Zhiban, including Mr. Yong Ni.

As advised by our PRC counsel Han Kun Law Offices, as of the date of this prospectus, the operations of AgiiPlus’s PRC subsidiaries are not subject to the foreign investment restrictions or prohibitions set forth in the “negative list” currently issued by the State Council and foreign investors are allowed to hold 100% equity interests of AgiiPlus’ PRC subsidiaries. Therefore, we believe that as of the date of this prospectus, the operations of AgiiPlus’ PRC subsidiaries are not restricted or limited by PRC laws and regulations for foreign investment. While the current corporate structure is not a VIE structure and AgiiPlus has no intention of establishing any VIEs in the PRC in the future, if in the future the PRC laws and regulations were to change, and the PRC regulatory authorities were to disallow the VIE structure retroactively, it may result in an adverse change in our operations, and AgiiPlus’ Class A ordinary shares may decline significantly in value. For details, see “Risk Factors — Risk Factors Relating to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of AgiiPlus’ current corporate structure, corporate governance, and operations.” in this prospectus.

AgiiPlus was regarded as the primary beneficiary of Tangtangjia Information Technology and its subsidiaries during the period when the VIE arrangements were effective. AgiiPlus treated them as its consolidated affiliated entities under U.S. GAAP, and has consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. The VIE and its subsidiaries generated approximately 0.57%, 2.07%, 6.01% and 0% of AgiiPlus’ net revenue for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. Approximately 0.14%, 0.29%, 0.31% and 0% of AgiiPlus’ assets were held by AgiiPlus’ VIE and the VIE’s subsidiaries for the fiscal years ended December 31, 2019, 2020, 2021 and 2022, respectively. After the unwinding of the VIE structure, assets held by the VIE and Shanghai Zhiban are no longer consolidated in AgiiPlus’ financial statements.

Corporate Structure

The following chart shows AgiiPlus’ corporate structure as of the date of this prospectus, including its principal subsidiaries as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of AgiiPlus’ financial condition and results of operations in conjunction with AgiiPlus’ consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. AgiiPlus’ actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Through its subsidiaries, AgiiPlus is, according to the Frost & Sullivan Report, one of the fastest-growing work solutions providers with a one-stop solution capability in China and Singapore. By leveraging its proprietary technologies, AgiiPlus, through its subsidiaries, offers transformative integrated working solutions to their customers, including brokerage and enterprise services, customizable workspace renovations with smart building solutions, and high-quality flexible workspaces with plug-in software and on-demand services.

AgiiPlus has created an integrated platform connecting onsite workspaces and digital services through technology. Through its subsidiaries, AgiiPlus offers office leasing and enterprise services under the brand “Tangtang,” and through its subsidiaries, AgiiPlus maintains the Distrii app, the official app for AgiiPlus’ Distrii workspace members, offering members a seamless experience beyond physical spaces and provided them with easy access to enterprise services offered by AgiiPlus’ subsidiaries. As of June 30, 2023, through its subsidiaries, AgiiPlus had 35,628 enterprise customers and 357,385 digitally registered members, and maintained a network of 52 Distrii workspaces that covered seven different cities, with approximately 34,767 workstations in total.

In addition, AgiiPlus’ asset-light model offers design, build, managing and operating services to landlords who bear the costs to build and launch new spaces. The asset-light model allows AgiiPlus’ subsidiaries to expand and scale up cost-efficiently, and allows landlords to turn their spaces into revenue-generating properties backed by professional services provided by AgiiPlus’ subsidiaries and AgiiPlus’ brand image. As of June 30, 2023, through its subsidiaries, AgiiPlus had six workspaces under the asset-light model, with managed area of about 17,865 square meters (approximately 192,300 square feet) and approximately 3,335 workstations available for members.

In addition to its Distrii workspaces and related enterprise services, through its subsidiaries, AgiiPlus also provides a full suite of work solutions including renovation and smart building technology to a wider group of customers. For instance, through its Spacii team, AgiiPlus offers landlords one-stop solutions for office design, build and renovation projects. Furthermore, through its subsidiaries, AgiiPlus developed its proprietary smart building management system adopting cutting-edge technologies including artificial intelligence, Internet of Things and cloud technology, featuring face recognition, QR code scanning, visitor registration and authorization, and smart elevators, which help enhance the efficiency and security of a workspace. Through its subsidiaries, AgiiPlus also offers Project Manager, a type of real estate project consulting services including space design, market research, and construction, to real estate investors, which services include space design, market research, and construction, and Building Manager space maintenance services to landlords.

In 2023, the work solution industry in China faced two major challenges in declining occupancy rate and decreasing rent, due to the global interest rate hikes and macro-economic downturn. In an effort to minimize market risks, AgiiPlus has proactively taken steps to shut down underperforming centers. The number of Distrii workspaces under direct operating model was reduced from 53 as of December 31, 2022 to 44 as of June 30, 2023. Instead, AgiiPlus is focusing on developing Distrii workspaces under the asset-light model, aiming at promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. AgiiPlus believes that this approach will help improve its financial performance in long run. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ business has been and may continue to be adversely affected by the COVID-19 pandemic.”

Key Operating Data

AgiiPlus regularly monitors a number of operating metrics in order to measure its current performance and project its future performance. These metrics aid AgiiPlus in developing and refining its growth strategies and making strategic decisions.

	As of December 31, 2021	As of December 31, 2022	As of June 30, 2023
Number of cities(1)	7	7	7
Number of Distrii workspaces in operation(2)	52	59	51
Number of workspaces under direct operating model(2)	44	53	44
Number of workspaces under asset-light model(2)	8	6	7
Number of Distrii workspaces in the pre-opening stage(2)(3)	9	6	1
Total number of Distrii workspaces(2)(4)	61	65	52

Managed area of Distrii workspaces in operation (m2)(5)	222,019	238,202	191,589
Managed area under direct operating model (m2)(5)	199,119	223,137	173,733
Managed area under asset-light model (m2)(5)	22,900	15,065	17,865
Managed area of Distrii workspaces in the pre-opening stage (m2)(5)	31,146	15,674	7,162
Total managed area of Distrii workspaces (m2)(4)	253,165	253,876	198,759

Number of workstations in operation	38,836	41,899	33,574
Number of workstations under direct operating model	34,681	39,031	30,239
Number of workstations under asset-light model	4,155	2,868	3,335
Number of workstations in the pre-opening stage(3)	5,501	2,537	1,194
Total number of workstations(4)	44,337	44,436	34,767

Occupancy rate for all workspaces in operation(5)	81%	75%	72%
Occupancy rate for mature workspaces(5)(6)	85%	80%	78%

____________

Notes:

(1)      The cities are Shanghai, Beijing, Nanjing, Suzhou, Jinan and Xiong’an in China, and Singapore.

(2)      Spaces on different floors of the same building count as one workspace for the purpose of the numbers presented here, unless such spaces are leased from different landlords or operated under different contracts/sub-brands.

(3)      Distrii workspaces in the pre-opening stage represent spaces with leases entered into with landlords but not yet available to customers for leasing.

(4)      Represents the total number of workspaces in operation and workspaces in the pre-opening stage.

(5)      Approximate number subject to rounding adjustments.

(6)      Mature workspaces refer to workspaces that, as of the respective dates, had opened for more than one year.

Key Factors Affecting AgiiPlus’ Results of Operations

Through its subsidiaries, AgiiPlus operates in China’s flexible workspace industry and work solution industry, and its results of operations and financial condition are influenced by the macroeconomic factors affecting these industries, such as China’s economic growth, the impact of the COVID-19 pandemic on the economy in China or worldwide, the emergence of China’s new economy and internet companies under favorable policies encouraging entrepreneurship and innovation, and urbanization of the workforce.

In particular, AgiiPlus’ financial condition and results of operations have been materially and adversely affected by the COVID-19 pandemic. The COVID-19 pandemic intensified global economic distress, and has led to uncertainties and challenges for AgiiPlus’ business operations in a number of ways. For instance, the extent to which the COVID-19 pandemic may continue to affect AgiiPlus’ financial condition, business operations, and cash flows will depend on future developments, which are highly uncertain and cannot be reasonably estimated at this time.

AgiiPlus’ financial condition and results of operations are also affected by a number of emerging market trends, such as companies’ rising needs for cost-efficient and flexible office space solutions and one-stop services for both companies and employees, and new demand for smart office systems and working environment. In addition, as AgiiPlus has historically generated, and expects to continue to generate, a portion of its net revenue from providing renovation & smart building technology, its results of operations are also affected by the general factors affecting landlord or property owners and their capital expenditure budgets.

AgiiPlus’ results of operations and financial condition are also subject to changes in the regulatory regime governing China’s flexible workspace industry and work solution industry, renovation & smart building technology, and brokerage & enterprise service provided by AgiiPlus’ subsidiaries. The PRC government regulates various aspects of the business and operations of AgiiPlus’ subsidiaries, such as leasing, design and build and the operation of office spaces and other service. See “Risk Factors — Risk Factors Relating to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect AgiiPlus’ business and reputation and subject AgiiPlus to liability for information displayed on AgiiPlus’ website.”

Additionally, AgiiPlus believes that its results of operations and financial condition are also affected by a number of company-specific factors, including the factors discussed below.

AgiiPlus’ Ability to refine its Distrii Workspace Network

AgiiPlus intends to pursue the following strategies to further grow its business:

•        Strengthen its Distrii workspace network with a focus on asset-light model.

•        Further develop technology and digital platforms to enhance operational efficiency.

•        Grow enterprise services to generate multiple revenue streams.

•        Expand business scale through mergers and acquisitions opportunities.

AgiiPlus believes that all of the above strategies are important for its business growth. If AgiiPlus were not able to adopt any of the above measures in an effective manner as it operates due to reasons including the COVID-19 pandemic, it’s growth rates, business operations, financial position and results of operations may be negatively and adversely affected.

Impact of the COVID-19 Pandemic

The growth of the work solution industry in China has been interrupted by the lockdowns and restrictive policies adopted in response to the COVID-19 pandemic, especially in 2022. However, in December 2022, the Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, and uplifted the existing prevention and control measures that were in place for the COVID-19 pandemic. On December 26, 2022, China’s National Health Commission (“NHC”) announced that the COVID-19 infections will not be subject to the prevention and control measures of a Class A infectious disease, which means that COVID-19 infections will no longer be included in the administration of quarantinable infectious diseases. Starting from January 8, 2023, among other changes, China will no longer conduct nucleic acid tests and centralized quarantine for all inbound travelers, and measures to control the number of international passenger flights will be lifted. Based on the experience of other countries, we expect that social and business activities in China will take three to six months to return to a pre-pandemic level. Based on these latest policies and developments, we expect AgiiPlus’ operational and financial performance to gradually improve and stabilize in second half of 2023.

The intermittent lockdowns and restrictive policies in 2022 caused by the COVID-19 pandemic have adversely affected AgiiPlus’ business operations. The occupancy rate of Distrii’s mature workspaces was 87% as of December 31, 2020, and 85% as of December 31, 2021, and further to 80% as of December 31, 2022, due to the increasing COVID-19 cases and stricter restrictive policies in China in the third quarter of 2022. The intermittent lockdowns and restrictive policies have not only negatively impacted the demand from customers in the short term, but also delayed the refurbishment process for new workspaces due to strict restrictions imposed by the PRC government. From the 4th quarter of 2021 to early December 2022, the timeline of refurbishing process of several AgiiPlus’ workspaces was delayed by approximately two months on average, which subsequently postponed the opening for several workspaces. This resulted in deviations of revenue in our projection as our sales activities were impacted due to the delay in completing certain projects. At the same time, the time it takes us to lease new workspaces to customers becomes longer on average due to a softer customer demand caused by the COVID-19 restrictions over businesses and the uncertain economic outlook. Services industries, including education, tourism, sports and entertainment, are among the hardest-hit, facing significant business pressure and uncertainty. Some of AgiiPlus’ customers are among these industries, and therefore AgiiPlus’ business operations may indirectly be impacted by the uncertainties faced by customers in these industries.

The highly contagious Omicron variant had led to a citywide lockdown in Shanghai from the end of March 2022 to the end of May 2022, which significantly affected AgiiPlus’ operations. As a result of the citywide lockdown, AgiiPlus temporarily closed down all its offices and workspaces in Shanghai during that period. Although all the employees were only able to work remotely from home during the lockdown period, we experienced a decrease of overall productivity, especially in sales activities. 45 Distrii workspaces (out of a total of 61) are in Shanghai, and thus the Shanghai lockdown resulted in materially negative impact on AgiiPlus’ business operations. The occupancy rate for mature Distrii workspaces decreased from 85% as of December 31, 2021 to 80% as of December 31, 2022. AgiiPlus’ customers also experienced negative impact on their own business because of the citywide lockdown. Some of the customers were forced to terminate their leases prematurely to cut down the costs. Immediately after the lockdown was lifted on June 1, 2022, 266 workstations were terminated prematurely during that month, representing about 1.6% of the total number of leased workstations under Distrii’s operation in Shanghai. The revenue from workspaces declined by approximately RMB520,000 in June 2022 as a result of such early terminations, representing approximately 1.9% of the total monthly revenue from Distrii workspaces in Shanghai. Furthermore, in order to cut their own operational costs, some customers chose to lay off employees and move into smaller spaces. Some customers delayed their business expansion plans and withheld the expansion or office relocation plans.

To address these challenges and uncertainties, AgiiPlus has adopted active measures to mitigate the negative impact on its business operations and financial condition. Cost saving is an important measure to sustain its operations. AgiiPlus reduced its headcount by approximately 18% between April 30, 2022 and September 30, 2022, in order to reduce fixed operating costs. Despite this headcount reduction, the number of key working team members and management staff remained stable to ensure normal daily operations. If our overall business activities recover in 2023, AgiiPlus will consider hiring new employees to support future business expansion. On the revenue side, AgiiPlus strategically focused on sales and occupancy rates. For existing customers, AgiiPlus offered discounted rates to encourage customers to renew their leases as well as purchase additional enterprise services. The discounts and attractive offers effectively helped stabilize the operations when the lockdown was lifted in June 2022, with an approximate 74% lease renewal rate for Distrii workspaces in Shanghai in June 2022. For new customers, AgiiPlus enhanced their marketing activities through multiple channels, increased commission rates to brokers, and offered attractive rates and more flexible leasing terms to bring in new customers. A tenant referral program was launched as well to offer incentives to existing customers who introduced friends and contacts to purchase AgiiPlus’ products and services. The pandemic also made it harder to collect timely rents from both existing and new customers. AgiiPlus offered special discounts to customers willing to pay six months’ to one year’s rent upfront, which obtained the early rental collections and support operating cash flow. By implementing the above measures, AgiiPlus managed to get occupancy of mature Distrii workspaces at 80% as of December 31, 2022, still representing a 5% drop from 85% as of December 31, 2021. AgiiPlus’ total revenue increased by 10.2%, from RMB459.2 million in the year of 2021 to RMB506.2 million (US$73.4 million) in the year of 2022. Although the lockdown has delayed project completion, AgiiPlus managed to complete the refurbishment of four new Distrii workspaces during the year of 2022. The total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022.

However, the COVID-19 pandemic further deteriorated in China in the 3rd quarter of 2022, with increasing infection cases being reported across many cities in China. The Chinese government imposed more restrictions and tightened controls over travels and business activities, which added further pressure and uncertainty on AgiiPlus’ overall business. To survive the post-lockdown in the short term, AgiiPlus cut costs by delaying the opening of new workspaces and putting new investment on hold. In December 2022, the uncertainty and risk associated with China’s COVID-19 policies and restrictions have been significantly mitigated. The Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, uplifted the COVID prevention and control measures and provided a clear timetable to re-open the border. Considering the recent development and COVID policy adopted in December 2022, AgiiPlus expects the Chinese economy to recover in second half of 2023, which we expect will benefit businesses in the work solution industry in general.

Firstly, the border reopening is expected to stimulate international business activities, which may directly benefit the work solution industry in Tier-1 cities in China, such as Shanghai and Beijing, as plenty of enterprises in such cities historically have a tighter bond with foreign businesses and overseas presence.

Secondly, business confidence will be improved with more certainty in the future, and more businesses will be willing to lease new offices and hire more staff for future business expansion.

Although the economic outlook in 2023 seems more certain, AgiiPlus will adopt prudent business strategies to mitigate market volatility in the short term. AgiiPlus will continue to closely monitor further development of post-COVID policies, the market demand for flexible workspaces, and make timely adjustment on the future business plans.

AgiiPlus’ Ability to Achieve Higher Management and Operating Efficiency

The management team of AgiiPlus has a profound understanding and rich experience in the development and operation of office buildings, business parks and commercial real estate. Under the leadership of its management team, AgiiPlus has an experienced team of space operations and community managers, many of whom have prior work experience and industry background in commercial restate estate, hospitality management, aviation services and other service industries. Through its subsidiaries, AgiiPlus offers training to its space operations and community managers on various aspects of space operations, including reception, conducting office tour, lease negotiation, facilities and amenities maintenance, and other services.

To run its spaces more efficiently, AgiiPlus’ IT team developed its proprietary intelligent operations management system, or BSS system. See “Business — Technology — BSS” for details. The BSS system allows space operations and community managers to monitor and manage the Distrii workspaces through this digital platform, communicate with members through Distrii app, process members’ service requests, and perform other functions. AgiiPlus achieves high operating efficiency as a result of its management capabilities and proprietary BSS.

AgiiPlus expects its costs and expenses to increase in absolute amount as it expands its business and to decrease as a percentage of its net revenue as it continues to improve operational efficiency, achieve economies of scale and enhance its brand recognition.

Growth in AgiiPlus’ Client Base and Customer Retention

The specific needs of customers for their workspace may differ based on a variety of factors, including the scale and size of a customer, its stage of development, or the industry it belongs to. Through its subsidiaries, AgiiPlus specifically designs its comprehensive flexible workspace solutions to empower and accommodate customers with different needs. For instance, through its subsidiaries, AgiiPlus offers workstations, independent studios, standard offices, fully furnished workspace, and customizable workspace to help ensure that customers can find the most suitable flexible workspace solutions from its spaces.

Through its subsidiaries, AgiiPlus is also committed to continue diversifying its offerings of enterprise services and other value-added services to its customers through cooperating with more business partners and third-party service providers to bring even more value to its customers.

Through customizable and smart office design, transformation and renovation services offered by Spacii, customers can enjoy workspaces with comfortable work environments and the application of smart technology, which greatly improved customers’ day-to-day experience. In addition, through operating services offered by AgiiPlus’ subsidiaries, the occupancy rate and rental price of the property being transformed can both be significantly increased. With the help of big data, Internet of Things, artificial intelligence and cutting-edge technologies, through its subsidiaries, AgiiPlus is able to manage properties with lower material loss and labor costs as compared to the traditional management model, and increase management efficiency and profitability of a property.

AgiiPlus believes that as it continues to diversify its service offerings and develop workspace solutions through its subsidiaries to meet the needs and preferences of its customers, its brand recognition and image will continue to improve. AgiiPlus believes that it is well-positioned to grow and further strengthen its market position as the flexible workspace industry in China and Singapore continues to grow.

Key Components of Results of Operations

AgiiPlus has one operating segment with three revenue streams including (i) workspace leasing & operation revenue, (ii) renovation & smart building technology revenue, and (iii) brokerage & enterprise service revenue. An operating segment is defined as a component of an enterprise engaging in business activities for which separate financial information is available and is regularly evaluated by AgiiPlus chief operating decision makers in deciding how to allocate resources and assess performance. See AgiiPlus consolidated financial statements included elsewhere in this prospectus for additional information regarding its reportable segment.

Revenue

The following table sets forth a breakdown of AgiiPlus’ revenue, in absolute amounts and as percentages of total revenue, for the periods indicated.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2021		2022			2022 Unaudited		2023 Unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue
Workspace leasing & operation revenue	374,390	81.5%	431,132	62,508	85.2%	226,416	88.2%	206,407	28,465	89.9%
Renovation & smart building technology revenue	36,265	7.9%	26,530	3,846	5.2%	9,823	3.8%	6,194	854	2.7%
Brokerage & enterprise service revenue	48,534	10.6%	48,580	7,043	9.6%	20,669	8.0%	17,093	2,357	7.4%
Total revenue	459,189	100.0%	506,242	73,397	100.0%	256,908	100.0%	229,694	31,676	100.0%

Workspace leasing & operation revenue.    AgiiPlus generates the majority of its revenue from providing various flexible workspace solutions to its customers from whom it collects monthly office workstation rental fees. AgiiPlus’ workspace leasing & operation revenue primarily includes fees generated through its flexible workspaces under its direct operating model.

Renovation & smart building technology revenue.    Renovation & smart building technology revenue is mainly generated from the design, construction and renovation of customer’s properties.

Brokerage & enterprise service revenue.    Brokerage & enterprise service revenue primarily consists of (1) brokerage services revenue, (2) workspace management revenue, and (3) other service revenue. AgiiPlus recognizes brokerage services revenue at a point in time when the service is provided. Workspace management revenue is derived from managing workspaces owned by other property owners and recognized straight-line over the contract term. AgiiPlus also generates revenue through providing other services to its customers, including, but not limited to, extra conference room and printer usage and providing beverages. Revenue from other services is recognized based on actual usage when the related performance obligation is satisfied.

Cost of revenue

The following table sets forth a breakdown of AgiiPlus’ cost of revenue, in absolute amounts and as percentages of total cost of revenue, for the periods indicated.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2021		2022			2022 Unaudited		2023 Unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue
Workspace leasing & operation cost	468,442	89.0%	506,510	73,437	91.5%	258,565	92.5%	318,809	43,966	94.8%
Renovation & smart building technology cost	31,272	5.9%	20,754	3,009	3.7%	7,736	2.8%	6,344	875	1.9%
Brokerage & enterprise service cost	27,059	5.1%	26,714	3,873	4.8%	13,048	4.7%	10,955	1,511	3.3%
Total cost of revenue	526,773	100.0%	553,978	80,319	100.0%	279,349	100.0%	33,6108	46,352	100.0%

Workspace leasing & operation cost.    The following table sets forth a breakdown of the cost for workspace leasing and operations, in absolute amounts and as percentage of total costs for workspace leasing and operations, for periods indicated.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2021		2022			2022 Unaudited		2023 Unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Workspace leasing & operation cost
Lease expenses	350,883	74.9%	357,354	51,811	70.6%	175,396	67.9%	238,635	32,910	74.9%
Depreciation and amortization	54,044	11.5%	60,525	8,775	11.9%	29,569	11.4%	36,698	5,061	11.5%
Employee compensation and benefits	2,273	0.5%	7,450	1,080	1.5%	4,954	1.9%	3,236	446	1.0%
Other workspace leasing & operation cost	61,242	13.1%	81,181	11,771	16.0%	48,646	18.8%	40,240	5,549	12.6%
Total workspace leasing & operation cost	468,442	100.0%	506,510	73,437	100.0%	258,565	100.0%	318,809	43,966	100.0%

Workspace leasing & operation cost.    Workspace leasing & operation cost primarily consists of (i) lease expenses, (ii) depreciation and amortization, (iii) employee compensation and benefits, and (iv) other workspace leasing & operation costs, such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables.

Renovation & smart building technology cost.    Renovation & smart building technology cost primarily consists of costs associated with the purchase of construction related services, hardware, and employee compensation and benefits.

Brokerage & enterprise service cost.    Brokerage & enterprise service cost primarily consists of costs in relation to brokerage services, enterprise services, catering services, and other services.

Pre-opening expense

Pre-opening expense is expensed as incurred and consist of expenses incurred before a workspace opens for operations. The primary component of pre-opening expense is lease expense.

Selling expense

Selling expense consists primarily of (i) commission expenses, and (ii) compensation for AgiiPlus’ sales and marketing personnel.

General and administrative expense

General and administrative expense consists primarily of (i) compensation for AgiiPlus’ management and administrative personnel, (ii) expenses in connection with AgiiPlus’ operation supporting functions such as legal, finance and human resources, (iii) expenses related to public offering and other administrative expenses.

Taxation

Cayman Islands

AgiiPlus Inc. and some of its subsidiaries are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, these companies are tax-exempted companies and are not subject to income tax.

British Virgin Islands

AgiiPlus’ subsidiary, AgiiPlus Holdings Limited, is a tax-exempted company incorporated in the BVI and is not subject to income tax.

Hong Kong

AgiiPlus’ subsidiaries incorporated in Hong Kong are subject to progressive income tax, up to 16.5%, on the taxable income generated from operations in Hong Kong.

Singapore

AgiiPlus’ subsidiary, Distrii Singapore Pte. Ltd., is incorporated in Singapore and is subject to Singapore corporate income tax at the rate of 17%.

PRC

Effective from January 1, 2008, the new Enterprise Income Tax Law, or the New EIT Law, generalized the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

Shanghai Zhengji Information Technology Co., Ltd., a subsidiary of AgiiPlus, is certified as a High and New Technologies Enterprise, and a preferential rate of 15% is applied for three continuous years since 2019.

The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties occurs within the PRC.

Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, AgiiPlus does not believe that the legal entities organized outside of the PRC within AgiiPlus group of companies should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that AgiiPlus and its subsidiaries registered outside the PRC should be deemed a resident enterprise, AgiiPlus and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%. See “Risk Factors — Risk Factors Relating to Doing Business in China — If AgiiPlus is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to AgiiPlus and its non-PRC shareholders.

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a Foreign Invested Enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where AgiiPlus incorporated, does not have such tax treaty with China. In addition, under the current tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the FIE; or 10%, if the investor holds less than 25% in the FIE.

Critical Accounting Policies, Judgments and Estimates

AgiiPlus prepares its financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. AgiiPlus continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that AgiiPlus believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from AgiiPlus’ expectations as a result of changes in its estimates.

The critical accounting estimate that AgiiPlus believes to have the most significant impact on its consolidated financial statements is described below. For a description of all our significant accounting policies, see Note 2 to our annual audited consolidated financial statements and unaudited consolidated financial statements in this prospectus.

Critical Accounting Estimate

Share-based Compensation

AgiiPlus granted 4,210,034 restricted shares in March 2023 to qualified employees, officers and directors. Share-based compensation expense related to these share awards is measured at the grant date based on the fair value of the shares. Agiiplus records forfeitures as they occur.

Prior to the initial public offering, the fair value of AgiiPlus’ ordinary shares was determined by the management with the assistance from an independent valuation firm. The methodology to determine the fair value of the ordinary shares included estimating the fair value of the enterprise using the discounted cash flow method, which estimates the fair value of AgiiPlus by the present worth of the net economic benefit to be received by its business, and the allocation of fair value of AgiiPlus between the preference and ordinary shareholders on different basis under different scenarios.

The assumptions used to determine the estimated fair value of AgiiPlus are based on numerous objective and subjective factors, combined with management’s judgment, including external market conditions affecting the flexible workspace industry and work solution industry and trends within the industry:

•        AgiiPlus’ stage of development;

•        AgiiPlus’ financial condition and operating results, including our levels of available capital resources; and

•        General market conditions and the lack of marketability of AgiiPlus’ shares.

The estimated fair value of AgiiPlus’ ordinary shares is determined by allocating the enterprise value to different class of shares based on the following scenarios:

•        initial public offering scenario, where funds and assets will be allocated to AgiiPlus’ preference and ordinary shareholders on pro-rata basis;

•        redemption scenario, where funds and assets will be distributed to preference shareholders first to redeem the preference shares before distribution to ordinary shareholders; and

•        liquidation scenario, where funds and assets funds and assets will be distributed to preference shareholders first to pay any amount required by the preference right before a pro-rata distribution to ordinary shareholders and preference shareholders on an as-converted basis.

AgiiPlus considered the fact that its shareholders could not freely trade its ordinary shares in the public markets. Accordingly, AgiiPlus applied discounts to reflect the lack of marketability of its ordinary shares based on the time to liquidity from each valuation date and applied additional discount to its restricted shares to reflect the additional restriction on its restricted shares.

After the completion of AgiiPlus’ initial public offering, the fair value of the restricted shares will be determined based on the closing quoted market price of our ordinary shares on the date of grant.

Results of Operations

The following table summarizes AgiiPlus’ consolidated results of operations both in absolute amounts and as percentages of its total revenue for the periods presented. This information should be read together with AgiiPlus’ consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2021		2022			2022 Unaudited		2023 Unaudited
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Revenue:
Workspace leasing & operation revenue	374,390	81.5%	431,132	62,508	85.2%	226,416	88.2%	206,407	28,465	89.9%
Renovation & smart building technology revenue	36,265	7.9%	26,530	3,846	5.2%	9,823	3.8%	6,194	854	2.7%
Brokerage & enterprise service revenue	48,534	10.6%	48,580	7,043	9.6%	20,669	8.0%	17,093	2,357	7.4%
Total revenue	459,189	100.0%	506,242	73,397	100.0%	256,908	100.0%	229,694	31,676	100.0%

Cost of revenue:
Workspace leasing & operation cost	468,442	102.0%	506,510	73,437	100.1%	258,565	100.6%	318,809	43,966	94.8%
Renovation & smart building technology cost	31,272	6.8%	20,754	3,009	4.1%	7,736	3.0%	6,344	875	1.9%
Brokerage & enterprise service cost	27,059	5.9%	26,714	3,873	5.3%	13,048	5.1%	10,955	1,511	3.3%
Total cost of revenue	526,773	114.7%	553,978	80,319	109.5%	279,349	108.7%	336,108	46,352	146.3%

Gross loss	(67,584)		(47,736)	(6,922)		(22,441)		(106,414)	(14,676)

Operating expenses:
Pre-opening expenses	38,781		59,908	8,686		40,669		15,344	2,116
Selling expenses	47,155		49,572	7,187		24,311		26,159	3,607
General and administrative expenses	125,591		98,635	14,301		50,846		251,996	34,752
Gain on disposal of subsidiary	—		(8,393)	(1,217)		(8,393)		(3,541)	(488)
Restructuring and other related gains	—		—	—		—		(371,422)	(51,221)
Loss on litigation	14,119		—	—		—
Loss from operations	(293,230)		(247,458)	(35,879)		(129,874)		(24,950)	(3,442)
Interest income	645		542	79		241		107	15
Interest expense	(4,112)		(2,542)	(369)		(1,003)		(2,449)	(338)
Government subsidies	725		1,709	248		54		166	23
Other income, net	4,573		3,718	539		1,775		55,901	7,709
Total other income (loss)	1,831		3,427	497		1,067		53,725	7,409
Loss before income taxes	(291,399)		(244,031)	(35,382)		(128,807)		28,775	3,967
Income tax benefit (expense)	64		(256)	(37)		(220)		(147)	(20)
Net loss	(291,335)		(244,287)	(35,419)		(129,027)		28,628	3,947
Less: net income (loss) attributable to non-controlling interests	(2,458)		(169)	(25)		(88)		—	—
Net loss attributable to AgiiPlus Inc.	(293,793)		(244,118)	(35,394)		(128,939)		28,628	3,947
Accretion on convertible redeemable preferred shares to redemption value	(92,563)		—	—		—		—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—		55,092	7,988		61,981		(1,465)	(202)
Net loss attributable to ordinary shareholders of AgiiPlus Inc.	(386,356)		(189,026)	(27,406)		(66,958)		27,163	3,745
Net loss per Ordinary share
– Basic*	(29.30)		(13.01)	(1.89)		(4.61)		1.87	0.26
– Diluted*	(29.30)		(13.01)	(1.89)		(4.61)		1.87	0.26
Weighted average ordinary shares outstanding
– Basic*	13,185,546		14,524,927	14,524,927		14,524,927		14,524,927	14,524,927
– Diluted*	13,185,546		14,524,927	14,524,927		14,524,927		14,524,927	14,524,927

____________

*        After giving effect to the Share Subdivision and March 2023 Share Surrender effected respectively on October 28, 2022 and March 16, 2023.

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

AgiiPlus’ revenue decreased by 10.6% from RMB256.9 million for the six months ended June 30, 2022 to RMB229.7 million (US$31.7 million) for the six months ended June 30, 2023.

Workspace leasing & operation revenue

Workspace leasing & operation revenue decreased by 8.8% from RMB226.4 million for the six months ended June 30, 2022 to RMB206.4 million (US$28.5 million) for the six months ended June 30, 2023. As of June 30, 2023, AgiiPlus had 44 Distrii workspaces in operation under the direct operating model and seven Distrii workspaces in operation under the asset-light model, representing a decrease of 12.0% and an increase of 16.7%, from 50 under the direct operating model and six under the asset-light model as of June 30, 2022, respectively. As of June 30, 2023, AgiiPlus had 173,733 square meters in managed area of Distrii workspaces in operation under the direct operating model and had 17,865 square meters in managed area of Distrii workspaces in operation under the asset-light model, representing an decrease of 20.3% and an increase of 18.6% from 218,119 square meters under the direct operating model and 15,065 square meters under asset-light model as of June 30, 2022, respectively.

Renovation & smart building technology revenue

Renovation & smart building technology revenue decreased by 36.9% from RMB9.8 million for the six months ended June 30, 2022 to RMB6.2 million (US$0.9 million) for the six months ended June 30, 2023. The decrease is mainly due to the slow economic recovery in China after the COVID-19 pandemic.

Brokerage & enterprise service revenue

Brokerage & enterprise service revenue decreased by 17.3% from RMB20.7 million for the six months ended June 30, 2022 to RMB17.1 million (US$2.4 million) for the six months ended June 30, 2023. Revenue from brokerage services decreased from RMB4.2 million for the six months ended June 30, 2022 to RMB2.0 million (US$0.3 million) for the six months ended June 30, 2023. Revenue from enterprise services decreased from RMB16.5 million for the six months ended June 30, 2022 to RMB15.1 million (US$2.1 million) for the six months ended June 30, 2023. AgiiPlus has continuously made efforts to improve customer experience and expanded the brokerage and service line. However, due to the slow economic recovery in China after the COVID-19 pandemic, the revenue did not increase as AgiiPlus originally expected.

Cost of revenue

AgiiPlus’ cost of revenue increased by 20.3% from RMB279.3 million for the six months ended June 30, 2022 to RMB336.1 million (US$46.4 million) for the six months ended June 30, 2023.

Workspace leasing & operation cost

Workspace leasing & operation cost increased by 23.3% from RMB258.6 million for the six months ended June 30, 2022 to RMB318.8 million (US$44.0 million) for the six months ended June 30, 2023. There were 50 workspaces and 44 workspaces under the direct operating model under operation as of June 30, 2022 and 2023, respectively. Even though there was a decrease of workspaces from June 30, 2022 to June 30, 2023 the total costs of leasing office buildings increaseddue to an increase in the average rent per square feet.

Renovation & smart building technology cost

Renovation & smart building technology cost decreased by 18% from RMB7.7 million for the six months ended June 30, 2022 to RMB6.3 million (US$0.9 million) for the six months ended June 30, 2023. The decrease was in line with the decrease in revenue.

Brokerage & enterprise service cost

Brokerage & enterprise service cost decreased by 16.0% from RMB13.0 million for the six months ended June 30, 2022 to RMB11.0 million (US$1.5 million) for the six months ended June 30, 2023. The increase was in line with the decrease in revenue.

Pre-opening expense

Pre-opening expense decreased by 62.3% from RMB40.7 million for the six months ended June 30, 2022 to RMB15.3 million (US$2.1 million) for the six months ended June 30, 2023.

Selling expense

Selling expense increased by 7.6% from RMB24.3 million for the six months ended June 30, 2022 to RMB26.2 million (US$3.6 million) for the six months ended June 30, 2023, mainly due to the increase in brokerage and consulting expenses in the amount of RMB4.6 million in response to AgiiPlus’ expansion. The percentage of selling expense compared to total revenue remained stable, and was 9.5% and 11.4% for the six months ended June 30, 2022 and 2023, respectively.

General and administrative expense

General and administrative expense increased by 395.6% from RMB50.8 million for the six months ended June 30, 2022 to RMB252.0 million (US$34.8 million) for the six months ended June 30, 2023. The increase was mainly attributed to (i) an increase in estimated litigation compensation in the amount of RMB141.5 million, and (ii) an increase in impairment of long-term deposit receivable in the amount of RMB61.3 million due to the early termination of lease contracts.

Restructuring and other related gains

Restructuring and other related gains was RMB371.4 million (US$51.2million) for the six months ended June 30, 2023, as compared to nil for the six months ended June 30, 2022. The gain generated from the modification of right-of-use assets due to the change of lease contracts.

Gain on disposal of subsidiary

Gain on disposal of subsidiary was RMB3.5 million (US$0.5 million) for the six months ended June 30, 2023, as compared to RMB8.4 million for the six months ended June 30, 2022. The gain on disposal was generated from the disposal of Beijing Waiqi Banban Technology Co., Ltd. in early 2023.

Loss from operation

As a result of the foregoing, AgiiPlus’ loss from operation was RMB25.0 million (US$3.4 million) for the six months ended June 30, 2023, as compared to RMB129.9 million for the six months ended June 30, 2022.

Interest income

AgiiPlus’ interest income was RMB0.11 million (US$0.02 million) for the six months ended June 30, 2023, as compared to RMB0.24 million for the six months ended June 30, 2022, which was primarily generated from its bank balance.

Interest expense

AgiiPlus’ interest expense was RMB2.5 million (US$0.4 million) for the six months ended June 30, 2023, as compared to RMB1.0 million for the six months ended June 30, 2022, which was primarily associated with AgiiPlus’ bank loans and convertible bonds issued to related parties.

Government subsidies

AgiiPlus received RMB0.2 million (US$0.02 million) in government subsidies for the six months ended June 30, 2023, as compared to RMB0.05 million for the six months ended June 30, 2022.

Other income, net

AgiiPlus’ other income, net, was RMB55.9 million (US$7.7 million) for the six months ended June 30, 2023, as compared to RMB1.8 million for the six months ended June 30, 2022. The increase was mainly attributed to the termination of lease in the amount of RMB 50.2 million, Other income was primarily generated from VAT additional deduction and supporting fund from industrial zone, which may be different from time to time.

Net loss

As a result of the foregoing, AgiiPlus’ net gain was RMB28.7 million (US$4.0 million) for the six months ended June 30, 2023 as compared to net loss RMB129.0 million for the six months ended June 30, 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

AgiiPlus’ revenue increased by 10.2% from RMB459.2 million in, 2021 to RMB506.2 million (US$73.4 million) in 2022.

Workspace leasing & operation revenue

Workspace leasing & operation revenue increased by 15.2% from RMB374.4 million in 2021 to RMB431.1 million (US$62.5 million) in 2022. The impact of the COVID-19 pandemic on the flexible workspace industry was first felt since the middle of 2020 and AgiiPlus adopted measures to adapt to the changing macro-economic and industrial environment by continuously expanding workspace sites, especially seeking new workspaces with high growth potentiality. As of December 31, 2022, AgiiPlus had 53 Distrii workspaces in operation under the direct operating model and had 6 Distrii workspaces in operation under the asset-light model, representing an increase of 20.5% and a decrease of 25.0%, from 44 under the direct operating model and 8 under the asset-light model as of December 31, 2021, respectively. As of December 31, 2022, AgiiPlus had 223,137 m2 in managed area of Distrii workspaces in operation under the direct operating model and had 15,065 m2 in managed area of Distrii workspaces in operation under the asset-light model, representing an increase of 12.1% and a decrease of 34.2% from 199,119 m2 under the direct operating model and 22,900 m2 under asset light model as of December 31, 2021, respectively.

Renovation & smart building technology revenue

Renovation & smart building technology revenue decreased by 26.8% from RMB36.3 million in 2021 to RMB26.5 million (US$3.8 million) in 2022. In addition to workspaces under the direct operating model, AgiiPlus also provided renovation & smart building technology service to other buildings and landlords. The decrease is mainly due to the city-wide lockdown in Shanghai from March 2022 to May 2022 and a stricter customer selection standard which led to a decreasing number of projects in 2022.

Brokerage & enterprise service revenue

Brokerage & enterprise service revenue increased by 0.1% from RMB48.5 million in 2021 to RMB48.6 million (US$7.0 million) in 2022. Revenue from brokerage service decreased from RMB14.9  million in 2021 to RMB9.2 million (US$1.3million) in 2022. Revenue from enterprise services increased from RMB33.6 million in 2021 to RMB39.4 million (US$5.7 million) in 2022. AgiiPlus has continuously made efforts to improve customer experience However, due to the city-wide lockdown in Shanghai from March 2022 to May 2022, the revenue did not increase as AgiiPlus originally expected.

Cost of revenue

AgiiPlus’ cost of revenue increased by 5.2% from RMB526.8 million in 2021 to RMB554.0 million (US$80.3 million) in 2022.

Workspace leasing & operation cost

Workspace leasing & operation cost increased by 8.1% from RMB468.4 million in 2021 to RMB506.5 million (US$73.4 million) in 2022, mainly due to the increase of leasing expense and property management fees. There were 53 workspaces under the direct operating model under operation as of December 31, 2022 as compared to 44 as of December 31, 2021. The increase was due to the increase in the number of new workspaces, and partially offset by early termination gains from some workspaces.

Renovation & smart building technology cost

Renovation & smart building technology cost decreased by 33.6% from RMB31.3 million in 2021 to RMB20.8 million (US$3.0 million) in 2022. The decrease is in line with the decreasing of revenue. Management elected to take projects with higher margin, therefore cost decreased more than revenue in percentage.

Brokerage & enterprise service cost

Brokerage & enterprise service cost decreased by 1.3% from RMB27.1 million in 2021 to RMB26.7 million (US$3.9 million) in 2022. The decrease was due to the contraction of AgiiPlus’ brokerage team.

Pre-opening expense

Pre-opening expense increased by 54.5% from RMB38.8 million in 2021 to RMB59.9 million (US$8.7 million) in 2022. The impact of city-wide lockdown in Shanghai from March 2022 to May 2022 led to a longer pre-opening time than usual, which increased from one to two months in 2021 to three months or more in 2022.

Selling expense

Selling expense increased by 5.1% from RMB47.2 million in 2021 to RMB49.6 million (US$7.2 million) in 2022, mainly due to the increase in compensation for AgiiPlus’ sales and marketing personnel in the amount of RMB3.3 million, and the increase in brokerage and consulting expenses in the amount of RMB2.1 million in response to AgiiPlus’ expansion. The percentage of selling expense compared to total revenue remained stable, and was 10.3% and 9.8% in 2021 and 2022 respectively.

General and administrative expense

General and administrative expense decreased by 21.5% from RMB125.6 million in 2021 to RMB98.6 million (US$14.3 million) in 2022. The decrease mainly attributed to i) decrease in compensation for AgiiPlus’ general and administrative personnel in the amount of RMB5.0 million due to AgiiPlus’ personnel optimization; (ii) decrease in research and development expenditure in the amount of RMB6.0 million, and iii) decrease in share-based compensation in the amount of RMB27.6 million, partially offset by increase in professional service expense in the amount of RMB10.4 million due to AgiiPlus’ public offering plan;

Loss on litigation

AgiiPlus’ loss on litigation, was nil in 2022, as compared to RMB14.1 million in 2021. The loss on litigation occurred was due to a litigation in relation to one lease termination. There was no such event in 2022.

Gain on disposal of subsidiary

Gain on disposal of subsidiary was RMB8.4 million (US$1.2 million) in 2022 as compared to nil in 2021. The gain was generated from the disposal of Distrii Technology Singapore Pte. Ltd. in January 2022.

Loss from operations

As a result of the foregoing, AgiiPlus’ loss from operations was RMB247.5 million (US$35.9 million) in 2022, as compared to RMB293.2 million in 2021.

Interest income

AgiiPlus’ interest income was RMB0.5 million (US$0.10 million) in 2022, as compared to RMB0.6 million in 2021, which was primarily generated from its bank balance.

Interest expense

AgiiPlus’ interest expense was RMB2.5 million (US$0.4 million) in 2022, as compared to RMB4.1 million in 2021, which was primarily associated with bank loans and convertible bonds from related parties.

Government subsidies

AgiiPlus received RMB1.7 million (US$0.2 million) in government subsidies in 2022, as compared to RMB0.7 million in 2021, which mainly include government subsidies for the purpose of relieving the negative impact of the COVID-19 pandemic on businesses and supporting fund from industrial zone.

Other income, net

AgiiPlus’ other income, net, was RMB3.7 million (US$0.5 million) in 2022, as compared to RMB4.6 million in 2021. Other income was primarily generated from VAT additional deduction, which may be different from time to time.

Income tax benefit (expense)

AgiiPlus’ income tax expense was RMB0.26 million (US$0.04 million) in 2022, as compared to tax benefit of RMB0.064 million in 2021. The income tax benefit in 2021 occurred was related to one of its subsidiaries operating in Singapore.

Net loss

As a result of the foregoing, AgiiPlus’ net loss was RMB244.3 million (US$35.4 million) in 2022 as compared to RMB291.3 million in 2021.

Liquidity and Capital Resources

Cash flows and working capital

AgiiPlus’ principal sources of liquidity have been cash provided from capital contributions from its shareholders, convertible bonds issued, bank loans and other borrowings. As of December 31, 2021 and 2022 and June 30, 2023, AgiiPlus had RMB96.2 million, RMB43.0 million and RMB41.1 million (US$5.7 million), respectively, in cash and cash equivalents. AgiiPlus’ cash and cash equivalents consist primarily of cash in bank and on hand and are primarily denominated in Renminbi. AgiiPlus had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB706.3 million, RMB923.8 million and RMB851.3 million (US$117.4 million), respectively, as of December 31, 2021 and 2022 and June 30, 2023. The deficits are mainly caused by the obligation to pay a portion of the lease liabilities due in the next 12 months. The corresponding right-of-use assets are recorded as non-current asset.

As of June 30, 2023, AgiiPlus had RMB65.9 million (US$9.1 million) of short-term borrowings and current portion of long-term borrowings. AgiiPlus has the intention and ability to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the consolidated financial statements.

AgiiPlus intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities. If its existing cash is insufficient to meet its requirements, AgiiPlus may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts AgiiPlus needs or on terms acceptable to it, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute AgiiPlus’ earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict AgiiPlus’ operations and its ability to pay dividends to its shareholders. If AgiiPlus is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus may require a significant amount of capital to fund the operations and future growth of its subsidiaries. If AgiiPlus cannot obtain sufficient capital on reasonable terms, its business, financial conditions and prospects may be materially and adversely affected.”

As a holding company with no material operations of its own, AgiiPlus conducts a substantial majority of its operations through its PRC subsidiaries in China. AgiiPlus is permitted under PRC laws and regulations to provide funding to its PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. See “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering to make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.” The ability of AgiiPlus’ subsidiaries in China to make dividends or other cash payments to AgiiPlus is subject to various restrictions under PRC laws and regulations. See “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus

may rely on dividends and other distributions on equity paid by AgiiPlus’ PRC subsidiaries to fund any cash and financing requirements AgiiPlus may have, and any limitation on the ability of AgiiPlus’ PRC subsidiaries to make payments to AgiiPlus could have a material and adverse effect on AgiiPlus’ ability to conduct its business.” and “Risk Factors — Risk Factors Relating to Doing Business in China — If AgiiPlus is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to AgiiPlus and its non-PRC shareholders.”

The following table presents AgiiPlus’ selected consolidated cash flow data for the periods indicated.

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2021	2022		2022 Unaudited	2023 Unaudited
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	65,952	(41,820)	(6,063)	34,942	35,571	4,905
Net cash used in investing activities	(107,035)	(69,237)	(10,038)	(35,750)	(60,051)	(8,282)
Net cash provided by financing activities	50,238	59,345	8,604	23,726	23,254	3,208
Effects of exchange rate changes	993	(1,671)	(242)	(523)	(635)	(88)
Net increase/(decrease) in cash, cash equivalents and restricted cash	10,148	(53,383)	(7,739)	22,395	(1,860)	(257)
Cash, cash equivalents and restricted cash – beginning of the year/period	86,167	96,315	13,964	96,315	42,932	5,921
Cash, cash equivalents and restricted cash – end of the year/period	96,315	42,932	6,225	118,710	41,072	5,664

Operating activities

Net cash provided by operating activities was RMB35.6 million (US$4.9 million) for the six months ended June 30, 2023. The difference between net profit of RMB28.7 million (US$3.9 million) and the net cash provided by operating activities was mainly due to (i) non-cash lease expense of RMB145.6 million (US$20.1 million) primarily associated with amortization of operating lease right-of-use of AgiiPlus’ spaces, (ii) depreciation of property and equipment of RMB36.9 million (US$5.1 million), (iii) an increase of allowance for credit losses of RMB61.3 million (US$8.5 million), (iv) an increase of accrued expenses and other current liabilities of RMB207.2 million (US$28.6 million), (v) an increase of accounts payable of RMB43.8 million (US$6.0 million), (vi) a decrease of lease incentives receivable of RMB20.5 million (US$2.8 million), partially offset by (i) non-cash restructuring and other related gains of RMB371.4 million (US$51.2 million), (ii) non-cash gain on modification of lease contracts of RMB50.2 million (US$6.9 million), (iii) a decrease of operating lease liabilities of RMB71.8 million (US$9.9 million), (iv) a decrease of rental retainer from tenants of RMB 14.1 million (US$2.0 million) and (v) an increase of accounts receivable and contract assets of RMB11.2 million (US$1.5 million).

Net cash used in operating activities was RMB41.8 million (US$6.1 million) in 2022. The difference between net loss of RMB244.3 million (US$35.4 million) and the net cash used in operating activities was mainly due to (i) non-cash lease expense of RMB297.1 million (US$43.1 million) primarily associated with amortization of operating lease right-of-use of AgiiPlus’ spaces, (ii) depreciation of property and equipment of RMB60.9 million (US$8.8 million), (iii) an increase of contract liabilities of RMB20.9 million (US$3.0 million), and (iv) a decrease of lease incentives receivable of RMB60.8 million (US$8.8 million), partially offset by (i) an decrease of operating lease liabilities of RMB141.2 million (US$20.5 million) in line with the expansion of AgiiPlus’ spaces, (ii) a non-cash gain of modification of lease contracts of RMB48.1 million (US$7.0 million), (iii) an increase of accounts receivable and contract assets of RMB22.6 million (US$3.3 million) and (iv) an increase of prepaid expenses and other current assets of RMB25.6 million (US$3.7 million).

Net cash provided by operating activities was RMB66.0 million (US$9.8 million) in 2021. The difference between net loss of RMB291.3 million (US$43.5 million) and the net cash provided by operating activities was mainly due to (i) non-cash lease expense of RMB238.6 million (US$35.6 million) primarily associated with amortization of operating lease right-of-use of AgiiPlus’ spaces, (ii) depreciation of property and equipment of RMB56.6 million

(US$8.5 million), (iii) non-cash loss from issuance of ordinary shares to employee of RMB29.3 million (US$4.4 million), (iv) an increase of contract liabilities of RMB25.5 million (US$3.8 million), (v) a decrease of lease incentives receivable of RMB113.9 million (US$17.0 million), and (vi) an increase of rental retainer from tenants of RMB24.4 million (US$3.6 million), partially offset by an decrease of operating lease liabilities of RMB144.6 million (US$21.6 million) in line with the expansion of AgiiPlus’ spaces.

Investing activities

Net cash used in investing activities was RMB60.1million (US$8.3 million) for the six months ended June 30, 2023, which was primarily attributable to purchase of property, plant and equipment of RMB60.0 million (US$8.3 million).

Net cash used in investing activities was RMB69.2 million (US$10.0 million) in 2022, which was primarily attributable to purchase of property, plant and equipment of RMB69.2 million (US$10.0 million).

Net cash used in investing activities was RMB107.0 million (US$15.5 million) in 2021, which was primarily attributable to purchase of property, plant and equipment of RMB108.3 million (US$15.7 million).

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2023 was RMB23.3 million (US$3.2 million), which was primarily attributable to borrowings from banks and a third party loan of RMB43.0 million (US$5.9 million), and partially offset by repayment of bank borrowings and third-party loans of RMB29.0 million (US$4.0 million).

Net cash provided by financing activities in 2022 was RMB59.3 million (US$8.6 million), which was primarily attributable to (i) borrowings from bank loans and third-party loans of RMB86.3 million (US$12.5 million) and (ii) since September 2022, the Company entered into a series of share purchase agreements with several individual and institutional investors and received investment of RMB15.2 million (US$2.2 million), partially set off by repayment of borrowings from bank loans and third-party loans of RMB42.9 million (US$6.2 million).

Net cash provided by financing activities in 2021 was RMB50.2 million (US$7.3 million), which was primarily attributable to (i) borrowings from bank loans and third-party loans of RMB39.0 million (US$5.7 million) and (ii) issuance of restricted share awards of RMB9.2 million (US$1.3 million), partially set off by repayment of borrowings from bank loans and third-party loans of RMB5.5 million (US$0.8 million).

Capital Expenditures

AgiiPlus’ capital expenditures are incurred primarily in connection with purchase of property and equipment. AgiiPlus’ capital expenditures were RMB108.3 million in 2021 and RMB69.2 million (US$10.0 million) in 2022, RMB35.7 million for the six months ended June 30, 2022, and RMB60.0 million (US$8.3 million) for the six months ended June 30, 2023. AgiiPlus intends to fund its future capital expenditures with its existing cash balance, borrowings, and proceeds from this public offering.

Contractual Obligations

The following table sets forth AgiiPlus’ contractual obligations and commitments as of June 30, 2023.

	Payments Due by Years Ending
	Total	Less than 1 year	1 – 3 years	3 – 5 year	More than 5 years
	(RMB in thousands)
Borrowings from banks, a third party and a related party(1)	105,360	65,916	38,014	1,430	—
Lease commitments(2)	438,694	204,284	75,197	77,508	81,705
Total contractual obligations	544,054	270,200	75,197	77,508	81,705

____________

(1)      The short-term and current portion of long-term borrowings for working capital purpose include borrowings of RMB63.93 million from commercial banks, and RMB0.8 million from a related party. The annual interest rate of the short-term borrowings from commercial banks ranged from 4.0% to 6.5%. Borrowings from the related party are interest free.

(2)      Lease commitments relate to AgiiPlus’ obligation to pay under lease agreements.

Holding Company Structure

AgiiPlus Inc. is a holding company with no material operations of its own. AgiiPlus conducts its operations primarily through its subsidiaries. As a result, AgiiPlus’ ability to pay dividends depends upon dividends paid by its subsidiaries. If AgiiPlus’ subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to AgiiPlus.

In addition, AgiiPlus’ subsidiaries in China are permitted to pay dividends to AgiiPlus only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC law, AgiiPlus’ subsidiaries in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of AgiiPlus’ PRC subsidiaries. Appropriation to discretionary surplus fund is made at the discretion of AgiiPlus’ PRC subsidiaries.

As an offshore holding company, AgiiPlus is permitted under PRC laws and regulations to provide funding from the proceeds of its offshore fund raising activities to its PRC subsidiaries only through loans or capital contributions, and to its consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risk Factors Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this public offering make loans or additional capital contributions to AgiiPlus’ PRC subsidiaries, which could materially and adversely affect AgiiPlus’ liquidity and AgiiPlus’ ability to fund and expand AgiiPlus’ business.” As a result, there is uncertainty with respect to AgiiPlus’ ability to provide prompt financial support to its PRC subsidiaries when needed.

Off-Balance Sheet Commitments and Arrangements

AgiiPlus has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. AgiiPlus has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, AgiiPlus does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. AgiiPlus does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. AgiiPlus’ cash, cash equivalents and restricted cash denominated in RMB amounted to RMB91.3 million and RMB38.3 million, and RMB38.3 million (US$5.3 million) as of December 31, 2021 and 2022 and June 30, 2023, respectively.

Concentration risk

Financial instruments that potentially expose AgiiPlus to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts and lease incentives receivable. As of December 31, 2021 and 2022 and June 30, 2023, majority of the AgiiPlus’ cash and cash equivalents were deposited in financial institutions located in the PRC. AgiiPlus routinely assesses the financial strength of the tenants and adjust allowance for credit losses based upon factors surrounding the credit risk.

There were no customers that individually represented 10% or more of total revenue for the years ended December 31, 2021 and 2022 or the six months ended June 30, 2022 and 2023.

There were no suppliers that individually represented 10% or more of total cost of revenue for the years ended December 31, 2021 and 2022 or the six months ended June 30, 2022 and 2023.

Internal Control Over Financial Reporting

Prior to this offering, AgiiPlus has been a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audits of its consolidated financial statements included in this prospectus, AgiiPlus and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting. AgiiPlus’ independent registered public accounting firm has not conducted an audit of its internal control over financial reporting.

The material weaknesses that have been identified relates to (i) the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements to design, implement and operate key controls over financial reporting process to address complex technical accounting issues and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC and (ii) the lack of internal audit function to establish formal risk assessment process and internal control framework. Neither AgiiPlus nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for the purposes of identifying and reporting any weakness in its internal control over financial reporting. AgiiPlus is required to do so only after it becomes a public company. Once AgiiPlus ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting.

Had AgiiPlus performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of its internal control over financial reporting, additional control deficiencies may have been identified. The material weaknesses, if not timely remedied, may lead to significant misstatements in AgiiPlus’ consolidated financial statements in the future.

To remedy the identified material weaknesses, AgiiPlus has adopted and will adopt further measures to improve its internal control over financial reporting. AgiiPlus has implemented, and plan to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. AgiiPlus has recruited personnel with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. AgiiPlus has also supplemented and enhanced internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, AgiiPlus will utilize a third-party consultant for accounting services as additional resources.

AgiiPlus intends to remediate these material weaknesses in multiple phases and expect that it will incur certain costs for implementing its remediation measures. The implementation of the measures, however, may not fully address the material weaknesses identified in AgiiPlus’ internal control over financial reporting, and AgiiPlus cannot conclude that the material weaknesses have been fully remedied. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — If AgiiPlus fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, AgiiPlus may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of AgiiPlus’ Class A ordinary shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for its last fiscal year, AgiiPlus qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to AgiiPlus’ consolidated financial statements included elsewhere in this prospectus.

AGIIPLUS’ MARKET OPPORTUNITIES

Unless otherwise noted, all the information and data presented in this section have been derived from a November 2021 industry report from Frost & Sullivan entitled “Independent Research on Work Solution Industry” (the “Frost & Sullivan Report”). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources.

OVERVIEW OF THE WORK SOLUTION INDUSTRY IN CHINA

China has experienced a dramatic urbanization process in the past three decades, and the urbanization rate, measured in terms of percentage of urban population in China, increased from approximately 20.9% in 1982 to approximately 63.9% in 2020. As of 2020, the number of cities with a population of over one million in China reached 93, compared to 13 in North America and 38 in Europe as of 2020. China’s urbanization has led to an increase in urban population and in the number of white-collar workers in China. The total area of commercial office property reached 514.3 million square meters (approximately 5.54 billion square feet) in 2020 and is expected to reach 688.1 million square meters (approximately 7.41 billion square feet) in 2025, which has laid a solid foundation for the work solution industry in China as most businesses of the work solution industry are based on commercial office properties. The increasing urbanization rate and the ensuing workspace demand will likely bring more opportunities for brokerage services, physical space renovation, smart building solutions, and other related services in the work solution industry. As a result of this urbanization, the work solution industry in China also experienced rapid growth in the past decades.

Definition and Categorization

Work solution providers include various types of service providers, including, but not limited to, solution providers for commercial office brokerage, office renovation services, smart building solutions, and workspace rental services. These work solution providers offer work solutions for all kinds of enterprises at different development stages.

(i)     Commercial office brokerage services include the utilization of a digital marketplace to match prospective tenants with specific demands with available workspace offerings. Relying on digital brokerage platform and CRM (Customer Relationship Management) system, brokerage services significantly reduce time and labor costs for all participants to a transaction.

(ii)    Office renovation services include improvement of physical office spaces, customizable workspace renovation and decoration, with a goal of offering user-friendly office environment for enterprise customers.

(iii)   Smart building solutions integrate smart building technology into physical office spaces and optimize a building’s operational efficiency with smart hardware and software.

(iv)   Workspace rental services encompass various types of workspace offerings for rental, including both traditional commercial office spaces and flexible workspaces.

Market Size Analysis

Driven by the increasing application of advanced technologies and the increasing number of white-collar workers, the market size of the work solution industry in China experienced stable growth from RMB430.3 billion in 2015 to RMB747.6 billion in 2020, demonstrating a CAGR of 11.7%. Looking forward, the market size of work solution industry in China is expected to increase to RMB1,278.2 billion in 2025.

Market Size of Work Solution Industry, by Revenue, 2015-2025E

Source: Frost & Sullivan

The smart building solution segment is the fastest-growing one in the work solution industry. With continued improvement of smart building technologies, including smart-building-related SaaS platforms, smart equipment for office buildings, and smart building management systems, an increasing number of enterprise customers, including property owners, are willing to upgrade their office buildings. In 2020, the market size of the smart building solutions segment reached approximately RMB61.3 billion. The market size of the smart building solutions segment is expected to reach approximately RMB190.6 billion in 2025 at a forecasted CAGR of 25.5%. In the future, as the importance of software will be more prominent, the market contribution of software in the smart building solutions segment will increase.

Market Size of Smart Building Solutions Segment, by Application, 2015-2025E

Source: Frost & Sullivan

Market Driver Analysis

According to Frost & Sullivan, key drivers for the work solution industry in China include:

Frequent-changing organization structures of companies:    To adapt to ever-changing business environments, the organizational structures of companies change frequently to optimize their business performance. In addition to smaller companies that have flexible operations, large companies also adjust their organization structures more frequently than before to seize new business opportunities, including by establishing new departments or new business units. Office space selection and hunting may affect a company’s success in implementing changes to its organizational structure and business strategies and objectives. Thus, the frequent-changing organization structures of companies in China will increase demand for work solutions.

High demand for smart office spaces:    As a result of the growing demand for smart office equipment and software, companies will be forced to transform their traditional office spaces to smart office spaces, driving the demand for smart building solution providers. Smart office spaces can significantly enhance the overall operational efficiencies of tenants as compared to traditional office spaces. The market size of smart building software has increased at a five-year CAGR of 59.0% in the past five years in China, and it is expected to further drive the demand of smart office spaces as well as the growth of work solution industry in China.

Future Trends Analysis

According to Frost & Sullivan, the future trends for the work solution industry in China include:

Office to become flexible:    A constantly growing number of start-ups, new companies, emerging industries, and multinational and regional companies have led to a surging demand for one-stop flexible workspace solutions for rapid-changing companies and businesses. Teams and/or departments at large enterprises tend to prefer flexible offices to foster their corporate culture and business in an open workspace. Small and medium-sized enterprises are seeking flexible offices that can adapt to their flexible organizational structures. Flexible offices will further lead the development of work solution industry in China, especially one-stop workspace solutions.

Continuously advancing technology promotes sustainable development of the work solution industry:    In the past few years, companies in the work solution industry developed new technologies to cope with challenges and competition in the market. For example, the deployment of virtual reality (“VR”) and artificial intelligence (“AI”) can enhance the user experience of property viewing and office brokerage services, and may further boost the development of online office brokerage services. The deployment of building entry system with AI facial recognition technology can also improve the satisfaction rate of visitors to the buildings and streamline attendance management systems for employees. The popularity of innovative new property technologies is expected to further drive the growth of the industry.

More integrated one-stop solution providers in the industry:    Management teams of fast-changing companies have become more likely to accept one-stop workspace solutions, which can help them reduce the time and labor costs spent on office hunting and move-in process, compared to traditional office offerings. Nowadays, in the highly competitive work solution industry, most market participants focus on a specific segment of workspace services within the industry. The players who are capable of providing integrated one-stop solution to customers can create vertical synergies and a strong competitive edge in the industry. In the future, the number of players who are capable to provide integrated one-stop solution in the work solution industry will increase, but such increase will be limited due to high entry barrier.

Impact Analysis of the COVID-19 Pandemic on the Work Solution Industry

In 2020, the growth of the work solution industry was slightly hindered by the COVID-19 pandemic, which hit the economy in China. The gross domestic product (GDP) of the tertiary industry and high value-added industries maintained positive growth during the COVID-19 pandemic in 2020 and therefore the demand for office spaces remained stable. The market size of the work solution industry achieved positive growth in 2020 as compared to 2019 and reached RMB747.6 billion.

The COVID-19 pandemic has created increasing demand for flexible workspace solutions led to a growing demand for flexible workspace arrangements despite a pricing premium. An increasingly number of enterprises, from large enterprises to small and medium-sized enterprises, are adapted to flexible working style, making the mainstream traditional long-term lease arrangements unsuitable to their needs. Therefore, more enterprises have replaced their traditional long-term leases fully or partially with flexible workspace solutions.

OVERVIEW OF THE FLEXIBLE WORKSPACE INDUSTRY IN CHINA

The joint effect of the business promotion policies and the trend towards collaborative innovation has accelerated the development of all types of businesses in China. The number of newly registered market entities increased significantly in the past few years. The number of newly registered market entities in China experienced sustainable growth from 14.8 million in 2015 to 25.0 million in 2020, growing at a CAGR of 11.1%. To adapt to the dynamic change of business environments, more enterprises are expected to change their organizational structures, driving the demand for offices with one-stop solutions that could meet their business needs at different stages of business cycles. The frequent organizational alteration of enterprises, combined with the growing number of newly registered market entities in China, is expected to stimulate the demand for flexible workspace solutions.

Definition and Business Model

A flexible office is a type of comprehensive leasing-based work solution where lessees can enjoy the fully equipped workspace flexibly. Flexible workspace providers offer their enterprise customers office spaces and integrated workspace solutions. Flexible workspace providers upgrade and refurbish office spaces and then lease spaces and workstations to enterprise customers while operating the spaces. Flexible workspace providers can generate revenue from workspace rental services, traditional property-related services, and other additional enterprise services.

Unlike traditional office providers, flexible workspace providers may offer various value-added service including (i) individual services, such as catering, fitness, healthcare, professional training, and entertainment, (ii) general enterprise services, such as corporate secretary, human resources, legal, finance, IT support and tax services, and (iii) entrepreneurial services that support start-ups, such as marketing and equity financing. These value-added services cater to the various demands of companies at different development stages, helping flexible workspace providers to attract and retain customers and generate additional revenue, and becoming increasingly important in the value chain.

Value Chain Analysis

Flexible workspace providers first lease properties from property owners and then renovate and furnish workspaces with brand-featured designs. Besides offering workspaces, flexible workspace providers also offer integrated workspace solutions and services to their customers.

Source: Frost & Sullivan

Market Size Analysis

With the frequent organizational alteration of enterprises, combined with the growing number of newly registered market entities in recent years, the market size of flexible workspace industry by revenue in China has grown from RMB3.3 billion in 2015 to RMB30.6 billion in 2020, at a CAGR of 56.3%. Allocating flexible offices in conventional commercial office properties will gradually become an industry trend. The market size of flexible workspace industry is expected to grow further to RMB113.8 billion in 2025 at a CAGR of 30.0%.

Market Size of Flexible Workspace Industry, by Revenue, 2015-2025E

Source: Frost & Sullivan

Penetration Rate Analysis

Among commercial office buildings, flexible offices are gradually becoming more popular. The penetration rate of flexible offices in China increased significantly in 2017 and 2018. In the past five years, the penetration rate of flexible offices in tier-one cities has also been continuously rising. By the end of 2020, the penetration rate of flexible offices in tier-one cities had reached 7.5% and it is expected to reach 11.0% by 2025. As the business model of flexible offices becomes more widely accepted in China, the penetration rate of flexible offices in new tier-one cities is expected to increase in the future.

Penetration Rates of Flexible Offices in Tier-One Cities and New Tier-One Cities in China as a Percentage of Total Area of Commercial Office Buildings, 2015-2025E

Source: Frost & Sullivan

Notes:    Tier-one cities refer to the most developed cities in China, namely Beijing, Shanghai, Guangzhou and Shenzhen; New tier-one cities refer to the relatively developed cities following the tier-one cities in China, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, Dongguan.

Market Driver Analysis

According to Frost & Sullivan, the key drivers for the flexible workspace industry in China include:

High demand for fully equipped workspace:    It is highly time-consuming and requires a significant amount of efforts and labor to refurbish and decorate an office space and turn it into a fully-equipped one ready for move-in. Any delay caused by complex design, refurbishing and furnishing may negatively an enterprise’s move-in process and business operations. Moreover, many companies lack negotiation power or experience, and therefore end up paying higher prices for office fixtures, such as equipment and furniture. Accordingly, a fully equipped flexible workspace that includes facilities, furniture, high-speed internet and a staffed reception is appealing to enterprises, as it is able to support them in timely capturing business opportunities and satisfying their office needs at different stages of development. In addition, flexible workspace providers can achieve economies of scale when offering fully equipped workspaces.

Increasing urban renewal projects:    Urban renewal brings improvement to existing urban areas and has become a sound approach to deal with issues of urban decline in early-developed cities and to help achieve social and economic goals in China. Over the last two decades, the concept of sustainable development has been commonly applied to urban renewal in China, which refers to the effective use of urban land resources and minimizing demolishing existing buildings. Construction projects of flexible spaces that rehabilitate old buildings via building structural reinforcement, interior redesign, and redecoration are encouraged by many city municipals in China, because flexible offices will bring vitality to their surrounding area without mass demolition wastes. Thus, the urban renewal opportunity in China will drive the growth of flexible workspace industry.

Future Trends Analysis

According to Frost & Sullivan, future trends for the flexible workspace industry in China include:

Increasing industry concentration:    With the in-depth involvement of capitals in the flexible workspace industry, competitions within the industry will intensify and the structure of the flexible workspace industry will reshuffle. With mergers and acquisitions among flexible workspace providers happening more frequently, small and medium-sized players might phase out from the industry, and leading players are expected to further enhance their market shares in the entire industry.

The rise of new tier-one cities:    As more and more young people are moving to new tier-one cities, many entrepreneurs choose to start their business in these cities. Such population movement opens up the opportunity for flexible workspace industry to prosper in new tier-one cities. Furthermore, the competitions in the tier-one cities tend to be fiercer, thereby giving new tier-one cities more growth potentials. As a result, it is expected that flexible workspace providers will open more branches in new tier-one cities in the future.

Increasing value-added service income:    One of the distinguished features of flexible workspace providers is their wide spectrum of services. As the competition intensifies and the business model of the flexible workspace industry ameliorates, the composition of revenue streams in the flexible workspace industry is expected to change. The proportion of rental income will decrease while the proportion of value-added service and other income with a higher profit margin will gradually increase. With a growing customer base, the leading flexible workspace providers will earn revenues from the various services they provide and have a stronger negotiation power with third-party service providers or integrate business services to create more synergies.

Competitive Landscape Analysis

According to Frost & Sullivan, there are many small players in the flexible workspace industry in China, who operate only one or two spaces. However, there are many larger players who operate flexible offices on a large scale in multiple cities as the market leaders of the industry in China. The leading players have diversified revenue streams and tend to provide integrated one-stop work solution to customers, rather than focusing on flexible workspace related services only.

According to Frost & Sullivan, Shanghai Distrii and its subsidiaries, whose business layout is mainly located in tier-one cities, ranked 3rd in terms of rental revenue and total area of flexible workspaces in tier-one cities in China, in 2020. The market share of Distrii in China also increased significantly from 0.8% in 2020 to 1.3% in the first half of 2021, confirming its position as one of the top players in the flexible workspace industry in tier-one cities in China.

BUSINESS

A substantial majority of AgiiPlus’ business is conducted in China. AgiiPlus conducts its business in China through its PRC subsidiaries. The following description of our business is a description of the business of AgiiPlus’ PRC subsidiaries.

About AgiiPlus

AgiiPlus’ vision is to build the future of work and to connect businesses with technology, data, services, workspaces, and more.

Through its subsidiaries, AgiiPlus is, according to the Frost & Sullivan Report, one of the fastest-growing work solutions providers with a one-stop solution capability in China and Singapore. By leveraging its proprietary technologies, AgiiPlus, through its subsidiaries, offers transformative integrated working solutions to its customers, including brokerage and enterprise services, customizable workspace renovations with smart building solutions, and high-quality flexible workspaces with plug-in software and on-demand services.

AgiiPlus has established an innovative business model called “S²aaS — Space & Software As A Solution,” which combines “Software As A Service”, or SaaS, and “Space As A Service.” This business model relies on proprietary technology, SaaS-based systems, and high-quality physical workspaces to provide customers with integrated work solutions for optimal work efficiency.

Market Opportunity

History has always been driven by social evolution and technological innovation, which also stimulates the progress in how businesses conduct their operations. The fourth industrial revolution, driven by new technologies such as Internet of Things, big data, 5G, robotics and artificial intelligence, as well as the New Economy and the industries derived from these emerging technologies, are swiftly taking over the global economy.

Companies adapt to fierce competition and rapidly evolving market demands by adjusting their business models to seize new business opportunities and to optimize performance. By doing so, these companies are actively embracing industry changes and agilely transforming their organizational structure and management. These companies are also highly flexible with more advanced technological attributes, primarily focusing on developing their core businesses. They are willing to outsource non-core business demands to third-parties, thus creating a surging market demand for one-stop solutions that can dynamically meet ever-changing demands and organizational structure over their business life cycles.

According to the Frost & Sullivan Report, China has experienced dramatic urbanization in the past three decades with the urbanization rate increasing from approximately 56.1% in 2015 to approximately 63.9% in 2020. In 2020, the number of Chinese cities with over one million in population reached 93, compared to 13 in North America and 38 in Europe. Urbanization has led to significant increase in urban population and white-collar workers in China. According to the Frost & Sullivan Report, urbanization rate in China is estimated to continue increasing in the upcoming years and reach 70.0% in 2025. We believe that the increasing urbanization rate will maintain the vibrancy in cities and bring more opportunities to AgiiPlus in the work solution industry.

Overview

AgiiPlus, through its subsidiaries, has created an integrated platform connecting onsite workspaces and digital services through technology.

Through its subsidiaries, AgiiPlus offers office leasing and enterprise services under the brand “Tangtang,” and through its subsidiaries, AgiiPlus maintains Distrii app, the proprietary official app for workspace members, offering AgiiPlus’ workspace members a seamless experience beyond physical spaces with easy access to enterprise services offered by AgiiPlus’ subsidiaries. As of June 30, 2023, AgiiPlus’ subsidiaries had 35,628 enterprise customers and 357,385 digitally registered members.

Founded in 2016, AgiiPlus has established a network of workspaces in China and Singapore through its subsidiaries. Through Shanghai Distrii, a PRC subsidiary, AgiiPlus offers enterprise customers flexible and cost-effective space solutions in centrally located business districts in tier-one and new tier-one cities in China and Singapore. As of June 30, 2023, through its subsidiaries, AgiiPlus maintained a network of 52 Distrii workspaces that covered seven different cities, namely Shanghai, Beijing, Nanjing, Suzhou, Jinan and Xiong’an in China, and Singapore, with a total managed area of about 198,759 square meters (approximately 2.14 million square feet) and approximately 34,767 workstations in total.

In addition, AgiiPlus’ asset-light model offers design, build, management, and operating services to landlords who bear the costs in building and launching new spaces. This asset-light model allows AgiiPlus’ subsidiaries to economically expand and scale up while enabling landlords to turn their spaces into revenue-generating properties backed by professional services offered by AgiiPlus’ subsidiaries and AgiiPlus’ brand image. As of June 30, 2023, through its subsidiaries, AgiiPlus had seven workspaces under the asset-light model, with a total managed area of about 17,865 square meters (approximately 192,300 square feet) and approximately 3,335 workstations available for members.

With the support of a self-developed asset management system, community managers in Distrii workspaces carry out daily operational work and provide services to members in accordance with AgiiPlus’ internal Standard Operating Procedure, or SOP. As of June 30, 2023, the occupancy rate for mature Distrii workspaces, or workspaces that have been operating for more than one year since they were opened, achieved 78%, and the occupancy rate for all operating Distrii workspaces was 72%.

AgiiPlus’ subsidiaries, on their own and through qualified business partners, provide a full range of enterprise services including administration support, finance, legal, and human resources related services, to their members. AgiiPlus receives revenue by charging members for such enterprise services.

In addition to its Distrii workspaces and related enterprise services, through its subsidiaries, AgiiPlus also provides a full suite of work solutions including space renovation and smart building solutions to a wider group of customers. For instance, through its Spacii team, AgiiPlus offers landlords one-stop solutions for office design, build and renovation projects. Furthermore, through its subsidiaries, AgiiPlus developed its proprietary smart building management system adopting cutting-edge technologies including artificial intelligence, Internet of Things and cloud technology, featuring user recognition, QR code scanning, visitor registration and authorization, and smart elevators, which help enhance the efficiency and security of a workspace. Through its subsidiaries, AgiiPlus also offers real estate project consulting services, which we call Project Manager services, including space design, market research, and construction, to real estate investors, and space maintenance services to landlords, which we call Building Manager services.

AgiiPlus’ total revenue increased by 10.2% from RMB459.2 million in 2021 to RMB506.2 million (US$73.4 million) in 2022. The total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022. The growth of the work solution industry in China has been interrupted by the lockdowns and restrictive policies adopted in response to the COVID-19 pandemic, especially in 2022. The occupancy rate of Distrii’s mature workspaces was 85% as of December 31, 2021, but subsequently dropped to 80% as of December 31, 2022, due to the increasing COVID-19 cases and stricter restrictive policies in China in 2022. The intermittent lockdowns and restrictive policies have not only negatively impacted the demand from customers in the short term, but also delayed the refurbishment process for new workspaces due to strict COVID restrictions imposed by the government. At the same time, the period it took for us to lease new workspaces to customers becomes longer on average, due to a softer customer demand caused by the COVID-19 restrictions over businesses and the highly uncertain economic outlook. To address these challenges and uncertainties, AgiiPlus has adopted active measures to mitigate the negative impact on its business operations and financial condition, and cost saving is an important measure to sustain its operations. AgiiPlus cut approximately 18% of its headcount between April 30, 2022 and December 31, 2022, in order to reduce fixed operating costs. Despite this headcount reduction, the number of key working team members and management staff remained stable to ensure normal daily operations. On the revenue side, AgiiPlus strategically focused on sales and occupancy rates. For existing customers, AgiiPlus offered discounted rates to encourage customers to renew their leases as well as purchase additional enterprise services. The discounts and attractive offers effectively helped stabilize the operations when the lockdown was lifted in June 2022, with an approximate 74% lease renewal rate for Distrii workspaces in Shanghai in June 2022. For new customers, AgiiPlus enhanced their marketing activities through multiple channels, increased commission rates to brokers, and offered attractive rates and more flexible leasing terms to bring in new customers. A tenant referral program was launched as well to offer incentives to existing customers who introduced friends and contacts to purchase AgiiPlus’ products and services. The pandemic also made it harder to collect timely rents from both existing and new customers. AgiiPlus offered special discounts to customers willing to pay six months’ to one year’s rent upfront, which obtained the early rental collections and support operating cash flow.

In December 2022, the uncertainty and risk associated with China’s COVID-19 policies and restrictions were significantly mitigated. The Chinese government unveiled a series of new COVID-related policies to loosen its zero-COVID policy, uplifted the COVID prevention and control measures and provided a clear timetable to re-open the border. In 2023, the work solution industry in China faced two major challenges in declining occupancy rate and decreasing rent, due to the global interest rate hikes and macro-economic downturn. In an effort to minimize market risks, AgiiPlus has proactively taken steps to shut down underperforming centers. The number of Distrii workspaces under direct operating model was reduced from 53 as of December 31, 2022 to 44 as of June 30, 2023. Instead, AgiiPlus is focusing on developing Distrii workspaces under the asset-light model, aiming at promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. AgiiPlus believes that this approach will help improve its financial performance in long run. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ business has been and may continue to be adversely affected by the COVID-19 pandemic.”

AgiiPlus’ total revenue decreased by 10.6% from RMB256.9 million in the six months ended June 30, 2022 to RMB229.7 million (US$31.7 million) in the six months ended June 30, 2023. The total number of Distrii workspaces decreased from 65 as of June 30, 2022 to 52 as of June 30, 2023.

The following diagram illustrates the business model of AgiiPlus’ subsidiaries:

AgiiPlus’ Strengths

One of the Fastest-growing Work Solutions Providers with a One-Stop Solution Capability in China and Singapore

Through its subsidiaries, AgiiPlus is, according to the Frost & Sullivan Report, one of the fastest-growing work solutions providers with a one-stop solution capability in China and Singapore. According to Frost & Sullivan, at present, enterprises in China change their organizational structures more frequently to adapt to changing business environments, including, for instance, by establishing new business departments or units. As such, demand for flexible workspaces has significantly increased over the recent years. The market size of the flexible workspace industry in China has developed rapidly from RMB3.3 billion in 2015 to RMB30.6 billion in 2020. Through its PRC subsidiaries, AgiiPlus ranked 3rd in terms of rental revenue and total area of flexible workspaces in tier-one cities in China in 2020. In addition, AgiiPlus’ total revenue increased by 10.2% from RMB459.2 million in 2021 to RMB506.2 million (US$73.4 million) in 2022, and further from RMB256.9 million in the six months ended June 30, 2022 to RMB229.7 million (US$31.7 million) in the six months ended June 30, 2023, with the total number of Distrii workspaces increased from 61 as of December 31, 2021 to 65 as of December 31, 2022 but decreased to 52 as of June 30, 2023.

As of June 30, 2023, through its subsidiaries, AgiiPlus had established a network of 52 flexible workspaces, with 51 locations across six cities in China and one location in Singapore under its Distrii business division. Distrii workspaces are designed to provide flexible workspace solutions that can accommodate individuals and companies of all sizes, from freelancers to large enterprises. With the one-stop solution offered by AgiiPlus’ subsidiaries, customers are able to move in anytime with flexible lease terms, drastically reducing the time spent on office-hunting, saving time from an average of five to seven months to one to three weeks. Customers also have easy access to the amenities offered at Distrii workspaces, including common areas, conference rooms, lounges and other amenities designed to provide flexibility to customers.

With Tangtang, prospective customers have access to workspace listings of Distrii workspaces as well as office listings posted by third-party landlords, and have options to contact real estate agents for office tours. Utilizing digital platforms, AgiiPlus’ subsidiaries are able to offer customers digital access to both conventional office and flexible workspace offerings and assist them with in-person visits, serving the needs of their customers throughout the entire office-hunting process.

AgiiPlus believes that as AgiiPlus’ subsidiaries continue to diversify their service offerings and develop workspace solutions to meet the needs of their customers, their brand recognition will continue to improve. AgiiPlus believes that AgiiPlus’ subsidiaries are well-positioned to grow their business and strengthen their market position as the work solution industry in China and Singapore continues to expand.

AgiiPlus intends to fund the business operations and expansion of its subsidiaries using the proceeds from this offering. Specifically, approximately 25% to 30% of the proceeds from this offering will be used for AgiiPlus’ business expansion, including organic growth of its subsidiaries’ geographic coverage, and mergers and acquisitions opportunities, although AgiiPlus has not identified any specific investments or acquisition opportunities at this time, and approximately 40% to 50% of the proceeds from this offering will be used for other operating purposes, including working capital requirements. See “Use of Proceeds.” The short operating history of AgiiPlus’ subsidiaries may not serve as an adequate basis for evaluating AgiiPlus’ prospects and future operating results, including, but not limited to, AgiiPlus’ key operating data, net revenue, cash flows and operating margins. AgiiPlus’ subsidiaries have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, and any failure to successfully address these risks, challenges and uncertainties may result in materially adverse impact on AgiiPlus’ business, financial condition and results of operations. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — The limited operating history of AgiiPlus’ subsidiaries may not be indicative of their future growth and makes it difficult to predict their future prospects, business and financial performance.”

Technology-driven Digital Platforms Offering Digital to Offline Services

Since its establishment in 2016, the research and development team of AgiiPlus’ subsidiaries has been actively designing and building its own digital platforms. As of now, AgiiPlus’ subsidiaries have built an integrated platform system, consisting of Distrii app, the proprietary official app for workspace members, and CHIPS system, an artificial intelligence-powered integrated building management system, among others.

Distrii app is AgiiPlus’ official app for members at Distrii workspaces that consolidates various functions. Through Distrii app, members can access many services of the workspaces, including its cloud-based office automation system, which allows enterprise customers to streamline operations with features such as automated workflows, online review system, attendance and hours management system, and other customizable functions. Distrii app also provides customers with other distinctive features, including conference room reservation, wireless printing, video conferencing and event booking.

In addition to Distrii app, AgiiPlus’ subsidiaries also equip their spaces with proprietary CHIPS system, a smart building management system with automated services including user recognition at entrance, automated front desk, automated property management and other features at Distrii workspaces. Smart building management system developed by AgiiPlus’ subsidiaries can also be installed on properties owned by third-parties that include office buildings, schools, and industrial parks.

These technology-driven digital platforms of AgiiPlus’ subsidiaries not only enhance the experience of these entities’ customers on a day-to-day basis but also increase the cost-efficiency for AgiiPlus’ business operations as well as for third-parties that have adopted the systems. AgiiPlus believes that the proprietary technology of AgiiPlus’ subsidiaries has significantly contributed to their success; by continuously investing in technology to further improve these platforms, AgiiPlus believes that its subsidiaries will be able to further strengthen their competitive advantage, enhance brand recognition, and attract more customers and business partners.

AgiiPlus’ subsidiaries rely on its technology and digital platforms for their business operations, and AgiiPlus expects its need for capital and other resources to increase significantly as it continues to invest in the upgrade of the existing infrastructure and technology systems and the development of new technology and systems with greater efficiency and features that enable AgiiPlus’ subsidiaries to better serve the needs of their customers. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — The rapid growth of AgiiPlus’ subsidiaries leads to increasing risks and uncertainties. If these entities are unable to manage their growth effectively, their business and results of operations may be materially and adversely affected” and “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — The proper functioning of technology use is essential to AgiiPlus’ business, and any difficulty experienced by such system would materially and adversely affect AgiiPlus.”

Evolving and Comprehensive Work Solutions

The specific needs of customers for their workspace may differ based on a variety of factors, including the scale and size of a customer, its stage of development, or the industry it belongs to. Through its subsidiaries, AgiiPlus specifically designs its comprehensive flexible workspace solutions to empower and accommodate customers with different needs. For instance, through its subsidiaries, AgiiPlus offers a wide range of workspace solutions, including flexible workstations designed for freelancers and microenterprises, standard fully-furnished workspaces designed for SMEs, and customizable workspaces for large enterprises.

AgiiPlus notes that while searching for a desirable workspace, customers often consider the services offered at each of the four following stages: (i) office-hunting, (ii) space design and decoration, (iii) move-in process, and (iv) enterprise services. In addition to office space, through its subsidiaries, AgiiPlus also provides office-hunting solutions through Tangtang, space design, construction and decoration solutions through Spacii, and enterprise services through Distrii workspaces and Tangtang.

AgiiPlus’ subsidiaries are also committed to continue diversifying their offerings of enterprise services and other value-added services to their customers through cooperating with more business partners and third-party service providers to bring even more value to their customers.

The comprehensive flexible workspace solutions AgiiPlus offers through its subsidiaries, on the other hand, also present certain business risks and challenges for AgiiPlus and its subsidiaries. For instance, the length of the initial term of the leases AgiiPlus’ subsidiaries entered into with landlords ranges from three to fifteen years, whereas the initial term of the leases AgiiPlus’ subsidiaries enter into with their customers are on average much shorter, ranging from one to three years. Any failure to retain existing customers, bring new customers in adequate numbers, or otherwise maintain the occupancy rates for Distrii workspaces may materially and adversely affect the business of AgiiPlus’ subsidiaries and AgiiPlus’ results of operations. To sustain their growth, AgiiPlus’ subsidiaries endeavor to retain their existing customers and continually add new customers by offering competitive rental rates or concessions to customers, which could result in materially adverse impact on AgiiPlus’ profitability. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ subsidiaries may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business.”

One-stop Property Renovation Solution Provider with Strong Property Technology

In recent years, China has seen an increasing demand for property renovation and property operation in tier-one cities and new tier-one cities in China in line with China’s rapid pace of urbanization. Many old conventional commercial buildings in tier-one and new tier-one cities in China have high vacancy rates and low operational efficiency. The main reason is that as companies change their organizational structures more frequently, traditional office offerings are no longer able to meet their needs.

Through customizable and smart office design, transformation and renovation services offered by Spacii, customers can enjoy workspaces with comfortable work environments and the application of smart technology, which we believe are able to greatly improve customers’ day-to-day experience. Additionally, through operating services offered by AgiiPlus’ subsidiaries, the occupancy rate and rental price of the property being transformed can both be significantly increased. With the help of big data, Internet of Things, artificial intelligence and cutting-edge technologies, AgiiPlus’ subsidiaries are able to manage properties with lower material costs and labor costs as compared to the traditional management model, and increase management efficiency and profitability of a property.

Experienced and Visionary Team with Deep Understanding of Industry

AgiiPlus is led by its founder and chief executive officer, Dr. Jing Hu, who has extensive commercial real estate industry experience. Dr. Jing Hu was formerly the Executive Vice-President and Chief Architect at a Fortune 500 company, and has gained extensive industry experience and operational know-hows through over 20 years of experience in real estate and smart city planning and design. Dr. Jing Hu founded AgiiPlus with a vision to create a thriving ecosystem with comprehensive technology-driven workspace solutions.

AgiiPlus has a visionary and innovative management team with diverse experience across different industries, including real estate, technology, marketing and enterprise services. AgiiPlus believes that in the future, it will continue to benefit from its senior management team’s industry knowledge, diverse background and skills, and clear vision for its ongoing development.

AgiiPlus’ Growth Strategies

AgiiPlus intends to pursue the following strategies to further grow its business:

Strengthen its Distrii Workspace Network with a Focus on Asset-light Model

AgiiPlus plans to strategically strengthen its network of Distrii workspaces, with a particular focus on developing Distrii workspaces under its asset-light model. In particular, AgiiPlus intends to adopt the following strategies:

•        maintain its market position in tier-one cities in China through establishing additional Distrii workspaces under its asset-light model with landlords and offering one-stop solutions with multiple revenue streams;

•        collaborate with qualified business partners to grow AgiiPlus’ business across China under its asset-light model with a goal to reduce the capital investments required for AgiiPlus’ business expansion; and

•        expand its presence and recognition in new tier-one cities in China through collaboration with local partners in these new areas to establish a nation-wide workspace network.

AgiiPlus plans to grow its presence in overseas markets by offering services under its asset-light model to additional landlords in Singapore and other Asian countries through its subsidiaries. See “— Workspace Operation — Operating Models of Distrii Workspaces — Asset Light Model.” Through its subsidiaries, AgiiPlus plans to establish an extensive network of workspaces that meets the demand of companies for workspaces and workstations as they grow and expand geographically, facilitating their penetration into new markets in China and overseas in an efficient and cost-effective manner. AgiiPlus also considers seeking business partners in Europe and North America and forming strategic partnerships with them to open Distrii workspaces in these geographic regions under asset-light model.

Further Develop Technology and Digital Platforms to Enhance Operational Efficiency

AgiiPlus’ subsidiaries plan to further invest in technology development to continuously improve their digital platforms and enhance the operational efficiency of Distrii workspaces. Specifically, AgiiPlus plans to focus on the following strategic measures through its subsidiaries:

•        improving the existing proprietary SaaS platforms using data-driven model and artificial intelligence;

•        designing a set of big data analysis tools dedicated to generating actionable insights to improve the operational efficiency of AgiiPlus’ subsidiaries;

•        developing technological platforms and tools for purposes of enhancing brand recognition and attracting prospective customers through social media marketing; and

•        adding new features to, improving functions of and enhancing the algorithms of the existing applications of AgiiPlus’ subsidiaries for customers and users.

We believe the above-mentioned measures will play an important role in accelerating AgiiPlus’ forthcoming business growth.

Grow Enterprise Services to Generate Multiple Revenue Streams

AgiiPlus strives to provide one-stop work solutions for customers through its subsidiaries. To achieve this goal, AgiiPlus plans to further expand the service offerings of its subsidiaries by leveraging these entities’ technology infrastructure and workspace network. Specifically, AgiiPlus intends to further increase the offerings of its subsidiaries’ enterprise services to their customers through acquiring third-party enterprise service providers. AgiiPlus also plans to cooperate with more reputable third-party service providers through its subsidiaries, to expand and diversify their offerings of high-quality enterprise services or other value-added services to enterprise customers and facilitate their business growth and development. In the future, AgiiPlus aims to grow its subsidiaries’ enterprise services business as one of their core businesses.

Expand Business Scale through Mergers and Acquisition Opportunities

AgiiPlus intends to explore mergers and acquisition opportunities, including acquiring local work solution operators with a strong regional presence, to strengthen its industry position and expand geographic coverage. AgiiPlus also plans to invest in companies specializing in products or services complementary to its business to further integrate and refine its services.

Digital and Offline Membership of AgiiPlus’ Subsidiaries

Members of AgiiPlus’ subsidiaries can be categorized into digitally registered members and enterprise customers at the Distrii workspaces. For details on enterprise customers, see “— Workspace Operation — Enterprise Customers at Distrii Workspaces.”

Digitally registered members are customers who have registered on the digital platforms and systems of AgiiPlus’ subsidiaries. As of June 30, 2023, through its subsidiaries, AgiiPlus had 357,385 digitally registered members. For details on digital platforms, see “— Tangtang” and “— Technology — Distrii App.”

The commitment length of leases entered into by AgiiPlus’ subsidiaries with freelancers and microenterprise customers, small and medium enterprise customers, and large enterprise customers are typically one year, one to two years, and two to three years, respectively. AgiiPlus’ subsidiaries do not grant their customers an option to terminate their leases early, and if customers choose to terminate their leases, their security deposit will not be returned. As of June 30, 2023, the churn rate of AgiiPlus’ enterprise customers at workspaces was approximately 15%.

The following table sets forth some of the metrics of digital membership and enterprise customers of AgiiPlus’ subsidiaries as of the dates indicated:

	As of December 31, 2021	As of December 31, 2022	As of June 30, 2023
Number of enterprise customers(1)	35,771	40,634	35,628
Number of digitally registered members(2)	322,252	405,261	357,385

____________

Notes:

(1)      Data sourced from MaxCRM and BSS. For details, see “— Technology — MaxCRM” and “— Technology — BSS.”

(2)      Data sourced from CHIPS system and Distrii app. For details, see “— Technology — CHIPS System” and “— Technology — Distrii App.”

The integration of three business segments enables AgiiPlus to offer comprehensive, one-stop solutions to customers through its subsidiaries, and through the ecosystem of AgiiPlus, customers can easily find a variety of solutions to their business needs, making them more likely to stay within the ecosystem of AgiiPlus, and become repeat customers. By creating value through the ecosystem, AgiiPlus’ subsidiaries are able to maintain a large and steadily growing customer base.

Tangtang

Under the brand “Tangtang,” AgiiPlus’ subsidiaries offer flexible workspaces leasing and enterprise services through digital platforms, where members may search available spaces, customize search results based on their preferences, and access the enterprise services including administration, finance, legal, human resources, tax, and intellectual property registration services provided by third-party business partners. Under the brand “Tangtang,” AgiiPlus’ subsidiaries also work with space providers and gathers from them information of available spaces and ancillary services. AgiiPlus’ subsidiaries then connect customers and space providers with each other in an efficient, cost-efficient, and reliable way. Under the Business Cooperation Agreement between Shanghai Huiying and Shanghai Zhiban, Shanghai Zhiban agreed to offer website operations and maintenance services for the Maxoffice website to Shanghai Huiying as a third-party service provider, and authorize AgiiPlus to use the Maxoffice website for offering its services under Tangtang, which allows Tangtang to reach a wider audience through digital means, in consideration for which Shanghai Huiying agreed to pay Shanghai Zhiban services fees actually incurred by Shanghai Zhiban on a monthly basis. The initial term of the Business Cooperation Agreement lasts for two years, and the agreement shall be automatically renewed for additional one-year terms unless timely objected by either party within five days prior to the expiration of the agreement. From June 2022 to June 30, 2023, the monthly service fees paid by Shanghai Huiying to Shanghai Zhiban was approximately RMB70,000 (US$9,653), and AgiiPlus expects the monthly service fees to remain relatively stable for the foreseeable future.

When potential customers look for available flexible workspaces for leasing with Tangtang on digital platforms, they may choose to leave their contact information through a pop-up window, and a member of the enterprise service team of AgiiPlus’ subsidiaries will reach out to the customers within a short period of time to discuss the spaces and services they are looking for, and their requirements and preferences.

Renovation and Smart Building Solutions

AgiiPlus’ subsidiary Spacii provides renovation and smart building solutions to meet the needs of a wider group of customers.

Office Design and Build Services

Spacii’s renovation team provides landlords with one-stop solutions for office design, build and renovations. The team cooperates with real estate developers and private equity funds to transform buildings into fully-furnished workspaces with smart features.

With a team of experienced architects, designers and project managers, Spacii has strong in-house design and construction capabilities. Team members not only have rich past experience in established real estate companies, but also are knowledgeable about the specific needs in local markets. With the use of building information modeling technology, 3D modeling, visual project management system and other digital tools, and guided by the SOP, the Spacii team is able to deliver fully renovated office space with modern and functional designs at affordable costs.

Customized Prefabricated Office (CPO) is space customization services offered by AgiiPlus’ subsidiaries. In order to meet the increasing needs for flexible workstyles, especially in light of the uncertainties associated with the future development of the COVID-19 pandemic, enterprises tend to prefer flexible workspace solutions compared to traditional office leasing arrangements, which results in lower occupancy rates in the traditional office buildings in tier-one and new tier-one cities in China, as compared to pre-pandemic rates. To help address this issue, the Spacii renovation team launched its CPO solutions to provide landlords with an integrated solutions including space design, build and renovation solutions, and leasing.

The Spacii renovation team starts with conducting market research, analyzing market conditions, and finalizing a design proposal that aims to improve occupancy rate and maximize profitability for the landlords. After that, with its strong design and build capabilities and established supply chain, the Spacii renovation team can typically deliver a fully-furnished office space within 15 days. After a space is delivered, landlords can rely on other marketing and operating solutions provided by AgiiPlus’ subsidiaries.

Smart Building Management System

The Spacii smart building team focuses on the adoption of a smart building management system, adopting cutting-edge technologies including artificial intelligence, Internet of Things and cloud technology. Its proprietary CHIPS system can be utilized in various scenarios of a workspace, which include user recognition, QR code scanning, visitor registration and authorization, and smart elevators. The CHIPS system is installed in not only Distrii workspaces, but also properties owned by third-parties, including office buildings, schools, exhibition centers and industrial parks.

As of June 30, 2023, the Spacii smart building team provided smart building solutions to third-party commercial properties covering a total managed area of approximately 789,582 square meters (approximately 8.5 million square feet). The Spacii smart building team was certified as a national high and new technology enterprise in China from 2019 to 2022.

The following table sets forth some metrics of the Spacii smart building management system as of the dates indicated:

	As of December 31, 2021	As of December 31, 2022	As of June 30, 2023
Managed area by CHIPS system (m2)(1)(2)	751,604 (8.09 million square feet)	969,777 (10.44 million square feet)	946,965 (10.19 million square feet)
Managed area by CHIPS for Distrii workspaces (m2) (1) (2)	154,000 (1.66 million square feet)	195,677 (2.11 million square feet)	157,383 (1.69 million square feet)
Managed area by CHIPS for other buildings (m2)(1)(2)	597,600 (6.43 million square feet)	774,100 (8.33 million square feet)	789,582 (8.5 million square feet)
Foot traffic of CHIPS system (total)(1)(3)	20,300,000	36,740,000	43,720,600
Foot traffic of CHIPS system (daily)(1)(4)	54,794	54,904	49,414

____________

Notes:

(1)      CHIPS system is an artificial intelligence-powered integrated building management system. For details, see “— Technology — CHIPS system.”

(2)      Approximate number subject to rounding adjustments.

(3)      Foot traffic of CHIPS system (total) represents the total number of members and visitors that entered into a CHIPS system equipped workspace or building since the launch of the CHIPS system in 2019 until the respective dates indicated.

(4)      Foot traffic of CHIPS system (daily) represents the average number of members and visitors that entered into a CHIPS system equipped workspace or building since the launch of the CHIPS system in 2019 until the respective dates indicated.

Project Manager

Through its Spacii team, AgiiPlus has launched Project Manager services which focus on delivering project consulting services. Project Manager’s target customers include asset management companies, real estate investment funds, companies, and individuals that invest in office spaces. The Spacii team provides one-stop space design, consulting and management services to customers. Powered by its technology capacities, Spacii team conducts market research in the surrounding area of the office space, creates a feasibility report, finalizes a design proposal, and execute strictly upon the design and construction plan. After a space becomes available for operations, the Spacii team provides operations and management services to meet the customers’ needs.

Building Manager

The AgiiPlus Spacii team also provides Building Manager office space maintenance services to landlords. With a team of professional technicians, under Building Manager, the AgiiPlus Spacii team provides services including inspection, repair, equipment maintenance, and furniture purchase.

Workspace Operation

Enterprise Customers at Distrii Workspaces

AgiiPlus mainly provides flexible workspaces through its Distrii workspaces operated by AgiiPlus’ subsidiaries to its members. Distrii workspaces cover economically vibrant regions, including Singapore and tier-one and new tier-one cities in China.

The enterprise customer base of AgiiPlus’ subsidiaries is diverse in terms of size and industry. The following chart illustrates the diversity of members of AgiiPlus’ subsidiaries by industry as of June 30, 2023:

Other Industries, 10.5%
Business Services, 27.5%
Information Transmission, Computer Service & Software, 17.0%
Wholesale and Retail Trade, 10.9%
Scientific Research and Technical Services, 9.7%
Culture, Sports and Entertainment, 6.3%
Financial Services, 4.8%
Intelligent Manufacturing, 4.1%
Design and Construction, 3.3%
Education and Training, 3.3%
Transportation and Logistics, 2.9%

The enterprise customers of AgiiPlus’ subsidiaries can also be divided into three categories by size, (i) freelancers and microenterprises, (ii) small and medium-sized enterprises, and (iii) large enterprises.

Freelancer and Microenterprise Customers

For AgiiPlus, freelancers and microenterprise customers are groups of fewer than ten individuals. Many freelancer and microenterprise customers of AgiiPlus’ subsidiaries are start-up companies, and with the services provided such as office-hunting services through Tangtang and value-added services offered at Distrii workspaces, AgiiPlus aims to help these members in their early business development stages.

Small and Medium-sized Enterprise Customers

For AgiiPlus, small and medium-sized enterprise customers, or SME customers, are companies with approximately ten to 100 employees. SME customers of AgiiPlus’ subsidiaries are a significant driver of its business growth. The services AgiiPlus provides to its SME customers through its subsidiaries include office-hunting services, space design, construction and decoration solutions and value-added services. As these SME customers grow in size, they typically rely on AgiiPlus’ subsidiaries for more workstations and additional enterprise services. For SME customers that occupy more than 20 workstations, AgiiPlus’ subsidiaries can provide moderate customizations such as rearranging the furniture in the workspace and opening partitions between offices, to better satisfy the needs of its SME customers. In addition, as customers of AgiiPlus’ subsidiaries, SME customers receive discounts for booking enterprise services with AgiiPlus’ business partners through Tangtang.

Large Enterprise Customers

For AgiiPlus, large enterprise customers are companies with more than 100 employees. Compared to SME customers, large enterprise customers generally occupy more workstations and enter into leases with longer terms. As such, under leases for dedicated spaces of more than 100 workstations, through its subsidiaries, AgiiPlus offers the option to conduct large-scale customization and decoration services to suit the particular needs and preferences of its large enterprise customers.

AgiiPlus also maintains strategic partnerships with many large enterprise customers to provide flexible workspace solutions through local Distrii workspaces and office-hunting services through Tangtang to these partner members if they intend to lease additional workspace as they expand their business. The expansion of these partner members is also one of the main forces driving AgiiPlus’ growth.

Operating Models of Distrii Workspaces

As of June 30, 2023, through its subsidiaries, AgiiPlus had a total of 52 workspaces across six cities in China and Singapore, providing approximately 34,767 workstations to its members. The following table sets forth some of AgiiPlus’ operating metrics as of the dates indicated:

	As of December 31, 2021	As of December 31, 2022	As of June 30, 2023
Number of cities(1)	7	7	7
Number of Distrii workspaces in operation(2)	52	59	51
Number of workspaces under direct operating model(2)	44	53	44
Number of workspaces under asset-light model(2)	8	6	7
Number of Distrii workspaces in the pre-opening stage(2)(3)	9	6	1
Total number of Distrii workspaces(2)(4)	61	65	52

Managed area of Distrii workspaces in operation (m2)(5)	222,019	238,202	191,589
Managed area under direct operating model (m2)(5)	199,119	223,137	173,733
Managed area under asset-light model (m2)(5)	22,900	15,065	17,865
Managed area of Distrii workspaces in the pre-opening stage (m2)(5)	31,146	15,674	7,162
Total managed area of Distrii workspaces (m2)(4)	253,165	253,876	198,759

Number of workstations in operation	38,836	41,899	33,574
Number of workstations under direct operating model	34,681	39,031	30,239
Number of workstations under asset-light model	4,155	2,868	3,335
Number of workstations in the pre-opening stage(3)	5,501	2,537	1,194
Total number of workstations(4)	44,337	44,436	34,767

Occupancy rate for all workspaces in operation(5)	81%	75%	72%
Occupancy rate for mature workspaces(5)(6)	85%	80%	78%

____________

Notes:

(1)      The cities are Shanghai, Beijing, Nanjing, Suzhou, Jinan and Xiong’an in China, and Singapore.

(2)      Spaces on different floors of the same building count as one workspace for the purpose of the numbers presented here, unless such spaces are leased from different landlords or operated under different contracts/sub-brands.

(3)      Distrii workspaces in the pre-opening stage represent spaces with leases entered into with landlords but not yet available to customers for leasing.

(4)      Represents the total number of workspaces in operation and workspaces in the pre-opening stage.

(5)      Approximate number subject to rounding adjustments.

(6)      Mature workspaces refer to workspaces that, as of the respective dates, had opened for more than one year.

According to different operational models and revenue sources, AgiiPlus categorizes its spaces into two models:

Direct Operating Model

Most of Distrii workspaces are operated by AgiiPlus’ subsidiaries under the direct operating model. Under the direct operating model, AgiiPlus’ subsidiaries enter into long-term leases with landlords, with lease terms ranging from two to fifteen years. Depending on each lease agreement, AgiiPlus’ subsidiaries may either pay a fixed rent to the landlords, or enter into revenue sharing arrangements with the landlords.

Through its Spacii team, AgiiPlus designs and transforms an original space to a Distrii workspace ready for move-in. AgiiPlus’ space operations and community managers will directly manage the space and oversee its operation.

AgiiPlus generates revenue by leasing spaces to members and providing value-added services to members through its subsidiaries. As of June 30, 2023, through its subsidiaries, AgiiPlus had 44 spaces under its direct operating model, with managed area of 173,733 square meters (approximately 1.87 million square feet) and approximately 30,239 workstations available for members.

From 2016 to 2019, in an effort to creating brand awareness and leasing spaces and establishing its Distrii workspaces at prime locations, AgiiPlus bore the costs and expenses on design and decoration of the spaces. Since 2019, in establishing new Distrii workspaces, AgiiPlus, through its subsidiaries, designs and builds workspaces and obtains reimbursements from the landlords with respect to related costs and expenses. Through its subsidiaries, AgiiPlus has cooperated with many real estate developers and real estate private equity funds to establish Distrii workspaces, which AgiiPlus designs and builds through its Spacii team and operates with its professional space operation team and community managers. Through the one-stop solutions AgiiPlus provides to these landlords through its subsidiaries, landlords are able to transform the underperforming properties into landmark flexible working workspaces.

Under the direct operating model, AgiiPlus’ subsidiaries enter into leases with both their landlords and customers. The key terms of such leases with landlords typically include the following:

Payments.    Payment terms state the amount and due dates for rent payments by AgiiPlus’ subsidiaries to landlords.

Renovation grace period.    During the renovation grace periods, AgiiPlus’ subsidiaries renovate the leased space and are exempt from making rent payments to landlords. The length of such period may vary from two (2) to six (6) months, subject to negotiations between AgiiPlus’ subsidiaries and each landlord.

Rent-free period.    During the rent-free periods, AgiiPlus’ subsidiaries are exempt from making rent payments to landlords. The length of such period may vary from three (3) to twelve (12) months, subject to negotiations between AgiiPlus’ subsidiaries and each landlord.

Security deposit.    AgiiPlus’ subsidiaries are required to pay security deposits to landlords under the leases. The amount of a security deposit typically equals two (2) to four (4) months’ rent. A landlord may withhold the security deposit if the subsidiary of AgiiPlus terminates the lease early.

Lease assignment.    AgiiPlus’ subsidiaries have the right to assign the leases to third-parties.

The key terms of leases between AgiiPlus’ subsidiaries and customers typically include the following:

Security deposit.    Customers are required to pay security deposits to AgiiPlus’ subsidiaries under the leases. The amount of a security deposit typically equals two (2) to three (3) months’ rent. AgiiPlus’ subsidiaries may withhold the security deposit if a customer terminates the lease early.

Termination.    AgiiPlus’ subsidiaries may unilaterally terminate a lease with a one-month prior written notice to the customer. A customer may unilaterally terminate its lease and, in such event, AgiiPlus’ subsidiaries may withhold the customer’s security deposit.

Initial rent.    Subject to negotiations between AgiiPlus’ subsidiaries with each customer, the initial rent of each customer to AgiiPlus’ subsidiaries may vary from one (1) to two (2) months’ rent.

Down payment.    Down payment typically includes security deposit and initial rent, to be paid by customers at the start of their leases with AgiiPlus’ subsidiaries.

Asset-light Model

Under the asset-light model and through its subsidiaries, AgiiPlus provides design and build services and management and operating services to the landlords, and does not bear the costs and expenses for the design and build of a space. Through its subsidiaries, AgiiPlus enters into revenue-sharing arrangement with landlords, and the fees AgiiPlus’ subsidiaries charges under such arrangements include design and building consulting fees, management and operation fees, and incentive fees. Incentive fees are calculated based on and positively correlated with the revenue generated from the associated space. The asset-light model allows AgiiPlus’ subsidiaries to leverage external resources and reduce their own investment in each Distrii workspace.

As of June 30, 2023, through its subsidiaries, AgiiPlus had seven spaces under its asset-light model, with managed area of about 17,865 square meters (approximately 192,300 square feet) and approximately 3,335 workstations in operation and available for members. AgiiPlus plans to continue expanding its asset-light business to members in more geographic locations.

Space Offerings at Distrii Workspaces

Through its subsidiaries, AgiiPlus provides its members with a wide selection of offices and workstations to help ensure that they can find the most suitable office solutions, including but not limited to flexible workstations, standard fully-furnished workspaces and customizable workspaces. The wide, flexible selection of offices and workstations meets the business needs of companies of different sizes, from microenterprise members to large enterprise customers.

At Distrii workspaces, AgiiPlus offers a wide range of services and amenities through its subsidiaries, including access to common areas, conference rooms, lounges, kitchens, pantry rooms, high-speed internet, reception services, package handling, and wireless printing. These amenities not only provide members of AgiiPlus’ subsidiaries with convenience at their workspace but also improve their daily operational efficiency.

Distrii workspaces also feature smart functions that improve the experience of its members. AgiiPlus’ proprietary CHIPS system, a main function of which is user recognition, has been installed at approximately half of the Distrii workspaces to ensure the safety of members and streamline the process of visitor management. Furthermore, members can remotely control access to their office space without the physical access card using the Distrii app. In addition, the conference rooms at Distrii workspaces are equipped with intelligent control system, featuring functions including access control, screen casting and video conferencing.

In addition to the services and amenities offered at the Distrii workspaces, through its subsidiaries, AgiiPlus also hosts events and activities for its members, including entrepreneurial activities such as networking events and legal consultation sessions, but also social activities such as birthday parties, chocolate making workshops and wine tasting sessions, to create opportunities for its members to connect with each other outside working hours. Members can register for these events and activities through the Distrii app.

Development of Distrii Workspaces

Sourcing and Site Selection

Through its subsidiaries, AgiiPlus maintains its network of Distrii workspaces in centrally located business districts in tier-one and new tier-one cities in China and in Singapore. In selecting potential cities for opening workspaces, AgiiPlus takes into account factors including the economic growth, urbanization rate, industry composition, net migration rate, and infrastructure of a city and the supply and demand fundamentals for the local commercial office market. AgiiPlus plans to further implement these selection criteria as it expands into new cities in China and overseas locations through its subsidiaries.

In selecting the specific location of a space, AgiiPlus prefers centrally located business districts or neighborhoods with readily accessible public transportation, high traffic flow, a large number of existing or emerging companies and business activities, and a supply gap of flexible workspaces. AgiiPlus then utilizes big data technology and field surveys to analyze the prospects and profit potential for a Distrii workspace at each potential location. The selection will be subject to rigorous review and ultimate decision by the management of AgiiPlus.

Design and Construction

Through its subsidiaries, AgiiPlus provides space design, construction and decoration services through its brand Spacii and a dedicated team with proven track record. With a deep understanding of customers’ needs for workspace, Spacii team develops Distrii workspaces with modern designs, functional and efficient layout, and environmentally friendly construction materials. Spacii team also provides customization services to the workspace catering to the specific needs of an enterprise customer.

With a team of experienced architects, designers and project managers, AgiiPlus, through its subsidiaries, has strong in-house design and construction capabilities. By leveraging its technologies, AgiiPlus’ Spacii team is able to reduce the costs and time required to deliver a fully renovated Distrii workspace. It typically takes the Spacii team about four months to complete the renovation of a space of 5,000 square meters. According to Frost & Sullivan, the industry average time for taking possession of a space to operation is approximately six months.

Product Lines

Distrii workspaces can be mainly divided into three categories: platinum-level product line, gold-level product line, and silver-level product line.

Platinum-level Product Line (Branded as “Priime”)

The Platinum-level product line is the top product line of Distrii workspaces. Platinum-level spaces feature premium facilities and luxurious interior design with a touch of local culture elements. Platinum-level spaces are typically located in centrally located business districts. As of June 30, 2023, through a PRC subsidiary, AgiiPlus had three spaces under its platinum-level product line with approximately 9,450 square meters (approximately 101,721 square feet) available for use by its members.

Gold-level Product Line (Branded as “Distrii”)

Most Distrii workspaces are of the gold-level product line. Gold-level spaces feature high-end facilities and professional office interior design. As of June 30, 2023, through its subsidiaries, AgiiPlus had 39 spaces under its gold-level product line with approximately 29,517 square meters (approximately 1.7 million square feet) available for use by its members.

Silver-level Product Line (Branded as “Dplus”)

Silver-level spaces feature simple and minimal interior design and are equipped with furniture and equipment sufficient for members’ day-to-day needs. Silver-level spaces are built and redeveloped at faster pace with lower costs compared to platinum-level and gold-level spaces. As of June 30, 2023, through its subsidiaries, AgiiPlus had 10 spaces under its silver-level product line with approximately 29,517 square meters (approximately 317,722 square feet) available for use by its members.

Management and Operating Efficiency

The management team of AgiiPlus has a profound understanding and rich experience in the development and operation of office buildings, business parks and commercial real estate. Under the leadership of its management team, AgiiPlus has an experienced team of space operations and community managers, many of whom have prior work experience and industry background in commercial restate estate, hospitality management, aviation services and other service industries. Through its subsidiaries, AgiiPlus offers training to its space operations and community managers on various aspects of space operations, including reception, conducting office tour, lease negotiation, facilities and amenities maintenance, and other services.

To run its spaces more efficiently, AgiiPlus’ IT team developed its proprietary intelligent operations management system, or BSS. See “— Technology — BSS” for details. The BSS allows space operations and community managers to monitor and manage the Distrii workspaces through this digital platform, communicate with members through Distrii app, process members’ service requests, and perform other functions.

Through its subsidiaries, AgiiPlus achieves high operating efficiency as a result of its management capabilities and proprietary BSS. As of June 30, 2023, through its subsidiaries, AgiiPlus achieved 78% occupancy rate for mature workspaces and maintained occupancy rates of 72% for all workspaces.

Distrii’s Mobile Platform for Members

Members at Distrii workspaces can quickly and conveniently access the services and amenities at Distrii workspaces through a mobile platform, Distrii app. Through this app, members are able to access cloud-based office automation system, reserve conference rooms, send out printing requests, conduct video conference, and reserve for events and activities. For details, see “— Technology — Distrii app.”

Enterprise services

Small companies or start-ups often lack the negotiating power when they seek to purchase enterprise services. Through Tangtang and Distrii app, members of AgiiPlus’ subsidiaries have access to various enterprise services at competitive rates. Because of its large member base and density of foot traffic in its spaces, through its subsidiaries, AgiiPlus is able to select high-quality third-party service providers to negotiate discounts on behalf of its members. These members are able to not only save time and effort selecting third-party service providers and negotiating prices, but also enjoy reduced costs and expenses for enterprise services, which help improve member loyalty.

The enterprise services provided through Tangtang and Distrii app for enterprise customers include administration support, finance, legal, and human resources related services, which AgiiPlus believes are able to meet its members’ needs and preferences, and help build a vibrant community serving a wide group of members beyond physical spaces.

AgiiPlus is dedicated to providing these services through its subsidiaries or through its business partners. Business partners AgiiPlus cooperates with through its subsidiaries are third-party specific service providers who sell and provide services to members of AgiiPlus’ subsidiaries. AgiiPlus relies on its subsidiaries to select reputable business partners through a rigorous screening process and ensure that the business partners are qualified and meet its standards.

Through its subsidiaries, AgiiPlus also provides a selection of services on its own, including advertising, branding and marketing services through its offline channels including Distrii workspaces and digital channels. In addition, as an increasing number of fastest-growing new economy companies move into Distrii workspaces, creating additional jobs and traffic flow in the surrounding areas, some local governments provide incentive and preferential treatments to these companies. Accordingly, through its subsidiaries, AgiiPlus offers advisory services to these companies throughout the application process and assists them in obtaining applicable preferential policies from local governments.

Members typically spend an average of eight hours in Distrii workspaces in a typical working day. Utilizing its Central Data Platform which relies on data analysis and machine learning algorithms, AgiiPlus’ subsidiaries are able to analyze and better understand the needs and preferences of their members and continuously upgrade and improve the content and quality of their enterprise services to members. For details on Central Data Platform, see “— Technology — Central Data Platform.”

Technology

Technology is critical to the business operations of AgiiPlus’ subsidiaries, and allows AgiiPlus’ subsidiaries to operate their Distrii workspaces in an efficient manner. Technology also serves as an essential component for AgiiPlus’ subsidiaries to serve their customers both online and offline. AgiiPlus plans to continue to invest in and develop proprietary technology through its subsidiaries to improve customer experience, increase operational efficiency, and drive monetization opportunities.

Tangtang

Through a digital platform and under the brand “Tangtang,” AgiiPlus’ subsidiaries offer services including leasing flexible workspaces and booking enterprise services. With Tangtang, members may search for available spaces, customize search results based on their preferences, reserve conference rooms, and access enterprise services provided by both AgiiPlus’ subsidiaries and third-party business partners. AgiiPlus’ subsidiaries also work with space providers and gathers from them information of available spaces and ancillary services. By consolidating information of various office spaces into one single platform, AgiiPlus’ subsidiaries connect customers and space providers with each other in an efficient, cost-effective, and reliable way. For details, see “— Tangtang.”

MaxCRM

MaxCRM is a business SaaS tool for office space leasing agents, providing them access to information of customers and available spaces. MaxCRM shares with agents automatically generated recommendations for each customer, thereby increasing both the efficiency and conversion rate for the office space searching process.

On the home page of MaxCRM, agents are able to monitor, visualize and track their work results on a week-to-week, month-to-month, and year-to-year basis. This provides a more complete picture to agents, assisting them with managing their workflow, planning ahead, and setting future goals. Through MaxCRM’s customer management functions, agents can also view, update, and keep track of the information of each customer and their specific needs for office spaces. In addition, agents have access to real-time space listings with MaxCRM’s search function, which help them locate spaces with specific criteria in an efficient way.

CHIPS System

CHIPS system, developed by a subsidiary of AgiiPlus, is an artificial intelligence-powered integrated building management system. CHIPS system was developed, maintained, and regularly upgraded by the Spacii’s smart building research and development team comprised of senior engineers. “Intelligent pass” summarizes the ways CHIPS system are applied to the various scenarios of a workspace, which include user recognition, QR code scanning, visitor registration and authorization, and smart elevators. ChipsNerve is a processing system specifically designed for and serves as the core of the CHIPS system, which is used for data acquisition, data calculation and machine learning of the CHIPS system.

Distrii App

Distrii app is AgiiPlus’ official app for members at Distrii workspaces that consolidates various functions. Through Distrii app, members can access many services of the workspaces, including its cloud-based office automation system, which allows enterprise customers to streamline operations with features such as automated workflows, online review system, attendance and hours management system, and other customizable functions. Distrii app also provides customers with other distinctive features, including conference room reservation, wireless printing, video conferencing and event booking.

Furthermore, members can also enjoy various enterprise services provided by AgiiPlus’ subsidiaries and third-party business partners through Tangtang. See “— Enterprise services.”

BSS

BSS (Business Supporting System) is the operation management system for Distrii workspaces. The BSS manages lease agreements, office supplies, and lease renewals of lessees, and monitors real-time occupancy rate of office spaces, which serves as a comprehensive management solution to space operators.

Central Data Platform

Central Data Platform is a data processing system for processing and analyzing data. Through machine learning algorithms and other data processing tools, Central Data Platform seeks to get valuable and actionable insights from data using data-driven model. Central Data Platform facilitates AgiiPlus in launching services and products meeting the needs and preferences of its customers and allows AgiiPlus to explore different business opportunities.

Privacy and Data Security

Because through its subsidiaries, AgiiPlus receives, stores and uses information about its employees and customers, AgiiPlus’ subsidiaries are subject to relevant laws and regulations on privacy and data security. AgiiPlus’ subsidiaries are committed to protecting the personal information and privacy of their customers and have implemented internal rules and policy governing and use and sharing of personal and business data that they collect. AgiiPlus’ subsidiaries only collect personal information reasonably necessary for the relevant services and business functions in accordance with the principle of legality, propriety and necessity. Through its subsidiaries, AgiiPlus takes necessary technological and organizational measures to ensure the secure processing, transmission and usage of data. AgiiPlus has also developed protocols, technologies and systems to implement such rules and policy.

Members of AgiiPlus’ subsidiaries must agree to the terms and conditions of the user agreement before they start using Distrii workspace or mobile platforms.

Intellectual Property

Through its subsidiaries, AgiiPlus develops and protects its intellectual property portfolio by registering its patents, trademarks, copyrights and domain names. AgiiPlus’ subsidiaries have also adopted a comprehensive set of internal rules for intellectual property management.

Through its subsidiaries, AgiiPlus has entered into standard employee agreements with its employees, including research and development employees, and has entered into intellectual property and non-competition agreements with key employees which provide that the intellectual property created by them in connection with their employment with AgiiPlus’ subsidiaries is the intellectual property of the employer.

As of the date of this prospectus, AgiiPlus’ subsidiaries had registered a total of two patents, 53 trademarks, 44 copyrights and 15 domain names in the PRC, which include the domain name of its operating website, www.distrii.com.

AgiiPlus relies on intellectual properties to protect proprietary technology of its subsidiaries. For instance, as of the date of this prospectus, among all the intellectual properties registered by AgiiPlus’ subsidiaries in the PRC as mentioned above, eight trademarks, one patent, three copyrights, and three domain names were registered in relation to Distrii workspaces. For details on AgiiPlus’ technology, see “— Technology.”

Despite the efforts of AgiiPlus to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its technology. See “Risk Factors — Risk Factors related to AgiiPlus’ Business and Industry — AgiiPlus may not be able to effectively protect its intellectual property from unauthorized use by others.”

Properties and Facilities

AgiiPlus is an advocate and practitioner of distributed office. Through a subsidiary, AgiiPlus leases the properties for its principal executive office, which is located at Level B1, Building 3, No. 1-10, Lane 1500, Kongjiang Rd., Yangpu, Shanghai, China with an aggregate area of 1,000 square meters (approximately 10,764 square feet). AgiiPlus believes that the offices that are currently leased for its principal executive office are adequate to meet its needs for the foreseeable future.

Through its subsidiaries, AgiiPlus leases a majority of its properties for its workspaces from unrelated third-party landlords. For more information on AgiiPlus’ spaces, see “— Workspace Operation.”

Branding, Marketing and Sales

AgiiPlus has built its brand by providing one-stop flexible workspace solutions to its customers through AgiiPlus’ subsidiaries, which include companies and property owners. AgiiPlus is devoted to sharing its business experience and unique value propositions with its customers and business partners. With its innovate integrated digital and offline business model, AgiiPlus, through its subsidiaries, has established a team dedicated to sales and marketing.

Through offline channels, AgiiPlus’ subsidiaries cooperate with local real estate agents for customer referrals. Through mainstream media, Internet, social media and other digital channels, AgiiPlus’ subsidiaries communicate and interact with their customers and business partners on a regular basis, seeking to further enhance their brand recognition and promote their integrated flexible workspace solutions to potential customers. For instance, AgiiPlus’ subsidiaries strategically advertise on third-party platforms including Google and Baidu to reach a wider audience.

Competition

AgiiPlus’ subsidiaries compete in an emerging and competitive industry for the following:

•        Location:    To grow their business, AgiiPlus’ subsidiaries depend on their ability to source office space at lower costs for operation under the direct operating model and asset-light model.

•        Members:    AgiiPlus’ subsidiaries compete with other flexible space operators for new enterprise customers, and AgiiPlus’ subsidiaries compete with other flexible workspace leasing and renting service providers for digitally registered members.

•        Technology:    Technology drives the growth and operating efficiencies of the business of AgiiPlus’ subsidiaries. The future growth of these entities depends on their ability to improve their existing platforms, apps and operating systems and develop new ones to attract customers.

•        Personnel:    AgiiPlus’ subsidiaries compete with their peer companies to retain and recruit talents by providing competitive compensation and growth opportunities to their employees.

AgiiPlus believes that its subsidiaries are well-positioned in the industry based on the factors above. However, some competitors of AgiiPlus’ subsidiaries may have more resources than they do, and may be able to devote greater resources than AgiiPlus’ subsidiaries can to expand their business and market shares. For a discussion of risks relating to competition, see “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus faces vigorous competition. If, through its subsidiaries, AgiiPlus is not able to compete effectively with others, AgiiPlus’ business, financial condition and results of operations may be materially and adversely affected.”

Employees

AgiiPlus’ subsidiaries had a total of 227, 329, 350 and 318 employees as of June 30, 2023 and December 31, 2022, 2021 and 2020, respectively, with approximately 83.7% having bachelor’s degree or above as of June 30, 2023. The following table provides a breakdown of employees of AgiiPlus’ subsidiaries as of June 30, 2023 by function:

Function	Number
Workspace Operation, Marketing and Sales	122
Property Technology and SaaS Development	15
Design and Construction Management	24
Brokerage Services of Tangtang and Enterprise services	26
Administration and Management	40
Total	329

As of June 30, 2023, 219 of the employees were based in China. The remaining employees were based in Singapore.

AgiiPlus believes that the employees of AgiiPlus and AgiiPlus’ subsidiaries contribute to these entities’ rapid business growth, and these entities’ success depends on their ability to attract, motivate, train and retain qualified employees. The management of AgiiPlus and AgiiPlus’ subsidiaries devote their resources to and focuses on ensuring that the culture and brand of AgiiPlus remain highly attractive to potential and existing employees. Through its subsidiaries, AgiiPlus has established comprehensive training programs that cover topics such as its corporate culture, employee rights and responsibilities, team-building, professional behavior and job performance.

AgiiPlus believes that AgiiPlus and its subsidiaries offer their employees competitive compensation packages and dynamic work environments that encourage initiative. As a result, these entities have generally been able to attract and retain qualified employees and maintain a stable core management team.

As required by PRC regulations, AgiiPlus’ subsidiaries participate in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund.

AgiiPlus’ subsidiaries are required under PRC laws to make contributions to employee benefit plans at specified percentage of the salaries, bonuses and certain allowance of their employees, up to a maximum amount specified by the local government from time to time. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of the business of AgiiPlus’ subsidiaries.

Through its subsidiaries, AgiiPlus enters into standard labor contracts with its employees. Through its subsidiaries, AgiiPlus also enters into standard confidentiality agreements with its senior management that contain non-compete restrictions.

Since the beginning of 2023, AgiiPlus has been closing down Distrii workspaces, and has cut its headcount to reduce operating costs and operating losses. As of December 31, 2023, to the best knowledge of the Company, AgiiPlus and its subsidiaries were involved in a total of approximately 154 labor disputes with their former employees, with a maximum exposure of approximately RMB12.3 million (US$1.7 million).

Insurance

Through its subsidiaries, AgiiPlus maintains three types of insurance, namely public liability insurance, property all risks insurance, construction all risks insurance and third-party liability insurance. AgiiPlus considers the insurance coverage maintained by its subsidiaries to be consistent with industry practices and sufficient for their business operations in China.

Seasonality

Our subsidiaries do not experience seasonality in their operations.

Legal Proceedings

From time to time, AgiiPlus, AgiiPlus’ subsidiaries may be subject to legal proceedings, investigations and claims incidental to the conduct of their business. As of the date of this prospectus, to the best knowledge of the Company, the aggregate amount in controversy for all the litigations in which the Company is involved is about RMB409.18 million (US$56.43 million). The following table summarizes the ongoing legal proceedings that may result in a material adverse effect on AgiiPlus’ business financial condition or results of operations:

No.	Cause of action	Plaintiff(s)/Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
1.	Contractual dispute	Jianfeng Construction Group Co., Ltd	August 2022	approximately RMB6.80 million (US$0.94 million)

The arbitration commission made the award in August 2023 and the case is under execution as of the date of this prospectus. The applicant requested the court to award compensation of approximately RMB6.80 million (US$0.94 million), and as of the date of this prospectus, an amount of approximately RMB4.62 million (US$0.64 million) has been deducted from the frozen accounts of a subsidiary of AgiiPlus.

2.	Lease dispute	Shanghai Mingyue Hotel Management Co., Ltd. (“Shanghai Mingyue”)	November 2022	approximately RMB7.71 million (US$1.06 million)

In May 2023, the court ruled that Shanghai Zhenban Information Technology Co., Ltd., an indirect subsidiary of AgiiPlus, should pay Shanghai Mingyue rent, property management fees and other expenses totaling approximately RMB5.53 million (US$0.76 million) and Shanghai Distrii should be jointly and severally liable for the aforesaid amount. In June 2023, Shanghai Zhenban and Shanghai Distrii appealed against such verdict. As of the date of this prospectus, the case is in the process of second-instance trial.

No.	Cause of action	Plaintiff(s)/Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
3.	Lease dispute	Bao Yi Feng Overseas Ltd. (“Bao Yi Feng”)	December 2022	approximately RMB39.51 million (US$5.45 million) (for two cases)

In May 2023, the plaintiff applied to change the amount of damages from RMB8.04 million (US$1.11 million) to RMB39.51 million (US$5.45 million). In July 2023, the court judged that Shanghai Distrii should pay Bao Yi Feng unpaid rent and other expenses totaling approximately RMB17.12 million (US$2.36 million). In July 2023, Shanghai Distrii appealed against such verdicts. As of the date of this prospectus, these two cases are in the process of second-instance trial.

4.	Lease dispute	Zhonglian Runshi (Beijing) Investment Co., Ltd.	June 2022	RMB24.30 million (US$3.35 million)	The case is still in the process of trial.
5.	Entrustment contract dispute	Shanghai Pufa Dasha Real Estate Co., Ltd.	July 2023	approximately RMB7.87 million (US$1.09 million)	The case is still in the process of trial.
6.	Lease dispute	Shanghai Pufa Dasha Real Estate Co., Ltd.	July 2023	approximately RMB17.26 million (US$ 2.38million)	The case is still in the process of trial.
7.	Lease dispute	Shanghai Hesu Hotel Management Co., Ltd.	July 2023	approximately RMB9.22 million (US$1.27 million)	The case is still in the process of trial.
8.	Lease dispute	Jiajie (Shanghai) Property Management Co., Ltd.	July 2023	approximately RMB9.61 million (US$1.33 million)	The case is still in the process of trial.
9.	Lease dispute	Shanghai Dazhan Investment Management Co., Ltd.	August 2023	approximately RMB14.62 million (US$2.02 million)	The case is still in the process of trial.

No.	Cause of action	Plaintiff(s)/Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
10	Lease dispute	Shanghai Dazhan Investment Management Co., Ltd.	August 2023	approximately RMB40.88 million (US$5.64 million)	The case is still in the process of trial.
11.	Lease dispute	Shanghai Tianshun Economic Development Co., Ltd., Shanghai Tong’an Real Estate Development Co., Ltd.	August 2023	approximately RMB21.50 million (US$2.96 million)	The case is still in the process of trial.
12.	Lease dispute	Shanghai Xinzhao Real Estate Development Co., Ltd.	August 2023	approximately RMB18.63 million (US$2.57 million)	The case is still in the process of trial.
13.	Lease dispute	Shanghai Xingbang Real Estate Co., Ltd.	September 2023	approximately RMB27.41 million (US$3.78 million)	The case is still in the process of trial.
14.	Lease dispute	Shanghai Xingbang Real Estate Co., Ltd.	October 2023	approximately RMB19.38 million (US$2.67 million)	The case is still in the process of trial.
15.	Lease dispute	Shanghai Binhui Property Management Co., Ltd.	October 2023	approximately RMB13.40 million (US$1.85 million)	The case is still in the process of trial.
16.	Lease dispute	Shanghai Ganghu Real Estate Co., Ltd.	October 2023	approximately RMB12.18 million (US$1.68 million)	The case is still in the process of trial.
17.	Lease dispute	Shanghai Ganghu Real Estate Co., Ltd.	October 2023	approximately RMB6.35 million (US$0.87 million)	The case is still in the process of trial.
18.	Loan contract dispute	China Merchants Bank Shanghai Branch	November 2023	approximately RMB29.58 million (US$4.08 million)	The case is still in the process of trial.

In some legal proceedings, the plaintiffs may request the competent courts or arbitration commissions to order to freeze the equity interests of certain subsidiaries of ours or freeze certain bank accounts of our subsidiaries. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — The equity interests of certain indirect subsidiaries of ours held by Shanghai Distrii, Beijing Xinbanban, Shanghai Quanban Zhizao, and Shanghai Xinji (the “Shareholding Entities”) have been frozen by court orders, and as a result, each of the Shareholding Entities may experience restrictions in exercising its rights as the shareholder of the indirect subsidiary(ies) of ours whose equity interests are frozen, and certain bank accounts of certain indirect subsidiaries of ours are frozen.”

Other than the legal proceedings discussed above, to the best knowledge of the Company, none of AgiiPlus, or AgiiPlus’ subsidiaries is aware of any legal proceeding, investigation or claim which, in the opinion of AgiiPlus’ management, is likely to have a material adverse effect on AgiiPlus’ business, financial condition or results of operations. AgiiPlus and AgiiPlus’ subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of AgiiPlus’ resources, including its management’s time and attention.

REGULATION

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on AgiiPlus’ operations and business in China. This summary does not purport to be a complete description of all laws and regulations, which apply to AgiiPlus’ business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Regulations Relating to Leasing Properties

Civil Code of the People’s Republic of China

The Civil Code of the People’s Republic of China (the “PRC Civil Code”) was promulgated by the National People’s Congress (the “NPC”) in May 2020 and is effective since January 1, 2021. The PRC Civil Code provides that a leasing contract shall include clauses dealing with, among others, the name, quantity and uses of the leased properties, the period of the lease, rent, deadlines for rent payments and methods of payment, and the repair of the leased properties. The period of a lease may not exceed twenty years. Where the period of a lease exceeds twenty years, that part of the lease beyond the said limit shall be invalid. When the lease period expires, the parties to a lease contract may renew the contract, but the lease period agreed upon may not be more than twenty years from the date of renewal. If the parties fail to register and file their written lease contracts with relevant real estate administration authorities, the lease contract shall continue to be valid.

According to the PRC Civil Code, the lessor shall deliver the leased properties to the lessee as agreed, and shall, for the duration of the lease period, preserve the leased properties in a condition fit for their agreed usages. The lessee shall use the leased properties in accordance with usages agreed by the parties. The lessor shall perform its obligation to make repairs to the leased properties, except where the parties agree otherwise. When the leased properties need to be repaired, the lessee may demand that the lessor make repairs within a reasonable period of time. If the lessor does not perform its obligation to make repairs, the lessee may make the repairs itself, and the lessor shall bear the expenses relating to the repairs. Where the repairs to the leased properties affect the lessee’s ability to use the leased properties, rent shall be correspondingly reduced or the lease period shall be correspondingly extended.

The lessee may, with the consent of the lessor, make improvements to, or affix attachments to the leased properties. Where the lessee makes improvements to, or affixes attachments to the leased properties without obtaining the consent of the lessor, the lessor may demand that the leased properties be restored to their original condition, or may demand compensation for any losses sustained. The lessee may, with the consent of the lessor, sublease the leased properties to a third party. Where the lessee subleases the leased properties, the leasing contract between the lessor and the lessee shall continue to be in effect, and if the third party causes damage to the leased properties, the lessee shall provide compensation for the losses sustained. Where the lessee subleases the leased properties without the consent of the lessor, the lessor may dissolve the contract. Where the lessee subleases the leased property to a third party with the consent of the lessor, and the sublease term exceeds the remaining lease term of the lessee, the agreement on the part in excess shall not be legally binding upon the lessor, unless otherwise agreed upon by the lessor and the lessee.

The lessee shall pay rent within the time limit agreed upon. Where the lessee fails to pay or delays in paying the rental fees without justified reasons, the lessor may request the lessee to pay the rental fees within a reasonable time limit. If the lessee fails to pay the rental fees within the time limit, the lessor may rescind the contract.

The PRC Law on Administration of Urban Real Estate

The PRC Law on Administration of Urban Real Estate was promulgated in July 1994 by the SCNPC and most recently amended in August 2019. This law provides that a lessor and a lessee shall enter into a written lease contract for leasing a property and stipulate the term of lease, purpose of the lease, lease price, maintenance and repair liability, and any other rights and obligations of both parties. The written lease contract shall be registered and filed with the real estate administration authorities. AgiiPlus’ leasehold interests in leased properties (including leased properties for its Distrii workspaces) have not been registered with the relevant PRC government authorities. See “Risk Factors — Risk Factors Relating to Doing Business in China — Failure to comply with PRC laws and regulations on leased property may expose AgiiPlus’ subsidiaries to potential fines and negatively affect their ability to use their leased properties.”

The Administrative Measures on Leasing of Commodity Housing

AgiiPlus carries out its business by leasing properties and most of such properties are categorized as commodity housing. According to the Administrative Measures on Leasing of Commodity Housing promulgated by the Ministry of Housing and Urban-Rural Development in December 2010 and which became effective in February 2011, under any of the following circumstances, properties shall not be leased: (i) illegal buildings; (ii) buildings that are not in compliance with mandatory project construction standards on safety, disaster prevention, and other standards; (iii) change in the use of such property in violation of applicable provisions; or (iv) any other circumstances under which leasing is prohibited as stipulated by laws and regulations. Sublease of a property by lessees shall be subject to prior written consent from lessors. In the event of sublease that occurs in the absence of prior written consent from lessors, lessors may terminate the lease contracts, recover the properties and require lessees to compensate for damages. Lessors and lessees shall complete property leasing registration and filing within 30 days from execution of the property lease contract with the development (real estate) department of the People’s Government of the centrally-administered municipality, municipality or county where the leased property is located. Individuals or organizations who violate such provisions shall be ordered by the development (real estate) department of the People’s Governments of centrally-administered municipalities, municipalities or counties to rectify within a stipulated period of time. Any individual who fails to rectify within the stipulated period shall be subject to a fine of not more than RMB1,000. Any organization that fails to rectify within the stipulated period shall be subject to a fine ranging from RMB1,000 to RMB10,000. AgiiPlus’ leasehold interests in leased properties (including leased properties for its Distrii workspaces) have not been registered with the relevant PRC government authorities. See “Risk Factors — Risk Factors Relating to Doing Business in China — Failure to comply with PRC laws and regulations on leased property may expose AgiiPlus’ subsidiaries to potential fines and negatively affect their ability to use their leased properties.”

Regulations Relating to Fire Prevention

Fire Prevention design examination and inspection

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted in April 1998 and was most recently amended in April 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a development project shall comply with the national fire prevention technical standards. Developers, designers, builders and project supervisors shall be responsible for the quality of the fire control design and construction of a construction project pursuant to the law. Development project fire safety design examinations and acceptance systems shall be implemented for such development projects that are required to have fire safety design in accordance with the national fire protection technical standards.

According to the Interim Provisions on the Administration of the Construction Project Fire Prevention Design Examination and Acceptance, issued in April 2020 and most recently amended in August 2023, the Ministry of Housing and Urban-Rural Development and its local counterparts shall be responsible for examining and inspecting fire prevention designs.

Where a construction project has not undergone the fire prevention procedures as required by relevant laws and regulations, the project shall not be put into use.

Fire Prevention Legal Liabilities

Pursuant to the Fire Prevention Law, anyone who violates the provisions of the Fire Prevention Law, in committing any of the following acts shall be ordered by the housing and urban-rural development authority and the fire rescue department in accordance with their respective official powers, to stop using or suspend business, and be imposed a fine ranging from RMB30,000 to RMB300,000: (i) unauthorized use of a development project for which a fire safety inspection and acceptance is legally required that fails to undergo or pass the inspection and acceptance; (ii) continued use of a development project stipulated in the Fire Prevention Law which fails a spot check following inspection and acceptance; or (iii) unauthorized use or operation of a public venue which fails to undergo fire safety inspection or which is inspected and found to be non-compliant with fire safety requirements. Where a project owner does not file with the housing and urban-rural development department following inspection and acceptance pursuant to the provisions of the Fire Prevention Law, the housing and urban-rural development department will order the developer to rectify and impose a fine of not more than RMB5,000. Certain premises rented or constructed by AgiiPlus’ PRC subsidiaries have not undergone the fire prevention procedures before being put into use. See “Risk Factors — Risk Factors Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to the business of AgiiPlus’ subsidiaries may materially adversely affect these entities’ business, financial condition and results of operations.”

Regulations Relating to Foreign Investment

Company Law

The establishment, operation and management of corporate entities in the PRC is governed by the Company Law of the PRC, or the Company Law, which was promulgated by the SCNPC in December 1993 and most recently amended in October 2018. The Company Law generally governs two types of companies: limited liability companies and joint stock limited companies. Both types of companies have the status of legal persons, and the liability of a company to its creditors is limited to the entire value of assets owned by the company. Liabilities of shareholders of a limited liability company are limited to the contributions which they have subscribed. Liabilities of shareholders of a joint stock limited company are limited to the amount of capital they are legally obliged to contribute for the shares for which they have subscribed.

Foreign Investment Law

The PRC Foreign Investment Law was promulgated by the SCNPC on March 15, 2019 and became effective on January 1, 2020. China adopts the management system of pre-establishment national treatment and negative list for foreign investment. The pre-entry national treatment means that the treatment given to foreign investors and their investment at the stage of investment access is not lower than that of domestic investors and their investments. Foreign investors shall not invest in any field with investment prohibited by the negative list for foreign investment access. Foreign investors shall meet the investment conditions stipulated under the negative list for any field with investment restricted by the negative list for foreign investment access. For the fields not included in the negative list for foreign investment access, management shall be conducted under the principle of consistency for domestic and foreign investment.

Catalogue of Industries for Guiding Foreign Investment

According to the Industry Guidelines on Encouraged Foreign Investment (2022 Version) and the Foreign Investment Access Special Management Measures (Negative List) (2021 Version) (the “Negative List”), which were jointly promulgated by the NDRC and the MOFCOM, industries for foreign investment are classified into the encouraged foreign investment industry, restricted foreign investment industry and prohibited foreign investment industry. Foreign investment that are not encouraged, restricted or prohibited are permitted foreign investment. Foreign investment in value-added telecommunications services (except for e-commerce) falls within the Negative List. As of the date of this prospectus, AgiiPlus’ current business operations are neither subject to the restrictions or prohibitions in the Negative List nor listed as an encouraged industry in the Industry Guidelines on Encouraged Foreign Investment (2022 Version). In addition, the Negative List provides that if a domestic enterprise engaging in the prohibited business stipulated in the Negative List seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. However, as the Negative List is relatively new, there remain substantial uncertainties as to the interpretation and implementation of these new requirements.

Measures on Reporting of Foreign Investment Information

The Measures on Reporting of Foreign Investment Information were jointly promulgated by the MOFCOM and the State Administration for Market Regulation on December 30, 2019 and became effective on January 1, 2020. Foreign investors carrying out investment activities in China directly or indirectly shall submit investment information to the commerce administrative authorities pursuant to these Measures. The investment information includes, among others, initial reports, change reports, deregistration reports, and annual reports.

Regulations Relating to Advertising Business

The State Administration for Market Regulation, or the SAMR, is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include the Advertisement Law of the PRC, or the Advertisement Law, promulgated by the SCNPC in October 1994 and most recently amended in April 2021.

The Advertising Law set certain content requirements for advertisements, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required to ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing certain categories of advertisements that are subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, the SAMR or its local branches may suspense their advertisement publishing business or revoke such offenders’ business licenses.

According to the Administrative Measures for Internet Advertising promulgated, which became effective in May 2023, the Advertising Law and the Administrative Measures for Internet Advertising shall apply to commercial advertising activities for the direct or indirect promotion of commodities or services within the territory of the People’s Republic of China by making use of websites, webpages, internet applications and other Internet media in the forms of texts, pictures, audios, videos or other forms. The advertiser may publish advertisements on its own through its self-built websites, as well as its own client terminals, Internet applications, official accounts, online store pages and other Internet media, or entrust advertising agencies and advertisement publishers to publish advertisements. AgiiPlus provides advertising service through its offline channels including Distrii workspaces and online channels including its proprietary apps and websites.

Regulations Relating to Internet Information Security and Privacy Protection

Several Provisions on Regulating the Market Order of Internet Information Services

The MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, or the Several Provisions, in December 2011, which became effective in March 2012. Pursuant to the Several Provisions, internet information service providers may not collect any users’ personal information or provide any such information to third parties without the consent of the user.

An internet information service provider shall expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect information necessary for the provision of its services. An internet information service provider is also required to properly maintain the users’ personal information, and in case of any leak or likely leak of the users’ personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

Decision of the SCNPC on Strengthening Internet Information Protection

The SCNPC has issued the Decision on Strengthening Internet Information Protection in December 2012. Pursuant to this decision, the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by steal or other illegal means, nor sell or illegally provide certain information others. The Decision further set out the requirement for the internet service providers.

When collecting or using the personal electronic information of citizens in their business activities, the internet service providers shall follow the principle of lawfulness, properness and necessity, explicitly disclose their purposes, methods and scopes for collection and use of the information, and, upon consent of the information providers, may collect or use information without violation of the provisions of the laws and regulations and the agreement of both parties. Where the internet service providers collect and use the personal electronic information of citizens, they shall disclose the rules for such collection and use.

The network service providers as well as their personnel must keep in strict confidence of the personal electronic information of citizens collected in their business activities. They shall not divulge, distort or damage such information, or shall not sell or illegally provide certain information to others. Furthermore, the network service provider shall take technical measures and other necessary measures to ensure information security and prevent the disclosure, damage or loss of any personal electronic information of citizens collected in their business activities. In case of occurrence or possible occurrence of such disclosure, damage or loss of information, remedial measures shall be immediately taken.

Provisions on Protection of Personal Information of Telecommunications and Internet Users

Furthermore, MIIT’s Provisions on Protection of Personal Information of Telecommunications and Internet Users which was promulgated in July 2013 and became effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

Ninth Amendment to the Criminal Law of the PRC

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015 which became effective November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of:

•        any dissemination of illegal information in large scale;

•        any severe effect due to the leakage of the client’s information;

•        any serious loss of criminal evidence; or

•        other severe situations.

Any individual or entity that (a) sells or provides personal information to others in a way violating the applicable law, or (b) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

Cyber Security Law

The SCNPC promulgated the Cyber Security Law in November 2016, which became effective in June 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the Constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others.

The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems, verifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the China and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

Data Security Law

The Data Security Law of the PRC, which was promulgated by the SCNPC in June 2021 and took effect in September 2021, provides that China shall establish a data classification and grading protection system, formulate the important data catalogs to enhance the protection of important data. Processors of important data shall specify the person responsible for data security and management agencies to implement data security protection responsibilities. Relevant authorities will establish the measures for the cross-border transfer of important data. If any company violates the Data Security Law of the PRC to provide important data outside China, such company may be punished by administration sanctions, including penalties, fines, and/or suspension of relevant business or revocation of the business license.

The Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, which were issued by the General Office of the State Council and another authority in July 2021, require to speed up the revision of legislation on strengthening the confidentiality and archives coordination between regulators related to overseas issuance and listing of securities, and improvement to the legislation on data security, cross-border data flow, and management of confidential information. On December 28, 2021, the Cyberspace Administration of China and other related authorities released the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022 and replaced the original Measures for Cybersecurity Review promulgated on April 13, 2020. The Cybersecurity Review Measures provides that, among others, an application for cyber security review shall be made by an issuer who is an internet platform operator before such issuer’s securities may be listed in a foreign country if the issuer possesses personal information of more than 1 million users, and that the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security.

On November 14, 2021, the Cyberspace Administration of China promulgated the Network Data Security Administration Regulations (Draft for Comments) (the “Draft Data Security Regulations”), which propose to provide more detailed guidelines on the current rules on various aspects of data processing, including the processors’ announcement of data processing rules, obtaining consents and separate consents, security of important data and cross-border transfer of data, and further obligations of platform operators. Specifically, the Draft Data Security Regulations propose to provide that data processors conducting the following activities shall apply for cybersecurity review: (i) merger, reorganization or spin-off of internet platform operators that possess a large number of data resources related to national security, economic development and public interests that affects or may affect national security; (ii) listing abroad of data processors processing the personal information of more than 1 million users; (iii) listing in Hong Kong of data processors that affects or may affect national security; and (iv) other data processing activities that affect or may affect national security. The Draft Data Security Regulations also requires data processors processing over one million users’ personal information to comply with rules on processors of important data, including but not limited to carry out the data security assessment annually and file the report with competent authorities.

On July 7, 2022, the CAC promulgated the Measures for Security Assessment for Cross-border Data Transfer (the “Measures”), which took effect on September 1, 2022. According to the Measures, a data processor shall apply to the competent cyberspace department for security assessment and clearance of the outbound data under any of the following circumstances: (i) outbound transfer of important data by a data processor; (ii) outbound transfer of personal information by an operator of critical information infrastructure or a data processor which has processed more than one million users’ personal data; (iii) outbound transfer of personal information by a data processor which has made outbound transfers of more than one hundred thousand users’ personal information or more than ten thousand users’ sensitive personal information cumulatively since January 1 of the previous year, or (iv) such other circumstances where ex-ante security assessment and evaluation of cross-border data transfer is required by the CAC. A data processor shall, before applying for the security assessment of an outbound data transfer, conduct a self-assessment of the risks involved in the outbound data transfer. In a Q&A released on the official website of the CAC, the respondent CAC official illustrated that outbound data transfer referred to in the Measures mainly includes the following data activities: (i) data collected and generated during domestic operation is transmitted or stored overseas by data processors, and (ii) data collected and generated by data processors and stored domestically can be accessed to or used by oversea institutions, organizations or individuals.

Law of Personal Information Protection

In August, 2021, the SCNPC promulgated the Law of Personal Information Protection of PRC, or the Personal Information Protection Law, which became effective on November 1, 2021. The Personal Information Protection Law specifies the rules for handling sensitive personal information, which means personal information that, once leaked or illegally used, may easily cause harm to the dignity of natural persons or grave harm to personal or property security, including, but not limited to, information on biometric characteristics, financial accounts, and individual location tracking, as well as the personal information of minors under the age of 14. Personal information handlers shall bear responsibility for their personal information handling activities, and adopt the necessary measures to safeguard the security of the personal information they handle. Otherwise, the personal information handlers will be ordered to correct or suspend or terminate the provision of services and be subject to confiscation of illegal income, fines or other penalties. AgiiPlus’ business involves collecting and retaining certain internal and customer data. AgiiPlus also maintains information about various aspects of its operations as well as regarding its employees. Therefore, AgiiPlus is required to comply with above applicable laws to keep strictly confidential the personal information that it collects, and to take adequate security measures to safeguard such information. See “Risk Factors — Risk Factors Relating to Doing Business in China — AgiiPlus’ subsidiaries may be liable for improper use or appropriation of personal information provided by customers of these entities and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on AgiiPlus’ business and results of operations.”

Regulations on Intellectual Property Rights

In terms of international conventions, China has entered into (including but not limited to) the Agreement on Trade-Related Aspects of Intellectual Property Rights, the Paris Convention for the Protection of Industrial Property, the Madrid Agreement Concerning the International Registration of Marks and the Patent Cooperation Treaty.

Patents

Patents in the PRC are principally protected under the Patent Law of the PRC. According to the Patent Law of the PRC, which was promulgated by the SCNPC in March 1984, amended in September 1992, August 2000 and December 2008, and October 2020, and came into effect on June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, which was promulgated by the State Council in June 2001 and amended in December 2002 and January 2010, there are three types of patents in the PRC: invention patents, utility model patents and design patents. The protection period is 20 years for an invention patent, 10 years for a utility model patent and 15 years for a design patent (10 years for a design patent filed on or before May 31, 2021), commencing from their respective date of application. The Chinese patent system adopts a “first-to-file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. A third party must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use can constitute an infringement of the patent rights. Any individual or entity that utilizes a patent or conducts any other activities that infringe a patent without prior authorization of the patent holder shall pay compensation to the patent holder and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. According to the Patent Law of the PRC, any organization or individual that applies for a patent in a foreign country for an invention or utility model patent established in China is required to report to the National Intellectual Property Administration for confidentiality examination. The recent amendment of the Patent Law of the PRC also sets up the framework and sets forth the provisions for patent linkage and patent term extension.

Trade Secrets

According to the PRC Anti-Unfair Competition Law, which was promulgated by the SCNPC in September 1993 and amended in November 2017 and April 2019, respectively, the term “trade secrets” refers to technical and business information that is unknown to the public, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the PRC Anti-Unfair Competition Law, business operators are prohibited from infringing others’ trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (2) disclosing, using or permitting others to use the trade secrets obtained illegally under item (1) above; (3) disclosing, using or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence; or (4) instigating, inducing or assisting others to violate a confidentiality obligation or to violate a rights holder’s requirements on keeping confidentiality of trade secrets, disclosing, using or permitting others to use the trade secrets of the rights holder. If a third party knows or should have known any of the above-mentioned illegal conduct but nevertheless obtains, uses or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of others’ trade secrets. The parties whose trade secrets are being misappropriated may petition for administrative corrections, and regulatory authorities may stop any illegal activities and fine infringing parties.

Copyright

The Copyright Law of the PRC, or the Copyright Law, was promulgated by the SCNPC in September 1990 and most recently amended in November 2020. Works of Chinese citizens, legal entities or other organizations, whether published or not, shall enjoy copyright in accordance with the Copyright Law. Works include computer software, works of fine art, drawings of engineering designs and product designs, other graphic works, and model works. Except as otherwise provided in the Copyright Law, copying, distributing, performing, screening, broadcasting, compiling, or distributing a work through the information network to the public, without the permission of the copyright owner, shall constitute infringements of copyrights.

Pursuant to the Computer Software Protection Regulations promulgated in June 1991 and most recently amended in January 2013, software developed by PRC citizens, legal persons or other organizations shall be automatically protected immediately after its development, whether published or not. Software copyright may be registered with the software registration agency appointed by the State Council copyright administrative department.

Trademarks

Registered trademarks are protected under the Trademark Law of the PRC promulgated by the SCNPC in August 1982, and amended in February 1993, October 2001, August 2013 and April 2019, respectively, and related rules and regulations. Trademarks are registered with the State Intellectual Property Office, formerly the Trademark Office of the State Administration of Industry and Commerce. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of this trademark may be rejected. According to the Trademark Law of the PRC, the period of validity for a registered trademark is ten years, commencing on the date of registration, which is renewable. The registrant shall go through the formalities for renewal within twelve months prior to the expiry date of the trademark if continued use is intended. Where the registrant fails to do so, a grace period of six months may be granted. The validity period for each renewal of registration is ten years, commencing on the day immediately after the expiry of the preceding period of validity for the trademark. In the absence of a renewal upon expiry, the registered trademark shall be revoked. Industrial and commercial administrative authorities have the authority to investigate any behavior that infringes the exclusive right under a registered trademark in accordance with the applicable law. In case of a suspected criminal offense, the case shall be timely referred to a judicial authority and decided according to the law.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names, which was promulgated by the MIIT in August 2017 and came into effect from November 2017, and the Implementing Rules on Registration of National Top-level Domain Names, which was promulgated by China Internet Network Information Center in and came into effect in June 2019. The MIIT is the main regulatory body responsible for the administration of PRC internet domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

Regulations on Real Estate Brokerage Business and Real Estate Agency Enterprises

Pursuant to the PRC Urban Real Estate Administration Law, which was promulgated by the SCNPC in July 1994 and most recently amended in August 2019, real estate agencies include real estate brokerage agencies. Real estate agencies are required to have: (a) their own names and entities; (b) fixed premises to offer services; (c) necessary property and fund for operation; (d) adequate number of professionals; and (e) other conditions stipulated by laws and administrative regulations. To establish a real estate brokerage agency, one shall apply for incorporation registration of such real estate brokerage agency with the competent local administrative market regulatory department to obtain its business license before opening its business operation.

Specifically, the real estate brokerage business in China is primarily governed by the Real Estate Brokerage Administrative Measures, which was jointly promulgated by the Ministry of Housing and Urban-Rural Development (the “MOHURD”), the NDRC and the Ministry of Human Resources and Social Security on January 20, 2011 and amended on April 1, 2016. Pursuant to the Real Estate Brokerage Administrative Measures, the real estate brokerage business refers to the activities of providing intermediary and agency services to and collecting commissions from clients by real estate brokerage institutions and real estate brokers for purpose of promoting real estate transactions. To qualify as a real estate brokerage institution, an entity and its branches shall have sufficient number of qualified real estate brokers and file with the local counterpart of the MOHURD within 30 days after obtaining its business license. The real estate brokerage services shall be uniformly undertaken by real estate brokerage institution, with the service remunerations collected by the agencies collectively. Branches shall undertake businesses in the name of the parental real-estate agencies. Individual real estate brokers are not allowed to undertake real estate brokerage services in his/her own behalf. In addition, real estate brokerage entity which provide real estate brokerage services such as providing real estate information, on-site house viewing, and contract drafting shall enter into written real estate brokerage service agreements with their clients. Real estate brokerage agencies shall not charge any fee that is not published to the public and shall not use false or misleading price contents and other pricing technique to cheat on clients. Furthermore, real estate brokerage institutions and brokers must not: (a) counterfeit and disseminate the price-up information, or gang up with real-estate developers or operators to reserve premises for higher price and manipulate the market price; (b) conceal the real housing transaction information from the interested parties, and earn price discrepancies between lower buy-in price and higher sell-out (rent) price; (c) solicit business through improper means such as concealing, fraud, coercing or bribing, or lure/force real estate buyers into transaction; (d) disclose or improperly use the personal information/business secret of real estate buyers to seek unjust profits; (e) for illegal purposes such as evasion of property transaction tax, sign contracts of different prices for the same house; (f) change the internal structure of the house and divide them for rental; (g) embezzle and misappropriate the property transaction capital; (h) buy or rent his/her own agented house; (i) offer brokerage services with respect to indemnificatory houses that are not permitted to be sold or prohibited-for-sales houses; and (j) conduct other behaviors prohibited by laws and regulations.

According to the Opinions on Strengthening the Management over Real Estate Agencies to Promote Healthier Development of the Industry as jointly promulgated and implemented on July 29, 2016 by the MOHURD and other authorities, governmental departments undertake enhanced regulation of real estate brokerage institutions. Real estate brokerage institutions are required to check the ownership information of the property and the identification for the client before publication of the property information. Upon approval of the client, the agency shall verify the ownership information in the competent real estate department and prepare specification of the house conditions. The property information published shall be authentic, comprehensive and accurate. The agency shall not publish the information of the properties without the prior written authorization of owner and shall not conceal the mortgage status of the property or other relevant information of the transaction. The real estate agency shall not in any form force client to take service of any financial institution it appoints. Property information shall be removed within 2 working days upon its sale or rental.

As of the date of this prospectus, Beijing Huiying Real Estate Agency Co., Ltd. and Beijing Tangtang Huiying Real Estate Agency Co., Ltd. have submitted filing documents but have not completed such filings with the relevant local real estate administrative authorities because the local real estate administrative authorities have not processed such filing applications for the time being. See “Risk Factors — Risk Factors Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to the business of AgiiPlus’ subsidiaries may materially adversely affect these entities’ business, financial condition and results of operations.”

Regulations Relating to Space Design Services and Construction Services in China

The Construction Law of the PRC, or the Construction Law, was promulgated by the SCNPC in November 1997 and most recently amended in April 2019. Pursuant to the Construction Law, construction enterprises, survey units, design units and project supervision units engaging in construction activities shall be classified under different qualification grade based on qualification criteria such as their registered capital, technical professionals, technical equipment owned and track records of completed construction projects, etc., and may engage in construction activities within the scope permitted by their qualification grade upon passing examination of qualifications and obtaining the qualification certificate of corresponding grade. Contractors contracting projects without obtaining a qualification certificate shall be clamped down and be subject to a fine; illegal income, if any, shall be confiscated. Prior to commencement of a construction project, the developer shall apply to the construction administrative authorities of a People’s Government of county level and above at the location of the project for a construction permit pursuant to the relevant provisions, except for small projects below the limit determined by the construction administrative authorities of the State Council. Persons who violate the provisions of the Construction Law in carrying out unauthorized construction without obtaining a construction permit or approval of work commencement report shall be ordered to make correction; projects which do not satisfy the criteria for commencement of work shall be ordered to stop construction and a fine may be imposed.

Regulations on the Quality Management of Construction Projects was promulgated by the State Council in January 2000 and most recently amended in April 2019. Pursuant to the Regulations on the Quality Management of Construction Projects, where a design or construction entity undertakes a project before obtaining a qualification certificate, it shall be banned and fined. If there are any illegal proceeds, such illegal gains shall be confiscated. A construction project may not be delivered for use until it has passed the acceptance inspection. Where the owner of a construction project, in violation of the Regulations on the Quality Management of Construction Projects, commits any of the following acts, it shall be ordered to make corrections, and shall be imposed a fine of not less than 2% but not more than 4% of the contractual project price; if any losses have been caused, it shall be liable for making compensation: (1) arbitrarily delivering the project for use before organizing the acceptance inspection; (2) arbitrarily delivering the project for use in the event that the project has not passed the acceptance inspection; or (3) inspecting and accepting a substandard construction project as one which is up to standard.

Regulations Relating to Food Business Operation

The Food Safety Law of the PRC, or the Food Safety Law, was promulgated by the SCNPC in February 2009 and most recently amended in April 2021. The Food Safety Law is formulated for the purposes of ensuring food safety and safeguarding the physical health and life of members of the public. Persons engaging in food manufacturing and processing, circulation of food, and storage and transportation of food in the PRC shall comply with this law. Under the Food Safety Law, food business operators shall be accountable for the safety of food consumers, comply with food safety standards, and satisfy the specific requirements. According to the Administrative Measures for Food Operation Licensing and Record-filing was promulgated by the SAMR in June 2023 and effective in December 2023, except for certain circumstances such as sales of edible agricultural products, sales of prepackaged food only, a food operation licensing shall be obtained in accordance with the law to engage in food selling and catering services within the territory of the PRC.  Additionally, the sale of prepackaged food only shall be filed for record with the local market regulatory authority at or above the county level. When applying for the food business permit, food business operators should meet certain conditions in accordance with laws and regulations, including but not limited to requirements on places for food processing, storing, and selling, operational equipment or facilities, food safety management personnel, regulations and rules on food safety assurance, reasonable equipment layout and technological processes.

AgiiPlus has not obtained food operation licenses for some of its workspaces which offer food or beverage products, and AgiiPlus is in the process of application for such food operation licenses for these workspaces. See “Risk Factors — Risk Factors Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to the business of AgiiPlus’ subsidiaries may materially adversely affect these entities’ business, financial condition and results of operations.”

Regulations Relating to Tax in the PRC

Income Tax

Pursuant to the Enterprise Income Tax Law of the PRC, or the Enterprise Income Tax Law, which was promulgated on March 16, 2007, and most recently amended on December 29, 2018 (the latest amendment was implemented from December 29, 2018) and the Implementation Regulations for the Enterprise Income Tax Law of the PRC enacted on December 6, 2007 and most recently amended on April 23, 2019, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in the PRC in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual administration is conducted in the PRC. Non-resident enterprises refers to enterprises that are established in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC, with established institutions or premises in the PRC or income generated from inside the PRC. The Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic companies, except where tax incentives are granted to special industries and projects.

In April 2009, the Ministry of Finance, or MOF, and SAT, jointly issued the Announcement on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the SAT Circular 59. In December 2009, SAT issued the Announcement on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or the SAT Circular 698. Both the SAT Circular 59 and the SAT Circular 698 became effective retroactively as of January 2008.

In February 2011, SAT issued the Announcement on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, which became effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, the SAT issued the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in the SAT Circular 698, while the other provisions of the SAT Circular 698 remain in force. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.

SAT Circular 7 provides two exemptions: (i) where a non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling equity interests of the same listed overseas company on a public market; and (ii) where the non-resident enterprise had directly held and transferred such PRC taxable assets, the income from the transfer of such PRC taxable assets would have been exempted from enterprise income tax in the PRC under an applicable tax treaty or arrangement. Therefore, a shareholder buying and selling AgiiPlus’ shares on a public market after our listing on Nasdaq is unlikely to be considered as an indirect transfer of equity interests or other assets in AgiiPlus’ PRC subsidiaries.

The Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37 was promulgated by the SAT in October 2017 and amended in June 2018, which replaced or supplemented certain previous provisions in the SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the SAT Circular 7 and other regulations, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-added Tax

According to the Interim Regulations of the PRC on Value-added Tax promulgated on December 13, 1993, most recently amended on November 19, 2017 (the latest amendment was implemented from November 19, 2017), and the Detailed Rules for the Implementation of the Interim Regulations of the PRC on Value-Added Tax promulgated on December 25, 1993, most recently revised on October 28, 2011 (the latest revision became effective from November 1, 2011), all entities and individuals in the PRC engaging in sale of goods or labor services of processing, repair, replacement, or sale of services, intangible assets, immovables, or import of goods are required to pay value-added tax for the added value derived from the process of processing, sale or services.

According to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value added Tax to Replace Business Tax, which was promulgated by the Ministry of Finance and the SAT in March 2016 and most recently amended in April 2019, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayer of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, which was promulgated on April 4, 2018 and became effective on May 1, 2018, where a taxpayer engages in value-added tax taxable sales activities or import of goods, the previous applicable value-added tax rates of 17% and 11% are adjusted to be 16% and 10% respectively.

According to the Circular on Policies to Deepen Value-added Tax Reform, which was promulgated on March 20, 2019 and became effective on April 1, 2019, for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively.

Regulations Relating to Labor Protection in the PRC

Labor Law and Labor Contract Law

The Labor Law of the PRC was promulgated by the SCNPC on July 5, 1994 and was most recently amended on December 29, 2018 (the latest revised version became effective from December 29, 2018). The PRC Labor Contract Law was promulgated by the SCNPC on June 29, 2007 and was amended on December 28, 2012 (the latest revised version became effective from July 1, 2013). The Implementing Regulations of the Labor Contract Law of the PRC were promulgated and became effective on September 18, 2008. These laws together govern issues in relation to employment contracts, settlement of labor dispute, labor remuneration, protection of occupational safety and healthcare, social insurance and welfare, and others. Written employment contracts must be entered into in order to establish the labor relationship between employers and employees. Employers are also required to pay wages no lower than the local minimum wage standards to their employees.

Social Insurance and Housing Provident Funds

The Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, governs the PRC social insurance system. According to the Social Insurance Law of the PRC, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and most recently amended on March 24, 2019, employers and/or employees (as the case may be) to register social insurance with competent authorities and contribute required amount of social insurance funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance and maternity insurance. Employers who fail to complete social security registration shall be ordered by the social security administrative authorities to rectify within a stipulated period. If rectification is not made within the stipulated period, such employer shall be subject to a fine ranging from one to three times the amount of the social security premiums payable, and the directly accountable person(s)-in-charge and other directly accountable personnel shall be subject to a fine ranging from RMB500 to RMB3,000. Employers who fail to promptly contribute social security premiums in full amount shall be ordered by the social security premium collection agency to make such contributions or make up the difference within a stipulated period and be subject to a late payment fine of 0.05% of the overdue payment from the payment due date. If such overdue payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears.

Under the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Council on April 3, 1999 and most recently amended on March 24, 2019, an employer shall make contribution registration with the housing provident fund management and complete the formalities of opening housing provident fund accounts for its employees. If an employer fails to undertake the registration or fails to go through the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order such employer to go through the formalities within a prescribed time limit. Employers who fail to do so within the time limit shall be subject to a fine ranging from RMB10,000 to RMB50,000. If an employer fails to make timely contributions to the housing provident fund in the full amount, the housing provident fund management center shall order such employer to make such contributions or make up the difference within a prescribed time limit. If employers fail to comply within the prescribed time limit, the housing provident fund management center may submit an application to a people’s court for compulsory enforcement.

As of the date of this prospectus, AgiiPlus has not made adequate contributions to the above employee benefits for some of AgiiPlus’ employees. See “Risk Factors — Risk Factors Relating to Doing Business in China — Some of AgiiPlus’ material subsidiaries have failed to make adequate contributions to the social security and housing provident fund for all of their employees; AgiiPlus’ subsidiaries may be required to make additional contributions of social insurance and housing fund and be subject to late payments and fines imposed by relevant governmental authorities.”

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

Foreign exchange in the PRC is mainly regulated by the Foreign Exchange Administration Regulations, which was promulgated by the State Council in January 1996 and most recently amended in August 2008. Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless prior approval is obtained from SAFE and/or prior registration with the SAFE is made.

Pursuant to the Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular 59 which was promulgated on November 19, 2012, and became effective on December 17, 2012 and was revised on May 4, 2015, October 10, 2018 and December 30, 2019 respectively, the approval is not required for the opening of an account entry in foreign exchange accounts under direct investment or for domestic transfer of the foreign exchange under direct investment. SAFE Circular 59 also simplifies the capital verification and confirmation formalities for foreign invested enterprises, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire the equity interests and foreign exchange registration formalities required for the foreign investors to acquire the equity interests of Chinese party, and further improves the administration on exchange settlement of foreign exchange capital of foreign invested enterprises.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment (the “SAFE Circular 13”), which took effect on June 1, 2015 and was amended on December 30, 2019. In accordance with the SAFE Circular 13, banks will review and carry out foreign exchange registration under domestic direct investment and overseas direct investment, and SAFE and its branches shall indirectly supervise banks for foreign exchange registration of direct investment.

On March 30, 2015, SAFE issued the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (the “SAFE Circular 19”), which took effect on June 1, 2015. SAFE further issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “SAFE Circular 16”) and the Notice on Annulling five Foreign Exchange Management Normative Documents and clauses of seven Foreign Exchange Management Normative Documents, which, among other things, amend certain provisions of SAFE Circular 19. According to SAFE Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

Regulations in Relation to Offshore Investment

Pursuant to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, issued by the SAFE on July 4, 2014 and implemented from the same date, for the purposes of investment and financing, domestic residents establishing directly or indirectly controlled overseas special purpose vehicles (“SPV”) shall apply to the foreign exchange bureau to complete foreign exchange registration formalities prior to making capital contribution into their SPVs with their legitimate assets or interests. For an overseas special purpose vehicle which has completed registration formalities, where there is any change in the basic information such as domestic resident individual shareholder, name, term of business, or if a significant change occurs such as increase or decrease of capital contribution, equity transfer or exchange by domestic resident individual, merger or division, modifications to the foreign exchange registration shall be promptly completed and filed with the foreign exchange bureau.

SAFE Circular 13 further revised SAFE Circular 37 by requiring domestic residents to register with qualified banks rather than the SAFE or its local counterparts in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Relating to Dividend Distributions

According to the Company Law of the PRC, companies in China shall contribute 10% of the profits into their statutory surplus reserve upon distribution of their post-tax profits of the current year until the aggregate sum of the statutory surplus reserve reaches 50% of their registered capital. Where the balance of the statutory surplus reserve of a company is insufficient to make good its losses in the previous year, the company shall make good such losses using its profits of the current year before making contribution to the statutory surplus reserve.

According to the PRC Foreign Investment Law, foreign investors may freely remit into or out of China, in Renminbi or any other foreign currency, their capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income and so on within the territory of China.

Regulations Relating to M&A Rules and Overseas Listings

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require offshore SPV formed to pursue overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on any stock exchange overseas.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came into effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. Under the Trial Administrative Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the Trial Administrative Measures’ requirements within three working days following the submission of an initial public offering or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Starting from March 31, 2023, enterprises that have been listed overseas or satisfy all of the following conditions shall be deemed as “Existing Issuers” and are not required to complete the overseas listing filing immediately, but shall complete filings as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC: (i) the application for indirect overseas offering or listing shall have been approved by the relevant overseas regulatory authority or stock exchange prior to March 31, 2023, (ii) the enterprise is not required to reapply for the approval of the relevant overseas regulatory authority or stock exchange, and (iii) such overseas securities offering or listing shall be completed before September 30, 2023. Starting from March 31, 2023, domestic companies that have submitted valid applications for overseas offerings and listing but have not obtained the approval from relevant overseas regulatory authority or overseas stock exchange before March 31, 2023 can reasonably arrange the timing of filing applications and shall complete filings with the CSRC prior to their overseas offering and listings. The content of our Filing Documents needs to be reviewed by the CSRC.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. On or after March 31, 2023, any failure or perceived failure by the company, its PRC subsidiary to comply with the above confidentiality and archives administration requirements under the Confidentiality Provisions, and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Jing Hu	52	Chairman of the Board of Directors and Chief Executive Officer
Jing Dai (Sophia)	42	Chief Financial Officer and Director
Yong Ni (Leo)	42	Chief Operating Officer, General Manager, Tangtang and Director
Keming Chen	50	Director
Jie Qin	42	Chief People Officer and General Manager, Spacii
Xuemeng Chu (Seanna)	40	General Manager, Distrii
Fan Huang	55	Director
Chao Chen	45	Director
Haiming Xu	36	Director
Fang Xing	47	Independent Director Appointee*
Yang Wang	43	Independent Director Appointee*
Hongman Ma	47	Independent Director Appointee*

____________

*        This director appointee has accepted his or her director appointment effective upon the effectiveness of our registration statement, of which this prospectus is a part.

Dr. Jing Hu founded Shanghai Distrii in 2016 and has since served as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Dr. Hu has served as the Chief Executive Officer and Chairman of the Board of Directors of AgiiPlus since its incorporation in February 2021. Prior to founding Shanghai Distrii in 2016, Dr. Hu worked at Greenland Holdings (SHA: 600606) from July 2001 to November 2015, and held several senior positions consecutively, including Executive Vice President and Chief Architect. Dr. Hu served as a director of Greenland Holdings (SHA: 600606) from 2013 to August 2015. Throughout his 15 years of tenure at Greenland Holdings, Dr. Hu led 20 real estate development projects in China. Dr. Hu is a Chartered Architect at the Chartered Institute of Building (CIOB). Dr. Hu received his bachelor’s degree in architecture from Shenyang Architecture University in 1992. Dr. Hu obtained his master’s degree in architecture in 1995 and his Ph.D. in architecture in 1998 from Southeast University. Dr. Hu received his executive MBA degree from China Europe International Business School in 2015.

Ms. Jing Dai (Sophia) has served as the Chief Financial Officer of AgiiPlus since June 2021 and has served as AgiiPlus’ director since January 2024. Prior to joining AgiiPlus, Ms. Dai held various management positions at City Development Limited (“CDL”), a Singapore listed international property and hotel conglomerate, from September 2014 to April 2021, including serving as the Head of Strategic Investment and Senior Vice President from April 2019 to April 2021, Deputy Chief Executive Officer of CDL China from July 2017 to March 2019, Vice President of CEO Office from August 2015 to June 2017, and Vice President of Business Development and Investment Department from September 2014 to July 2015. Prior to that, Ms. Dai worked at AM alpha (Singapore) Pte Ltd., a private investment company focusing on prime real estate investment and asset management in Europe and Asia, as Vice President from January 2012 to August 2014 and Assistant Vice President from September 2008 to December 2011. Ms. Dai received her bachelor’s degree in international finance from Fudan University in 2003 and her master’s degree in estate management from National University of Singapore in 2005. Ms. Dai is a Chartered Financial Analyst (CFA).

Mr. Yong Ni (Leo) serves as AgiiPlus’ Chief Operating Officer and general manager for Tangtang business division and is in charge of AgiiPlus’ marketing functions. Mr. Ni joined AgiiPlus in May 2018, and has since served several management positions within AgiiPlus, including Deputy General Manager of Marketing and General Manager of the North Division of AgiiPlus. Prior to joining AgiiPlus, Mr. Ni served as the Marketing Director at Hong Kong Tourism Board from March 2007 to May 2018. Mr. Ni obtained his bachelor’s degree in Arabic language and literature from Shanghai International Studies University in 2003.

Mr. Keming Chen serves as AgiiPlus’ director. Mr. Chen is a co-founder of AgiiPlus and has since January 2016 held several management positions of Shanghai Distrii, a PRC subsidiary of AgiiPlus. From September 2009 to November 2015, Mr. Chen worked at the real estate division.

Mr. Jie Qin, serves as AgiiPlus’ Chief People Officer and general manager for Spacii business division, and is in charge of AgiiPlus’ organizational structure governance and talent management functions. Mr. Qin Joined AgiiPlus in October 2020, and has since served several management positions within AgiiPlus, including Assistant President and General Manager at Spacii division. Prior to that, Mr. Qin served as the director of human resources department at Sinic Holdings Company Limited (2103.HK), where he developed human resources strategies for six business units of the company. Mr. Qin received his bachelor’s degree in Administrative Management from Nanjing University of Information Science and Technology in China in 2004 and is currently pursuing an MBA degree at East China University of Science and Technology in China.

Ms. Xuemeng Chu (Seanna) serves as AgiiPlus’ vice general manager for Distrii business division. Ms. Chu assists in overseeing the daily operations of the AgiiPlus and is in charge of Distrii workspaces’ operation functions. Prior to joining AgiiPlus in July 2016, Ms. Chu served as the regional director at Shanghai AsianBiz Consulting Co., Ltd. from August 2006 to July 2016. Ms. Chu obtained her bachelor’s degree in English from Shijiazhuang University of Economics in China in 2006.

Mr. Fan Huang has served as AgiiPlus’ director since May 2022. Mr. Fan Huang joined City Developments Limited in January 2006 and has served as the Senior Vice President of CDL China Limited since 2010. In his position as Senior Vice President, he oversees the company’s strategic planning, development, expansion, and operations within the China market. Mr. Huang obtained the Bachelor’s Degree of Law from Huazhong University of Science and Technology in 1990.

Mr. Chao Chen has served as AgiiPlus’ director since August 2021. Mr. Chen has served as the Vice President and Chief Financial Officer of Jingrui Holding Co., Ltd. since July 2018 and the Executive Director of Jingrui Holdings Co., Ltd. since March 2020. Mr. Chen has also served as the Chairman of Youyue Asset Management since August 2019. From July 2012 to June 2018, Mr. Chen served as the Vice President of Yuzhou Real Estate Co., Ltd. (HKEX: 01628), with more than 17 years of working experience in financial management. Mr. Chen obtained his Bachelor’s degree in accounting from Xiamen University in June 2001 and his master’s degree in Business Administration from Xiamen University in September 2011. Mr. Chen is qualified as a Certified Public Accountant.

Mr. Haiming Xu has served as AgiiPlus’ director since November 2023. Since August 2016, Mr. Xu has served as the Senior Investment Director of H World Group Limited, responsible for designing the company’s overall strategy, and directing store investment and asset management. From September 2014 to July 2016, Mr. Xu served as an investment analyst for Magnolia Capital, a hedge fund. From July 2013 to August 2014, Mr. Xu served as an investment analyst for Anbaishen Private Equity Fund. Mr. Xu obtained his master’s degree in applied psychology from Peking University in 2013 and his bachelor’s degree in psychology from Fudan University in 2010.

Dr. Fang Xing will serve as AgiiPlus’ independent director upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Xing has served as the Technology Director of Engineering of IDEA Shanghai Energy Technologies Group Co., Ltd. (NEEQ: 833033) since September 2005 and the chairperson of the company’s board of directors since September 2014. Dr.Xing has also served as a director in Senjing Shanghai Investment Consulting Co., Ltd. (China) since July 2013. From September 2004 to December 2009, Dr. Xing served as the partner of Asia-Pacific region at ZWP Ingenieur-AG, a construction engineering services provider in Germany. Dr. Xing obtained her bachelor’s degree in architecture from Tongji University in 1999. Dr. Xing received her diploma in architectural physics from Karlsruhe Institute of Technology in Germany in 2002. Dr. Xing received her Ph.D. in business administration from United business Institutes in 2016.

Mr. Yang Wang will serve as AgiiPlus’ independent director upon the effectiveness of the registration statement of which this prospectus forms a part. Since October 2017, Mr. Wang has served as the president of Jia Niang (China) Wine Co., Ltd., a wine importing and distribution company based in China, where he oversees and manages the company’s operations. From July 2010 to July 2017, Mr. Wang served as the president of Ye Mai (Shanghai) Trading Co., Ltd., a wine importing and distribution company, where Mr. Wang managed the daily operations of the company. From December 2008 to July 2010, Mr. Wang served as a manager at the investment department of the China office of HSBC Bank, where he participated in several cross-border mergers and acquisitions transactions of the bank. Mr. Yang Wang obtained bachelor’s degree in finance from Fudan University in 2003 and his master’s degree in business administration from Cheung Kong Graduate School of Business in 2018.

Dr. Hongman Ma will serve as AgiiPlus’ independent director upon the effectiveness of the registration statement of which this prospectus forms a part. Since May 2017, Dr. Ma has served as the executive president of Shanghai Youera Media Co., Ltd., an integrated marketing services provider in China, where Dr. Ma manages the company and is responsible for making major strategic decisions in the company. Dr. Ma received her bachelor’s degree in international business administration from Shanxi University in 1998, her master’s degree in industrial economics from Shanghai University in 2002, and her Ph.D. in political economics from Shanghai Academy of Social Sciences in 2007.

Controlled Company

Upon the completion of this offering, Dr. Jing Hu, our founder, chief executive officer and chairman of the board of directors, will beneficially own 32.32% of our total issued and outstanding ordinary shares, representing 87.75% of the total voting power, assuming that the underwriters of this offering do not exercise their option to purchase additional Class A ordinary shares, or 32.10% of our total issued and outstanding ordinary shares, representing 87.64% of the total voting power, assuming that the option is exercised in full. As a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Dr. Jing Hu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, we do not expect to rely on the exemption from the corporate governance requirements under Nasdaq Listing Rules.

For any matter required to be passed by an ordinary resolution, it has to be passed by a simple majority of votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 6.25% of our total issued and outstanding shares, which equals to approximately 2,809,185 shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares, these Class B ordinary shares will give the holders voting rights of at least 50%.

For any matter required to be passed by a special resolution, it has to be passed by two-thirds or of the votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 11.76% of our total issued and outstanding shares, which equals to approximately 5,287,878shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares, these Class B ordinary shares will give the holders voting rights of at least 66.67%.

Board of Directors

Our Board of Directors will consist of five directors, including three independent directors, namely Fang Xing, Yang Wang, and Hongman Ma upon the effectiveness of the registration statement of which this prospectus forms a part. A director is not required to hold any shares in AgiiPlus to qualify as a director. The Listing Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with AgiiPlus is required to declare the nature of his or her interest at a meeting of AgiiPlus’ directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. AgiiPlus’ Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of AgiiPlus or of any third party. None of AgiiPlus’ directors has a service contract with AgiiPlus that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

Upon the effectiveness of this registration statement on Form F-1, AgiiPlus intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee under its Board of Directors. AgiiPlus also intends to adopt a charter for each of the three committees upon the effectiveness of this registration statement on Form F-1. Each committee’s members and functions are described below.

Audit Committee.    AgiiPlus’ audit committee will consist of Fang Xing, Yang Wang and Hongman Ma, chaired by Yang Wang. AgiiPlus has determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. AgiiPlus has determined that qualifies as an “audit committee financial expert.” The audit committee oversees AgiiPlus’ accounting and financial reporting processes and the audits of its financial statements. The audit committee is responsible for, among other things:

•        establishing clear hiring policies for employees or former employees of the independent auditors;

•        reviewing and recommending to AgiiPlus’ Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by AgiiPlus’ independent auditors at least annually;

•        obtaining a written report from AgiiPlus’ independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with AgiiPlus’ independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        reviewing and recommending the financial statements for inclusion within AgiiPlus’ quarterly earnings releases and to its Board of Directors for inclusion in its annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing policies with respect to risk assessment and risk management;

•        reviewing the adequacy and effectiveness of AgiiPlus’ accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing;

•        meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•        monitoring compliance with AgiiPlus’ code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•        reporting periodically to AgiiPlus’ Board of Directors; and

•        such other matters that are specifically delegated to AgiiPlus’ audit committee by AgiiPlus’ Board of Directors from time to time.

Compensation Committee.    AgiiPlus’ compensation committee will consist of Fang Xing, Yang Wang and Hongman Ma, chaired by Fang Xing. AgiiPlus has determined that Fang Xing, Yang Wang and Hongman Ma satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to AgiiPlus’ directors and executive officers. AgiiPlus’ chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and evaluating AgiiPlus’ executive compensation and benefits policies generally;

•        reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management;

•        reporting periodically to AgiiPlus’ Board of Directors; and

•        such other matters that are specifically delegated to the compensation committee by AgiiPlus’ Board of Directors from time to time.

Nominating and Corporate Governance Committee.    AgiiPlus’ nominating and corporate governance committee will consist of Fang Xing, Yang Wang and Hongman Ma, chaired by Fang Xing. AgiiPlus has determined that Fang Xing, Yang Wang and Hongman Ma satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become AgiiPlus’ directors and in determining the composition of the Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to AgiiPlus’ Board of Directors for election or re-election to AgiiPlus’ Board of Directors, or for appointment to fill any vacancy or newly created directorships on AgiiPlus’ Board of Directors;

•        reviewing periodically with AgiiPlus’ Board of Directors the current composition of AgiiPlus’ Board of Directors with regards to characteristics such as judgment, experience, expertise, diversity and background;

•        recommending to AgiiPlus’ Board of Directors such criteria with respect to nomination or appointment of members of its Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

•        recommending to AgiiPlus’ Board of Directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        periodically and reassessing the adequacy of the committee charter;

•        overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

•        overseeing and leading the self-evaluation of AgiiPlus’ Board of Directors in its performance and effectiveness as a whole.

Duties of Directors

Under Cayman Islands law, AgiiPlus’ directors owe fiduciary duties to AgiiPlus, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in AgiiPlus’ best interests. AgiiPlus’ directors must also exercise their powers only for a proper purpose. AgiiPlus’ directors also owe to AgiiPlus a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to AgiiPlus, AgiiPlus’ directors must ensure compliance with AgiiPlus’ Memorandum and Articles of Association, as amended and restated from time to time. AgiiPlus has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in AgiiPlus’ name if a duty owed by AgiiPlus’ directors is breached. The functions and powers of AgiiPlus’ Board of Directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of AgiiPlus, including the registering of such shares in AgiiPlus share register.

Code of Ethics and Corporate Governance

We will adopt a code of ethics, which will be applicable to all of our directors, executive officers and employees prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will make our code of ethics publicly available on our website.

In addition, our board of directors will adopt a set of corporate governance guidelines covering a variety of matters, including (i) approval of related party transactions and (ii) an executive compensation recovery policy that applies to our officers, prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Terms of Directors and Officers

AgiiPlus’ officers are appointed by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by AgiiPlus to be of unsound mind; (iii) resigns by notice in writing to AgiiPlus; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of AgiiPlus’ Memorandum and Articles of Association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with prior written notice.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2023, AgiiPlus paid an aggregate of RMB1.4 million (US$0.19 million) in cash to its directors and executive officers.

Share Incentive Plan

2024 Plan

In connection with this public offering, AgiiPlus will adopt the 2024 Plan. The 2024 Plan provides for the issuance of up to an aggregate of 4,210,034 of AgiiPlus’ Class A ordinary shares. The following paragraphs summarize the terms of the 2024 Plan.

Types of Awards.    The 2024 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2024 Plan.

Plan Administration.    The 2024 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by AgiiPlus’ Board of Directors.

Eligibility.    AgiiPlus’ employees and consultants are eligible to participate in the 2024 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2024 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the company and the grantee, including any amendments thereto.

Conditions of Award.    AgiiPlus’ board of directors or any entity appointed by its board of directors to administer the 2024 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2024 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2024 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2024 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2024 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2024 Plan.    The administrator of the 2024 Plan may amend, alter, suspend, discontinue or terminate the 2024 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2024 Plan deems it necessary or desirable to qualify or (ii) shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in AgiiPlus’ Memorandum and Articles of Association for any amendment to the 2024 Plan that increases the total number of shares reserved for the purposes of the 2024 Plan, and (iii) with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

Foreign Private Issuer Status

As a foreign private issuer, AgiiPlus will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, AgiiPlus will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. AgiiPlus will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, AgiiPlus’ corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A ordinary shares offered in this offering for:

•        each of our directors and executive officers who beneficially own our ordinary shares;

•        our directors and executive officers as a group; and

•        each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 37,890,303 ordinary shares on an as-converted basis outstanding as of the date of this prospectus plus any ordinary shares deemed to be outstanding which are underlying any options, warrants, rights or other conversable securities held by such listed person. Percentage of beneficial ownership of each listed person after this offering is based on 44,946,963 ordinary shares, including Class A ordinary shares and Class B ordinary shares outstanding immediately after the completion of this offering, assuming (i) the underwriters do not exercise their over-allotment option, (ii) neither King Inspiration Limited nor City Connected Communities Pte. Ltd. elects to convert their convertible promissory notes into Series A+ convertible redeemable participating preferred shares before the closing of this offering, and (iii) 5,056,660 Class A ordinary shares are issued to the investors upon the closing of this offering as contemplated under the series of share purchase agreements. See also “Prospectus Summary — Recent Development — Changes in Authorized Share Capital and Share Issuance.”

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. We will be required to have at least 400 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned After this Offering
	Total Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held Prior to this Offering	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held After this Offering
Directors and Executive Officers(1)
Jing Hu(2)	14,524,927	38.33%	38.33%	—	14,524,927	14,524,927	32.32%	87.75%
Jing Dai (Sophia)(3)	645,162	1.7%	—	—	645,162	645,162	1.44%	—
Yong Ni (Leo)(4)	504,316	1.33%	—	—	504,316	504,316	1.12%	—
Keming Chen(5)	710,281	1.87%	—	—	710,281	710,281	1.87%	—
Jie Qin(6)	39,917	0.11%			39,917	39,917	0.11%
Xuemeng Chu (Seanna)(7)	130,234	0.34%			130,234	130,234	0.34%
Chao Chen	—	—	—	—	—	—	—	—
Haiming Xu	—	—	—	—	—	—	—	—
Fan Huang	—	—	—	—	—	—	—	—
Fang Xing	—	—	—	—	—	—	—	—
Yang Wang	—	—	—	—	—	—	—	—
Hongman Ma	—	—	—	—	—	—	—	—
All directors and executive officers as a group:	14,524,927	38.33%	38.33%			14,524,927	32.32%	87.75%

	Ordinary Shares Beneficially Owned Prior to this Offering			Ordinary Shares Beneficially Owned After this Offering
	Total Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held Prior to this Offering	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held After this Offering
5% Shareholders:
City Connected Communities Pte. Ltd.(8)	9,238,878	22.84%	22.84%	6,695,314	—	6,695,314	14.90%	2.70%
J.distrii Global Limited(9)	8,466,699	22.35%	22.35%	—	8,466,699	8,466,699	18.84%	51.15%
H World Holdings Singapore Pte. Ltd.(10)	6,243,279	16.48%	16.48%	6,243,279	—	6,243,279	13.89%	2.51%
King Inspiration Limited(11)	5,035,087	13.16%	13.16%	4,678,988	—	4,678,988	10.41%	1.88%
Junzi Holdings Limited(12)	2,848,131	7.52%	7.52%	2,848,131	—	2,848,131	6.34%	1.15%
Ningbo Nayun Limited(13)	2,670,123	7.05%	7.05%	—	2,670,123	2,670,123	5.94%	16.13%

____________

(1)      The address of our directors and executive officers is Level B1, Building 3, No.1-10, Lane 1500, Kongjiang Rd., Yangpu, Shanghai, People’s Republic of China.

(2)      Represents (i) 8,466,699 ordinary shares held by J.distrii Global Limited, a British Virgin Islands company wholly controlled by Dr. Jing Hu; the registered address of J.distrii Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, (ii) 778,071 ordinary shares held by Kitedge Holdings Limited, a British Virgin Islands company wholly controlled by Dr. Jiaqing Wu, (iii) 756,732 ordinary shares held by Landed Holdings Limited, a British Virgin Islands company wholly controlled by Mr. Lei Yang, (iv) 543,346 ordinary shares held by Mark Chen Holdings Limited, a British Virgin Islands company wholly controlled by Mr. Keming Chen, (v) 187,701 ordinary shares held by Maxoffice Holdings Limited, a British Virgin Islands company wholly controlled by Mr. Yong Ni, (vi) 756,732 ordinary shares held by Royhon Holdings Limited, a British Virgin Islands company wholly controlled by Chi He, (vii) 59,274 ordinary shares held by TAN Wee Kiat, the spouse of Ms. Jing Dai (Sophia), (viii) 306,249 ordinary shares held by United Mission Holdings Limited, a British Virgin Islands company wholly controlled by Yan Hu, and (ix) 1,335,062 ordinary shares held by Ningbo Nayun Limited, of which Dr. Jing Hu serves as the sole director. Kitedge Holdings Limited, Landed Holdings Limited, Mark Chen Holdings Limited, Maxoffice Holdings Limited, Royhon Holdings Limited, TAN Wee Kiat and United Mission Holdings Limited have delegated to Dr. Jing Hu all authority to exercise the voting rights of their ordinary shares. The sole shareholder of Ningbo Nayun Limited is Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Limited Partnership, a limited partnership formed in the PRC (“Ningbo Xiangbao”). The general partner of Ningbo Xiangbao, an entity controlled by Dr. Jing Hu, has the authority to act on behalf of Ningbo Xiangbao, and the general partner has designated Dr. Jing Hu as its duly authorized representative.

(3)      Represents (i) 585,888 ordinary shares beneficially owned by Ms. Jing Dai (Sophia) through Ningbo Nayun Limited, a company incorporated in the British Virgin Islands, in which Ms. Jing Dai (Sophia) owns 20.75% equity interests, and (ii) 59,274 ordinary shares held by TAN Wee Kiat, the spouse of Ms. Jing Dai (Sophia), who holds these shares for the benefit of himself and his spouse, Ms. Jing Dai (Sophia). The registered address of Ningbo Nayun Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(4)      Represents (i) 187,701 ordinary shares held by Maxoffice Holdings Limited, a British Virgin Islands company wholly controlled by Mr. Yong Ni and (ii) 316,615 ordinary shares beneficially owned by Mr. Yong Ni through Ningbo Nayun Limited, a company incorporated in the British Virgin Islands, in which Mr. Yong Ni owns 10.67% equity interests. The registered address of Maxoffice Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. The registered address of Ningbo Nayun Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(5)      Represents (i) 543,346 ordinary shares held by Mark Chen Holdings Limited, a British Virgin Islands company wholly controlled by Mr. Keming Chen and (ii) 166,935 ordinary shares beneficially owned by Mr. Keming Chen through Ningbo Nayun Limited, a company incorporated in the British Virgin Islands, in which Mr. Keming Chen owns 6.25% equity interests. The registered address of Mark Chen Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. The registered address of Ningbo Nayun Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(6)

(7)

(8)      Represents (i) 5,933,012 Series Pre-A convertible redeemable participating preferred shares, (ii) 1,780,082 Series A convertible redeemable participating preferred shares, (iii) 762,893 Series A+ convertible redeemable participating preferred shares, and (iv) 2,543,564Series A+ convertible redeemable participating preferred shares issuable upon the conversion of the convertible promissory note dated March 17, 2023, held by City Connected Communities Pte. Ltd., a company incorporated in Singapore and controlled by City Developments Limited (SGX: C09), a multinational real estate operating company. The registered address of City Connected Communities Pte. Ltd. is 9 Raffles Place, #12-01, Republic Plaza, Singapore 048619. Percentage of beneficial ownership of City Connected Communities Pte. Ltd. prior to this offering is based on 40,433,867 ordinary shares, representing 37,890,303 ordinary shares outstanding as of the date of this prospectus on an as-converted basis plus 2,543,564 ordinary shares on an as-converted basis deemed to be outstanding, issuable upon the conversion of the convertible promissory note held by City Connected Communities Pte. Ltd. dated March 17, 2023. Ordinary shares beneficially owned after this offering assumes that City Connected Communities Pte. Ltd. does not elect to convert its convertible promissory note into Series A+ convertible redeemable participating preferred shares before the closing of this offering.

(9)      Represents 8,466,699 ordinary shares held by J.distrii Global Limited, a British Virgin Islands company wholly controlled by Dr. Jing Hu. The registered address of J.distrii Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(10)    Represents 6,243,279 Series Pre-A convertible redeemable participating preferred shares held by H World Holdings Singapore Pte. Ltd., formerly known as China Lodging Holdings Singapore Pte. Ltd., a company incorporated in Singapore and controlled by Qi Ji. The registered address of H World Holdings Singapore Pte. Ltd. is 6 Battery Road, #20-01, Singapore 049909.

(11)    Represents (i) 4,272,195 Series Pre-A convertible redeemable participating preferred shares, (ii) 762,892 Series A+ convertible redeemable participating preferred shares, and (iii) 356,099 Series A+ convertible redeemable participating preferred shares issuable upon the conversion of the convertible promissory note dated March 17, 2023, held by King Inspiration Limited, a company incorporated in the British Virgin Islands and controlled by Hao Yan and Xin Ge Chen. The registered address of King Inspiration Limited is Unit 8, 3/F, Qwomar Trading Complex, Blackburne Road, Port Purcell, Road Town, Tortola VG1110, British Virgin Islands. Percentage of beneficial ownership of King Inspiration Limited prior to this offering is based on 38,246,402 ordinary shares, representing 37,890,303 ordinary shares outstanding as of the date of this prospectus on an as-converted basis plus 356,099 ordinary shares on an as-converted basis deemed to be outstanding, issuable upon the conversion of the convertible promissory note held by King Inspiration Limited dated March 17, 2023. Ordinary shares beneficially owned after this offering assumes that King Inspiration Limited does not elect to convert its convertible promissory note into Series A+ convertible redeemable participating preferred shares before the closing of this offering.

(12)    Represents 2,848,131 Series A convertible redeemable participating preferred shares held by Junzi Holdings Limited, a company incorporated in the British Virgin Islands and controlled by Jun Qin. The registered address of Junzi Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(13)    Represents 2,670,123 ordinary shares held by Ningbo Nayun Limited, a company incorporated in the British Virgin Islands whose equity interests are held by certain individuals who are AgiiPlus’ officers, directors and employees. The registered address of Ningbo Nayun Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

As of the date of this prospectus, none of our outstanding ordinary shares were held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding structure.

RELATED PARTY TRANSACTIONS

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentives

See “Management — Share Incentive Plan.”

Other Related Party Transactions

Definition of Related Parties

AgiiPlus considers a party to be a related party if it has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. AgiiPlus has the following related parities:

a.      Executive officers or directors

b.      Entities that an executive officer or director could control or exercise significant influences over

c.      Principal shareholders

d.      Non-controlling shareholder that has significant influence over a subsidiary

e.      Entities under common control

f.       Entities that (c) or (d) could exercise significant influence over

g.      Entities under common control with (c) or (d)

h.      Entities that the Company could exercise significant influence over

i.       Shareholders of (h)

j.       Principal holders of preferred shares

Related Party Transactions since July 1, 2023

The Company entered into a loan agreement with a one-month term to borrow an aggregate of RMB450,000 (US$62,058) from Dr. Jing Hu, our chief executive officer and the chairman of our board of directors, on September 18, 2023. The loan was not secured, interest-free and matured in October 2023. The Company and Dr. Jing Hu mutually agreed to extend the term of the loan to October 2024.

On October 23, 2023, the Company entered into three loan agreements each with a one-month term to borrow an aggregate of RMB670,000 (US$92,397) from Dr. Jing Hu. The loans were not secured, interest-free and matured in November 2023. The Company and Dr. Jing Hu mutually agreed to extend the terms of these loans to November 2024.

Related Party Transactions for the Six Months Ended June 30, 2022 and 2023

Balances

The Company had the following related party balances:

Due from related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Jingli Investment Partnership (Limited Partnership)	c	10	10
Suzhou Helan Investment Partnership (Limited Partnership)	j	4	4
Beijing Industrial Integration Venture Capital Fund Center (Limited Partnership)	c	2	2
Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership)	b	35	40
Ningbo Xiangbao Cooperation Zone Nahe Enterprise Management Consulting Partnership (Limited Partnership)	b	33	37
Shanghai Jingheng Investment Co., Ltd.	b	6	11
Total		90	104

These receivables are unsecured, interest-free and due on demand.

During the six months ended June 30, 2022, the Company advanced RMB6 to its related parties and received no repayments from its related parties.

During the six months ended June 30, 2023, the Company advanced RMB8 to its related parties and received repayments in the amount of RMB5 from its related parties.

Due to related parties, current and non-current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	3,568	3,335
Total		3,568	3,335
Due to related parties, current		995	691
Due to related party, non-current		2,573	2,644

The balance due to CDL Properties Ltd. is unsecured, interest-free, and repaid in installments with the full amount matures in April 2028. Repayments required within one year from June 30, 2022 and 2023 are included in the current portion of due to related parties.

During the six months ended June 30, 2022, the Company received RMB1,900 of loan from a related party, and repaid RMB230 to a related party. The loan is non-secured, interest-free advance that is due on demand.

During the six months ended June 30, 2023, the Company received RMB599 of loan from a related party, and repaid RMB234 to a related party. The loan is non-secured, interest-free advance that is due on demand.

Accounts receivable and contract assets — related parties, net

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
City Developments Limited	f	—	11
Shanghai Zhaoliang Advertising Co., Ltd.	g	30	28
Shanghai Yulan Real Estate Development Co., Ltd.	f	567	567
Shanghai Hansheng Enterprise Management Co., Ltd.	f	28	28
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	187	—
Total		812	634

Prepaid expenses and other current assets — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	225
CDL Properties Ltd.	f	202	188
Shanghai Qijiao Technology Development Partnership (Limited Partnership)	j	8	11
Total		210	424

Operating lease right-of-use assets — related parties, net

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	82,754	76,057
Beijing Jingsheng Hotel Management Co., Ltd.	g	11,960	—
Total		94,714	76,057

Rental deposits — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	1,294	1,294
CDL Properties Ltd.	f	2,592	2,672
Shanghai Hansheng Enterprise Management Co., Ltd.	f	298	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	1,878	—
Total		6,062	3,966

Convertible debts — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
King Inspiration Ltd.	f	—	7,000
CDL Properties Ltd.	f	—	50,000
Total		—	57,000

The Company has entered into two convertible debts with its related parties King Inspiration Ltd. and CDL Properties Ltd., respectively.

Borrowings and guarantee

Shanghai Jingli Investment Partnership (Limited Partnership) provided a guarantee for a loan of RMB2,000 and RMB2,000 borrowed by the Company as of December 31, 2022 and June 30, 2023. See Note 8.

The Company entered into a one-year loan agreement to obtain a loan of RMB3,000 from Shanghai Jingli Investment Partnership (Limited Partnership) in November 2021. The loan is not secured, interest-free and is expired in October 2022. The company extended the expiration date to October 2024. See Note 8.

Accounts payable — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Hansheng Enterprise Management Co., Ltd.	f	4	4
Beijing Jingsheng Hotel Management Co., Ltd.	g	347	341
Yong Ni	a	3	3
CDL Properties Ltd.	f	41	43
Beijing Dehexingye Investment Management Co., Ltd.	i	7,101	—
Total		7,496	391

Contract liabilities — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	—	10
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	17
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	19	19
Total		19	46

Accrued expenses and other current liabilities — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	31	690
Yang Lei	a	—	600
Hu Jing	a	—	1,800
Wu Jia Qing	a	—	600
Jin Ding	a	—	300
Dai Jing	a	—	450
Ni Yong	a	—	600
Yan Hu	a	9	160
Total		40	5,200

Rental retainer from tenants — related parties, current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	40	40
Total		40	40

Operating lease liabilities — related parties, current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	6,544	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	40,606	—
CDL Properties Ltd.	f	18,148	18,148
Total		65,298	18,148

Operating lease liabilities — related parties, non-current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	67,776	60,892
Total		67,776	60,892

Transactions

Workspace leasing & operation revenue — related parties

	Relationship	Six Months Ended June 30, 2021	Six Months Ended June 30, 2022
		RMB (in thousands)	RMB (in thousands)
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	111	113
Total		111	113

Renovation & smart building technology revenue — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	6	—
City Developments Limited	f	21	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	1,709	501
Total		1,736	501

Brokerage & enterprise service revenue — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB (in thousands)	RMB (in thousands)
City Developments Limited	f	—	3
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	58
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	1
Total		—	62

Workspace leasing & operation cost — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	2,754	679
Shanghai Yulan Real Estate Development Co., Ltd.	f	4,009	—
Beijing Dehexingye Investment Management Co., Ltd.	i	9,175	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	4,169	2
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.	g	10,437	8,443
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	—	123
CDL Properties Ltd.	f	12,168	13,353
Total		42,712	22,600

Brokerage & enterprise service cost — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB (in thousands)	RMB (in thousands)
Beijing Jingsheng Hotel Management Co., Ltd.	g	12	—
CDL Properties Ltd.	f	208	53
Total		220	53

Disposal of subsidiary to a related party

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte., Ltd. to City Connected Communities Pte., Ltd., one of the principal shareholders of the Company, for nominal proceeds. As a result, the Company recognized a gain of RMB8,393 on disposal of the subsidiary. In January 2023, the Company disposed of its entire equity interests in Beijing Waiqi Banban Technology Co., Ltd for nominal proceeds. As a result, the Company recognized a gain of RMB3,541 on disposal of the subsidiary. The disposal of these subsidiaries do not represent a strategic shift that have a major effect on the Company’s operations and financial results.

Related Party Transactions for the Years Ended December 31, 2021 and 2022

Balances

The Company had the following related party balances:

Due from related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Jingli Investment Partnership (Limited Partnership)	c	—	10
Suzhou Helan Investment Partnership (Limited Partnership)	j	—	4
Beijing Industrial Integration Venture Capital Fund Center (Limited Partnership)	c	—	2
Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership)	b	27	35
Ningbo Xiangbao Cooperation Zone Nahe Enterprise Management Consulting Partnership (Limited Partnership)	b	27	33
Shanghai Jingheng Investment Co., Ltd.	b	6	6
Total		60	90

These receivables are unsecured, interest-free and due on demand.

During the year ended December 31, 2021, the Company advanced RMB12 to its related parties and received repayments in the amount of RMB1,326 from its related parties.

During the year ended December 31, 2022, the Company advanced RMB30 to its related parties.

Due to related parties, current and non-current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	2,700	—
Bin Kong	d	2,100	—
CDL Properties Ltd.	f	3,857	3,568
Total		8,657	3,568
Due to related parties, current		5,415	995
Due to a related party, non-current		3,242	2,573

The balance due to CDL Properties Ltd. is unsecured, interest-free, and repaid in installments with the full amount matures in April 2028. Repayments required within one year from December 31, 2021 and 2022 are included in the current portion of due to related parties.

The balance due to Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong represents the amount payable to these related parties to acquire all of their equity interests in Shanghai Quanban Zhizao Property Development Co., Ltd. for a total consideration of RMB4,800, closed in November 2021. As a result, Shanghai Quanban Zhizao Property Development Co., Ltd. became a wholly-owned subsidiary of the Company. Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong ceased to become related parties to the Company starting January 1, 2022. Balances associated with Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong are included in other payables as of December 31, 2022.

During the years ended December 31, 2021 and 2022, the Company repaid RMB811 and RMB289 to its related parties, respectively.

Accounts receivable and contract assets — related parties, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	2,708	—
Shanghai Zhaoliang Advertising Co., Ltd.	f	—	30
Shanghai Yulan Real Estate Development Co., Ltd.	f	567	567
Shanghai Hansheng Enterprise Management Co., Ltd.	f	—	28
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	187
Total		3,275	812

Prepaid expenses and other current assets — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Beijing Dehexingye Investment Management Co., Ltd.	i	227	—
CDL Properties Ltd.	f	198	202
Beijing Jingsheng Hotel Management Co., Ltd.	g	5	—
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	1	—
Shanghai Qijiao Technology Development Partnership (Limited Partnership)	j	4	8
Total		435	210

Lease incentives receivable — related party, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Hansheng Enterprise Management Co., Ltd.	f	26	—
Less: Allowance of credit losses		(1)	—
Total		25	—

Operating lease right-of-use assets — related parties, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	5,228	—
CDL Properties Ltd.	f	95,496	82,754
Shanghai Yulan Real Estate Development Co., Ltd.	f	47,246	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	30,820	—
Beijing Dehexingye Investment Management Co., Ltd.	i	103,982	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	31,398	11,960
Total		314,170	94,714

During the year ended December 31, 2022, the Company recognized RMB13,757, RMB27,122, and RMB4,519 gain on early termination of the leases with Shanghai Yulan Real Estate Development Co., Ltd., Shanghai Hansheng Enterprise Management Co., Ltd., and Beijing Dehexingye Investment Management Co., Ltd., respectively. The amounts were included in cost of revenue for the year ended December 31, 2022. During year ended December 31, 2021, the Company did not terminate any lease with related party lessor before the lease expiration.

Rental deposits — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	1,294	1,294
CDL Properties Ltd.	f	2,359	2,592
Shanghai Hansheng Enterprise Management Co., Ltd.	f	1,716	298
Beijing Dehexingye Investment Management Co., Ltd.	i	4,840	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	176	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	1,878	1,878
Total		12,263	6,062

Borrowings — guarantee

The Company has entered into two convertible debt agreements with its related parties, CITY CONNECTED COMMUNITIES PTE. LTD and Suzhou Helan Investment Partnership (Limited Partnership), respectively. The principal was converted to Series A+ Preferred Shares in August 2021.

Shanghai Jingli Investment Partnership (Limited Partnership) provided a guarantee for a loan of RMB2,000 borrowed from a commercial bank in November 2021, which was matured and paid in full in November 2022.

The Company entered into a one-year loan agreement to obtain a loan of RMB3,000 from Shanghai Jingli Investment Partnership (Limited Partnership) in November 2021, with an initial expiration in October 2022 which is subsequently extended to October 2023. The loan is interest free.

The Company entered into another loan agreement to obtain a loan of RMB1,900 from Shanghai Jingli Investment Partnership (Limited Partnership) in March 2022, with an expiration in December 2023. The Company made repayment of RMB795 for the year ended December 31, 2022. The loan is interest free.

Accounts payable — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	1,474	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	350	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	56	4
Beijing Jingsheng Hotel Management Co., Ltd.	g	841	347
Yong Ni	a	3	3
CDL Properties Ltd.	f	—	41
Beijing Dehexingye Investment Management Co., Ltd.	i	—	7,101
Total		2,724	7,496

Contract liabilities — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	40	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	238	—
City Developments Limited	f	65	—
CDL Properties Ltd.	f	17	19
Total		360	19

Accrued expenses and other current liabilities — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
CITY CONNECTED COMMUNITIES PTE. LTD	j	2,382	—
CDL Properties Ltd.	f	—	31
Yan Hu	a	—	9
Total		2,382	40

Rental retainer from tenants — related parties, current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
City Developments Limited	f	4	—
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	36	40
Total		40	40

Operating lease liabilities — related parties, current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	13,995	6,544
Shanghai Hansheng Enterprise Management Co., Ltd.	f	8,196	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	11,155	—
Beijing Dehexingye Investment Management Co., Ltd.	i	27,726	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	33,433	40,606
CDL Properties Ltd.	f	24,210	18,148
Total		118,715	65,298

Operating lease liabilities — related parties, non-current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	636	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	49,797	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	58,006	—
Beijing Dehexingye Investment Management Co., Ltd.	i	86,410	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	10,185	—
CDL Properties Ltd.	f	80,993	67,776
Total		286,027	67,776

Transactions

Workspace leasing & operation revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Beijing Foreign Enterprise Investment Shanghai Co., Ltd	d	—	224
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	120	—
Total		120	224

Renovation & smart building technology revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	85	—
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	4,473
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	752	2,244
CDL Properties Ltd.	f	—	6
City Developments Limited	f	—	22
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	5	—
Beijing Xindi Real Estate Development Co., Ltd.	g	2	—
Total		844	6,745

Brokerage & enterprise service revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB (in thousands)	RMB
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	1
Shanghai Yulan Real Estate Development Co., Ltd.	f	346	—
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	29
Beijing Xindi Real Estate Development Co., Ltd.	g	—	409
Total		346	439

Workspace leasing & operation cost — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	5,508	5,508
Shanghai Yulan Real Estate Development Co., Ltd.*	f	8,018	3,378
Beijing Dehexingye Investment Management Co., Ltd.*	i	27,697	13,634
Shanghai Hansheng Enterprise Management Co., Ltd.*	f	7,743	6,427
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.(i)	g	20,756	20,768
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	205	41
Beijing Foreign Enterprise Chenguang Labor Service Co., Ltd.	g	49	27
CDL Properties Ltd.	f	25,226	23,614
Total		95,202	73,397

____________

*        The workspace leasing & operation cost associated with lease costs incurred from the lease arrangement with Shanghai Yulan Real Estate Development Co., Ltd., Beijing Dehexingye Investment Management Co., Ltd., and Shanghai Hansheng Enterprise Management Co., Ltd. in the year ended December 31, 2022 presented in the table above excluded the gain on early termination in the amount of RMB13,757, RMB4,519 and RMB27,122, respectively. The workspace leasing & operation cost — related parties including the gain on early termination for the year ended December 31, 2022 was RMB27,999. The Company did not terminate any lease with related party lessor before the lease expiration in the year ended December 31, 2021.

Brokerage & enterprise service cost — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB (in thousands)	RMB (in thousands)
Beijing Jingsheng Hotel Management Co., Ltd.	g	—	12
Shanghai Hansheng Enterprise Management Co., Ltd.	f	—	1
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd.	g	35	—
Beijing Zhongguanyayuan Enterprise Management Co., Ltd.	g	18	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	1	—
Beijing Foreign Enterprise Talent Network Technology Service Co., Ltd.	g	37	—
CDL Properties Ltd.	f	183	650
Total		274	663

Gain from disposal of a subsidiary to a related party

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte., Ltd. to City Connected Communities Pte., Ltd., one of the principal shareholders of the Company for nominal proceeds. As a result, the Company recognized a gain of RMB8,393 on disposal of the subsidiary. The disposal of this subsidiary did not represent a strategic shift that had a major effect on the Company’s operations and financial results.

Interest expense — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
CITY CONNECTED COMMUNITIES PTE. LTD	g	3,015	—
Suzhou Helan Investment Partnership (Limited Partnership)	g	288	—
Total		3,303	—

Related Party Transactions for the Years Ended December 31, 2020 and 2021

Balances

The Company had the following related party balances:

Due from related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Jingli Investment Partnership (Limited Partnership)	c	1,326	—
Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership)	b	21	27
Ningbo Xiangbao Cooperation Zone Nahe Enterprise Management Consulting Partnership (Limited Partnership)	b	21	27
Shanghai Jingheng Investment Co., Ltd.	b	6	6
Total		1,374	60

These receivables are unsecured, interest-free and due on demand.

During the year ended December 31, 2020, the Company advanced RMB777 to its related parties.

During the year ended December 31, 2021, the Company advanced RMB12 to its related parties, and received repayments in the amount of RMB1,326 from its related parties.

During the year ended December 31, 2020, the Company has written off RMB473 of amounts due from a related party.

Due to related parties, current and non-current

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	—	2,700
Bin Kong	d	—	2,100
CDL Properties Ltd.	f	4,669	3,857
Total		4,669	8,657
Due to related parties, current		637	5,415
Due to a related party, non-current		4,032	3,242

The balance due to CDL Properties Ltd. is unsecured, interest-free, and repaid in installments with the full amount matures in April 2028. Repayments required within one year from December 31, 2020 and 2021 are included in the current portion of due to related parties.

The balance due to Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong represents the amount payable to these related parties to acquire all of their equity interests in Shanghai Quanban Zhizao Property Development Co., Ltd. for a total consideration of RMB4,800. As a result, Shanghai Quanban Zhizao Property Development Co., Ltd. became a wholly-owned subsidiary of the Company.

During the years ended December 31, 2020 and 2021, the Company repaid RMB3,347 and RMB811 to its related parties, respectively.

Accounts receivable and contract assets — related parties, net

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	2,618	2,708
CDL Properties Ltd.	f	253	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	5,230	567
Shanghai Hansheng Enterprise Management Co., Ltd.	f	253	—
City Developments Limited	f	95	—
Less: Allowance of credit losses		(49)	—
Total		8,400	3,275

Prepaid expenses and other current assets — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	46	—
Beijing Dehexingye Investment Management Co., Ltd.	i	—	227
Beijing Foreign Enterprise Human Resources Service Co., Ltd.	g	10	—
Beijing Foreign Enterprise Talent Network Technology Service Co., Ltd.	g	73	—
CDL Properties Ltd.	f	142	198
Beijing Jingsheng Hotel Management Co., Ltd.	g	—	5
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	1
Shanghai Qijiao Technology Development Partnership (Limited Partnership)	d	—	4
Total		271	435

Lease incentives receivable — related parties, net

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	372	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	118	26
Less: Allowance of credit losses		(9)	(1)
Total		481	25

Operating lease right-of-use assets — related parties, net

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	9,700	5,228
CDL Properties Ltd.	f	120,838	95,496
Shanghai Yulan Real Estate Development Co., Ltd.	f	50,893	47,246
Shanghai Hansheng Enterprise Management Co., Ltd.	f	39,815	30,820
Beijing Dehexingye Investment Management Co., Ltd.	i	123,052	103,982
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.(i)	g	49,574	31,398
Total		393,872	314,170

____________

Notes:

(i)      Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd. are the subsidiaries of Jingrui Real Estate (Group) Co., Ltd., which is a shareholder of the Company. The lessor of the lease changed from Beijing Zhongguanxinyuan Enterprise Management Co., Ltd. and Beijing Zhongguanyayuan Enterprise Management Co., Ltd. to Beijing Jingsheng Hotel Management Co., Ltd. in November 2020.

Rental deposits — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021

		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	1,294	1,294
CDL Properties Ltd.	f	2,466	2,359
Shanghai Hansheng Enterprise Management Co., Ltd.	f	1,716	1,716
Beijing Dehexingye Investment Management Co., Ltd.	i	4,840	4,840
Beijing Xindi Real Estate Development Co., Ltd.	g	1,058	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	176	176
Beijing Jingsheng Hotel Management Co., Ltd.	g	1,878	1,878
Beijing Foreign Enterprise International Business Service Co., Ltd.	g	740	—
Total		14,168	12,263

Convertible debts — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
CITY CONNECTED COMMUNITIES PTE. LTD	j	50,000	—
Suzhou Helan Investment Partnership (Limited Partnership)	j	7,000	—
Total		57,000	—

The Company has entered into two convertible debts with its related parties, CITY CONNECTED COMMUNITIES PTE. LTD and Suzhou Helan Investment Partnership (Limited Partnership), respectively. The principal was converted to Series A+ Preferred Shares in August 2021.

Borrowings — guarantee

Shanghai Jingli Investment Partnership (Limited Partnership) provided a guarantee for a loan of RMB2,000 and RMB2,000 borrowed by the Company as of December 31, 2020 and 2021, respectively.

The Company entered into a one-year loan agreement to obtain a loan of RMB3,000 from Shanghai Jingli Investment Partnership (Limited Partnership) in November 2021. The loan is not secured, interest-free and is due in October 2022.

Accounts payable — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	2,144	1,474
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	392	350
Shanghai Hansheng Enterprise Management Co., Ltd.	f	—	56
Beijing Jingsheng Hotel Management Co., Ltd.	g	—	841
Yong Ni	a	—	3
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	110	—
Beijing Foreign Enterprise Talent Network Technology Service Co., Ltd.	g	37	—
Beijing Xindi Real Estate Development Co., Ltd.	g	7,547	—
Beijing Foreign Enterprise International Business Service Co., Ltd.	g	595	—
Total		10,825	2,724

Contract liabilities — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
CDL Properties Ltd.	f	202	40
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	23	238
City Developments Limited	f	78	65
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	17
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	77	—
Total		380	360

Accrued expenses and other current liabilities — related parties

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
CITY CONNECTED COMMUNITIES PTE. LTD	j	2,349	2,382
Suzhou Helan Investment Partnership (Limited Partnership)	j	19	—
Total		2,368	2,382

Rental retainer from tenants — related parties, current

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
City Developments Limited	f	4	4
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	36
Total		4	40

Rental retainer from tenants — related party, non-current

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	442	—
Total		442	—

Operating lease liabilities — related parties, current

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	11,576	13,995
Shanghai Hansheng Enterprise Management Co., Ltd.	f	9,632	8,196
Shanghai Yulan Real Estate Development Co., Ltd.	f	6,215	11,155
Beijing Dehexingye Investment Management Co., Ltd.	i	24,693	27,726
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.(i)	g	27,380	33,433
CDL Properties Ltd.	f	30,247	24,210
Total		109,743	118,715

____________

Notes:

(i)       Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd. are subsidiaries of Jingrui Real Estate (Group) Co., Ltd., which is a shareholder of the Company. The lessor of the lease changed from Beijing Zhongguanxinyuan Enterprise Management Co., Ltd. and Beijing Zhongguanyayuan Enterprise Management Co., Ltd. to Beijing Jingsheng Hotel Management Co., Ltd. in November 2020.

Operating lease liabilities — related parties, non-current

	Relationship	As of December 31, 2020	As of December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	8,015	636
Shanghai Hansheng Enterprise Management Co., Ltd.	f	54,354	49,797
Shanghai Yulan Real Estate Development Co., Ltd.	f	62,525	58,006
Beijing Dehexingye Investment Management Co., Ltd.	i	106,972	86,410
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.(i)	g	29,286	10,185
CDL Properties Ltd.	f	106,789	80,993
Total		367,941	286,027

____________

Notes:

(i)       Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd. are subsidiaries of Jingrui Real Estate (Group) Co., Ltd., which is a shareholder of the Company. The lessor of the lease changed from Beijing Zhongguanxinyuan Enterprise Management Co., Ltd. and Beijing Zhongguanyayuan Enterprise Management Co., Ltd. to Beijing Jingsheng Hotel Management Co., Ltd. in November 2020.

Transactions

Workspace leasing & operation revenue — related parties

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Yulan Real Estate Development Co., Ltd.	f	69	—
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	1,683	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	300	120
Total		2,052	120

Renovation & smart building technology revenue — related parties

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	14,760	85
Shanghai Yulan Real Estate Development Co., Ltd.	f	17,433	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	58	752
CDL Properties Ltd.	f	2,734	—
CDL Management Services Pte. Ltd.	f	202	—
City Developments Limited	f	25	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	516	—
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	—	5
Beijing Xindi Real Estate Development Co., Ltd.	g	—	2
Total		35,728	844

Brokerage & enterprise service revenue — related parties

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB
CDL Properties Ltd.	f	2	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	223	346
City Developments Limited	f	9	—
Beijing Jialong Banban Technology Development Co., Ltd.	h	8	—
Total		242	346

Workspace leasing & operation cost — related parties

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Zhaoliang Advertising Co., Ltd.	g	5,034	5,508
Shanghai Yulan Real Estate Development Co., Ltd.	f	4,712	8,018
Beijing Dehexingye Investment Management Co., Ltd.	i	27,993	27,697
Beijing Xindi Real Estate Development Co., Ltd.	g	7,745	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	5,773	7,743
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.(i)	g	19,626	20,756
Beijing Foreign Enterprise International Business Service Co., Ltd.	g	4,581	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	2,355	205
Beijing Foreign Enterprise Chenguang Labor Service Co., Ltd.	g	58	49
CDL Properties Ltd.	f	25,409	25,226
Total		103,286	95,202

____________

Notes:

(i)       Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd. are subsidiaries of Jingrui Real Estate (Group) Co., Ltd., which is a shareholder of the Company. The lessor of the lease changed from Beijing Zhongguanxinyuan Enterprise Management Co., Ltd. and Beijing Zhongguanyayuan Enterprise Management Co., Ltd. to Beijing Jingsheng Hotel Management Co., Ltd. in November 2020.

Brokerage & enterprise service cost — related parties

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Yulan Real Estate Development Co., Ltd.	f	9	—
Beijing Dehexingye Investment Management Co., Ltd.	i	183	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	14	—
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd.	g	72	35
Beijing Zhongguanyayuan Enterprise Management Co., Ltd.	g	36	18
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	1	1
Beijing Foreign Enterprise Talent Network Technology Service Co., Ltd.	g	147	37
CDL Properties Ltd.	f	306	183
Total		768	274

Purchase of property and equipment — related party

	Relationship	Year Ended December 31, 2020	Year Ended December 31, 2021
		RMB (in thousands)	RMB (in thousands)
Shanghai Demao Construction Engineering Co., Ltd.	d	6,645	—

DESCRIPTION OF SHARE CAPITAL

AgiiPlus Inc. is a Cayman Islands exempted company and its affairs are governed by the memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000.00 divided into 500,000,000 shares of par value US$0.0001 each, including (i) 447,469,927 ordinary shares of par value US$0.0001 each, (ii) 24,352,580 Series Pre-A convertible redeemable participating preferred shares of par value of US$0.0001 each, (iii) 17,800,814 Series A convertible redeemable participating preferred shares of par value US$0.0001 each, and (iv) 10,376,679 Series A+ convertible redeemable participating preferred shares of par value US$0.0001 each. As of the date hereof, there were 14,524,927 ordinary shares, 12,176,291 Series Pre-A convertible redeemable participating preferred shares, 8,900,408 Series A convertible redeemable participating preferred shares, and 2,288,677 Series A+ convertible redeemable participating preferred shares issued and outstanding.

We will adopt a second amended and restated memorandum and articles of association, which will become effective immediately upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective immediately upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association that will be in effect immediately upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the ordinary shares reflect changes to our capital structure that will occur when our memorandum and articles of association becomes effective.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares.

Ordinary Shares

The following includes a summary of the terms of AgiiPlus’ ordinary shares, based on its Memorandum and Articles of Association and Cayman Islands law. Upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, AgiiPlus shall amend its memorandum and articles of association, which amendment is referred to herein as the “Memorandum and Articles of Association.” According to the Memorandum and Articles of Association, the authorized share capital of post-closing company is [US$50,000.00 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising of (a) [400,000,000] Class A ordinary shares of par value of US$0.0001 each and (b) [100,000,000] Class B ordinary shares of par value of US$0.0001 each].

General.    Upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part, AgiiPlus’ authorized share capital is US$50,000,000 divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each, comprising (a) [400,000,000] Class A ordinary shares of par value of US$0.0001 each and (b) [100,000,000] Class B ordinary shares of par value of US$0.0001 each. AgiiPlus’ ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of AgiiPlus’ issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. AgiiPlus may not issue share to bearer. AgiiPlus’ shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of AgiiPlus’ ordinary shares are entitled to such dividends as may be declared by its Board of Directors subject to its Memorandum and Articles of Association and the Companies Act. In addition, AgiiPlus’ shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. AgiiPlus’ Memorandum and Articles of Association provide that dividends may be declared and paid out of AgiiPlus’ profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless AgiiPlus’ directors determine that, immediately after the payment, AgiiPlus’ will be able to pay its debts as they become due in the ordinary course of business and AgiiPlus has funds lawfully available for such purpose. Holders of Class A ordinary shares and AgiiPlus Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.    In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifteen (15) votes, voting together as one class. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, AgiiPlus is not obliged by the Companies Act to call shareholders’ annual general meetings. AgiiPlus’ Memorandum and Articles of Association provide that AgiiPlus may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case AgiiPlus will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of AgiiPlus’ shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, AgiiPlus’ Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of AgiiPlus’ annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to AgiiPlus’ Memorandum and Articles of Association.

Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder, or any affiliate of the founders (as such term as defined in our second amended and restated memorandum and articles of association) and/or the key officers (as such term as defined in our second amended and restated memorandum and articles of association) to any person other than the founder or the key officers, or an affiliate of any of the founders or the key officers, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares.    Subject to the restrictions in AgiiPlus’ Memorandum and Articles of Association as set out below, any of AgiiPlus’ shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by AgiiPlus’ Board of Directors.

AgiiPlus’ Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which AgiiPlus has a lien. AgiiPlus’ Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as AgiiPlus’ Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as AgiiPlus’ directors may from time to time require is paid to AgiiPlus in respect thereof.

If AgiiPlus’ directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as AgiiPlus’ Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as AgiiPlus’ board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst AgiiPlus’ shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst AgiiPlus’ shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to AgiiPlus for unpaid calls or otherwise. If AgiiPlus’ assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by AgiiPlus’ shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of Class A ordinary shares and a holder of Class B ordinary shares will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares.    AgiiPlus may issue shares on terms that such shares are subject to redemption, at AgiiPlus’ option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by AgiiPlus’ Board of Directors or by a special resolution of AgiiPlus’ shareholders. AgiiPlus may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of AgiiPlus’ profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, AgiiPlus may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time AgiiPlus’ share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not AgiiPlus is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of AgiiPlus’ ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of AgiiPlus’ list of shareholders or its corporate records. (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. However, AgiiPlus will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    AgiiPlus’ Memorandum and Articles of Association authorize its Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

AgiiPlus’ Memorandum and Articles of Association also authorize its Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

AgiiPlus’ Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions.    Some provisions of AgiiPlus’ Memorandum and Articles of Association may discourage, delay or prevent a change of control of AgiiPlus or management that shareholders may consider favorable, including provisions that authorize AgiiPlus’ Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company.    AgiiPlus is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote at a general meeting of such subsidiary are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a take over offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so accepted unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction or take over offer is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our articles of association allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)     is or is likely to become unable to pay its debts; and

(b)    intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act of the Cayman Islands and our articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

History of Securities Issuances

The following is a summary of our securities issuances, re-designations, and other events which have changed the amount of our issued capital and/or the number and classes of shares of which it composed during the past three years:

Issue of Ordinary Shares

On February 18, 2021, we issued (i) one ordinary share to Ogier Global Subscriber (Cayman) Limited, which was immediately transferred to J.distrii Holdings Limited, (ii) 10,239,694 ordinary shares to J.distrii Holdings Limited, (iii) 935,607 ordinary shares to Kitedge Holdings limited, (iv) 909,618 ordinary shares to Royhon Holdings Limited, (v) 909,618 ordinary shares to Landed Holdings Limited, (vi) 649,727 ordinary shares to Mark Chen Holdings Limited, (vii) 360,960 ordinary shares to United Mission Holdings Limited, (viii) 216,575 ordinary shares to Spacii Holdings Limited, and (ix) 216,576 ordinary shares to Maxoffice Holdings Limited.

On July 15, 2021 each of United Mission Holdings Limited, Spacii Holdings Limited, and Maxoffice Holdings Limited surrendered one ordinary share to us.

On August 5, 2021, J.distrii Holdings Limited transferred 10,239,695 ordinary shares to J. Distrii Global limited.

On August 16, 2021, we issued 3,253,033 ordinary shares to Ningbo Nayun Limited.

On October 10, 2022, Spacii Holdings Limited transferred (i) 72,192 ordinary shares to J. Distrii Global limited, (ii) 72,191 ordinary shares to TAN Wee Kiat, (iii) 12,032 ordinary shares to Landed Holdings Limited, (iv) 12,032 ordinary shares to Kitedge Holdings limited, (v) 12,032 ordinary shares to Mark Chen Holdings Limited, (vi) 12,032 ordinary shares to United Mission Holdings Limited, (vii) 12,032 ordinary shares to Maxoffice Holdings Limited, and (viii) 12,032 ordinary shares to Royhon Holdings Limited.

On October 28, 2022, we issued (i) 6,621,520 ordinary shares to J.distrii Holdings Limited, (ii) 608,503 ordinary shares to Kitedge Holdings limited, (iii) 591,814 ordinary shares to Royhon Holdings Limited, (iv) 591,814 ordinary shares to Landed Holdings Limited, (v) 424,932 ordinary shares to Mark Chen Holdings Limited, (vi) 239,507 ordinary shares to United Mission Holdings Limited, (vii) 146,794 ordinary shares to Maxoffice Holdings Limited, (viii) 46,356 ordinary shares to TAN Wee Kiat, and (ix) 2,088,212 ordinary shares to Ningbo Nayun Limited.

Issue of Preferred Shares

On August 16, 2021, we issued (i) 7,603,902 Series Pre-A convertible redeemable participating preferred shares to H World Holdings Singapore Pte. Ltd. and (ii) 7,226,017 Series Pre-A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On October 28, 2022, we issued (i) 4,882,655 Series Pre-A convertible redeemable participating preferred shares to H World Holdings Singapore Pte. Ltd. and (ii) 4,640,006 Series Pre-A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On August 16, 2021, we issued (i) 5,203,252 Series A convertible redeemable participating preferred shares to King Inspiration Limited, (ii) 3,468,835 Series A convertible redeemable participating preferred shares to Junzi Holdings Limited, and (iii) 2,168,022 Series A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On October 28, 2022, we issued (i) 3,341,138 Series A convertible redeemable participating preferred shares to King Inspiration Limited, (ii) 2,227,426 Series A convertible redeemable participating preferred shares to Junzi Holdings Limited, and (iii) 1,392,141 Series A convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd.

On August 16, 2021, we issued (i) 4,956,198 Series A+ convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd. and (ii) 1,362,857 Series A+ convertible redeemable participating preferred shares to King Inspiration Limited.

On October 28, 2022, we issued (i) 3,182,499 Series A+ convertible redeemable participating preferred shares to City Connected Communities Pte. Ltd. and (ii) 875,125 Series A+ convertible redeemable participating preferred shares to King Inspiration Limited.

Issuance of Promissory Note to Kinfolk Investments Holding Pte Ltd.

On November 15, 2022, we entered into a convertible promissory note with Kinfolk Investments Holding Pte Ltd., pursuant to which we issued a note to the Kinfolk Investments Holding Pte Ltd. in the principal sum of US$1.0 million, with a maturity date on the later of (i) the 18-month anniversary of the date we received the principal, or (ii) six-month anniversary of this offering. If the closing of this offering occurs prior to 18-month anniversary of the date we received the principal, Kinfolk Investments Holding Pte Ltd. may convert the note into Class A ordinary shares of the Company beginning from the six-month anniversary of the closing of this offering until the maturity date, at a per share conversion price equal to 75% of the initial public offering price. Kinfolk Investments Holding Pte Ltd. will not obtain the economic, voting or other rights associated with our Class A ordinary shares until it has converted the note into Class A ordinary shares and received the same. We plan to use the $1,000,000 in proceeds for general corporate purposes, which may include working capital needs and other corporate uses.

March 2023 Share Surrender

On March 16, 2023, each of our shareholders irrevocably surrendered such number of shares to us, for no consideration, as set out in the table below:

Member	Number and Class of Shares Surrendered
Kitedge Holdings Limited	778,071 ordinary shares of US$0.0001 par value each
Royhon Holdings Limited	756,732 ordinary shares of US$0.0001 par value each
Landed Holdings Limited	756,732 ordinary shares of US$0.0001 par value each
Mark Chen Holdings Limited	543,345 ordinary shares of US$0.0001 par value each
United Mission Holdings Limited	306,249 ordinary shares of US$0.0001 par value each
Maxoffice Holdings Limited	187,700 ordinary shares of US$0.0001 par value each
J.distrii Global Limited	8,466,708 ordinary shares of US$0.0001 par value each
Ningbo Nayun Limited	2,670,122 ordinary shares of US$0.0001 par value each
TAN Wee Kiat	59,273 ordinary shares of US$0.0001 par value each
H WORLD HOLDINGS SINGAPORE PTE. LTD.	6,243,278 series pre-A preferred shares of US$0.0001 par value each
CITY CONNECTED COMMUNITIES PTE. LTD.

(i)   5,933,011 series pre-A preferred shares of US$0.0001 par value each;

(ii)  1,780,081 series A preferred shares of US$0.0001 par value each; and

(iii) 4,069,348 series A+ preferred shares of US$0.0001 par value each

KING INSPIRATION LIMITED	(i) 4,272,195 series A preferred shares of US$0.0001 par value each; and (ii) 1,118,991 series A+ preferred shares of US$0.0001 par value each
Junzi Holdings Limited	2,848,130 series A preferred shares of US$0.0001 par value each

Repurchase of Series A+ Preferred Shares and Issuance of Convertible Promissory Notes

On August 16, 2021, AgiiPlus entered into share repurchase agreements with King Inspiration Limited and City Connected Communities Pte. Ltd., holders of AgiiPlus’ Series A+ convertible redeemable participating preferred shares, respectively, under which both of King Inspiration Limited and City Connected Communities Pte. Ltd. have the right to require AgiiPlus to repurchase a certain number of Series A+ convertible redeemable participating preferred shares (356,099 in the case of King Inspiration Limited, and 2,543,564 in the case of City Connected Communities Pte. Ltd., after taking into account the share issuance in October 2022 and the March 2023 Share Surrender), at the aggregate purchase price of RMB7 million (US$1.0 million) in the case of King Inspiration Limited, and RMB50 million (US$7.5 million) in the case of City Connected Communities Pte. Ltd., by issuing convertible promissory notes, provided that AgiiPlus fails to become listed on an overseas stock exchange on or before June 30, 2022. On March 17, 2023, King Inspiration Limited and City Connected Communities Pte. Ltd. exercised their rights under the share repurchase agreements. As a result, AgiiPlus repurchased 356,099 Series A+ convertible redeemable participating preferred shares held by King Inspiration Limited by issuing RMB7 million (US$1.0 million) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ convertible redeemable participating preferred shares held by City Connected Communities Pte. Ltd. by issuing RMB50 million (US$7.5 million) convertible promissory note to City Connected Communities Pte. Ltd. Each of the convertible promissory notes was issued with a maturity date on the first anniversary of the issuance date, and may be extended for another year if mutually agreed upon by us and such note holder. Prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of this offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert the convertible promissory notes into Series A+ convertible redeemable participating preferred shares of the Company, with such number being 356,099 shares in case of King Inspiration Limited and 2,543,564 shares in case of City Connected Communities Pte. Ltd. We have received and used the proceeds raised under the two convertible promissory notes for business expansion and general corporate purposes. For details, see “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus was required to repurchase its previously issued Series A+ convertible redeemable participating preferred shares.”

Ordinary Shares to be Issued Pursuant to Binding Share Purchase Agreements

From September 2022 to January 2024, we entered into a series of share purchase agreements with several individual and institutional investors, pursuant to which we sold 5,056,660 shares of the Company at a price of ranging from $3.0 to $3.8 per share for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering. We plan to use the proceeds for general corporate purposes, which may include working capital needs and other corporate uses. None of the individual investors was a resident of the U.S. and none of the institutional investors was formed in the U.S. or has its principal place of business in the U.S. Details of the transactions are set forth in the table below:

Ordinary Shares to be Issued Pursuant to Binding Share Purchase Agreements	Date of Sale	Number of Securities	Consideration (US$)
Hongling Zhang	September 21, 2022(1)	123,810	US$ 371,429
Jun Zhao	October 13, 2022(1)	100,000	US$ 300,000
Yan Zhao	November 21, 2022(1)	238,000	US$ 714,000
Yuhua Song	November 28, 2022(1)	190,000	US$ 570,000
Xiaochong Sun	November 29, 2022(1)	70,000	US$ 210,000
Min Luo	January 18, 2023(1)	476,190	US$ 1,428,571
Yuxiang Chen	February 9, 2023(1)	88,365	US$ 265,096
Ying Wang	February 10, 2023(1)	100,638	US$ 301,915
Jiali Li	March 4, 2023(1)	50,000	US$ 150,000
Zhang You Kang	March 12, 2023(1)	5,715	US$ 20,003
KUMZUN WEALTH BERHAD	March 14, 2023(1)	100,000	US$ 350,000
HONGKONG KAZI INTERNATIONAL GROUP CO., LIMITED	March 15, 2023(1)	1,666,667	US$ 5,000,000
AOJIE INTELLIGENT MANUFACTURING CO., LIMITED	March 16, 2023(1)	30,000	US$ 105,000
Weijian Lin	March 29, 2023(1)	50,000	US$ 150,000

Ordinary Shares to be Issued Pursuant to Binding Share Purchase Agreements	Date of Sale	Number of Securities	Consideration (US$)
Guangzhi Guan	April 4, 2023(1)	200,000	US$ 600,000
Zixuan Gao	May 10, 2023(1)	131,580	US$ 500,004
Yan Zhou	May 25, 2023(1)	40,000	US$ 152,000
Yanjun Xing	May 27, 2023(1)	34,000	US$ 129,200
Jiazhong Wang	June 5, 2023(1)	37,100	US$ 140,980
Mingsheng Zhang	June 9, 2023(1)	20,107	US$ 76,406
Yuhan Guan	November 6, 2023(1)	35,245	US$ 133,931
Yuhan Guan	December 8, 2023(1)	37,200	US$ 111,600
Yongshi Liu	January 13, 2024(1)	372,034	US$ 1,116,103
Xiaochong Sun	January 15, 2024(1)	220,000	US$ 660,000
Guangzhi Guan	January 15, 2024(1)	447,000	US$ 1,341,000
Songxian Tan	January 15, 2024(1)	100,000	US$ 300,000
Zhe Liu	January 15, 2024(1)	93,009	US$ 279,026

____________

(1)      Represents the date such investor entered into an applicable share purchase agreement with us. We expect shares to be delivered to such investor upon the closing of this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to its listing on Nasdaq, there has been no public market for AgiiPlus’ Class A ordinary shares. AgiiPlus intends to apply for listing of its ordinary shares on Nasdaq, but it cannot be assured that a regular trading market will develop in its Class A ordinary shares. Upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option, we will have outstanding Class A ordinary shares held by public shareholders, representing approximately 4.45% of our ordinary shares in issue. All of AgiiPlus’ ordinary shares issued in connection with the offering will be freely transferable by persons other than by AgiiPlus’ “affiliates” without restriction under the Securities Act, subject to the restrictions detailed below. Sales of substantial amounts of AgiiPlus’ Class A ordinary shares in the public market could adversely affect prevailing market prices of AgiiPlus’ Class A ordinary shares.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Class A ordinary shares or securities that are substantially similar to our Class A ordinary shares, including but not limited to any options or warrants to purchase our Class A ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date such lock-up agreement was executed), without the prior written consent of the underwriters.

Furthermore, each of our directors, executive officers and greater than 5% securityholders will enter into a similar lock-up agreement for a period of one year from the closing of this offering, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These restrictions also apply to any ordinary shares acquired by our directors, executive officers, and greater than 5% securityholders in the offering pursuant to the directed share program, if any.

From September 2022 to January 2024, we entered into a series of share purchase agreements with several individual and institutional investors, and none of individual investors is a resident of the U.S. and none of the institutional investors is formed in the U.S. or has its principal place of business in the U.S., pursuant to which we sold 5,056,660 shares of the Company at a price of ranging from $3.0 to $3.8 per share for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering. We have entered into lock-up agreements with each of the investors, under which each investor irrevocably agrees that for a period of six months after the closing of this offering, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Class A ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A ordinary shares, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any Class A ordinary shares, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any such Class A ordinary shares.

We cannot predict what effect, if any, future sales of our Class A ordinary shares, or the availability of Class A ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

AgiiPlus is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that AgiiPlus sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by AgiiPlus’ affiliates. Generally, subject to certain limitations, holders of AgiiPlus’ restricted shares who are not affiliates of AgiiPlus or who are affiliates of AgiiPlus by virtue of their status as an officer or director of AgiiPlus may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of AgiiPlus restricted shares by an officer or director who is an affiliate of AgiiPlus solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of AgiiPlus restricted shares who will be an affiliate of AgiiPlus other than by virtue of his or her status as an officer or director of AgiiPlus.

AgiiPlus is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of AgiiPlus and has beneficially owned AgiiPlus’ restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about AgiiPlus. Persons who are affiliates of AgiiPlus and have beneficially owned AgiiPlus’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then issued equity shares of the same class which, immediately after the public offering, will equal 304,221 Class A ordinary shares (or 307,221 Class A ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full); or

•        the average weekly trading volume of our ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of AgiiPlus under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about AgiiPlus.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of AgiiPlus’ employees, consultants or advisors who purchases equity shares from AgiiPlus in connection with a compensatory stock plan or other written agreement executed prior to this public offering is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Island tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporate tax.

PRC Taxation

Income Tax and Withholding Tax

In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

Shanghai Zhengji Information Technology Co., Ltd., a subsidiary of AgiiPlus, is certified as a High and New Technologies Enterprise, and a preferential rate of 15% is applied for three continuous years since 2019.

In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is deemed to be located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not offshore enterprises controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, AgiiPlus does not believe that the legal entities organized outside of the PRC within AgiiPlus should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that AgiiPlus and its subsidiaries registered outside the PRC should be deemed a resident enterprise, AgiiPlus and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities. It is unclear whether, if we are considered a PRC resident enterprise, holders of our Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

If AgiiPlus were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under the current tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the FIE; or 10%, if the investor holds less than 25% in the FIE.

According to the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, which was promulgated by the SAT and became effective on February 3, 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in the public securities market) without a reasonable commercial purpose, PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%.

Under the terms of Circular 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:

•        over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties;

•        at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territories;

•        the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

•        the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37, which took effect on December 1, 2017 was amended in June 2018. Circular 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.

Specifically, Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

There is uncertainty as to the application of Circular 7 and Circular 37. Circular 7 and Circular 37 may be determined by the PRC tax authorities to be applicable to transfers of our shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.

As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 7 and Circular 37, and we may be required to comply with Circular 7 and Circular 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016 and most recently amended in April 2019, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our PRC subsidiaries and consolidated affiliated entity are subject to VAT, at a rate of 6% to 17% on proceeds received from customers.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A ordinary shares by a U.S. Holder (as defined below) that acquires our Class A ordinary shares in this offering and holds our Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks and other financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a market-to-market method of accounting;

•        certain former U.S. citizens or long-term residents;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities (including private foundations);

•        holders who acquired our Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        investors that will hold our Class A ordinary shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

•        persons holding their Class A ordinary shares in connection with a trade or business outside the United States;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A ordinary shares);

•        investors required to accelerate the recognition of any item of gross income with respect to their Class A ordinary shares as a result of such income being recognized on an applicable financial statement;

•        investors that have a functional currency other than the U.S. dollar;

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A ordinary shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our Class A ordinary shares.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations, current and projected income and assets, and the composition of our income and assets, we do not expect to be treated as a PFIC for the current taxable year or the foreseeable future under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A ordinary shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A ordinary shares cannot be treated as capital, even if you hold the Class A ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of such taxable year over your adjusted basis in such Class A ordinary shares, which excess will be treated as ordinary income and not capital gain.

You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Class A ordinary shares are regularly traded on Nasdaq and if you are a holder of Class A ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A ordinary shares, including regarding distributions received on the Class A ordinary shares and any gain realized on the disposition of the Class A ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A ordinary shares, then such Class A ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A ordinary shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A ordinary shares when inherited from a decedent that was previously a holder of our Class A ordinary shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A ordinary shares, or a mark-to-market election and ownership of those Class A ordinary shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A ordinary shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A ordinary shares and the elections discussed above.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the Class A ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A ordinary shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A ordinary shares and proceeds from the sale, exchange or redemption of our Class A ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A ordinary shares, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A ordinary shares.

UNDERWRITING

We have entered into an underwriting agreement dated         , 2024 with EF Hutton LLC (“EF Hutton” or the Representative), acting as the sole book-running manager of the offering and as representative of the underwriters named below with respect to the Class A ordinary shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Class A ordinary shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Underwriter	Number of Class A Ordinary Shares
EF Hutton LLC
Total	2,000,000

The underwriter is offering Class A ordinary shares subject to its acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A ordinary shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriters are obligated to take and pay for all of the Class A ordinary shares offered by this prospectus if any such Class A ordinary shares are taken. However, the underwriters are not required to take or pay for the Class A ordinary shares covered by the underwriters’ option to purchase additional Class A ordinary shares described below.

Over-Allotment Option

We have granted to the underwriters a 30-day option to purchase up to an aggregate of 300,000 additional Class A ordinary shares (equal to 15% of the number of Class A ordinary shares sold in the offering) at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option for 30 days from the date of closing of this offering solely to cover sales of Class A ordinary shares by the underwriters in excess of the total number of Class A ordinary shares set forth in the table above. If any of the additional Class A ordinary shares are purchased, the underwriters will offer the additional Class A ordinary shares at US$            per Class A ordinary share, the initial public offering price of each Class A ordinary share.

Discounts and Expenses

The underwriting discounts are equal to 7.5% of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the price per Class A ordinary share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the SEC; (b) all fees and expenses relating to the listing of the Company’s Class A ordinary shares on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Representative’s counsel)

unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to EF Hutton LLC; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) up to $30,000 of the Representative’s actual accountable road show and due diligence expenses for the offering; (j) the $29,500 cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (l) the fees for the Representative’s legal counsel in the United States and the Representative’s PRC legal counsel, in an amount not to exceed $150,000; and (m) all fees, expenses, and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $10,000 in the aggregate. It is understood and agreed that the Company shall be responsible for the Representative’s total external counsel legal costs, the due diligence costs and background check costs, irrespective of whether the offering is consummated or not, and if there is not a closing, the total reimbursements to the Representative shall not exceed $100,000. Additionally, the Company has agreed an expense advance to the Representative of $50,000 to be applied against out-of-pocket expense, which shall be returned to the Company to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have applied to list our Class A ordinary shares on Nasdaq Stock Market under the symbol “AGII.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Right of First Refusal

We have agreed, provided that this offering is completed, that until twelve (12) months after the closing date of this offering, the Representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, and the Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in the Subject Transactions and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction during the twelve (12) month period referred to above without the express written consent of the Representative.

Tail Financing

We have granted the Representative the right, for a period of twelve (12) months after the termination or expiration of the Representative’s engagement with us, to receive a cash fee equal to eight percent (7.5%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company in connection with any public or private financing or capital raise, provided that such transaction (i) is consummated at any time from the date of engagement to the earlist of the term of the Representative’s engagement with us, its earlier termination, or the date of closing of this offering (the “Engagement Period”), or within the twelve (12) months period following the expiration or termination of the Engagemnet Period, (ii) is by a party actually introduced to the Company and not previously known by the Company in an offering in which the Company has direct knowledge of such party’s participation, and (iii) within ten days following the termination of the Engagement Period, the Representative shall provide a list of investors actually introduced to the Company during the Engagement Period. If the engagement agreement and/or underwriting agreement between the Company and the Representative is terminated by either party for cause, this termination would also terminate the Tail Financing provision in the engagement agreement and/or underwriting agreement between the Company and the Representative.

Lock-Up Agreements

The Company, on behalf of itself and any successor entity, has agreed, without the prior written consent of the Representative, for a period of 180 days from the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Class A ordinary shares or any securities convertible into or exercisable or exchangeable for the Class A ordinary shares; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of the Class A ordinary shares or any securities convertible into or exercisable or exchangeable for the Class A ordinary shares; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit or other financing arrangements with a traditional bank or other institutional type of investor, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A ordinary shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of the Class A ordinary shares or such other securities, in cash or otherwise.

Additionally, our directors and officers and any greater than 5% securityholders as of the effective date of this registration statement with respect to the Class A ordinary shares and securities that are substantially similar to Class A ordinary shares (and all holders of securities exercisable for or convertible into Class A ordinary shares), shall enter into customary “lock-up” agreements in favor of the Representative pursuant to which such persons and entities shall agree, for a period of one year after the closing of offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Class A ordinary shares or any securities convertible into or exercisable or exchangeable for the Class A ordinary shares, subject to customary exceptions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Class A ordinary shares. The initial public offering price of the Class A ordinary shares will be negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the Class A ordinary shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price of the Class A ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of the Company.

Electronic Offer, Sale, and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Class A ordinary shares to selling group members for sale to their online brokerage account holders. The Class A ordinary shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Class A ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase the Class A ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of the Class A ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

•        Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A ordinary shares or preventing or retarding a decline in the market price of the Class A ordinary shares. As a result, the price of the Class A ordinary shares may be higher than the price that might otherwise exist in the open market.

•        Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the Class A ordinary shares. These transactions may occur on the Nasdaq Stock Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A ordinary shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A ordinary shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A ordinary shares, where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes

If you purchase Class A ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of our Class A ordinary shares. Except for the SEC registration fee, the Nasdaq Stock Market listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

Legal Fees and Other Expenses	US$ 432,000
Accounting Fees and Expenses	150,000
Nasdaq Stock Market Listing Fees	210,000
Printing Expenses	51,000
Securities and Exchange Commission Registration Fee	6,000
FINRA Filing Fees	5,158
Miscellaneous Expenses	—
Total	US$ 854,158

We will bear these expenses and the underwriting discounts incurred in connection with the offer and sale of the Class A ordinary shares by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The Representative is being represented by CFN Lawyers LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the Representative by AllBright Law Offices. Hunter Taubman Fischer & Li LLC may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. CFN Lawyers LLC may rely upon AllBright Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of AgiiPlus as of and for the years ended December 31, 2022 and 2021 included in this registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of MaloneBailey, LLP is located at 10370 Richmond Avenue, Suite 600, Houston, TX 77042.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective as of December 19, 2023, we appointed Audit Alliance LLP, an independent registered public accounting firm, as our auditor, who will audit our financials for the fiscal year ending December 31, 2023.

MaloneBailey, LLP’s reports on our consolidated financial statements for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through December 19, 2023, there had been no disagreements with MaloneBailey, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MaloneBailey, LLP, would have caused MaloneBailey, LLP to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

MaloneBailey, LLP was dismissed as an auditor of AgiiPlus Inc. on December 19, 2023. MaloneBailey, LLP has not performed any audit or review procedures with respect to any financial statements of AgiiPlus Inc. and its subsidiaries appearing in this Registration Statement for the periods after December 31, 2022. For our two most recent fiscal years and the subsequent interim period through December 19, 2023, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form 20-F, other than the material weaknesses reported by management in the Risk Factors section in this prospectus.

We provided MaloneBailey, LLP with a copy of the above disclosure and requested that MaloneBailey, LLP furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of the letter of MaloneBailey, LLP is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During our two most recent fiscal years and through December 19, 2023, neither the Company nor anyone acting on our behalf consulted Audit Alliance LLP with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A ordinary shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

Agiiplus Inc.

AGIIPLUS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of
	December 31, 2022	June 30, 2023	June 30, 2023
	RMB	RMB (Unaudited)	USD (Note 2) (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	35,393	16,245	2,240
Restricted cash	7,539	24,827	3,424
Accounts receivable and contract assets, net (including RMB812 and RMB634 from related parties as of December 31, 2022 and June 30, 2023, respectively)	38,419	49,647	6,847
Lease incentives receivable, net	9,206	4,033	556
Prepaid expenses and other current assets (including RMB210 and RMB424 prepaid to related parties as of December 31, 2022 and June 30, 2023, respectively)	37,693	41,881	5,776
Due from related parties	90	104	14
Total current assets	128,340	136,737	18,857
Non-current assets:
Property and equipment, net	211,061	141,323	19,489
Operating lease right-of-use assets, net	2,321,979	154,487	21,305
Operating lease right-of-use assets – related parties, net	94,714	76,057	10,489
Rental deposits (including RMB6,062 and RMB3,966 paid to related parties as of December 31, 2022 and June 30, 2023, respectively)	85,583	10,359	1,429
Other non-current assets	7,045	7,045	972
Total non-current assets	2,720,382	389,271	53,684
TOTAL ASSETS	2,848,722	526,008	72,541

LIABILITIES, MEZZANINE EQUITY AND DEFICIT
LIABILITIES
Current liabilities:
Short-term debt and current portion of long-term borrowings (including RMB1,105 and RMB2,000 to a related party as of December 31, 2022 and June 30, 2023, respectively)	51,498	65,916	9,090
Convertible debts (including nil and RMB57,000 to related parties as of December 31, 2022 and June 30, 2023, respectively)	—	57,000	7,861
Accounts payable (including RMB7,496 and RMB391 to related parties as of December 31, 2022 and June 30, 2023, respectively)	168,704	257,276	35,480
Rental retainer from tenants (including RMB40 and RMB40 from related parties as of December 31, 2022 and June 30, 2023, respectively)	109,872	94,017	12,966
Accrued expenses and other current liabilities (including RMB40 and RMB5,200 to related parties as of December 31, 2022 and June 30, 2023, respectively)	40,996	264,843	36,523
Due to related parties	995	691	95
Contract liabilities (including RMB19 and RMB46 to related parties as of December 31, 2022 and June 30, 2023, respectively)	80,646	103,309	14,247

AGIIPLUS INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of
	December 31, 2022	June 30, 2023	June 30, 2023
	RMB	RMB (Unaudited)	USD (Note 2) (Unaudited)
Operating lease liabilities, current	534,115	190,735	26,304
Operating lease liabilities – related parties, current	65,298	11,215	1,547
Total current liabilities	1,052,124	1,045,002	144,113
Non-current liabilities:
Long-term borrowings	39,906	39,444	5,440
Operating lease liabilities, non-current	2,394,463	117,431	16,195
Operating lease liabilities – related parties, non-current	67,776	60,892	8,397
Rental retainer from tenants, non-current	22,208	23,925	3,299
Due to a related party, non-current	2,573	2,644	365
Total non-current liabilities	2,526,926	244,336	33,697
TOTAL LIABILITIES	3,579,050	1,289,338	177,810

MEZZANINE EQUITY
Series Pre-A convertible redeemable preferred shares (US$0.0001 par value, 24,352,580 shares authorized and 5,933,012 shares issued and outstanding as of December 31, 2022 and June 30, 2023)*	60,768	60,768	8,380
Series A convertible redeemable preferred shares (US$0.0001 par value, 17,800,814 shares authorized and 8,900,408 shares issued and outstanding as of December 31, 2022 and June 30, 2023)*	211,177	217,128	29,943
Series A+ convertible redeemable preferred shares (US$0.0001 par value, 10,376,679 shares authorized and 5,188,340 shares and 2,288,677 shares issued and outstanding as of December 31, 2022 and June 30, 2023)*	121,514	60,028	8,278
TOTAL MEZZANINE EQUITY	393,459	337,924	46,601

DEFICIT

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value, 447,469,927 shares authorized, 14,524,927 shares issued and outstanding as of December 31, 2022 and June 30, 2023)*	9	9	1
Series Pre-A convertible preferred shares (US$0.0001 par value, 6,243,279 shares authorized, issued and outstanding as of December 31, 2022 and June 30, 2023)*	4	4	1
Additional paid-in capital*	120	120	17
Accumulated deficit	(1,127,168)	(1,100,005)	(151,698)
Accumulated other comprehensive loss	(776)	(1,382)	(191)
Total AgiiPlus Inc. shareholders’ deficit	(1,127,811)	(1,101,254)	(151,870)
Non-controlling interests	4,024	—	—
TOTAL DEFICIT	(1,123,787)	(1,101,254)	(151,870)
TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	2,848,722	526,008	72,541

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Revenue:
Workspace leasing & operation revenue (including services provided to related parties of RMB111 and RMB113 for the six months ended June 30, 2022 and 2023, respectively)	226,416	206,407	28,465
Renovation & smart building technology revenue (including services provided to related parties of RMB1,736 and RMB501 for the six months ended June 30, 2022 and 2023, respectively)	9,823	6,194	854
Brokerage & enterprise service revenue (including services provided to related parties of nil and RMB62 for the six months ended June 30, 2022 and 2023, respectively)	20,669	17,093	2,357
Total revenue	256,908	229,694	31,676

Cost of revenue:
Workspace leasing & operation cost (including services received from related parties of RMB42,712 and RMB22,600 for the six months ended June 30, 2022 and 2023, respectively)	(258,565)	(318,809)	(43,966)
Renovation & smart building technology cost	(7,736)	(6,344)	(875)
Brokerage & enterprise service cost (including services received from related parties of RMB220 and RMB53 for the six months ended June 30, 2022 and 2023, respectively)	(13,048)	(10,955)	(1,511)
Total cost of revenue	(279,349)	(336,108)	(46,352)
Gross loss	(22,441)	(106,414)	(14,676)
Operating expenses:
Pre-opening expenses	(40,669)	(15,344)	(2,116)
Selling expenses	(24,311)	(26,159)	(3,607)
General and administrative expenses	(50,846)	(251,996)	(34,752)
Total operating expenses	(115,826)	(293,499)	(40,475)
Gain from disposal of a subsidiary	8,393	3,541	488
Restructuring and other related gains	—	371,422	51,221
Loss from operations	(129,874)	(24,950)	(3,442)
Interest income	241	107	15
Interest expense	(1,003)	(2,449)	(338)
Government subsidies	54	166	23
Other income, net	1,775	55,901	7,709
Total other income	1,067	53,725	7,409
(Loss) Gain before income taxes	(128,807)	28,775	3,967
Income tax expense	(220)	(147)	(20)
Net (loss) income	(129,027)	28,628	3,947

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Less: Net loss attributable to non-controlling interests	(88)	—	—
Net (loss) gain attributable to AgiiPlus Inc.	(128,939)	28,628	3,947
Accretion on convertible redeemable preferred shares to redemption value	—	(1,465)	(202)
Reversal of accretion on convertible redeemable preferred shares to redemption value	61,981	—	—
Net (loss) gain attributable to ordinary shareholders of AgiiPlus Inc.	(66,958)	27,163	3,745

Net loss per ordinary share
– Basic*	(4.61)	1.87	0.26
– Diluted*	(4.61)	1.87	0.26
Weighted average ordinary shares outstanding used in net loss per share calculation
– Basic*	14,524,927	14,524,927	14,524,927
– Diluted*	14,524,927	14,524,927	14,524,927

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS AND INCOME
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2023	2023
	RMB	RMB	USD (Note 2)
Net loss	(129,027)	28,628	3,947
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(613)	29	4
Total comprehensive (loss) income	(129,640)	28,657	3,951

Less: Comprehensive loss attributable to non-controlling interests	(88)	—	—

Comprehensive (loss) income attributable to AgiiPlus Inc.	(129,552)	28,657	3,951
Accretion on convertible redeemable preferred shares to redemption value	—	(1,465)	(202)
Reversal of accretion on convertible redeemable preferred shares to redemption value	61,981	—	—
Comprehensive (loss) income attributable to ordinary shareholders of AgiiPlus Inc.	(67,571)	27,192	3,749

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(Amounts in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares*		Series Pre-A Convertible Preferred Shares*		Additional Paid-in Capital*	Accumulated Deficit	Accumulated Other Comprehensive Income	Non- controlling Interests	Total Deficit
	Number of Shares	Amount	Number of Shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2021	14,524.927	9	6,243,279	4	4	(938,142)	1,088	12,586	(924,451)

Net loss	—	—	—	—	—	(128,939)	—	(88)	(129,027)
Foreign currency translation adjustments	—	—	—	—	—	—	(613)	—	(613)
Disposal of a subsidiary	—	—	—	—	—	—	—	(8,393)	(8,393)
Disposal of VIE and its subsidiaries under common control	—	—	—	—	116	—	—	—	116
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	—	61,981	—	—	61,981
Balance as of June 30, 2022 in RMB	14,524,927	9	6,243,279	4	120	(1,005,100)	475	4,105	(1,000,387)

Balance as of December 31, 2022	14,524,927	9	6,243,279	4	120	(1,127,168)	(776)	4,024	(1,123,787)

Net loss	—	—	—	—	—	28,628	—	—	28,628
Foreign currency translation adjustments	—	—	—	—	—	—	(606)	—	(606)
Disposal of a subsidiary	—	—	—	—	—	—	—	(3.541)	(3,541)
Purchase of non-controlling interests	—	—	—	—	—	—	—	(483)	(483)
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	—	(1,465)	—	—	(1,465)
Balance as of June 30, 2023 in RMB	14,524,927	9	6,243,279	4	120	(1,100,005)	(1,382)	—	(1,101,254)
Balance as of June 30, 2023 in USD	14,524,927	1	6,243,279	1	17	(151,698)	(191)	—	(151,870)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2023	2023
	RMB	RMB	USD
Cash flows from operating activities:
Net (loss) income	(129,027)	28,628	3,947
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	30,177	36,941	5,094
Non-cash lease expense	150,700	145,622	20,082
Gain on modification of lease contracts	(28,955)	(50,224)	(6,926)
Gain on disposal of a subsidiary	(8,393)	(4,025)	(555)
Allowance for credit losses	1,069	61,286	8,452
Deferred income taxes	(78)	—	—
Changes in operating assets and liabilities:
Accounts receivable and contract assets, net	(27,463)	(11,228)	(1,548)
Lease incentives receivable, net	31,168	20,492	2,826
Prepaid expenses and other current assets	(2,796)	(4,188)	(578)
Rental deposits	(6,911)	(4,024)	(555)
Accounts payable	15,271	43,793	6,039
Accrued expenses and other current liabilities	(5,464)	207,216	28,575
Contract liabilities	3,420	22,663	3,125
Operating lease liabilities	(8,626)	(71,819)	(9,901)
Restructuring and other related gains	—	(371,423)	(51,222)
Rental retainer from (to) tenants	20,850	(14,138)	(1,950)
Net cash provided by operating activities	34,942	35,572	4,905

Cash flows from investing activities
Cash paid for purchases of property and equipment	(35,744)	(60,038)	(8,280)
Advance to related parties	(6)	(13)	(2)
Net cash used in investing activities	(35,750)	(60,051)	(8,282)

Cash flows from financing activities
Proceeds from pre-ipo placement	—	9,503	1,311
Borrowings from bank loans and a third-party loan	37,000	43,000	5,930
Borrowings from a related party loan	1,900	647	89
Repayment of bank loans and third-party loans	(14,944)	(29,044)	(4,005)
Repayment of borrowings from a related party	(230)	(852)	(117)
Net cash provided by financing activities	23,726	23,254	3,208
Effects of exchange rate changes	(523)	(635)	(88)

AGIIPLUS INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2022	2023	2023
	RMB	RMB	USD
Net increase (decrease) in cash, cash equivalents and restricted cash	22,395	(1,860)	(257)
Cash, cash equivalents and restricted cash – beginning of the period	96,315	42,932	5,921
Cash, cash equivalents and restricted cash – end of the period	118,710	41,072	5,664

Supplemental disclosure of cash flow information:
Interest paid	2,641	2,483	342
Income taxes paid	220	192	26

Non-cash investing and financing activities:
Liabilities assumed in connection with purchases of property and equipment	23,464	(25,610)	(3,532)
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	246,376	81,071	11,180
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	189,425	77,677	10,712
Accretion on convertible redeemable preferred shares to redemption value	—	1,465	202
Reversal of accretion on convertible redeemable preferred shares to redemption value	(61,981)	—	—
Net assets of the VIE and its subsidiaries disposed of to entity under common control	116	—	—

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the unaudited consolidated balance sheets to the total of the same amounts shown in the unaudited consolidated statements of cash flows:

	As of,
	June 30, 2022	June 30, 2023	June 30, 2023
	RMB	RMB	USD
	Unaudited	Unaudited	Unaudited
Cash and cash equivalents	118,362	16,245	2,240
Restricted cash	348	24,827	3,424
Total cash, cash equivalents and restricted cash	118,710	41,072	5,664

The accompanying notes are an integral part of these unaudited consolidated financial statements.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES

(a) Principal activities and subsidiaries

AgiiPlus Inc. (“AgiiPlus”) was incorporated under the laws of the Cayman Islands on February 18, 2021. AgiiPlus, through its subsidiaries, including wholly-foreign owned enterprises (“WFOEs”), and from August 2021 to May 2022, its consolidated variable interest entity — Shanghai Tangtangjia Information Technology Co., Ltd. (the “VIE”) and the subsidiaries of the VIE (collectively, including AgiiPlus, the “Company”), is primarily engaged in providing transformative integrated working solutions to its enterprise customers, including a digital office marketplace to match enterprises with landlords, customized prefabricated renovation with smart building solutions, flexible workspace with plug-in software and on-demand enterprise services. The Company’s principal operations and geographic markets are in the People’s Republic of China (the “PRC” or “China”) and Singapore.

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte., Ltd. to City Connected Communities Pte., Ltd., one of the principal shareholders of the Company. The disposal of this subsidiary did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Also see Note 14.

In May 2022, Shanghai Tangtangjia Business Consulting Co., Ltd. signed a termination agreement with the VIE and its shareholders to terminate the power of attorney, executive call option agreements, equity pledge agreements, exclusive business cooperation agreements and spousal consent letters signed between Shanghai Tangtangjia Business Consulting Co., Ltd. and the VIE in August 2021 (the “VIE arrangements”). As a result, the Company ceased to control and was no longer the primary beneficiary of the VIE and the subsidiaries of the VIE. After the termination of the VIE arrangements, the Company no longer consolidates the financial position and operating results of the VIE. The termination of VIE did not represent strategic shift that had a major effect on the Company’s operations and financial results.

As of the date the unaudited consolidated financial statements are issued, the Company’s major subsidiaries are as follows:

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
AgiiPlus Holdings Limited	February 2021	British Virgin Islands	100%
AgiiPlus Group Limited	March 2021	Hong Kong, PRC	100%
AgiiTech Limited	March 2021	Hong Kong, PRC	100%
AgiiProp Limited	April 2021	Hong Kong, PRC	100%
Shanghai Distrii Technology Development Co., Ltd.	January 2016	PRC	100%
Shanghai Tangtangjia Business Consulting Co., Ltd.	May 2021	PRC	100%
Shanghai Tangtangjia Zhizao Property Development Co., Ltd.	May 2021	PRC	100%
Shanghai Shuban Technology Co., Ltd.	July 2019	PRC	100%
Shanghai Zhengji Information Technology Co., Ltd.	November 2017	PRC	100%
Suzhou Distrii Technology Development Co., Ltd.	July 2019	PRC	100%
Ningbo Distrii Investment Management Co., Ltd.	July 2018	PRC	100%
Nanjing Distrii Technology Development Co., Ltd.	November 2018	PRC	100%
Shanghai Moban Catering Management Co., Ltd.	May 2016	PRC	100%
Shanghai Xinban Technology Development Co., Ltd.	July 2020	PRC	100%
Beijing Xinbanban Technology Co., Ltd.	January 2017	PRC	100%
Shanghai Quanban Zhizao Property Development Co., Ltd.	March 2018	PRC	100%
Beijing Shuban Technology Development Co., Ltd.	September 2019	PRC	100%

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
Shanghai Zhenban Information Technology Co., Ltd.	April 2020	PRC	100%
Ningbo Investment Management Co., Ltd.	August 2018	PRC	100%
Shanghai Tianchen Technology Development Co., Ltd.	June 2019	PRC	100%
Beijing Waiqi Banban Technology Co., Ltd.	December 2017	PRC	51%
Shanghai Quanban Zhizao Property Development Co., Ltd. Beijing Branch	June 2019	PRC	100%
Jiangsu Distrii Technology Co., Ltd.	April 2021	PRC	100%
Distrii Singapore Pte. Ltd.	May 2017	Singapore	100%
Shanghai Xinbanban Technology Development Co., Ltd.	October 2021	PRC	100%
Beijing Haiban Technology Development Co., Ltd.	December 2021	PRC	100%
Beijing Zhongban Technology Development Co., Ltd.	December 2021	PRC	100%
Beijing Zhaoban Technology Development Co., Ltd.	February 2022	PRC	100%
Beijing Yaban Technology Development Co., Ltd.	January 2022	PRC	100%
Shanghai Jiangban Technology Development Co., Ltd.	January 2022	PRC	100%
Shanghai Jingban Technology Development Co., Ltd.	March 2022	PRC	100%
Shanghai Minban Technology Development Co., Ltd.	February 2022	PRC	100%
AgiiProp Inc.	January 2022	Cayman Islands	100%
AgiiProp Investment Management Limited	January 2022	Hong Kong, PRC	100%
Agii Global Asset Management Inc.	April 2022	Cayman Islands	100%
Agii International Asset Management Inc.	April 2022	Cayman Islands	100%
Shanghai Disiqu Technology Development Co., Ltd.	July 2022	PRC	100%
Shanghai Hongban Technology Development Co., Ltd.	June 2022	PRC	100%
Shanghai Changban Technology Development Co., Ltd.	June 2022	PRC	100%
Shanghai Aiban Technology Development Co., Ltd.	July 2022	PRC	100%
Shanghai Yangban Technology Development Co., Ltd.	July 2022	PRC	100%
Hangzhou Shuban Technology Co., Ltd.	August 2022	PRC	100%
Shanghai Tangtangjia Zhiban Technology Development Co., Ltd.	August 2022	PRC	100%
Agii Global Asset Management Limited	June 2022	Hong Kong, PRC	100%
Agii International Asset Management Limited	June 2022	Hong Kong, PRC	100%
Shanghai Quanjiahe Property Development Co., Ltd.	August 2022	PRC	100%
Shanghai Lunban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Tangtangjia Technology Service Co., Ltd.	September 2022	PRC	100%
Shanghai Tangtangjia Enterprise Development Co., Ltd.	September 2022	PRC	100%
Shanghai Tangying Internet of Things Technology Co., Ltd.	September 2022	PRC	100%
Jiangsu Shuban Technology Co., Ltd.	September 2022	PRC	100%
Shanghai Xianban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Dongban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Jiaqiban Technology Development Co., Ltd.	September 2022	PRC	100%
Hangzhou Tangtangjia Technology Co., Ltd.	October 2022	PRC	100%
Shanghai Huiban Technology Development Co., Ltd.	December 2022	PRC	100%
Shanghai Jingban Technology Co., Ltd.	December 2022	PRC	100%

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
Shanghai Shengban Technology Development Co., Ltd.	December 2022	PRC	100%
Beijing Tangtangjia Technology Service Co., Ltd.	December 2022	PRC	100%
Beijing Tangtangjia Zhizao Technology Development Co., Ltd.	January 2023	PRC	100%
Shanghai Qiban Technology Development Co., Ltd.	February 2023	PRC	100%
Shanghai Tangchuang Technology Service Co., Ltd.	January 2023	PRC	100%
Zheng Xin (Shanghai) Technology Development Co., Ltd.	February 2023	PRC	100%
Shanghai Yiban Technology Development Co., Ltd.	March 2023	PRC	100%
Shanghai Ruiban Technology Co., Ltd.	April 2023	PRC	100%
Beijing Chengban Technology Development Co., Ltd.	April 2023	PRC	100%
Beijing Yueban Technology Development Co., Ltd.	April 2023	PRC	100%
Beijing Huiban Technology Development Co., Ltd.	April 2023	PRC	100%
Shanghai Tangxin Property Development Co., Ltd.	April 2023	PRC	100%
Shanghai Jingban Technology Development Co., Ltd.	April 2023	PRC	100%
Shanghai Lingban Technology Development Co., Ltd.	April 2023	PRC	100%
Shanghai Fengban Technology Development Co., Ltd.	April 2023	PRC	100%
Shanghai Tangxun Technology Co., Ltd.	April 2023	PRC	100%
Shanghai Xindiban Technology Development Co., Ltd.	May 2023	PRC	100%
Shanghai Heban Technology Co., Ltd.	May 2023	PRC	100%
Shanghai Tangman Technology Development Co., Ltd.	May 2023	PRC	100%
Shanghai Tangsu Technology Co., Ltd.	May 2023	PRC	100%
Shanghai Dingman Technology Development Co., Ltd.	May 2023	PRC	100%
Shanghai Gongman Technology Development Co., Ltd.	May 2023	PRC	100%
Shanghai Xinjieban Technology Development Co., Ltd.	May 2023	PRC	100%
Shanghai Shutisi Technology Co., Ltd.	June 2023	PRC	100%
Shanghai Weiban Technology Development Co., Ltd.	July 2023	PRC	100%
Beijing Tangxin Technology Development Co., Ltd.	June 2023	PRC	100%
Jiangsu Tangtangjia Commercial Management Co., Ltd.	June 2023	PRC	100%
Nanjing Green Office Technology Development Co., Ltd.	June 2023	PRC	100%
Nanjing Jiangban Technology Development Co., Ltd.	June 2023	PRC	100%

(b) History of the Company and reorganization

The Company’s history began in 2016 with the commencement of operations of Shanghai Distrii Technology Development Co., Ltd. (“Shanghai Distrii” or “WFOE1”), a limited liability company incorporated in the PRC. Shanghai Distrii and its subsidiaries developed their businesses over time in the PRC and Singapore.

In 2021, the Company underwent a series of reorganization transactions (the “Reorganization”) with the main purpose of establishing a Cayman holding company in preparation for its overseas listing. In connection with the Reorganization, all the shareholders of Shanghai Distrii subscribed for ordinary shares and Series Pre-A, A, and A+ preferred shares of the Company, as applicable, in proportion to their previous respective equity interests in Shanghai Distrii prior to the Reorganization.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

As part of the Reorganization in 2021, the Company established two wholly-owned subsidiaries in Hong Kong, named AgiiProp Limited and AgiiTech Limited, and their respective WFOEs, Shanghai Tangtangjia Zhizao Property Development Co., Ltd. (“WFOE2”) and Shanghai Tangtangjia Business Consulting Co., Ltd. (“WFOE3”). WFOE2 and WFOE3, through direct equity ownership or contractual agreements with the VIE and the VIE’s shareholders, respectively (the “VIE Agreements”), hold certain subsidiaries originally incorporated under Shanghai Distrii. The Reorganization was completed in August 2021.

The Reorganization involved the restructuring of the legal structure of the operating entities, which was under common control and did not result in any changes in the economic substance of the ownership and the Shanghai Distrii. The historical costs of Shanghai Distrii are carried forward. The accompanying consolidated financial statements have been prepared as if the current corporate structure of the Company had been in existence throughout the periods presented. Accordingly, the effect of the ordinary shares and the preferred shares issued by the Company pursuant to the Reorganization has been presented retrospectively as of the beginning of the earliest period presented on the consolidated financial statements or the original issue date, whichever is later.

In May 2022, WFOE3 signed a termination agreement with the VIE and its shareholders to terminate VIE arrangements. As a result, the Company ceased to control and was no longer the primary beneficiary of the VIE and the subsidiaries of the VIE. After the termination of the VIE arrangements, the Company no longer consolidates the financial position and operating results of the VIE and the subsidiaries of the VIE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation and use of estimates

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results could differ from those estimates, and as such, differences may be material to the unaudited consolidated financial statements.

The unaudited consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for complete financial information. Certain information and note disclosures normally included in the Company’s consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes for the years ended December 31, 2021 and 2022. Results for the six months ended June 30, 2023 are not necessarily indicative of the results expected for the full year or for any future period.

Significant accounting estimates reflected in the Company’s unaudited consolidated financial statements include, but are not limited to, incremental borrowing rate used in measuring lease liabilities, valuation allowance for deferred tax assets, impairment assessment of right-of-use assets and fair value of share-based awards and convertible redeemable preferred shares.

A novel strand of coronavirus (COVID-19) was first found in December of 2019 and spread rapidly around the world. The COVID-19 outbreak has caused lockdowns, travel restrictions, and closures of businesses. Recently, there has been an increasing number of COVID-19 cases, including the COVID-19 Omicron variant cases, in multiple cities in China. The Chinese local authorities have reinstated certain measures to keep COVID-19 in check, including travel restrictions and stay-at-home orders, and the Company may have to adjust various aspects of its operations.

This has resulted in a material and negative effect on the economy and rental market in the PRC and caused a significant loss of the Company’s business and a decrease in the Company’s occupancy rates.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to many aspects of the Company’s business. The majority of the Company’s revenues and workforce are concentrated in China. The extent to which COVID-19 impacts the Company’s financial position, results of operations and cash flows in 2022 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to control the outbreak, which is highly uncertain and unpredictable. In addition, the Company’s financial position, results of operations and cash flows could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

In 2023, the work solution industry in China faced two major challenges in declining occupancy rate and decreasing rent, due to the global interest rate hikes and macro-economic downturn. In an effort to minimize market risks, AgiiPlus has proactively taken steps to shut down underperforming centers. The number of Distrii workspaces under direct operating model reduced from 53 to 44 as of June 30, 2023. Instead, AgiiPlus is focusing on developing Distrii workspaces under the asset-light model, aiming at promoting the provision of digital services and smart building solutions while avoiding long-term fixed costs. AgiiPlus believes that this approach will help improve its financial performance in long run. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — AgiiPlus’ business has been and may continue to be adversely affected by the COVID-19 pandemic.”

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and fulfillment of obligations in the normal course of business. The realization of assets and fulfillment of obligations in the normal course of business is dependent on, among other things, the Company’s ability to generate sufficient cash flows from operations, and the Company’s ability to arrange adequate financing arrangements.

As of June 30, 2023, the Company had a working capital deficit of RMB851,265, and a total deficit of RMB1,109,787, including an accumulated deficit of RMB1,108,538. For the six months ended June 30, 2023, the Company reported a net gain of RMB28,628.

These factors raised substantial doubt of the Company’s ability to continue as a going concern. Despite those negative financial trends, as of June 30, 2023, the Company had the following credit lines available to enhance the Company’s liquidity:

•        In February 2022, the Company entered into a letter of intent with the Bank of Shanghai (“BOS”) regarding a line of credit for a total amount of RMB120,000. As of June 30, 2022, RMB60,000 has been approved by the BOS, RMB60,000 of which can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties. The approval of the remaining RMB60,000 credit is being negotiated between the Company and the BOS and is subject to, among other considerations, the Company’s future operating results. As of June 30, 2023, the Company has utilized RMB41,000 from the approved credit line.

As of the date the consolidated financial statements are issued, the Company had the following capital raising plan from private equity placements:

•        Since September 2022, the Company entered into a series of share purchase agreements with several individuals and institutional investors (the “Pre-IPO Placement”), pursuant to which the Company sold an aggregate of 5,056,660 ordinary shares of the Company at a price ranging from $3.0 to $3.8 per share for an aggregate consideration of approximately RMB108,525, and the Company expects to close the Pre-IPO Placement immediately before the closing of IPO. The Company has received RMB45,645 as of June 30, 2023, RMB1,773 from July through December 2023, and expects to receive the remainder thereafter.

As a result of the above arrangements and plans, and upon considering the forecasted net cash flow, the Company believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the unaudited consolidated financial statements.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may need additional capital in the future to fund its continued operations of the Company. If the Company is unable to obtain additional equity or debt financing as required, the business operations and prospects of the Company may suffer.

(b) Principles of consolidation

The accompanying unaudited consolidated financial statements include the financial information of the Company and its subsidiaries, and during the time the VIE Agreements were effective, the VIE and the VIE’s subsidiaries, for which the Company is the ultimate primary beneficiary organization. All balances and transactions among the Company, its subsidiaries, the VIE and the VIE’s subsidiaries were eliminated upon consolidation. The Company terminated the agreements with the VIE in May 2022 and no longer consolidates the VIE upon termination. Also see Note 1.

A subsidiary is an entity in which the Company, directly or indirectly: (1) controls more than one-half of the voting power; (2) has the power to appoint or remove the majority of the members of the board of directors; (3) casts a majority of votes at the meeting of the board of directors; or (4) governs the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

A non-controlling interest in a consolidated subsidiary represents the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are presented as a separate component of equity in the unaudited consolidated balance sheets and have been separately disclosed in the Company’s unaudited consolidated statements of operations and comprehensive loss to distinguish the interests from that of the Company.

(c) Foreign currency translation

The Company’s reporting currency is RMB. The functional currency of the subsidiaries incorporated outside mainland China is the United States dollar (“USD” or “US$”) or Singapore dollar (“SGD”). The functional currency of all the other subsidiaries is RMB.

For the subsidiaries whose functional currencies are those other than the reporting currency, the results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income (loss).

(d) Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which are subject to an insignificant risk of changes in value.

(e) Restricted cash

Cash that is legally restricted from withdrawal is reported separately on the face of the Company’s consolidated balance sheets as restricted cash.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f) Property and equipment, net

Property and equipment are stated at cost and depreciated using the straight-line method over the following estimated useful lives:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Furniture	5 years
Office equipment	3 years
Internal use software	10 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expenses as incurred.

Construction in progress represents assets under construction. All direct costs relating to the construction are capitalized as construction in progress. Construction in progress is not depreciated until the asset is placed in service.

(g) Lease incentives receivable

Lease incentives receivable primarily represents amounts paid or payable by the Company for completing leasehold improvements that are reimbursable pursuant to lease provisions entered with relevant landlords. When contractually due to the Company, these amounts are recorded as a lease incentive receivable. Lease incentives of approximately RMB15,000 and RMB8,000 for the six months ended June 30, 2022 and 2023, respectively, that are paid or payable to the Company are deducted from lease payments and reduce the initial measurement of the Company’s right-of-use assets. The lease incentives receivable is reduced when the cash has been collected from the landlords.

(h) Lease

The Company accounts for leases under ASC 842. The Company has made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Company’s overall lease portfolio. Payments related to those leases continue to be recognized in the consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective as a Lessee

The Company leases properties for its agile workspace provided to its customers and recognizes leases in the balance sheet as right-of-use (“ROU”) assets and lease liabilities with certain practical expedients available. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Company recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.

A large majority of the lease agreements contain provisions for free rent periods, rent escalation, and lease incentives entitled to the Company. Free-rent periods and rent escalation clauses are also recorded on a straight-line basis over the lease term. Lease incentive generally includes a portion of the cost of leasehold improvements reimbursable to the Company by the landlords.

All rent expense incurred before a workspace location opens for business is recorded in pre-opening expenses on the accompanying consolidated statements of operations. Once a location opens for business, the location’s rent expense is included in cost of revenue.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis, incorporating lease term, currency risk and credit risk.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the initial measurement of the lease liabilities, the Company uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Operating lease liabilities related to lease payments due within one year and over are classified as current and non-current, respectively, in the consolidated balance sheets.

The ROU asset is measured as the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives.

Modifications to existing lease arrangements, including changes to the lease revenue, lease term and payment amounts, are reviewed to determine whether they result in a separate contract. For modifications that do not result in a separate contract, management reviews the lease classification and re-measures the related right-of-use assets and lease liabilities at the effective date of the modification. In case of low performance of a workspace leased, the Company may terminate the lease agreement before the contract term expires.

The gain or loss on modification of lease contracts resulted from the difference between changes in the right-of-use assets and lease liabilities due to lease modification and termination and any additional payment required at lease termination are recognized as lease expenses and included in the cost of revenue. The Company will write off the related lease deposit balance if determined uncollectable. The related leasehold improvement is disposed of at termination.

From the Perspective as a Lessor

The Company recognizes workspace leasing & operation revenue under ASC 842, and all the lease contracts are operating leases. The Company has elected to exclude from revenue and expenses sales taxes and other similar taxes collected from its tenants. The Company provides agile work solutions for its customers and generates revenues from monthly rent in the form of office desk rental fees. The contract of office desk rental fee provides customers with access to office space, protech and office SaaS, use of a shared internet connection as well as access to certain facilities (restrooms, common areas, etc.). The Company has elected to account for the non-lease components with the lease component as a single component and the combined component is recognized under ASC 842. The price of each contract varies, based on particular characteristics of the office space occupied by the customers, the geographic location of the workspace, and the amount of desk space in the contract. The Company’s lease contracts are mainly fixed workspace fee contracts. Workspace leasing & operation revenue is recognized on a monthly basis under ASC 842, over the lease term, as access to office space is provided. The leases do not have renewal options and a penalty is imposed if the tenants early terminate the leases. Renewal of contracts is on a negotiation basis before termination.

Prior to moving into an office, tenants are generally required to provide the Company with a rental retainer, normally in the amount of a three-month rental fee. Pursuant to the terms of the workspace rental agreements, the amount of the service retainer may be applied against the tenant’s unpaid balance of rental or other fees.

Future lease collections generated from contracts already signed for the following five years as of June 30, 2023 were as follows:

As of June 30, 2023
RMB
Remainder of 2023	102,345
2024	12,766
2025	1,299
2026	—
2027 and thereafter	—
Total	116,410

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i) Impairment of ROU assets and other long-lived assets

The Company reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Company considers to be important which could trigger an impairment review primarily include (a) significant underperformance relative to projected operating results; (b) significant changes in the overall business strategy; (c) significant adverse changes in the legal or business environment and (d) significant competition, unfavorable industry trend, or economic outlook. When any of these events occurs, the Company measures impairment by comparing the carrying value of the ROU assets or long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. There is an indicator of impairment if the carrying value is higher than the undiscounted cash flows. The Company measures the fair value of the assets by using discounted cash flow model. The carrying value in excess of fair value is recognized as impairment of ROU assets or long-lived assets. The estimates used in projected future cash flows include rental charges, occupancy rate and operating costs. The incremental borrowing rate is used as the discount rate.

No impairment loss on long-lived assets was recorded for the six months ended June 30, 2022 and 2023.

(j) Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The Company elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The Company has elected to exclude from the measurement of the transaction price value-added tax that the Company collected from the customers with revenue-producing activities.

The Company follows the five steps approach for revenue recognition under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

The primary sources of the Company’s revenues are as follows:

(i)     Workspace leasing & operation revenue

As set out in Note 2(e) “Lease, from the perspective as a lessor”, workspace leasing & operation revenue is recognized under ASC 842.

(ii)    Renovation & smart building technology revenue

Renovation & smart building technology revenue is mainly generated from design and construction projects for the betterment of customers’ properties. The Company recognizes revenue over time using the output method to measure the Company’s progress toward the construction objects. Renovation & smart building technology revenue is recognized as direct measurements by the value of the goods or services transferred to date relative to the remaining goods or services promised under the contract. A subcontractor may be involved to provide such services. The Company obtains control of the goods or services before transferring to customers and recognizes revenue on a gross basis.

(iii)   Brokerage & enterprise service revenue

Brokerage & enterprise service revenue primarily consists of 1) brokerage service revenue, 2) workspace management revenue, and 3) other service revenue.

The Company recognizes brokerage service revenue at a point in time when the service is provided. Workspace management revenue is derived from managing workspace locations owned by other proprietors. The fee generally is recognized straight-line over the contract term. The Company also provides other services to its rental customers,

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

including the extra conference room and printer usage, providing beverages, etc. Revenue is recognized based on actual usage when the related performance obligation is satisfied. For the six months ended June 30, 2022 and 2023, no single subcategory of revenue generated from the brokerage & enterprise service accounts for over 5% of the total revenue.

Contract assets primarily relate to the Company’s rights to consideration for services performed under renovation & smart building technology revenue contracts not yet billed. As of December 31, 2022 and June 30, 2023, the balance of contract assets is RMB1,095 and RMB124, respectively, which is included in accounts receivable and contract assets, net.

Contract liabilities primarily result from rental customers’ prepayment for workspace leasing & operation revenue contracts. As of December 31, 2022, the contract liabilities were RMB80,646 and recognized as revenue during the six months ended June 30, 2023. As of June 30, 2023, the contract liabilities were RMB103,309 and expected to be recognized as revenue in the following year.

The following table summarizes the Company’s disaggregated revenue generated from different revenue streams:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Workspace leasing & operation revenue	226,416	206,407
Renovation & smart building technology revenue	9,823	6,194
Brokerage & enterprise service revenue	20,669	17,093
Total revenue	256,908	229,694

(k) Cost of revenue

Cost of revenue primarily consists of lease expenses, employee compensation and benefits, depreciation and amortization, renovation cost, other workspace operational costs such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables, and gain or loss on modification of lease contracts.

(l) Pre-opening expenses

Pre-opening expenses are expensed as incurred and consist of expenses incurred before a workspace opens for operations. The primary component of pre-opening expenses is lease expense.

(m) Government subsidies

The government subsidies provided by the local government are mainly incentives for general corporate operations. The Company reports government subsidies as subsidy income when received from local government authorities with no limitation on the use of the subsidies. For the years ended December 31, 2021 and 2022, and June 30, 2023, RMB725, RMB1,709 and RMB166 were received and included in other income in the consolidated statements of operations, respectively. There was no government subsidy income deferred and included in accrued expenses and other current liabilities as of June 30, 2022 and 2023.

(n) Value-added taxes

Revenue is recognized net of value-added taxes (“VAT”). The VAT is based on the gross sales price. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

input VAT and is included in prepaid expenses and other current assets in the consolidated balance sheets if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries, VIE and the VIE’s subsidiaries incorporated in the PRC, have been and remain subject to examination by the tax authorities.

(o) Income taxes

Income taxes are accounted for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized for 1) temporary differences between the tax basis of assets and liabilities, and their carrying amounts in the financial statements, 2) net operating loss carry forwards, by applying enacted statutory tax rates applicable to taxable income in the years in which those temporary differences or operating loss are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company only recognizes tax benefits related to uncertain tax positions when such positions are more likely than not of being sustained upon examination. For such positions, the amount of tax benefit that the Company recognizes is the largest amount of tax benefit that is more than fifty percent likely of being sustained upon the ultimate settlement of such uncertain positions. The Company records interest and penalties as a component of income tax expense.

(p) Net loss per share

Net loss per share is computed in accordance with ASC 260, “Earnings Per Share”. Basic net loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretion/reversal of accretion to the redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share the loss. Diluted net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. The Company calculates the number of ordinary equivalent shares relate to its convertible securities using the if-converted method, and its call options, the treasury stock method, as applicable. Ordinary equivalent shares are not included in the denominator of the diluted net loss per share calculation when the inclusion of such shares would be anti-dilutive.

(q) Share-based compensation

The Company has incentive plans for the granting of share-based awards in the form of share options and restricted ordinary shares to eligible employees, officers and directors. These share-based awards are accounted for in accordance with ASC 718 Compensation — Stock-based Compensation. Share-based awards granted to employees, officers and directors are classified as equity awards and are measured at the grant date fair value of the awards and recognized as expenses using a straight-line method over the requisite service period, which is generally the vesting period of the awards.

Share-based compensation in relation to the restricted ordinary shares is measured based on the fair value of the Company’s ordinary shares at the award grant date, which is estimated using the income approach and equity allocation method. Estimation of the fair value of the Company’s ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, discount rate, risk-free interest rate and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Share-based compensation in relation to the share options is estimated using the binomial option pricing model. The determination of the fair value of share options is affected by the share price of the Company’s ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including the expected share price

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

volatility, risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by management with the assistance of a valuation report prepared by an independent valuation firm using management’s estimates and assumptions.

The Company elected to not estimate the forfeiture rate, but to account for the forfeiture when forfeitures occur.

(r) Fair value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1       Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2       Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3       Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As of December 31, 2022 and June 30, 2022, the carrying values of cash and cash equivalents, restricted cash, accounts receivable and contract assets, lease incentives receivable, other receivable, short-term borrowings, accounts payable, rental retainer from tenants, and accrued expenses and other current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

(s) Allowance for credit losses

The Company estimates allowance for credit losses in accordance with ASC 326 Financial Instruments-Credit Losses. The allowance for credit losses represents the Company’s estimate of probable credit losses mainly related to accounts receivable and contract assets, lease incentives receivable and other receivables.

The Company has identified the relevant risk characteristics of its debtors and the related receivables, contract assets, lease incentives receivable and other receivables which include the type of the receivables the Company has, nature of the debts or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the debtor’s historical payment history, its current creditworthiness and current economic trends, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. For each reporting period, the management reviews the credit loss rate to reflect its latest assessment.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t) Convenience translation

The Company’s business is primarily conducted in the PRC and substantially all of the revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of the balance sheet date, for the convenience of the readers. Translations of balances in the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations, comprehensive loss, changes in deficit and cash flows from RMB into US dollars as of and for the period ended June 30, 2023 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB7.2513 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on June 30, 2023 or at any other rate.

(u) Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Company’s cash, cash equivalents and restricted cash denominated in RMB amounted to RMB38,318 and RMB38,284 as of December 31, 2022 and June 30, 2023, respectively.

Concentration risks

Financial instruments that potentially expose the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts and lease incentives receivable. As of December 31, 2022 and June 30, 2023, the majority of the Company’s cash and cash equivalents were deposited in financial institutions located in the PRC. The Company routinely assesses the financial strength of the tenants and adjusts allowance for credit losses based on factors surrounding the credit risk.

There are no customers that individually represent 10% or more of total accounts receivable and contract assets for the six months ended as of December 31, 2022 and June 30, 2023, respectively.

There are no customers that individually represent 10% or more of total revenue for the six months ended June 30, 2022 and 2023.

There are no suppliers that individually represent 10% or more of total cost of revenue for the six months ended June 30, 2022 and 2023.

(v) Segment Information

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO and Chairman of the Board, who reviews consolidated results when making decisions about allocating resources and assessing the performance of the Company. The Company’s CODM reviews revenue disaggregated by services, while he reviews operating loss at a consolidated level. This resulted in only one operating and reportable segment in the Company given that consolidated results are used when making decisions about allocating resources and assessing performance.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(w) Contract costs

Contract costs consist of incremental costs of obtaining or fulfilling contracts with customers. The incremental costs of obtaining or fulfilling contracts with customers, which principally is comprised of commissions, are initially recognized as contract costs and subsequently amortized on a systematic basis that is consistent with the period and pattern of transfer to the customer of the related services.

(x) Accounts payable

Accounts payable mainly consists of payables to vendors supporting renovation & smart building services, construction projects and for other miscellaneous operating expenses.

(y) Recently issued accounting pronouncements not yet adopted

The Company does not believe the recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited consolidated financial statements.

3. ACCOUNTS RECEIVABLE AND CONTRACT ASSETS, NET

Accounts receivable and contract assets, net consist of the following:

	As of December 31, 2022	As of June 30, 2023
	RMB	RMB
Accounts receivable	39,264	51,463
Contract assets	1,095	124
Total	40,359	51,587
Less: allowance for credit losses	(1,940)	(1,940)
Accounts receivable and contract assets, net	38,419	49,647

The movement of the allowance for credit losses for accounts receivable and contract assets is as follows:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Balance at beginning of the period	708	1,940
Provisions for credit losses	1,695	10
Uncollectible receivables written-off	(4)	(10)
Balance at end of the period	2,399	1,940

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

4. LEASE INCENTIVES RECEIVABLE, NET

Lease incentives receivable, net consist of the following:

	As of December 31, 2022	As of June 30, 2023
	RMB	RMB
Lease incentives receivable	11,775	6,602
Less: allowance for credit losses	(2,569)	(2,569)
Lease incentives receivable, net	9,206	4,033

The movement of the allowance for credit losses for lease incentives receivable is as follows:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Balance at beginning of the period	1,153	2,569
Recovery of allowance for credit losses	(626)	—
Balance at end of the period	527	2,569

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31, 2022	As of June 30, 2023
	RMB	RMB
VAT deductible	4,737	115
Agency fee	3,752	5,195
Property management fee	4,588	8,035
Guaranty fee	1,176	784
Prepaid renovation cost	5,841	8,602
Contract costs	8,429	4,700
Prepaid rental fee	—	3,757
Renovation deposits	5,265	6,991
Others	3,905	3,702
Total	37,693	41,881

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	As of December 31, 2022	As of June 30, 2023
	RMB	RMB
Leasehold improvement	376,201	309,899
Furniture	8,230	8,351
Office equipment	6,160	6,191
Software	414	414
Total cost of property and equipment	391,005	324,855
Less: Accumulated depreciation and impairment	(185,150)	(183,532)
Construction in progress	5,206	—
Property and equipment, net	211,061	141,323

Depreciation expenses are RMB30,177 and RMB36,941 for the six months ended June 30, 2022 and 2023, respectively.

7. LEASE

From the Perspective of Lessee

The Company leases real estate for terms between 2 to 15 years from landlords. The leases do not have renewal options and a penalty is normally imposed if the tenant early terminates the leases. Renewal of contracts is on a negotiation basis before termination.

All of the Company’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases is as follows:

	As of December 31, 2022	As of June 30, 2023
Weighted average remaining lease terms	7.35	5.30
Weighted average incremental borrowing rate	6.50%	6.50%

Following is a summary of lease expenses recognized in cost of revenue and pre-opening expenses, and general and administrative expenses for the six months ended June 30, 2022 and 2023.

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Operating lease expenses	220,250	255,535
Less: COVID-19 waiver of lease expenses	(2,524)	—
Total	217,726	255,535

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

7. LEASE (cont.)

Supplemental cash flow information:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Cash paid for operating leases included in operating cash flows	99,490	163,567
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	246,376	81,071
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	189,425	77,677

The maturity of operating lease liabilities is as follows:

As of June 30, 2023
RMB
Remainder of 2023	204,284
2024	35,107
2025	40,090
2026	40,223
2027	37,285
Thereafter	81,705
Total lease payments	438,694
Less: imputed interest	(58,421)
Total operating lease liabilities	380,273
Less: operating lease liabilities, current	(201,950)
Operating lease liabilities, non-current	178,323

8. BORROWINGS

Borrowings consist of the following:

	As of December 31, 2022	As of June 30, 2023
	RMB	RMB
Borrowings from commercial banks	72,442	89,165
Borrowings from third parties	14,857	13,340
Borrowings from related parties	4,105	2,855
Total	91,404	105,360
Less: short-term debt and current portion of long-term borrowings	51,498	65,916
Long-term borrowings	39,906	39,444

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

8. BORROWINGS (cont.)

Short-term borrowing

As of June 30, 2023, the Company’s short-term borrowings carried annual interest rates ranging from 0.00% to 5.87%. RMB27,970 of the borrowings is from China Merchants Bank. RMB10,000 of the borrowings is secured by 100% of the equity interest of Shanghai Tianchen Technology Development Co., Ltd., one of the Company’s subsidiaries. RMB5,000 of the borrowings is secured by 100% of the equity interest of Shanghai Quanban Zhizao Property Development Co., Ltd., one of the Company’s subsidiaries.

As of December 31, 2022, the Company’s short-term borrowings carried annual interest rates ranging from 0.00% to 5.87%. RMB29,940 of the borrowings was associated with an RMB30,000 line of credit from China Merchants Bank the Company obtained in October 2021, with an initial expiration in October 2022 which is subsequently extended to October 2023. RMB5,000 of the borrowings is secured by the Company’s future accounts receivable from the renovation & smart building technology revenue. RMB1,000 of the borrowings is guaranteed by the Shanghai Administration Center of Policy Financing Guarantee Funds for SMEs, a governmental organization providing guarantee service for qualified small or micro entities.

Long-term borrowing

As of June 30, 2023, the Company’s long-term borrowings carried annual interest rates ranging from 0.00% to 6.50% and maturity dates ranging from October 31, 2024 to July 5, 2027. RMB26,300 of the borrowing can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties and is pledged by the workspace leasing & operation revenue the Company would generate from its leased buildings. RMB3,967 of the borrowings is guaranteed by a guarantee service company the Company contracted at a guarantee fee rate of 1.5%.

As of December 31, 2022, the Company’s long-term borrowings carried annual interest rates ranging from 0.00% to 8.00% and maturity dates ranging from May 2024 to July 2027. RMB32,702 of the borrowing can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties and is secured by the workspace leasing & operation revenue the Company would generate from its leased buildings. RMB5,555 of the borrowings is guaranteed by a guarantee service company the Company contracted at a guarantee fee rate of 1.5%.

As of June 30, 2023, the Company’s future obligations associated with the long-term borrowing are as follows:

As of June 30, 2023
RMB
Remainder of 2023	16,229
2024	36,761
2025	1,253
2026	1,317
2027	113
Thereafter	—
Total	55,673

The interest expenses for the six months ended June 30, 2022 and 2023 were RMB810 and RMB2,449, respectively.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

9. NET (LOSS) EARNINGS PER SHARE

Basic and diluted net (loss) earnings per share calculated in accordance with ASC 260 for the six months ended June 30, 2022 and 2023:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Numerator:
Net (loss) income attributable to AgiiPlus Inc.	(128,939)	28,628
Accretion on convertible redeemable preferred shares to redemption value	—	(1,495)
Reversal of accretion on convertible redeemable preferred shares to redemption value	61,981	—
Net (loss) income attributable to ordinary shareholders of AgiiPlus Inc.	(66,958)	27,163

Denominator:
Weighted average number of ordinary shares outstanding, basic and diluted*	14,524,927	14,524,927
Net (loss) earnings per share, basic and diluted*	(4.61)	1.87

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

Basic and diluted loss per ordinary share are computed using the weighted average number of ordinary shares outstanding during the periods. The effects of all outstanding share options, preferred shares and convertible debts were excluded from the computation of diluted net loss per share in each of the applicable period as their effects would be anti-dilutive during the respective period.

10. CONVERTIBLE DEBTS — RELATED PARTIES

In March 2019, the Company entered into a RMB50,000 loan agreement with a principal holder of its preferred shares, City Connected Communities Pte. Ltd. Pursuant to the agreement, the debt holder could convert any portion of the debt into Series A+ Preferred Shares of the Company at a price of RMB9.83 per share (RMB 16.14 per share before the stock split), at earlier of loan expiration or seven days after next equity financing is agreed upon. The Company received loan principal of RMB20,000, RMB20,000 and RMB10,000 in June 2019, August 2019, and November 2019, respectively. The loan bears interest rate of 8% with a maturity date in June 2020. In December 2020, a loan extension agreement was signed pursuant to which the term of the loan was extended for one year with maturity in June 2021, and the conversion term has also been extended.

In March 2019, the Company entered into a RMB10,000 loan agreement with a principal holder of its preferred shares, Suzhou Helan Investment Center Partnership (Limited Partnership). Pursuant to the agreement, the debt holder could convert any portion of the debt into Series A+ Preferred Shares of the Company at a price of RMB9.83 per share (RMB 16.14 per share before the stock split), at earlier of loan expiration or seven days after next equity financing is agreed upon. The Company received loan principal of RMB4,000 and RMB3,000 in June 2019 and August 2019, respectively. The remaining principal RMB3,000 has not been provided to the Company. The loan bears interest rate of 8% with a maturity date in June 2020. In September 2020 and December 2020, loan extension agreements were reached. The term of the loan was extended with RMB5,000 matures in June 2021 and RMB2,000 matures in August 2021, the interest rate was adjusted to 6% in June 2020, and the conversion term has also been extended.

Another principal shareholder, Shanghai Jingli Investment Partnership (Limited Partnership) (“Shanghai Jingli”), provided collateral for both loans with its equity interests in the Company.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

10. CONVERTIBLE DEBTS — RELATED PARTIES (cont.)

The Company determined the conversion feature of the convertible debts was not an embedded derivative and therefore bifurcation from the convertible debts was not required. Further, there’s no beneficial conversion feature associated with the conversion option as the effective conversion price was higher than the fair value of the underlying shares at the commitment date, which was determined by the Company with the assistance of an independent valuation firm.

In August 2021, the RMB50,000 convertible debt held by City Connected Communities Pte. Ltd. and the RMB7,000 convertible debt held by Suzhou Helan Investment Center Partnership (Limited Partnership) were converted into, after giving effect to the stock split, 5,087,128 and 712,198 Series A+ Preferred Shares of the Company, respectively, at a conversion price of RMB9.83 per share (adjusted from RMB 16.14 per share before the stock split).

In connection with the conversion, the Company also entered into repurchase agreements with City Connected Communities Pte. Ltd. and Suzhou Helan Investment Center Partnership (Limited Partnership) in August 2021, pursuant to which the holders have the right to request the Company to repurchase the shares at RMB50,000 and RMB7,000, respectively, if the Company fails to become listed on an overseas stock exchange on or before June 30, 2022. City Connected Communities Pte. Ltd. and Suzhou Helan Investment Center Partnership (Limited Partnership) exercised their rights and requested the Company to repurchase the shares in March 2023.

On March 17, 2023, King Inspiration Limited and City Connected Communities Pte. Ltd. exercised their rights under the share repurchase agreements signed in August 2021 to request the Company to repurchase their Series A+ Preferred Shares converted from the convertible debts issued in March 2019 at RMB50,000 and RMB7,000, respectively. As a result, AgiiPlus repurchased 356,099 Series A+ Preferred Shares held by King Inspiration Limited by issuing RMB7,000 million (US$1,000) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ Preferred Shares held by City Connected Communities Pte. Ltd. by issuing RMB50,000 (US$7,200) convertible promissory note to City Connected Communities Pte. Ltd. Each of the convertible promissory notes was issued with a maturity date on the first anniversary of the issuance date, and may be extended for another year if mutually agreed upon by the Company and such note holder. Prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of the initial public offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert the convertible promissory notes into Series A+ Preferred Shares of the Company, with such number being 356,099 shares in case of King Inspiration Limited and 2,543,564 shares in case of City Connected Communities Pte. Ltd.

There were no interest expenses for the six months ended June 30, 2022 and 2023.

11. Convertible Redeemable Preferred Shares

The following table summarizes the issuance of convertible redeemable preferred shares (the “Preferred Shares”) of the Company:

Preferred share tranche	Year of issuance	Proceeds from issuance	Number of shares issued*
Series Pre-A Preferred Shares(i)	2017	60,768	5,933,012
Series A Preferred Shares	2017	150,000	8,900,408
Series A+ Preferred Shares(ii)	2019 and 2021	102,000	2,288,677

____________

(i)      During the year ended December 31, 2019, 6,243,279 Series Pre-A Preferred Shares , giving effect to the stock split, issued to Huazhu Investment (Shanghai) Co., Ltd. were reclassified to permanent equity as the underlying shares were no longer redeemable at the holder’s option.

(ii)     2,899,663 shares of Series A+ Preferred Shares, giving effect to the stock split, were issued upon the conversion of convertible debts with related parties for an aggregate amount of RMB57,000. Also see Note 10.

(iii)    After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. Convertible Redeemable Preferred Shares (cont.)

The major terms of the Preferred Shares issued are as follows:

Dividends rights

Dividends may be declared in proportion to the number of ordinary shares issuable to each Preferred Shares holder had all their Preferred Shares been converted to ordinary shares on a fully-diluted basis.

For the year ended December 31, 2022 and the six months ended June 30, 2023, no dividends were declared by the Company’s Board of Directors on the Preferred Shares.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, all assets and funds of the Company legally available for distribution to the shareholders shall be distributed as follows:

First, the holders of the Preferred Shares are entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of ordinary shares, for each Preferred Share, the amount equal to the sum of 100% of its original issue price (the “First Preference Amount”). If the assets and funds are insufficient to permit the payment to such holders in full, then such assets and funds are distributed ratably among the holders of the Preferred Shares in proportion to the aggregate First Preference Amount each such holder is otherwise entitled to receive.

Second, the holders of the ordinary shares are entitled to receive, on parity with each other, for each ordinary share, the amount equal to the sum of 100% of its original issue price (the “Second Preference Amount”). If the assets and funds are insufficient to permit the payment to such holders in full, then such assets and funds are distributed ratably among the holders of the Preferred Shares in proportion to the aggregate Second Preference Amount each such holder is otherwise entitled to receive.

Third, after paying in full the aggregate First Preference Amount and the aggregate Second Preference Amount, the remaining assets and funds of the Company available for distribution are distributed ratably among all shareholders according to the relative number of ordinary shares held by the shareholders (including the Preferred Shares on an as-if converted basis).

Conversion rights

Each holder of the Preferred Shares may, at the option of the holder, to convert at any time, without the payment of any additional consideration, into ordinary shares based on the then-effective Conversion Price. The initial conversion ratio for the Preferred Shares to ordinary shares is 1:1, which will be subject to adjustment to reflect stock splits, share combinations, share dividends, recapitalization, merger and similar transactions.

Each class of the Preferred Shares is automatically converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into ordinary shares upon a qualified initial public offering (“Qualified IPO”).

Voting rights

Each holder of the Preferred Shares is entitled to number of votes equal to the number of ordinary shares into which such holder’s collective Preferred Shares are convertible at the voting date.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. Convertible Redeemable Preferred Shares (cont.)

Redemptions

Series Pre-A preferred shares issued to City Connected Communities Pte. Ltd. (“Series Pre-A Preferred Shares — CDL”) are redeemable by the holder if i) the founder or founder holding company ceases to be the person holding or controlling the largest voting power in the Company; ii) the founder, founder holding company or any management entity has breached his or its full time commitment or non-competition obligation; or iii) the Company, founder holding company, any management entity or founder is in material breach of any of the provisions in the Company’s articles of association or the shareholders agreement and such breach, if curable, has not been cured within 60 days of such notice stating the breach. The Company does not believe the Series Pre-A Preferred Shares — CDL are probable of becoming redeemable based on the above events.

Series A and A+ Preferred Shares are redeemable by the holder under the same condition as Series Pre-A Preferred Shares — CDL with an extra condition that they will also become redeemable if the Qualified IPO is not consummated on or before December 25, 2024.

Redemption price of Series Pre-A Preferred Shares — CDL shall be equal to the issuance price plus a simple non-compounded interest rate of 12.5% per annum less dividends paid to the holder.

The redemption price for each holder of the Series A and A+ Preferred Shares shall be equal to the higher of a) issuance price plus a simple non-compounded interest rate of 8% per annum less profit distributions actually paid to such holder, or b) the fair market price of the redeemed Preferred Shares as of the date of the redemption notice.

Accounting of the Preferred Shares

The Company classified the Preferred Shares as mezzanine equity in the consolidated balance sheets as they are redeemable at the holders’ option any time after a specified date and are contingently redeemable upon the occurrence of certain events outside of the Company’s control. The Preferred Shares were determined to be mezzanine equity with no embedded feature to be bifurcated and no beneficial conversion features to be recognized. The Preferred Shares are recorded initially at the respective fair value at the date of issuance, net of issuance costs. The Company did not incur material issuance cost for any Preferred Shares issued.

The Company concluded that the Series A and A+ Preferred Shares are not currently redeemable but are probable of becoming redeemable based on the passage of time. The Company accreted changes in the redemption value immediately as they occur and the carrying value of the Series A and A+ Preferred Shares is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The Company has evaluated the fair value of the convertible redeemable preferred shares with the assistance of an independent valuation firm.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. Convertible Redeemable Preferred Shares (cont.)

The Company’s Preferred Shares activities for the six months ended June 30, 2022 and 2023 are summarized below:

	Series Pre-A Preferred Shares – CDL*		Series A Preferred Shares*		Series A+ Preferred Shares*
	No. of Shares	Amount in RMB	No. of Shares	Amount in RMB	No. of Shares	Amount in RMB
Balances at December 31, 2021	5,933,012	60,768	8,900,408	243,035	5,188,340	144,748
Accretion of convertible redeemable preferred shares	—	—	—	(37,907)	—	(24,074)
Balances at June 30, 2022	5,933,012	60,768	8,900,408	205,128	5,188,340	120,674

Balances at December 31, 2022	5,933,012	60,768	8,900,408	211,177	5,188,340	121,514
Issuance of convertible redeemable preferred shares					(2,899,663)	(57,000)
Accretion of convertible redeemable preferred shares	—	—	—	5,951	—	(4,486)
Balances at June 30, 2023	5,933,012	60,768	8,900,408	217,128	2,288,677	60,028

12. COST OF REVENUE

Cost of revenue consists of the following:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Lease expenses	197,051	258,861
Less: lease incentives amortized	(21,655)	(20,226)
Renovation cost	7,469	6,344
Depreciation and amortization	29,569	36,698
Employee compensation and benefits	5,191	3,236
Property management cost	33,620	30,188
Other operating costs	28,104	21,007
Total	279,349	336,108

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

13. INCOME TAXES

Cayman Islands

The Company’s subsidiaries incorporated in the Cayman Islands are not subject to income tax.

BVI

The Company’s subsidiary incorporated in the BVI is not subject to income tax.

Hong Kong

The Company’s subsidiaries incorporated in Hong Kong are subject up to 16.5% progressive income tax on the taxable income generated from operations in Hong Kong.

Singapore

The Company’s subsidiary incorporated in Singapore is subject to Singapore corporate income taxes at the rate of 17% for the six months ended June 30, 2022 and 2023.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or the New EIT Law, combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

The provisions for income taxes for the six months ended June 30, 2022 and 2023 are summarized as follows:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
	RMB	RMB
Current income tax expense	(298)	(147)
Deferred income tax benefit	78	—
Total income tax expense	(220)	(147)

14. RELATED PARTY BALANCES AND TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company had the following related parities:

a.      Executive officers or directors

b.      Entities that an executive officer or director could control or exercise significant influences over

c.      Principal shareholders

d.      Non-controlling shareholder that has significant influence over a subsidiary

e.      Entities under common control

f.       Entities that (c) or (d) could exercise significant influence over

g.      Entities under common control with (c) or (d)

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

h.      Entities that the Company could exercise significant influence over

i.       Shareholders of (h)

j.       Principal holders of preferred shares

I. Balances:

The Company had the following related party balances:

Due from related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Shanghai Jingli Investment Partnership (Limited Partnership)	c	10	10
Suzhou Helan Investment Partnership (Limited Partnership)	j	4	4
Beijing Industrial Integration Venture Capital Fund Center (Limited Partnership)	c	2	2
Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership)	b	35	40
Ningbo Xiangbao Cooperation Zone Nahe Enterprise Management Consulting Partnership (Limited Partnership)	b	33	37
Shanghai Jingheng Investment Co., Ltd.	b	6	11
Total		90	104

These receivables are unsecured, interest-free and due on demand.

During the six months ended June 30, 2022, the Company advanced RMB6 to its related parties and received no repayments from its related parties.

During the six months ended June 30, 2023, the Company advanced RMB8 to its related parties and received repayments in the amount of RMB5 from its related parties.

Due to related parties, current and non-current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	3,568	3,335
Total		3,568	3,335
Due to related parties, current		995	691
Due to related party, non-current		2,573	2,644

The balance due to CDL Properties Ltd. is unsecured, interest-free, and repaid in installments with the full amount matures in April 2028. Repayments required within one year from June 30, 2022 and 2023 are included in the current portion of due to related parties.

During the six months ended June 30, 2022, the Company received RMB1,900 of loan from a related party, and repaid RMB230 to a related party. The loan is non-secured, interest-free advance that is due on demand.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

During the six months ended June 30, 2023, the Company received RMB599 of loan from a related party, and repaid RMB234 to a related party. The loan is non-secured, interest-free advance that is due on demand.

Accounts receivable and contract assets — related parties, net

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
City Developments Limited	f	—	11
Shanghai Zhaoliang Advertising Co., Ltd.	g	30	28
Shanghai Yulan Real Estate Development Co., Ltd.	f	567	567
Shanghai Hansheng Enterprise Management Co., Ltd.	f	28	28
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	187	—
Total		812	634

Prepaid expenses and other current assets — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	225
CDL Properties Ltd.	f	202	188
Shanghai Qijiao Technology Development Partnership (Limited Partnership)	j	8	11
Total		210	424

Operating lease right-of-use assets — related parties, net

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	82,754	76,057
Beijing Jingsheng Hotel Management Co., Ltd.	g	11,960	—
Total		94,714	76,057

Rental deposits — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	1,294	1,294
CDL Properties Ltd.	f	2,592	2,672
Shanghai Hansheng Enterprise Management Co., Ltd.	f	298	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	1,878	—
Total		6,062	3,966

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Convertible debts — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB (in thousands)	RMB (in thousands)
King Inspiration Ltd.	f	—	7,000
CDL Properties Ltd.	f	—	50,000
Total		—	57,000

The Company has entered into two convertible debts with its related parties King Inspiration Ltd. and CDL Properties Ltd., respectively.

Borrowings and guarantee

Shanghai Jingli Investment Partnership (Limited Partnership) provided a guarantee for a loan of RMB2,000 and RMB2,000 borrowed by the Company as of December 31, 2022 and June 30, 2023. See Note 8.

The Company entered into a one-year loan agreement to obtain a loan of RMB3,000 from Shanghai Jingli Investment Partnership (Limited Partnership) in November 2021. The loan is not secured, interest-free and is expired in October 2022. The company extended the expiration date to October 2024. See Note 8.

Accounts payable — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Shanghai Hansheng Enterprise Management Co., Ltd.	f	4	4
Beijing Jingsheng Hotel Management Co., Ltd.	g	347	341
Yong Ni	a	3	3
CDL Properties Ltd.	f	41	43
Beijing Dehexingye Investment Management Co., Ltd.	i	7,101	—
Total		7,496	391

Contract liabilities — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	—	10
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	17
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	19	19
Total		19	46

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Accrued expenses and other current liabilities — related parties

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	31	690
Yang Lei	a	—	600
Hu Jing	a	—	1,800
Wu Jia Qing	a	—	600
Jin Ding	a	—	300
Dai Jing	a	—	450
Ni Yong	a	—	600
Yan Hu	a	9	160
Total		40	5,200

Rental retainer from tenants — related parties, current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	40	40
Total		40	40

Operating lease liabilities — related parties, current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	6,544	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	40,606	—
CDL Properties Ltd.	f	18,148	18,148
Total		65,298	18,148

Operating lease liabilities — related parties, non-current

	Relationship	As of December 31, 2022	As of June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	67,776	60,892
Total		67,776	60,892

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

II. Transactions:

Workspace leasing & operation revenue — related parties

	Relationship	Six Months Ended June 30, 2021	Six Months Ended June 30, 2022
		RMB	RMB
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	111	113
Total		111	113

Renovation & smart building technology revenue — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB	RMB
CDL Properties Ltd.	f	6	—
City Developments Limited	f	21	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	1,709	501
Total		1,736	501

Brokerage & enterprise service revenue — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB	RMB
City Developments Limited	f	—	3
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	58
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	1
Total		—	62

Workspace leasing & operation cost — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	2,754	679
Shanghai Yulan Real Estate Development Co., Ltd.	f	4,009	—
Beijing Dehexingye Investment Management Co., Ltd.	i	9,175	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	4,169	2
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd., Beijing Zhongguanyayuan Enterprise Management Co., Ltd. and Beijing Jingsheng Hotel Management Co., Ltd.	g	10,437	8,443
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	—	123
CDL Properties Ltd.	f	12,168	13,353
Total		42,712	22,600

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Brokerage & enterprise service cost — related parties

	Relationship	Six Months Ended June 30, 2022	Six Months Ended June 30, 2023
		RMB	RMB
Beijing Jingsheng Hotel Management Co., Ltd.	g	12	—
CDL Properties Ltd.	f	208	53
Total		220	53

Disposal of subsidiary to a related party

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte. Ltd. to City Connected Communities Pte. Ltd., one of the principal shareholders of the Company, for nominal proceeds. As a result, the Company recognized a gain of RMB8,393 on disposal of the subsidiary. In January 2023, the Company disposed of its entire equity interests in Beijing Waiqi Banban Technology Co., Ltd for nominal proceeds. As a result, the Company recognized a gain of RMB3,541 on disposal of the subsidiary. The disposal of these subsidiaries do not represent a strategic shift that have a major effect on the Company’s operations and financial results.

15. CONTINGENCIES

Legal contingencies

In normal business operations, the Company may be involved in legal proceedings filed by its employees, lessors, customers, and service providers against the Company related to disputes on lease and other service agreements. The management makes estimates of the related losses and accrues loss contingencies that are both probable and reasonably estimable in the unaudited consolidated financial statements.

The following table summarizes the ongoing legal proceedings that may result in a material adverse effect on AgiiPlus’ business financial condition or results of operations:

No.	Cause of action	Plaintiff(s)/ Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
1.	Contractual dispute	Jianfeng Construction Group Co., Ltd	August 2022	approximately RMB6.80 million (US$0.94 million)

The arbitration commission made the award in August 2023 and the case is under execution as of the date of this prospectus. The applicant requested the court to award compensation of approximately RMB6.80 million (US$0.94 million), and as of the date of this prospectus, an amount of approximately RMB4.62 million (US$0.64 million) has been deducted from the frozen accounts of a subsidiary of AgiiPlus.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. CONTINGENCIES (cont.)

No.	Cause of action	Plaintiff(s)/ Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
2.	Lease dispute	Shanghai Mingyue Hotel Management Co., Ltd. (“Shanghai Mingyue”)	November 2022	approximately RMB7.71 million (US$1.06 million)

In May 2023, the court ruled that Shanghai Zhenban Information Technology Co., Ltd., an indirect subsidiary of AgiiPlus, should pay Shanghai Mingyue rent, property management fees and other expenses totaling approximately RMB5.53 million (US$0.76 million) and Shanghai Distrii should be jointly and severally liable for the aforesaid amount. In June 2023, Shanghai Zhenban and Shanghai Distrii appealed against such verdict. As of the date of this prospectus, the case is in the process of second-instance trial.

3.	Lease dispute	Bao Yi Feng Overseas Ltd. (“Bao Yi Feng”)	December 2022	approximately RMB39.51 million (US$5.45 million) (for two cases)

In May 2023, the plaintiff applied to change the amount of damages from RMB8.04 million (US$1.11 million) to RMB39.51 million (US$5.45 million). In July 2023, the court judged that Shanghai Distrii should pay Bao Yi Feng unpaid rent and other expenses totaling approximately RMB17.12 million (US$2.36 million). In July 2023, Shanghai Distrii appealed against such verdicts. As of the date of this prospectus, these two cases are in the process of second-instance trial.

4.	Lease dispute	Zhonglian Runshi (Beijing) Investment Co., Ltd.	June 2022	RMB24.30 million (US$3.35 million)	The case is still in the process of trial.
5.	Entrustment contract dispute	Shanghai Pufa Dasha Real Estate Co., Ltd.	July 2023	approximately RMB7.87 million (US$1.09 million)	The case is still in the process of trial.
6.	Lease dispute	Shanghai Pufa Dasha Real Estate Co., Ltd.	July 2023	approximately RMB17.26 million (US$ 2.38million)	The case is still in the process of trial.
7.	Lease dispute	Shanghai Hesu Hotel Management Co., Ltd.	July 2023	approximately RMB9.22 million (US$1.27 million)	The case is still in the process of trial.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. CONTINGENCIES (cont.)

No.	Cause of action	Plaintiff(s)/ Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
8.	Lease dispute	Jiajie (Shanghai) Property Management Co., Ltd.	July 2023	approximately RMB9.61 million (US$1.33 million)	The case is still in the process of trial.
9.	Lease dispute	Shanghai Dazhan Investment Management Co., Ltd.	August 2023	approximately RMB14.62 million (US$2.02 million)	The case is still in the process of trial.
10.	Lease dispute	Shanghai Dazhan Investment Management Co., Ltd.	August 2023	approximately RMB40.88 million (US$5.64 million)	The case is still in the process of trial.
11.	Lease dispute	Shanghai Tianshun Economic Development Co., Ltd., Shanghai Tong’an Real Estate Development Co., Ltd.	August 2023	approximately RMB21.50 million (US$2.96 million)	The case is still in the process of trial.
12.	Lease dispute	Shanghai Xinzhao Real Estate Development Co., Ltd.	August 2023	approximately RMB18.63 million (US$2.57 million)	The case is still in the process of trial.
13.	Lease dispute	Shanghai Xingbang Real Estate Co., Ltd.	September 2023	approximately RMB27.41 million (US$3.78 million)	The case is still in the process of trial.
14.	Lease dispute	Shanghai Xingbang Real Estate Co., Ltd.	October 2023	approximately RMB19.38 million (US$2.67 million)	The case is still in the process of trial.
15.	Lease dispute	Shanghai Binhui Property Management Co., Ltd.	October 2023	approximately RMB13.40 million (US$1.85 million)	The case is still in the process of trial.
16.	Lease dispute	Shanghai Ganghu Real Estate Co., Ltd.	October 2023	approximately RMB12.18 million (US$1.68 million)	The case is still in the process of trial.

AGIIPLUS INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. CONTINGENCIES (cont.)

No.	Cause of action	Plaintiff(s)/ Applicants	Date of filing lawsuit/ arbitration	Total amount of action	Current status
17.	Lease dispute	Shanghai Ganghu Real Estate Co., Ltd.	October 2023	approximately RMB6.35 million (US$0.87 million)	The case is still in the process of trial.
18.	Loan contract dispute	China Merchants Bank Shanghai Branch	November 2023	approximately RMB29.58 million (US$4.08 million)	The case is still in the process of trial.

In some legal proceedings, the plaintiffs may request the competent courts or arbitration commissions to order to freeze the equity interests of certain subsidiaries of ours or freeze certain bank accounts of our subsidiaries. See “Risk Factors — Risk Factors Relating to AgiiPlus’ Business and Industry — The equity interests of certain indirect subsidiaries of ours held by Shanghai Distrii, Beijing Xinbanban, Shanghai Quanban Zhizao, and Shanghai Xinji (the “Shareholding Entities”) have been frozen by court orders, and as a result, each of the Shareholding Entities may experience restrictions in exercising its rights as the shareholder of the indirect subsidiary(ies) of ours whose equity interests are frozen, and certain bank accounts of certain indirect subsidiaries of ours are frozen.”

Other than the legal proceedings discussed above, to the best knowledge of the Company, none of AgiiPlus or AgiiPlus’ subsidiaries is aware of, any legal proceeding, investigation or claim which, in the opinion of AgiiPlus’ management, is likely to have a material adverse effect on AgiiPlus’ business, financial condition or results of operations. AgiiPlus and AgiiPlus’ subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of AgiiPlus’ resources, including its management’s time and attention.

16. SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the unaudited consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the unaudited consolidated financial statements other than as disclosed below.

Since July 2023, the Company entered into a share purchase agreement with an individual investor, pursuant to which the Company sold an aggregate of 72,445 ordinary shares of the Company at a price ranging from $3.0 to $3.8 per share for an aggregate consideration of approximately RMB1,773, and the Company expects to close the Pre-IPO Placement immediately before the closing of IPO. The Company has received RMB45,645 as of June 30, 2023, RMB1,773 from July through December 2023, and expects to receive the remainder thereafter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
AgiiPlus Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AgiiPlus Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021 and the related consolidated statements of operations, comprehensive loss, changes in deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor from 2021 to 2023.

Houston, Texas

April 27, 2023

AGIIPLUS INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	96,204	35,393	5,132
Restricted cash	111	7,539	1,093
Accounts receivable and contract assets, net (including RMB3,275 and RMB812 from related parties as of December 31, 2021 and 2022, respectively)	17,225	38,419	5,570
Lease incentives receivable, net (including RMB25 and nil from a related party as of December 31, 2021 and 2022, respectively)	35,292	9,206	1,335
Prepaid expenses and other current assets (including RMB435 and RMB210 prepaid to related parties as of December 31, 2021 and 2022, respectively)	28,725	37,693	5,465
Due from related parties	60	90	13
Total current assets	177,617	128,340	18,608
Non-current assets:
Property and equipment, net	231,302	211,061	30,601
Operating lease right-of-use assets, net	2,137,408	2,321,979	336,655
Operating lease right-of-use assets – related parties, net	314,170	94,714	13,732
Rental deposits (including RMB12,263 and RMB6,062 paid to related parties as of December 31, 2021 and 2022, respectively)	81,480	85,583	12,408
Other non-current assets	8,437	7,045	1,021
Total non-current assets	2,772,797	2,720,382	394,417
TOTAL ASSETS	2,950,414	2,848,722	413,025

LIABILITIES, MEZZANINE EQUITY AND DEFICIT
LIABILITIES
Current liabilities:
Short-term debt and current portion of long-term borrowings (including RMB3,000 and RMB1,105 to a related party as of December 31, 2021 and 2022, respectively)	44,803	51,498	7,467
Accounts payable (including RMB2,724 and RMB7,496 to related parties as of December 31, 2021 and 2022, respectively)	142,664	168,704	24,460
Rental retainer from tenants (including RMB40 and RMB40 from related parties as of December 31, 2021 and 2022, respectively)	103,849	109,872	15,930
Accrued expenses and other current liabilities (including RMB2,382 and RMB40 to related parties as of December 31, 2021 and 2022, respectively)	28,402	40,996	5,942
Due to related parties	5,415	995	144
Contract liabilities (including RMB360 and RMB19 to related parties as of December 31, 2021 and 2022, respectively)	59,713	80,646	11,693

AGIIPLUS INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
Operating lease liabilities, current	380,356	534,115	77,439
Operating lease liabilities – related parties, current	118,715	65,298	9,467
Total current liabilities	883,917	1,052,124	152,542
Non-current liabilities:
Long-term borrowings (including nil and RMB3,000 from a related party as of December 31, 2021 and 2022, respectively)	2,125	39,906	5,786
Operating lease liabilities, non-current	2,240,412	2,394,463	347,165
Operating lease liabilities – related parties, non-current	286,027	67,776	9,827
Rental retainer from tenants, non-current	10,591	22,208	3,220
Due to a related party, non-current	3,242	2,573	373
Total non-current liabilities	2,542,397	2,526,926	366,371
TOTAL LIABILITIES	3,426,314	3,579,050	518,913

MEZZANINE EQUITY
Series Pre-A convertible redeemable preferred shares (US$0.0001 par value, 5,933,012 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	60,768	60,768	8,811
Series A convertible redeemable preferred shares (US$0.0001 par value, 8,900,408 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	243,035	211,177	30,618
Series A+ convertible redeemable preferred shares (US$0.0001 par value, 5,188,340 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	144,748	121,514	17,618
TOTAL MEZZANINE EQUITY	448,551	393,459	57,047

DEFICIT

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value, 473,734,961 shares authorized, 14,524,927 shares issued and outstanding as of December 31, 2021 and 2022)*	9	9	1
Series Pre-A convertible preferred shares (US$0.0001 par value, 6,243,279 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	4	4	1
Additional paid-in capital*	4	120	17
Accumulated deficit	(938,142)	(1,127,168)	(163,424)
Accumulated other comprehensive income (loss)	1,088	(776)	(113)
Total AgiiPlus Inc. shareholders’ deficit	(937,037)	(1,127,811)	(163,518)
Non-controlling interests	12,586	4,024	583
TOTAL DEFICIT	(924,451)	(1,123,787)	(162,935)
TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	2,950,414	2,848,722	413,025

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
Revenue:
Workspace leasing & operation revenue (including services provided to related parties of RMB120 and RMB224 for the years ended December 31, 2021 and 2022, respectively)	374,390	431,132	62,508
Renovation & smart building technology revenue (including services provided to related parties of RMB844 and RMB6,745 for the years ended December 31, 2021 and 2022, respectively)	36,265	26,530	3,846
Brokerage & enterprise service revenue (including services provided to related parties of RMB346 and RMB439 for the years ended December 31, 2021 and 2022, respectively)	48,534	48,580	7,043
Total revenue	459,189	506,242	73,397

Cost of revenue:
Workspace leasing & operation cost (including services received from related parties of RMB95,202 and RMB27,999 for the years ended December 31, 2021 and 2022, respectively)	(468,442)	(506,510)	(73,437)
Renovation & smart building technology cost	(31,272)	(20,754)	(3,009)
Brokerage & enterprise service cost (including services received from related parties of RMB274 and RMB663 for the years ended December 31, 2021 and 2022, respectively)	(27,059)	(26,714)	(3,873)
Total cost of revenue	(526,773)	(553,978)	(80,319)
Gross loss	(67,584)	(47,736)	(6,922)
Operating expenses:
Pre-opening expenses	(38,781)	(59,908)	(8,686)
Selling expenses	(47,155)	(49,572)	(7,187)
General and administrative expenses	(125,591)	(98,635)	(14,301)
Loss on litigation	(14,119)	—	—
Total operating expenses	(225,646)	(208,115)	(30,174)
Gain on disposal of a subsidiary	—	8,393	1,217
Loss from operations	(293,230)	(247,458)	(35,879)
Interest income	645	542	79
Interest expense	(4,112)	(2,542)	(369)
Government subsidies	725	1,709	248
Other income, net	4,573	3,718	539
Total other income	1,831	3,427	497
Loss before income taxes	(291,399)	(244,031)	(35,382)
Income tax benefit (expense)	64	(256)	(37)
Net loss	(291,335)	(244,287)	(35,419)

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
Less: Net income (loss) attributable to non-controlling interests	2,458	(169)	(25)
Net loss attributable to AgiiPlus Inc.	(293,793)	(244,118)	(35,394)
Accretion on convertible redeemable preferred shares to redemption value	(92,563)	—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092	7,988
Net loss attributable to ordinary shareholders of AgiiPlus Inc.	(386,356)	(189,026)	(27,406)

Net loss per ordinary share
– Basic*	(29.30)	(13.01)	(1.89)
– Diluted*	(29.30)	(13.01)	(1.89)
Weighted average ordinary shares outstanding used in net loss per share calculation
– Basic*	13,185,546	14,524,927	14,524,927
– Diluted*	13,185,546	14,524,927	14,524,927

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
Net loss	(291,335)	(244,287)	(35,419)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	528	(1,864)	(270)
Total comprehensive loss	(290,807)	(246,151)	(35,689)

Less: Comprehensive income (loss) attributable to non-controlling interests	2,320	(169)	(25)

Comprehensive loss attributable to AgiiPlus Inc.	(293,127)	(245,982)	(35,664)
Accretion on convertible redeemable preferred shares to redemption value	(92,563)	—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092	7,988
Comprehensive loss attributable to ordinary shareholders of AgiiPlus Inc.	(385,690)	(190,890)	(27,676)

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(Amounts in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares*		Subscriptions Receivable	Series Pre-A Convertible Preferred Shares*		Additional Paid in Capital*	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total Deficit
	Number of Shares	Amount		Number of Shares	Amount
		RMB	RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2021	12,327,777	8	(2,154)	6,243,279	4	3	(590,980)	422	12,539	(580,158)

Net loss	—	—	—	—	—	—	(293,793)	—	2,458	(291,335)
Foreign currency translation adjustments	—	—	—	—	—	—	—	666	(138)	528
Issuance of restricted share awards	2,014,094	1	—	—	—	38,438	—	—	—	38,439
Collection of subscriptions receivable	—	—	2,154	—	—	—	—	—	—	2,154
Exercise of employee stock options	238,683	—	—	—	—	1,087	—	—	—	1,087
Repurchase of ordinary shares	(55,627)	—	—	—	—	(253)	—	—	—	(253)
Purchase of non-controlling interests	—	—	—	—	—	(77)	—	—	(4,723)	(4,800)
Capital contribution from non-controlling shareholders	—	—	—	—	—	—	—	—	2,450	2,450
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	—	(39,194)	(53,369)	—	—	(92,563)
Balance as of December 31, 2021	14,524,927	9	—	6,243,279	4	4	(938,142)	1,088	12,586	(924,451)

Net loss	—	—	—	—	—	—	(244,118)	—	(169)	(244,287)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(1,864)	—	(1,864)
Disposal of a subsidiary	—	—	—	—	—	—	—	—	(8,393)	(8,393)
Disposal of VIE and its subsidiaries under common control	—	—	—	—	—	116	—	—	—	116
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	—	—	55,092	—	—	55,092
Balance as of December 31, 2022 in RMB	14,524,927	9	—	6,243,279	4	120	(1,127,168)	(776)	4,024	(1,123,787)
Balance as of December 31, 2022 in USD	14,524,927	1	—	6,243,279	1	17	(163,424)	(113)	583	(162,935)

____________

*         After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(291,335)	(244,287)	(35,419)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	56,608	60,928	8,834
Loss on disposal of property and equipment	634	—	—
Gain on disposal of a subsidiary	—	(8,393)	(1,217)
Non-cash lease expense	238,629	297,127	43,079
Gain on modification of lease contracts	(1,895)	(48,075)	(6,970)
Allowance for credit losses	1,244	2,833	411
Deferred income tax	(1,936)	—	—
Share-based compensation	29,265	—	—
Changes in operating assets and liabilities:
Accounts receivable and contract assets, net	11,244	(22,611)	(3,278)
Lease incentives receivable, net	113,917	60,770	8,811
Prepaid expenses and other current assets	(7,283)	(25,634)	(3,717)
Rental deposits	(9,912)	(4,103)	(595)
Accounts payable	6,029	9,826	1,425
Accrued expenses and other current liabilities	15,433	(17,577)	(2,548)
Contract liabilities	25,541	20,933	3,035
Operating lease liabilities	(144,604)	(141,197)	(20,472)
Rental retainer from tenants	24,373	17,640	2,558
Net cash provided by (used in) operating activities	65,952	(41,820)	(6,063)
Cash flows from investing activities
Cash paid for purchases of property and equipment	(108,349)	(69,207)	(10,034)
Advance to related parties	(12)	(30)	(4)
Repayment from related parties	1,326	—	—
Net cash used in investing activities	(107,035)	(69,237)	(10,038)
Cash flows from financing activities
Contribution from non-controlling shareholders	2,450	—	—
Borrowings from bank loans and third-party loans	38,970	86,317	12,515
Borrowings from related party loans	3,000	1,900	275
Repayment of bank loans and third-party loans	(5,533)	(42,946)	(6,227)
Repayment of borrowings from related parties	(811)	(1,084)	(157)
Advance payments collected from the Pre-IPO Placement	—	15,158	2,198
Issuance of restricted share awards	9,174	—	—
Payment to repurchase ordinary shares	(253)	—	—
Proceeds from exercise of employee stock options	1,087	—	—
Collection of subscriptions receivable	2,154	—	—
Net cash provided by financing activities	50,238	59,345	8,604
Effects of exchange rate changes	993	(1,671)	(242)

AGIIPLUS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD
Net increase (decrease) in cash, cash equivalents and restricted cash	10,148	(53,383)	(7,739)
Cash, cash equivalents and restricted cash – beginning of the year	86,167	96,315	13,964
Cash, cash equivalents and restricted cash – end of the year	96,315	42,932	6,225

Supplemental disclosure of cash flow information:
Interest paid	4,521	4,853	704
Income taxes paid	4	223	32

Non-cash investing and financing activities:
Liabilities assumed in connection with purchases of property and equipment	57,100	37,193	5,392
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	1,039,426	580,550	84,172
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	66,773	318,308	46,150
Conversion of convertible debt to redeemable preferred shares	57,000	—	—
Liabilities assumed in connection with acquisition of non-controlling interests	4,800	—	—
Accretion on convertible redeemable preferred shares to redemption value	92,563	—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092	7,988
Net assets of the VIE and its subsidiaries disposed of to entity under common control	—	116	17

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same amounts shown in the consolidated statements of cash flows:

	As of December 31,
	2021	2022	2022
	RMB	RMB	USD
Cash and cash equivalents	96,204	35,393	5,132
Restricted cash	111	7,539	1,093
Total cash, cash equivalents and restricted cash	96,315	42,932	6,225

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES

(a) Principal activities and subsidiaries

AgiiPlus Inc. (“AgiiPlus”) was incorporated under the laws of the Cayman Islands on February 18, 2021. AgiiPlus, through its subsidiaries, including wholly-foreign owned enterprises (“WFOEs”), its consolidated variable interest entity (the “VIE”) and the subsidiaries of the VIE (collectively, including AgiiPlus, the “Company”), is primarily engaged in providing transformative integrated working solutions to its enterprise customers, including a digital office marketplace to match enterprises with landlords, customized prefabricated renovation with smart building solutions, flexible workspace with plug-in software and on-demand enterprise services. The Company’s principal operations and geographic markets are in the People’s Republic of China (the “PRC” or “China”) and Singapore.

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte., Ltd. to City Connected Communities Pte., Ltd., one of the principal shareholders of the Company. The disposal of this subsidiary did not represent a strategic shift that had a major effect on the Company’s operations and financial results. Also see Note 15.

In May 2022, Shanghai Tangtangjia Business Consulting Co., Ltd. signed a termination agreement with the VIE and its shareholders to terminate the power of attorney, executive call option agreements, equity pledge agreements, exclusive business cooperation agreements and spousal consent letters signed between Shanghai Tangtangjia Business Consulting Co., Ltd. and the VIE in August 2021 (the “VIE arrangements”). As a result, the Company ceased to control and was no longer the primary beneficiary of the VIE and the subsidiaries of the VIE. After the termination of the VIE arrangements, the Company will no longer consolidate the financial position and operating results of the VIE. The termination of VIE did not represent a strategic shift that had a major effect on the Company’s operations and financial results. No gain or loss recognized as it is the transaction under common control.

As of the date the consolidated financial statements are issued, the Company’s major subsidiaries are as follows:

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
Major Subsidiaries of the Company
AgiiPlus Holdings Limited	February 2021	British Virgin Islands	100%
AgiiPlus Group Limited	March 2021	Hong Kong, PRC	100%
AgiiTech Limited	March 2021	Hong Kong, PRC	100%
AgiiProp Limited	April 2021	Hong Kong, PRC	100%
Shanghai Distrii Technology Development Co., Ltd.	January 2016	PRC	100%
Shanghai Tangtangjia Business Consulting Co., Ltd.	May 2021	PRC	100%
Shanghai Tangtangjia Zhizao Property Development Co., Ltd.	May 2021	PRC	100%
Shanghai Shuban Technology Co., Ltd.	July 2019	PRC	100%
Shanghai Zhengji Information Technology Co., Ltd.	November 2017	PRC	100%
Suzhou Distrii Technology Development Co., Ltd.	July 2019	PRC	100%
Ningbo Distrii Investment Management Co., Ltd.	July 2018	PRC	100%
Nanjing Distrii Technology Development Co., Ltd.	November 2018	PRC	100%
Shanghai Moban Catering Management Co., Ltd.	May 2016	PRC	100%
Shanghai Xinban Technology Development Co., Ltd.	July 2020	PRC	100%
Beijing Xinbanban Technology Co., Ltd.	January 2017	PRC	100%
Shanghai Quanban Zhizao Property Development Co., Ltd.	March 2018	PRC	100%

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
Beijing Shuban Technology Development Co., Ltd.	September 2019	PRC	100%
Shanghai Zhenban Information Technology Co., Ltd.	April 2020	PRC	100%
Ningbo Investment Management Co., Ltd.	August 2018	PRC	100%
Shanghai Tianchen Technology Development Co., Ltd.	June 2019	PRC	100%
Beijing Waiqi Banban Technology Co., Ltd.	December 2017	PRC	51%
Shanghai Quanban Zhizao Property Development Co., Ltd. Beijing Branch	June 2019	PRC	100%
Jiangsu Distrii Technology Co., Ltd.	April 2021	PRC	100%
Distrii Singapore Pte. Ltd.	May 2017	Singapore	100%
Shanghai Xinbanban Technology Development Co., Ltd.	October 2021	PRC	100%
Beijing Haiban Technology Development Co., Ltd.	December 2021	PRC	100%
Beijing Zhongban Technology Development Co., Ltd.	December 2021	PRC	100%
Beijing Zhaoban Technology Development Co., Ltd.	February 2022	PRC	100%
Beijing Yaban Technology Development Co., Ltd.	January 2022	PRC	100%
Shanghai Jiangban Technology Development Co., Ltd.	January 2022	PRC	100%
Shanghai Jingban Technology Development Co., Ltd.	March 2022	PRC	100%
Shanghai Minban Technology Development Co., Ltd.	February 2022	PRC	100%
AgiiProp Inc.	January 2022	Cayman Islands	100%
AgiiProp Investment Management Limited	January 2022	Hong Kong, PRC	100%
Agii Global Asset Management Inc.	April 11, 2022	Cayman Islands	100%
Agii International Asset Management Inc.	April 11, 2022	Cayman Islands	100%
Shanghai Disiqu Technology Development Co., Ltd.	July 2022	PRC	100%
Shanghai Hongban Technology Development Co., Ltd.	June 2022	PRC	100%
Shanghai Changban Technology Development Co., Ltd.	June 2022	PRC	100%
Shanghai Aiban Technology Development Co., Ltd.	July 2022	PRC	100%
Shanghai Yangban Technology Development Co., Ltd.	July 2022	PRC	100%
Hangzhou Shuban Technology Co., Ltd.	August 2022	PRC	100%
Shanghai Tangtangjia Zhiban Technology Development Co., Ltd.	August 2022	PRC	100%
Agii Global Asset Management Limited	June 2022	Hong Kong, PRC	100%
Agii International Asset Management Limited	June 2022	Hong Kong, PRC	100%
Shanghai Quanjiahe Property Development Co., Ltd.	August 2022	PRC	100%
Shanghai Lunban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Tangtangjia Technology Service Co., Ltd.	September 2022	PRC	100%
Shanghai Tangtangjia Enterprise Development Co., Ltd.	September 2022	PRC	100%
Shanghai Tangying Internet of Things Technology Co., Ltd.	September 2022	PRC	100%
Jiangsu Shuban Technology Co., Ltd.	September 2022	PRC	100%
Shanghai Xianban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Dongban Technology Development Co., Ltd.	September 2022	PRC	100%
Shanghai Jiaqiban Technology Development Co., Ltd.	September 2022	PRC	100%
Hangzhou Tangtangjia Technology Co., Ltd.	October 2022	PRC	100%

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Name	Date of incorporation or acquisition	Place of incorporation	Percentage of director or indirect ownership
Shanghai Huiban Technology Development Co., Ltd.	December 2022	PRC	100%
Shanghai Jingban Technology Co., Ltd.	December 2022	PRC	100%
Shanghai Shengban Technology Development Co., Ltd.	December 2022	PRC	100%
Beijing Tangtangjia Technology Service Co., Ltd.	December 2022	PRC	100%
Beijing Tangtangjia Zhizao Technology Development Co., Ltd.	January 2023	PRC	100%
Shanghai Qiban Technology Development Co., Ltd.	February 2023	PRC	100%
Shanghai Tangchuang Technology Service Co., Ltd.	January 2023	PRC	100%
Zheng Xin (Shanghai) Technology Development Co., Ltd.	February 2023	PRC	100%
Shanghai Yiban Technology Development Co., Ltd.	March 2023	PRC	100%
Shanghai Ruiban Technology Co., Ltd.	April 2023	PRC	100%

(b) History of the Company and organization

The Company’s history began in 2016 with the commencement of operations of Shanghai Distrii Technology Development Co., Ltd. (“Shanghai Distrii” or “WFOE1”), a limited liability company incorporated in the PRC. Shanghai Distrii and its subsidiaries developed their businesses over time in the PRC and Singapore.

In 2021, the Company has undergone a series of reorganization transactions (the “Reorganization”) with the main purpose of establishing a Cayman holding company in preparation for its overseas listing. In connection with the Reorganization, all the shareholders of Shanghai Distrii subscribed for ordinary shares and Series Pre-A, A, and A+ preferred shares of the Company, as applicable, in proportion to their previous respective equity interests in Shanghai Distrii prior to the Reorganization.

As part of the Reorganization in 2021, the Company established two wholly-owned subsidiaries in Hong Kong, named AgiiProp Limited and AgiiTech Limited, and their respective WFOEs, Shanghai Tangtangjia Zhizao Property Development Co., Ltd. (“WFOE2”) and Shanghai Tangtangjia Business Consulting Co., Ltd. (“WFOE3”). WFOE2 and WFOE3, through direct equity ownership or contractual agreements with the VIE and the VIE’s shareholders, respectively, hold certain subsidiaries originally incorporated under Shanghai Distrii. The Reorganization was completed in August 2021.

The Reorganization involved the restructuring of the legal structure of the operating entities, which was under common control and did not result in any changes in the economic substance of the ownership and the Shanghai Distrii. The historical costs of Shanghai Distrii are carried forward. The accompanying consolidated financial statements have been prepared as if the current corporate structure of the Company had been in existence throughout the periods presented. Accordingly, the effect of the ordinary shares and the preferred shares issued by the Company pursuant to the Reorganization has been presented retrospectively as of the beginning of the earliest period presented on the consolidated financial statements or the original issue date, whichever is later.

In May 2022, WFOE3 signed a termination agreement with the VIE and its shareholders to terminate VIE arrangements. As a result, the Company ceased to control and was no longer the primary beneficiary of the VIE and the subsidiaries of the VIE. After the termination of the VIE arrangements, the Company will no longer consolidate the financial position and operating results of the VIE and the subsidiaries of the VIE.

In October 2022, the shareholders of the Company consented to a shareholder resolution, pursuant to which the Company has allotted certain shares to the existing shareholders and redesignated certain authorized ordinary shares to different classes of preferred shares to effectuate the allotment. The allotment has resulted in an increase in the

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

aggregate number of shares, including the outstanding ordinary and preferred shares and the ordinary shares reserved for future issuance, to be 90,000,000. The par value of the ordinary shares, the voting right of the shareholders of ordinary shares and the preferred shares, on an as-converted basis, and the economic rights of the preferred shares, including but not limited to the dividend, liquidation, conversion and redemption rights, remain unchanged. The Company accounted for the allotment as a forward stock split with an effective split ratio of 1-to-1.6421. The stock split was effected on October 28, 2022.

In March 2023, each of the Company’s shareholders executed a surrender letter, pursuant to which each shareholder irrevocably surrendered to the Company for cancellation and for nil consideration, such number of shares equals to one half (1/2) of the number of shares held by such shareholder prior to this transaction (the “Share Surrender”). The Share Surrender has resulted in a decrease in the aggregate number of shares, including the outstanding ordinary and preferred shares and the ordinary shares reserved for future issuance, to be 45,000,000, from the 90,000,000 immediately after the forward stock split noted above. The par value of the ordinary shares, the voting right of the shareholders of ordinary shares and the preferred shares, on an as-converted basis, and the economic rights of the preferred shares, including but not limited to the dividend, liquidation, conversion and redemption rights, remain unchanged. The Company accounted for the Share Surrender as a reverse stock split with an effective split ratio of 2-to-1. The stock split was effected on March 16, 2023.

The forward stock split and the reverse stock split (collectively referred to as the stock splits) resulted in a reclassification of capital between the par value and additional paid-in-capital and all share and per share data included within the accompanying financial statements and related footnotes have been adjusted to account for the effect of the stock splits.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation and use of estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, incremental borrowing rate used in measuring lease liabilities, valuation allowance for deferred tax assets, impairment assessment of right-of-use assets and fair value of share-based awards and convertible redeemable preferred shares.

China lifted certain measures against the COVID-19 pandemic starting from January 2023, and the Company expects some recovery for the businesses in the work solution industry in general. Nevertheless, there remain significant uncertainties surrounding the COVID-19 pandemic, including the existing and new variants of COVID-19, and its further development as a global pandemic. The extent to which it may continue to affect the Company’s results of operations will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. These factors may continue to have an impact on the Company’s financial position, result of operations and cash flows.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings and financial position.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and fulfilment of obligations in the normal course of business. The realization of assets and fulfilment of obligations in the normal course of business is dependent on, among other things, the Company’s ability to generate sufficient cash flows from operations, and the Company’s ability to arrange adequate financing arrangements.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2022, the Company had a working capital deficit of RMB923,784, and a total deficit of RMB1,123,787, including an accumulated deficit of RMB1,127,168. For the years ended December 31, 2021 and 2022, the Company incurred a net loss of RMB291,335 and RMB244,287, respectively.

These factors raised substantial doubt of the Company’s ability to continue as a going concern.

As of December 31, 2022, the Company had the following credit lines available:

•        In August 2021, the Company entered into a three-year line of credit agreement with a third party for an aggregate amount of RMB50,000 with an annual interest of 8%. Upon draw-down, each loan will be repayable in two years. As of the date the consolidated financial statements are issued, RMB50,000 is available for withdrawal under this credit line.

•        In February 2022, the Company entered into a letter of intent with Bank of Shanghai (“BOS”) regarding a line of credit for a total amount of RMB120,000. As of December 31, 2022, RMB60,000 has been approved by the BOS and can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties. The approval of the remaining RMB60,000 credit is being negotiated between the Company and the BOS and is subject to, among other considerations, the Company’s future operating results. As of December 31, 2022, the Company has utilized RMB32,702 from the approved credit line.

As of the date the consolidated financial statements are issued, the Company had the following capital raising plan from private equity placements:

•        Since September 2022, the Company entered into a series of share purchase agreements with several individuals and institutional investors (the “Pre-IPO Placement”), pursuant to which the Company sold an aggregate of 3,495,100 ordinary shares of the Company at a price ranging from $3.0 to $3.5 per share for an aggregate consideration of approximately RMB73,773, and the Company expects to close the Pre-IPO Placement immediately before the closing of IPO. The Company has received RMB15,158 as of December 31, 2022, RMB23,335 from January through April 2023, and expects to receive the remainder thereafter.

As a result of the above arrangements and plans, and upon considering the forecasted net cash flow, the Company believes that it will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the consolidated financial statements.

The Company may need additional capital in the future to fund its continued operations of the Company. If the Company is unable to obtain additional equity or debt financing as required, the business operations and prospects of the Company may suffer.

(b) Principles of consolidation

The accompanying consolidated financial statements include the financial information of the Company, its subsidiaries, the VIE and the VIE’s subsidiaries for which the Company is the ultimate primary beneficiary. All balances and transactions among the Company, its subsidiaries, the VIE and the VIE’s subsidiaries were eliminated upon consolidation. The Company terminated the agreements with the VIE in May 2022 and no longer consolidates the VIE upon termination. Also see Note 1.

A subsidiary is an entity in which the Company, directly or indirectly: (1) controls more than one-half of the voting power; (2) has the power to appoint or remove the majority of the members of the board of directors; (3) casts a majority of votes at the meeting of the board of directors; or (4) governs the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A VIE is an entity in which the Company or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

A non-controlling interest in a consolidated subsidiary represents the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are presented as a separate component of equity in the consolidated balance sheets and have been separately disclosed in the Company’s consolidated statements of operations and comprehensive loss to distinguish the interests from that of the Company.

(c) Foreign currency translation

The Company’s reporting currency is RMB. The functional currency of the subsidiaries incorporated outside mainland China is the United States dollar (“USD” or “US$”) or Singapore dollar (“SGD”). The functional currency of all the other subsidiaries is RMB.

For the subsidiaries whose functional currencies are those other than the reporting currency, the results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income (loss).

(d) Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which are subject to an insignificant risk of changes in value.

(e) Restricted cash

Cash that is legally restricted from withdrawal is reported separately on the face of the Company’s consolidated balance sheets as restricted cash.

(f) Property and equipment, net

Property and equipment are stated at cost and depreciated using the straight-line method over the following estimated useful lives:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Furniture	5 years
Office equipment	3 years
Internal use software	10 years

Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expenses as incurred.

Construction in progress represents assets under construction. All direct costs relating to the construction are capitalized as construction in progress. Construction in progress is not depreciated until the asset is placed in service.

(g) Lease incentives receivable

Lease incentives receivable primarily represents amounts paid or payable by the Company for completing leasehold improvements that are reimbursable pursuant to lease provisions entered with relevant landlords. When contractually due to the Company, these amounts are recorded as a lease incentive receivable. Lease incentives of

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

approximately RMB120,000 and RMB40,000 for the years ended December 31, 2021 and 2022, respectively, that are paid or payable to the Company are deducted from lease payments and reduce the initial measurement of the Company’s right-of-use assets. The lease incentives receivable is reduced when the cash has been collected from the landlords.

(h) Lease

The Company accounts for leases under ASC 842. The Company has made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Company’s overall lease portfolio. Payments related to those leases continue to be recognized in the consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective as a Lessee

The Company leases properties for its agile workspace provided to its customers and recognizes leases in the balance sheet as right-of-use (“ROU”) assets and lease liabilities with certain practical expedients available. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Company recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.

A large majority of the lease agreements contain provisions for free rent periods, rent escalation, and lease incentives entitled to the Company. Free-rent periods and rent escalation clauses are also recorded on a straight-line basis over the lease term. Lease incentive generally includes a portion of the cost of leasehold improvements reimbursable to the Company by the landlords.

All rent expense incurred before a workspace location opens for business is recorded in pre-opening expenses on the accompanying consolidated statements of operations. Once a location opens for business, the location’s rent expense is included in cost of revenue.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis, incorporating lease term, currency risk and credit risk.

For the initial measurement of the lease liabilities, the Company uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Operating lease liabilities related to lease payments due within one year and over are classified as current and non-current, respectively, in the consolidated balance sheets.

The ROU asset is measured as the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives.

Modifications to existing lease arrangements, including changes to the lease venue, lease term and payment amounts, are reviewed to determine whether they result in a separate contract. For modifications that do not result in a separate contract, management reviews the lease classification and re-measures the related right-of-use assets and lease liabilities at the effective date of the modification. In case of low performance of a workspace leased, the Company may terminate the lease agreement before the contract term expires.

The gain or loss on modification of lease contracts resulted from the difference between changes in the right-of-use assets and lease liabilities due to lease modification and termination and any additional payment required at lease termination are recognized as lease expenses and included in the cost of revenue. The Company will write off the related lease deposit balance if determined uncollectable. The related leasehold improvement is disposed of at termination.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes COVID-19 waiver of lease expenses received from our landlords as variable lease expense as if there is no change in the contract.

From the Perspective as a Lessor

The Company recognizes workspace leasing & operation revenue under ASC 842, and all the lease contracts are operating leases. The Company has elected to exclude from revenue and expenses sales taxes and other similar taxes collected from its tenants. The Company provides agile work solutions for its customers and generates revenues from monthly rent in the form of office desk rental fees. The contract of office desk rental fee provides customers with access to office space, protech and office SaaS, use of a shared internet connection as well as access to certain facilities (restrooms, common areas, etc.). The Company has elected to account for the non-lease components with the lease component as a single component and the combined component is recognized under ASC 842. The price of each contract varies, based on particular characteristics of the office space occupied by the customers, the geographic location of the workspace, and the amount of desk space in the contract. The Company’s lease contracts are mainly fixed workspace fee contracts. Workspace leasing & operation revenue is recognized on a monthly basis under ASC 842, over the lease term, as access to office space is provided. The leases do not have renewal options and a penalty is imposed if the tenants early terminate the leases. Renewal of contracts is on a negotiation basis before termination.

Prior to moving into an office, tenants are generally required to provide the Company with a rental retainer, normally in the amount of a three-month rental fee. Pursuant to the terms of the workspace rental agreements, the amount of the service retainer may be applied against the tenant’s unpaid balance of rental or other fees.

Future lease collections generated from contracts already signed for the following five years as of December 31, 2022 were as follows:

As of December 31, 2022
RMB
2023	399,258
2024	111,390
2025	14,018
2026	2,757
2027 and thereafter	1,278
Total	528,701

(i) Impairment of ROU assets and other long-lived assets

The Company reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Company considers to be important which could trigger an impairment review primarily include (a) significant underperformance relative to projected operating results; (b) significant changes in the overall business strategy; (c) significant adverse changes in the legal or business environment and (d) significant competition, unfavorable industry trend, or economic outlook. When any of these events occurs, the Company measures impairment by comparing the carrying value of the ROU assets or long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. There is an indicator of impairment if the carrying value is higher than the undiscounted cash flows. The Company measures the fair value of the assets by using discounted cash flow model. The carrying value in excess of fair value is recognized as impairment of ROU assets or long-lived assets. The estimates used in projected future cash flows include rental charges, occupancy rate and operating costs. The incremental borrowing rate is used as the discount rate.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company did not record any impairment loss on its long-lived assets for the years ended December 31, 2021 and 2022.

(j) Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The Company elects the practical expedient to expense the incremental direct costs of obtaining a contract when incurred if the amortization period is generally twelve months or less. The Company has elected to exclude from the measurement of the transaction price value-added tax that the Company collected from the customers with revenue-producing activities.

The Company follows the five steps approach for revenue recognition under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

The primary sources of the Company’s revenues are as follows:

(i)     Workspace leasing & operation revenue

As set out in Note 2(h) “Lease, from the perspective as a lessor”, workspace leasing & operation revenue is recognized under ASC 842.

(ii)    Renovation & smart building technology revenue

Renovation & smart building technology revenue is mainly generated from design and construction projects for the betterment of customers’ properties. The Company recognizes revenue over time using the output method to measure the Company’s progress toward the construction objects. Renovation & smart building technology revenue is recognized as direct measurements by the value of the goods or services transferred to date relative to the remaining goods or services promised under the contract. A subcontractor may be involved to provide such services. The Company obtains control of the goods or services before transferring to customers and recognizes revenue on a gross basis.

(iii)   Brokerage & enterprise service revenue

Brokerage & enterprise service revenue primarily consists of 1) brokerage service revenue, 2) workspace management revenue, and 3) other service revenue.

The Company recognizes brokerage service revenue at a point in time when the service is provided. Workspace management revenue is derived from managing workspace locations owned by other proprietors. The fee generally is recognized straight-line over the contract term. The Company also provides other services to its rental customers, including the extra conference room and printer usage, providing beverages, etc. Revenue is recognized based on actual usage when the related performance obligation is satisfied. For the years ended December 31, 2021 and 2022, no single subcategory of revenue generated from the brokerage & enterprise service accounts for over 5% of the total revenue.

Contract assets primarily relate to the Company’s rights to consideration for services performed under renovation & smart building technology revenue contracts not yet billed. As of December 31, 2021 and 2022, the balance of contract assets is RMB2,539 and RMB1,095, respectively, which is included in accounts receivable and contract assets, net.

Contract liabilities primarily result from rental customers’ prepayment for workspace leasing & operation revenue contracts. As of December 31, 2021, the contract liabilities were RMB59,713 and recognized as revenue during the year ended December 31, 2022. As of December 31, 2022, the contract liabilities were RMB80,646 and expected to be recognized as revenue in the following year.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table summarizes the Company’s disaggregated revenue generated from different revenue streams:

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2022
	RMB	RMB
Workspace leasing & operation revenue	374,390	431,132
Renovation & smart building technology revenue	36,265	26,530
Brokerage & enterprise service revenue	48,534	48,580
Total revenue	459,189	506,242

(k) Cost of revenue

Cost of revenue primarily consists of lease expenses, employee compensation and benefits, depreciation and amortization, renovation cost, other workspace operational costs such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables, and gain or loss on modification of lease contracts.

(l) Pre-opening expenses

Pre-opening expenses are expensed as incurred and consist of expenses incurred before a workspace opens for operations. The primary component of pre-opening expenses is lease expense.

(m) Government subsidies

The government subsidies provided by the local government are mainly incentives for general corporate operations. The Company reports government subsidies as subsidy income when received from local government authorities with no limitation on the use of the subsidies. For the years ended December 31, 2021 and 2022, RMB725 and RMB1,709 were received and included in other income in the consolidated statements of operations, respectively. There was no government subsidy income deferred and included in accrued expenses and other current liabilities as of December 31, 2021 and 2022.

(n) Value-added taxes

Revenue is recognized net of value-added taxes (“VAT”). The VAT is based on the gross sales price. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is included in prepaid expenses and other current assets in the consolidated balance sheets if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries, VIE and the VIE’s subsidiaries incorporated in the PRC, have been and remain subject to examination by the tax authorities.

(o) Income taxes

Income taxes are accounted for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized for 1) temporary differences between the tax basis of assets and liabilities, and their carrying amounts in the financial statements, 2) net operating loss carry forwards, by applying enacted statutory tax rates applicable to taxable income in the years in which those temporary differences or operating loss are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company only recognizes tax benefits related to uncertain tax positions when such positions are more likely than not of being sustained upon examination. For such positions, the amount of tax benefit that the Company recognizes is the largest amount of tax benefit that is more than fifty percent likely of being sustained upon the ultimate settlement of such uncertain positions. The Company records interest and penalties as a component of income tax expense.

(p) Net loss per share

Net loss per share is computed in accordance with ASC 260, “Earnings Per Share”. Basic net loss per share is computed by dividing net loss attributable to ordinary shareholders, considering the accretion/reversal of accretion to the redemption value of the preferred shares, by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share the loss. Diluted net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. The Company calculates the number of ordinary equivalent shares relate to its convertible securities using the if-converted method, and its call options, the treasury stock method, as applicable. Ordinary equivalent shares are not included in the denominator of the diluted net loss per share calculation when the inclusion of such shares would be anti-dilutive.

(q) Share-based compensation

The Company has incentive plans for the granting of share-based awards in the form of share options and restricted ordinary shares to eligible employees, officers and directors. These share-based awards are accounted for in accordance with ASC 718 Compensation — Stock-based Compensation. Share-based awards granted to employees, officers and directors are classified as equity awards and are measured at the grant date fair value of the awards and recognized as expenses using a straight-line method over the requisite service period, which is generally the vesting period of the awards.

Share-based compensation in relation to the restricted ordinary shares is measured based on the fair value of the Company’s ordinary shares at the award grant date, which is estimated using the income approach and equity allocation method. Estimation of the fair value of the Company’s ordinary shares involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, discount rate, risk-free interest rate and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants are made. Share-based compensation in relation to the share options is estimated using the binomial option pricing model. The determination of the fair value of share options is affected by the share price of the Company’s ordinary shares as well as the assumptions regarding a number of complex and subjective variables, including the expected share price volatility, risk-free interest rate, exercise multiple and expected dividend yield. The fair value of these awards was determined by management with the assistance of a valuation report prepared by an independent valuation firm using management’s estimates and assumptions.

The Company elected to not estimate the forfeiture rate, but to account for the forfeiture when forfeitures occur.

(r) Fair value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1       Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2       Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3       Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As of December 31, 2021 and 2022, the carrying values of cash and cash equivalents, restricted cash, accounts receivable and contract assets, lease incentives receivable, other receivable, short-term borrowings, accounts payable, rental retainer from tenants, and accrued expenses and other current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

(s) Allowance for credit losses

The Company estimates allowance for credit losses in accordance with ASC 326 Financial Instruments-Credit Losses. The allowance for credit losses represents the Company’s estimate of probable credit losses mainly related to accounts receivable and contract assets, lease incentives receivable and other receivables.

The Company has identified the relevant risk characteristics of its debtors and the related receivables, contract assets, lease incentives receivable and other receivables which include the type of the receivables the Company has, nature of the debts or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the debtor’s historical payment history, its current creditworthiness and current economic trends, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. For each reporting period, the management reviews the credit loss rate to reflect its latest assessment.

(t) Convenience translation

The Company’s business is primarily conducted in the PRC and substantially all of the revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of the balance sheet date, for the convenience of the readers. Translations of balances in the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in deficit and cash flows from RMB into US dollars as of and for the year ended December 31, 2022 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB6.8972 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2022. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2022 or at any other rate.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u) Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration of Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Company’s cash, cash equivalents and restricted cash denominated in RMB amounted to RMB91,344 and RMB38,318 as of December 31, 2021 and 2022, respectively.

Concentration risks

Financial instruments that potentially expose the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts and lease incentives receivable. As of December 31, 2021 and 2022, the majority of the Company’s cash and cash equivalents were deposited in financial institutions located in the PRC. The Company routinely assesses the financial strength of the tenants and adjusts allowance for credit losses based on factors surrounding the credit risk.

There is one customer individually representing 18% of total accounts receivable and contract assets for the year ended December 31, 2021. There are no customers that individually represent 10% or more of total accounts receivable and contract assets for the year ended December 31, 2022.

There are no customers that individually represent 10% or more of total revenue for the years ended December 31, 2021 and 2022.

There are no suppliers that individually represent 10% or more of total cost of revenue for the years ended December 31, 2021 and 2022.

(v) Segment Information

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO and Chairman of the Board, who reviews consolidated results when making decisions about allocating resources and assessing the performance of the Company. The Company’s CODM reviews revenue disaggregated by services, while he reviews operating loss at a consolidated level. This resulted in only one operating and reportable segment in the Company given that consolidated results are used when making decisions about allocating resources and assessing performance.

(w) Contract costs

Contract costs consist of incremental costs of obtaining or fulfilling contracts with customers. The incremental costs of obtaining or fulfilling contracts with customers, which principally is comprised of commissions, are initially recognized as contract costs and subsequently amortized on a systematic basis that is consistent with the period and pattern of transfer to the customer of the related services.

(x) Accounts payable

Accounts payable mainly consists of payables to vendors supporting renovation & smart building services, construction projects and for other miscellaneous operating expenses.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(y) Recently issued accounting pronouncements not yet adopted

In March 2023, the FASB issued ASU 2023-01, “Leases (Topic 842): Common Control Arrangements” (“ASU 2023-01”). ASU 2023-01 requires that leasehold improvements associated with common control leases be amortized by the lessee over the useful life of the leasehold improvements to the common control group. For all entities, ASU 2023-01 is effective for fiscal years beginning after December 15, 2023. The Company anticipates that the adoption of ASU 2023-01 will not have a material impact on its consolidated financial statements.

3. ACCOUNTS RECEIVABLE AND CONTRACT ASSETS, NET

Accounts receivable and contract assets, net consist of the following:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Accounts receivable	15,394	39,264
Contract assets	2,539	1,095
Total	17,933	40,359
Less: allowance for credit losses	(708)	(1,940)
Accounts receivable and contract assets, net	17,225	38,419

The movement of the allowance for credit losses for accounts receivable and contract assets is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Balance as of January 1	170	708
Provisions for credit losses	670	1,417
Uncollectible receivables written-off	(132)	(185)
Balance as of December 31	708	1,940

4. LEASE INCENTIVES RECEIVABLE, NET

Lease incentives receivable, net consist of the following:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Lease incentives receivable	36,445	11,775
Less: allowance for credit losses	(1,153)	(2,569)
Lease incentives receivable, net	35,292	9,206

The movement of the allowance for credit losses for lease incentives receivable is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Balance as of January 1	579	1,153
Provisions for credit losses	574	1,416
Balance as of December 31	1,153	2,569

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
VAT deductible	—	4,737
Agency fee	4,774	3,752
Property management fee	2,581	4,588
Guaranty fee	1,157	1,176
Prepaid renovation cost	5,443	5,841
Contract costs	8,407	8,429
Renovation deposits	4,706	5,265
Others	1,657	3,905
Total	28,725	37,693

6. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Leasehold improvement	350,551	376,201
Furniture	7,677	8,230
Office equipment	6,082	6,160
Software	326	414
Total cost of property and equipment	364,636	391,005
Less: Accumulated depreciation and impairment	(151,738)	(185,150)
Construction in progress	18,404	5,206
Property and equipment, net	231,302	211,061

Depreciation expenses are RMB56,608 and RMB60,928 for the years ended December 31, 2021 and 2022, respectively.

7. LEASE

From the Perspective of Lessee

The Company leases real estate for terms between 2 to 15 years from landlords. The leases do not have renewal options and a penalty is normally imposed if the tenant early terminates the leases. Renewal of contracts is on a negotiation basis before termination.

All of the Company’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases is as follows:

	As of December 31, 2021	As of December 31, 2022
Weighted average remaining lease terms	7.68	7.35
Weighted average incremental borrowing rate	6.50%	6.50%

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

7. LEASE (cont.)

Following is a summary of lease expenses recognized in cost of revenue and pre-opening expenses, and general and administrative expenses for the years ended December 31, 2021 and 2022.

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Operating lease expenses	394,220	492,042
Short-term lease expenses	2,178	—
Gain on modification of lease contracts	(1,895)	(48,075)
Less: COVID-19 waiver of lease expenses	(1,331)	(24,786)
Total	393,172	419,181

Supplemental cash flow information:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Cash paid for operating leases included in operating cash flows	290,676	301,109
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	1,039,426	580,550
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	66,773	318,308

The maturity of operating lease liabilities is as follows:

As of December 31, 2022
RMB
2023	613,496
2024	498,323
2025	507,967
2026	506,517
2027	480,282
Thereafter	1,246,582
Total lease payments	3,853,167
Less: imputed interest	(791,515)
Total operating lease liabilities	3,061,652
Less: operating lease liabilities, current	(599,413)
Operating lease liabilities, non-current	2,462,239

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

8. BORROWINGS

Borrowings consist of the following:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Borrowings from commercial banks	38,970	72,442
Borrowings from third parties	4,958	14,857
Borrowings from a related party	3,000	4,105
Total	46,928	91,404
Less: short-term debt and current portion of long-term borrowings	44,803	51,498
Long-term borrowings	2,125	39,906

Short-term borrowings

As of December 31, 2022, the Company’s short-term borrowings carried annual interest rates ranging from 0.00% to 5.87%. RMB29,940 of the borrowings was associated with an RMB30,000 line of credit from China Merchants Bank the Company obtained in October 2021, with an initial expiration in October 2022 which is subsequently extended to October 2023. RMB5,000 of the borrowings is pledged by the Company’s future accounts receivable from the renovation & smart building technology revenue. RMB1,000 of the borrowings is guaranteed by the Shanghai Administration Center of Policy Financing Guarantee Funds for SMEs, a governmental organization providing guarantee service for qualified small or micro entities.

As of December 31, 2021, the Company’s short-term borrowings carried annual interest rates ranging from 0.00% to 5.50%. RMB14,970 of the borrowings was associated with an RMB30,000 line of credit from China Merchants Bank the Company obtained in October 2021 and expires in October 2022. RMB10,000 of the borrowings is pledged by 100% of the equity interest of Shanghai Tianchen Technology Development Co., Ltd., one of the Company’s subsidiaries and further by the workspace leasing & operation revenue the Company would generate from three of its leased buildings. RMB10,500 of the borrowings is guaranteed, of which RMB2,000 is provided by Shanghai Jingli Investment Partnership (Limited Partnership), a related party.

Long-term borrowings

As of December 31, 2022, the Company’s long-term borrowings carried annual interest rates ranging from 0.00% to 8.00% and maturity dates ranging from May 2024 to July 2027. RMB32,702 of the borrowing can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties and is pledged by the workspace leasing & operation revenue the Company would generate from 27 of its leased buildings. RMB5,555 of the borrowings is guaranteed by a guarantee service company the Company contracted at a guarantee fee rate of 1.5%.

The Company’s long-term borrowing as of December 31, 2022 included a US$1.0 million (RMB7,176) convertible promissory note with Kinfolk Investments Holding Pte Ltd. entered into on November 15, 2022 with an annual interest rate of 8% and maturity date on the later of the 18-month anniversary of the date the Company received the principal, or six-month anniversary of the date of successful initial public offering (“IPO”). If the closing of the IPO occurs prior to the maturity date, Kinfolk Investments Holding Pte Ltd. may convert the convertible promissory note into Class A ordinary shares of the Company beginning from the six-month anniversary of the closing of the IPO until the maturity date, at a per share conversion price equal to 75% of the per-share price offered in the IPO.

In February 2022, the Company entered into a letter of intent with the Bank of Shanghai (“BOS”) regarding a line of credit for a total amount of RMB120,000. As of December 31, 2022, RMB60,000 has been approved by the BOS and can only be used for the purpose of paying for lease deposit or leasehold improvement for the newly leased properties. As of December 31, 2022, the Company has utilized RMB32,702 from the approved credit line.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

8. BORROWINGS (cont.)

As of December 31, 2021, the Company had a long-term borrowing from a third party. The borrowing is unsecured, interest-free and matures in October 2023.

In August 2021, the Company entered into a three-year line of credit agreement with a third party for an aggregate amount of RMB50,000 with an annual interest of 8%. Upon draw-down, each loan will be repayable in two years. As of the date the consolidated financial statements are issued, no amount has been withdrawn under this credit line.

As of December 31, 2022, the Company’s future obligations associated with the long-term borrowing are as follows:

Years ended December 31, in thousands of RMB	As of December 31, 2022
2023	8,528
2024	25,894
2025	11,947
2026	1,285
2027	780
Total	48,434

The interest expenses for the years ended December 31, 2021 and 2022 were RMB809 and RMB2,514, respectively.

9. NET LOSS PER SHARE

Basic and diluted net loss per share are calculated in accordance with ASC 260 for the years ended December 31, 2021 and 2022:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Numerator:
Net loss attributable to AgiiPlus Inc.	(293,793)	(244,118)
Accretion on convertible redeemable preferred shares to redemption value	(92,563)	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092
Net loss attributable to ordinary shareholders of AgiiPlus Inc.	(386,356)	(189,026)

Denominator:
Weighted average number of ordinary shares outstanding, basic and diluted*	13,185,546	14,524,927
Net loss per share, basic and diluted*	(29.30)	(13.01)

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

Basic and diluted loss per ordinary share is computed using the weighted average number of ordinary shares outstanding during the year. The effects of all outstanding share options, preferred shares and convertible debts were excluded from the computation of diluted net loss per share in each of the applicable years as their effects would be anti-dilutive during the respective year.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

10. CONVERTIBLE DEBTS — RELATED PARTIES

In March 2019, the Company entered into a RMB50,000 loan agreement with a principal holder of its preferred shares, City Connected Communities Pte., Ltd. Pursuant to the agreement, the debt holder could convert any portion of the debt into Series A+ Preferred Shares of the Company at a price of RMB19.66 per share (RMB16.14 per share before the stock splits), at earlier of loan expiration or seven days after next equity financing is agreed upon. The Company received loan principal of RMB20,000, RMB20,000 and RMB10,000 in June 2019, August 2019, and November 2019, respectively. The loan bears interest rate of 8% with a maturity date in June 2020. In December 2020, a loan extension agreement was signed pursuant to which the term of the loan was extended for one year with maturity in June 2021, and the conversion term has also been extended.

In March 2019, the Company entered into a RMB10,000 loan agreement with a principal holder of its preferred shares, Suzhou Helan Investment Center Partnership (Limited Partnership). Pursuant to the agreement, the debt holder could convert any portion of the debt into Series A+ Preferred Shares of the Company at a price of RMB19.66 per share (RMB16.14 per share before the stock splits), at earlier of loan expiration or seven days after next equity financing is agreed upon. The Company received loan principal of RMB4,000 and RMB3,000 in June 2019 and August 2019, respectively. The remaining principal RMB3,000 has not been provided to the Company. The loan bears interest rate of 8% with a maturity date in June 2020. In September 2020 and December 2020, loan extension agreements were reached. The term of the loan was extended with RMB5,000 matures in June 2021 and RMB2,000 matures in August 2021, the interest rate was adjusted to 6% in June 2020, and the conversion term has also been extended.

Another principal shareholder, Shanghai Jingli Investment Partnership (Limited Partnership) (“Shanghai Jingli”), provided collateral for both loans with its equity interests in the Company.

The Company determined the conversion feature of the convertible debts was not an embedded derivative and therefore bifurcation from the convertible debts was not required. Further, there’s no beneficial conversion feature associated with the conversion option as the effective conversion price was higher than the fair value of the underlying shares at the commitment date, which was determined by the Company with the assistance of an independent valuation firm.

In August 2021, the RMB50,000 convertible debt held by City Connected Communities Pte., Ltd. and the RMB7,000 convertible debt held by Suzhou Helan Investment Center Partnership (Limited Partnership) were converted into, after giving effect to the stock splits, 2,543,564 and 356,099 Series A+ Preferred Shares of the Company, respectively, at a conversion price of RMB19.66 per share (RMB16.14 per share before the stock splits). In connection with the conversion, the Company also entered into repurchase agreements with City Connected Communities Pte., Ltd. and Suzhou Helan Investment Center Partnership (Limited Partnership) in August 2021, pursuant to which the holders have the right to request the Company to repurchase the shares at RMB50,000 and RMB7,000, respectively, if the Company fails to become listed on an overseas stock exchange on or before June 30, 2022. City Connected Communities Pte., Ltd. and Suzhou Helan Investment Center Partnership (Limited Partnership) exercised their rights and requested the Company to repurchase the shares in March 2023. See Note 18.

The interest expenses for the years ended December 31, 2021 and 2022 were RMB3,303 and nil, respectively.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. CONVERTIBLE REDEEMABLE PREFERRED SHARES

The following table summarizes the issuance of convertible redeemable preferred shares (the “Preferred Shares”) of the Company:

Preferred share tranche	Year of issuance	Proceeds from issuance	Number of shares issued*
Series Pre-A Preferred Shares(i)	2017	60,768	5,933,012
Series A Preferred Shares	2017	150,000	8,900,408
Series A+ Preferred Shares(ii)	2019 and 2021	102,000	5,188,340

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

(i)      During the year ended December 31, 2019, 6,243,279 Series Pre-A Preferred Shares, giving effect to the stock splits, issued to Huazhu Investment (Shanghai) Co., Ltd. were reclassified to permanent equity as the underlying shares were no longer redeemable at the holder’s option.

(ii)     2,899,663 shares of Series A+ Preferred Shares, giving effect to the stock splits, were issued upon the conversion of convertible debts with related parties for an aggregate amount of RMB57,000. Also see Note 10.

The major terms of the Preferred Shares issued are as follows:

Dividends rights

Dividends may be declared in proportion to the number of ordinary shares issuable to each Preferred Shares holder had all their Preferred Shares been converted to ordinary shares on a fully-diluted basis.

For the years ended December 31, 2021 and 2022, no dividends were declared by the Company’s Board of Directors on the Preferred Shares.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, all assets and funds of the Company legally available for distribution to the shareholders shall be distributed as follows:

First, the holders of the Preferred Shares are entitled to receive, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of ordinary shares, for each Preferred Share, the amount equal to the sum of 100% of its original issue price (the “First Preference Amount”). If the assets and funds are insufficient to permit the payment to such holders in full, then such assets and funds are distributed ratably among the holders of the Preferred Shares in proportion to the aggregate First Preference Amount each such holder is otherwise entitled to receive.

Second, the holders of the ordinary shares are entitled to receive, on parity with each other, for each ordinary share, the amount equal to the sum of 100% of its original issue price (the “Second Preference Amount”). If the assets and funds are insufficient to permit the payment to such holders in full, then such assets and funds are distributed ratably among the holders of the Preferred Shares in proportion to the aggregate Second Preference Amount each such holder is otherwise entitled to receive.

Third, after paying in full the aggregate First Preference Amount and the aggregate Second Preference Amount, the remaining assets and funds of the Company available for distribution are distributed ratably among all shareholders according to the relative number of ordinary shares held by the shareholders (including the Preferred Shares on an as-if converted basis).

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Conversion rights

Each holder of the Preferred Shares may, at the option of the holder, convert at any time, without the payment of any additional consideration, into ordinary shares based on the then-effective Conversion Price. The initial conversion ratio for the Preferred Shares to ordinary shares is 1:1, which will be subject to adjustment to reflect stock splits, share combinations, share dividends, recapitalization, merger and similar transactions.

Each class of the Preferred Shares is automatically converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into ordinary shares upon a qualified initial public offering (“Qualified IPO”).

Voting rights

Each holder of the Preferred Shares is entitled to number of votes equal to the number of ordinary shares into which such holder’s collective Preferred Shares are convertible at the voting date.

Redemptions

Series Pre-A preferred shares issued to CITY CONNECTED COMMUNITIES PTE. LTD (“Series Pre-A Preferred Shares — CDL”) are redeemable by the holder if i) the founder or founder holding company ceases to be the person holding or controlling the largest voting power in the Company; ii) the founder, founder holding company or any management entity has breached his or its full time commitment or non-competition obligation; or iii) the Company, founder holding company, any management entity or founder is in material breach of any of the provisions in the Company’s articles of association or the shareholders agreement and such breach, if curable, has not been cured within 60 days of such notice stating the breach. The Company does not believe the Series Pre-A Preferred Shares — CDL are probable of becoming redeemable based on the above events.

Series A and A+ Preferred Shares are redeemable by the holder under the same condition as Series Pre-A Preferred Shares — CDL with an extra condition that they will also become redeemable if the Qualified IPO is not consummated on or before December 25, 2024.

Redemption price of Series Pre-A Preferred Shares — CDL shall be equal to the issuance price plus a simple non-compounded interest rate of 12.5% per annum less dividends paid to the holder.

The redemption price for each holder of the Series A and A+ Preferred Shares shall be equal to the higher of a) issuance price plus a simple non-compounded interest rate of 8% per annum less profit distributions actually paid to such holder, or b) the fair market price of the redeemed Preferred Shares as of the date of the redemption notice.

Accounting of the Preferred Shares

The Company classified the Preferred Shares as mezzanine equity in the consolidated balance sheets as they are redeemable at the holders’ option any time after a specified date and are contingently redeemable upon the occurrence of certain events outside of the Company’s control. The Preferred Shares were determined to be mezzanine equity with no embedded feature to be bifurcated and no beneficial conversion features to be recognized. The Preferred Shares are recorded initially at the respective fair value at the date of issuance, net of issuance costs. The Company did not incur material issuance cost for any Preferred Shares issued.

The Company concluded that the Series A and A+ Preferred Shares are not currently redeemable but are probable of becoming redeemable based on the passage of time. The Company accreted changes in the redemption value immediately as they occur and the carrying value of the Series A and A+ Preferred Shares is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date. The accretion is recorded

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

11. CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The Company has evaluated the fair value of the convertible redeemable preferred shares with the assistance of an independent valuation firm.

The Company’s Preferred Shares activities for the years ended December 31, 2021 and 2022 are summarized below:

	Series Pre-A Preferred Shares – CDL*		Series A Preferred Shares*		Series A+ Preferred Shares*
	No. of Shares	Amount in RMB	No. of Shares	Amount in RMB	No. of Shares	Amount in RMB
Balances at December 31, 2020	5,933,012	60,768	8,900,408	187,177	2,288,677	51,043
Issuance of convertible redeemable preferred shares	—	—	—	—	2,899,663	57,000
Accretion of convertible redeemable preferred shares	—	—	—	55,858	—	36,705
Balances at December 31, 2021	5,933,012	60,768	8,900,408	243,035	5,188,340	144,748
Reversal of accretion of convertible redeemable preferred shares to redemption value	—	—	—	(31,858)	—	(23,234)
Balances at December 31, 2022	5,933,012	60,768	8,900,408	211,177	5,188,340	121,514

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

12. COST OF REVENUE

Cost of revenue consists of the following:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Lease expenses	388,916	438,021
Less: lease incentives amortized	(36,138)	(32,594)
Renovation cost	29,145	17,891
Gain on modification of lease contracts	(1,895)	(48,075)
Depreciation and amortization	54,044	60,525
Employee compensation and benefits	3,959	10,192
Property management cost	50,710	66,566
Other operating costs	38,032	41,452
Total	526,773	553,978

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

13. INCOME TAXES

Cayman Islands

The Company’s subsidiaries incorporated in the Cayman Islands are not subject to income tax.

BVI

The Company’s subsidiaries incorporated in the BVI are not subject to income tax.

Hong Kong

The Company’s subsidiaries incorporated in Hong Kong are subject up to 16.5% progressive income tax on the taxable income generated from operations in Hong Kong.

Singapore

The Company’s subsidiaries incorporated in Singapore are subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2021 and 2022.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or the New EIT Law, combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

A subsidiary of the Company is certified as a High and New Technologies Enterprise, and a preferential rate of 15% is applied for 3 continuous years.

The provisions for income taxes for the years ended December 31, 2021 and 2022 are summarized as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
Current income tax expense	(1,872)	(256)
Deferred income tax benefit	1,936	—
Total income tax benefit (expense)	64	(256)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Deferred tax assets:
Provision for credit losses	465	1,127
Impairment loss on long-lived assets	8,058	—
Write-off of due from related parties	990	990
Lease adjustments	2,731	940
Revenue adjustments	25,938	38,025
Other temporary adjustments	1,417	1,819

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

	As of December 31, 2021	As of December 31, 2022
	RMB	RMB
Net operating loss carrying forwards	177,775	253,764
Total deferred tax assets	217,374	296,665
Less: Valuation allowance	(217,374)	(254,082)
Total deferred tax assets, net of valuation allowance	—	42,583
Deferred income tax liability:
Lease adjustments	—	(41,588)
Other temporary adjustments	—	(995)
Total deferred tax liabilities	—	(42,583)
Net Deferred tax assets, net	—	—

Deferred tax assets and liabilities have been offset where the Company has a legally enforceable right to do so, and intends to settle on a net basis.

The amount of cumulative net operating loss in 2022 and the year of expiration are as follows:

Tax Jurisdiction	Amount in RMB	Earliest year of expiration if not utilized
PRC	1,029,091	2023
Singapore	10,423	Indefinitely
Total	1,039,514

The Company has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2021 and 2022. The Company did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Company has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payments within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. A late payment surcharge will be assessed in such a case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing-related issues is ten years. There is no statute of limitation in the case of tax evasion. Therefore, the Company is subject to examination by the PRC tax authorities based on the above.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

13. INCOME TAXES (cont.)

The reconciliation of the effective tax rate and the statutory income tax rate applicable to the Company’s PRC operations is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2022
	RMB	RMB
PRC statutory income tax rate	25.00%	25.00%
Effect of additional R&D deduction	0.76%	0.55%
Effect of non-deductible expenses	(0.13)%	(0.11)%
Effect on preferential tax rate	0.03%	0.05%
Effect of income tax difference under different tax jurisdictions	(0.27)%	0.09%
Others	0.05%	(0.90)%
Change in valuation allowance	(25.46)%	(24.58)%
Effective income tax rate	(0.02)%	0.10%

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside of the PRC within the Company should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purposes, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under the tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

14. SHARE-BASED COMPENSATION

Share options

In January 2018, a share option scheme (the “2018 Share Option Scheme”) was set up by the Company for the primary purpose of providing incentives to qualified employees, officers, and directors. Under the share option scheme, the Company grants options to eligible employees to purchase shares of the Company through Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership), a Limited Partnership that is set up by the Company as an employee shareholding platform. Under the 2018 Share Option Scheme, the Company granted 1,152,100 units of options for its ordinary shares with an exercise price of RMB4.56 (RMB3.74 per share before the stock splits). 50% of the options issued need to be excised within three months after vesting, and the remaining 50% needs to be exercised before the next round of share-based compensation scheme is launched. All options are vested upon issuance, as such, the share-based compensation expenses were fully recognized by the Company in 2018 as the fair value of the stock options granted using the binomial model with the assistance of an independent valuation firm. 576,050 units of the granted share option were exercised in 2018 with 472,973 shares (576,050 before the stock splits) of ordinary issued. The Company has not received the related exercised price and recorded subscriptions receivable of RMB2,154 as of December 31, 2020.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

14. SHARE-BASED COMPENSATION (cont.)

In August 2021, 290,700 units of share options to acquire 238,683 shares (290,700 shares before the stock splits) issued under the 2018 Share Option Scheme were exercised by the holders of these options, and the remaining unexercised options were expired upon the execution of a new round of share-based compensation scheme. The proceeds from the exercise of these options, together with the outstanding subscriptions receivable as of December 31, 2020, of an aggregate amount of RMB3,242, were collected in full as of December 31, 2021. 55,627 ordinary shares (67,750 ordinary shares before the stock splits) issued to an option holder were repurchased by the Company for RMB4.56 per share (RMB3.74 per share before the stock splits) following the resignation of the holder. The 55,627 ordinary shares (67,750 ordinary shares before the stock splits) were immediately issued to employees in a new round of share-based compensation scheme. See “Restricted share awards” below.

A summary of option activities during the years ended December 31, 2021 and 2022 is presented below:

	Number of Options	Weighted Average Exercise Price RMB	Weighted Average Grant Date Fair Value RMB	Weighted Average Remaining Contractual Term (Years)
Options outstanding at January 1, 2021	576,050	3.74	5.70	0.6
Granted	—	—	—	—
Exercised	290,700	3.74	5.70	—
Forfeited/Cancelled/Expired	285,350	3.74	5.70	—
Options outstanding as of December 31, 2021	—	—	—	—
Options outstanding as of December 31, 2022	—	—	—	—

Restricted share awards

In August 2021, the Company issued 2,014,094 ordinary shares (2,453,033 ordinary shares before the stock splits) to certain employees, officers, and directors for their services for RMB4.56 per share (RMB3.74 per share before the stock splits) and received total proceeds of RMB9,174. The shares vested immediately and the transfer of these shares is restricted prior to a qualified IPO event. The fair value of the shares issued to employees for services was RMB38,439 and the Company recorded a compensation expense of RMB29,265 for the year ended December 31, 2021.

The stock splits effected respectively on October 28, 2022 and March 16, 2023. See Note 1.

15. RELATED PARTY BALANCES AND TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company had the following related parities:

a.      Executive officers or directors

b.      Entities that an executive officer or director could control or exercise significant influences over

c.      Principal shareholders

d.      Non-controlling shareholder that has significant influence over a subsidiary

e.      Entities under common control

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

f.       Entities that (c) or (d) could exercise significant influence over

g.      Entities under common control with (c) or (d)

h.      Entities that the Company could exercise significant influence over

i.       Shareholders of (h)

j.       Principal holders of preferred shares

I. Balances:

The Company had the following related party balances:

Due from related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Jingli Investment Partnership (Limited Partnership)	c	—	10
Suzhou Helan Investment Partnership (Limited Partnership)	j	—	4
Beijing Industrial Integration Venture Capital Fund Center (Limited Partnership)	c	—	2
Ningbo Xiangbao Cooperation Zone Nayun Enterprise Management Consulting Partnership (Limited Partnership)	b	27	35
Ningbo Xiangbao Cooperation Zone Nahe Enterprise Management Consulting Partnership (Limited Partnership)	b	27	33
Shanghai Jingheng Investment Co., Ltd.	b	6	6
Total		60	90

These receivables are unsecured, interest-free and due on demand.

During the year ended December 31, 2021, the Company advanced RMB12 to its related parties and received repayments in the amount of RMB1,326 from its related parties.

During the year ended December 31, 2022, the Company advanced RMB30 to its related parties.

Due to related parties, current and non-current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	2,700	—
Bin Kong	d	2,100	—
CDL Properties Ltd.	f	3,857	3,568
Total		8,657	3,568
Due to related parties, current		5,415	995
Due to a related party, non-current		3,242	2,573

The balance due to CDL Properties Ltd. is unsecured, interest-free, and repaid in installments with the full amount matures in April 2028. Repayments required within one year from December 31, 2021 and 2022 are included in the current portion of due to related parties.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

The balance due to Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong represents the amount payable to these related parties to acquire all of their equity interests in Shanghai Quanban Zhizao Property Development Co., Ltd. for a total consideration of RMB4,800, closed in November 2021. As a result, Shanghai Quanban Zhizao Property Development Co., Ltd. became a wholly-owned subsidiary of the Company. Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong ceased to become related parties to the Company starting January 1, 2022. Balances associated with Shanghai Demao Construction Engineering Co., Ltd. and Bin Kong are included in other payables and accrued liabilities as of December 31, 2022.

During the years ended December 31, 2021 and 2022, the Company repaid RMB811 and RMB289 to its related parties, respectively.

Accounts receivable and contract assets — related parties, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	2,708	—
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	30
Shanghai Yulan Real Estate Development Co., Ltd.	f	567	567
Shanghai Hansheng Enterprise Management Co., Ltd.	f	—	28
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	187
Total		3,275	812

Prepaid expenses and other current assets — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Beijing Dehexingye Investment Management Co., Ltd.	i	227	—
CDL Properties Ltd.	f	198	202
Beijing Jingsheng Hotel Management Co., Ltd.	g	5	—
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	1	—
Shanghai Qijiao Technology Development Partnership (Limited Partnership)	j	4	8
Total		435	210

Lease incentives receivable — related party, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Hansheng Enterprise Management Co., Ltd.	f	26	—
Less: Allowance of credit losses		(1)	—
Total		25	—

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Operating lease right-of-use assets — related parties, net

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	5,228	—
CDL Properties Ltd.	f	95,496	82,754
Shanghai Yulan Real Estate Development Co., Ltd.	f	47,246	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	30,820	—
Beijing Dehexingye Investment Management Co., Ltd.	i	103,982	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	31,398	11,960
Total		314,170	94,714

During the year ended December 31, 2022, the Company recognized RMB13,757, RMB27,122, and RMB4,519 gain on early termination of the leases with Shanghai Yulan Real Estate Development Co., Ltd., Shanghai Hansheng Enterprise Management Co., Ltd., and Beijing Dehexingye Investment Management Co., Ltd., respectively. The amounts were included in cost of revenue for the year ended December 31, 2022. During the year ended December 31, 2021, the Company did not terminate any lease with related party lessor before the lease expiration.

Rental deposits — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	1,294	1,294
CDL Properties Ltd.	f	2,359	2,592
Shanghai Hansheng Enterprise Management Co., Ltd.	f	1,716	298
Beijing Dehexingye Investment Management Co., Ltd.	i	4,840	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	176	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	1,878	1,878
Total		12,263	6,062

Borrowings and guarantee

The Company has entered into two convertible debt agreements with its related parties, CITY CONNECTED COMMUNITIES PTE. LTD and Suzhou Helan Investment Partnership (Limited Partnership), respectively. The principal was converted to Series A+ Preferred Shares in August 2021. See Note 10 for details.

Shanghai Jingli Investment Partnership (Limited Partnership) provided a guarantee for a loan of RMB2,000 borrowed from a commercial bank in November 2021, which was matured and paid in full in November 2022. Also see Note 8.

The Company entered into a one-year loan agreement to obtain a loan of RMB3,000 from Shanghai Jingli Investment Partnership (Limited Partnership) in November 2021, with an initial expiration in October 2022 which is subsequently extended to October 2023. The loan is interest free. Also see Note 8.

The Company entered into another loan agreement to obtain a loan of RMB1,900 from Shanghai Jingli Investment Partnership (Limited Partnership) in March 2022, with an expiration in December 2023. The Company made repayment of RMB795 for the year ended December 31, 2022. The loan is interest free. Also see Note 8.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Accounts payable — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	1,474	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	350	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	56	4
Beijing Jingsheng Hotel Management Co., Ltd.	g	841	347
Yong Ni	a	3	3
CDL Properties Ltd.	f	—	41
Beijing Dehexingye Investment Management Co., Ltd.	i	—	7,101
Total		2,724	7,496

Contract liabilities — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
CDL Properties Ltd.	f	40	—
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	238	—
City Developments Limited	f	65	—
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	17	19
Total		360	19

Accrued expenses and other current liabilities — related parties

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
CITY CONNECTED COMMUNITIES PTE. LTD	j	2,382	—
CDL Properties Ltd.	f	—	31
Yan Hu	a	—	9
Total		2,382	40

Rental retainer from tenants — related parties, current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
City Developments Limited	f	4	—
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	36	40
Total		40	40

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Operating lease liabilities — related parties, current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	13,995	6,544
Shanghai Hansheng Enterprise Management Co., Ltd.	f	8,196	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	11,155	—
Beijing Dehexingye Investment Management Co., Ltd.	i	27,726	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	33,433	40,606
CDL Properties Ltd.	f	24,210	18,148
Total		118,715	65,298

Operating lease liabilities — related parties, non-current

	Relationship	As of December 31, 2021	As of December 31, 2022
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	636	—
Shanghai Hansheng Enterprise Management Co., Ltd.	f	49,797	—
Shanghai Yulan Real Estate Development Co., Ltd.	f	58,006	—
Beijing Dehexingye Investment Management Co., Ltd.	i	86,410	—
Beijing Jingsheng Hotel Management Co., Ltd.	g	10,185	—
CDL Properties Ltd.	f	80,993	67,776
Total		286,027	67,776

II. Transactions:

Workspace leasing & operation revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
Beijing Foreign Enterprise Investment Shanghai Co., Ltd.	d	—	224
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	120	—
Total		120	224

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

Renovation & smart building technology revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
Shanghai Demao Construction Engineering Co., Ltd.	d	85	—
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	4,473
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	752	2,244
CDL Properties Ltd.	f	—	6
City Developments Limited	f	—	22
Beijing Foreign Enterprise Marketing Consultation Co., Ltd.	g	5	—
Beijing Xindi Real Estate Development Co., Ltd.	g	2	—
Total		844	6,745

Brokerage & enterprise service revenue — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
Beijing Foreign Enterprise Deke Human Resources Service Shanghai Co., Ltd.	g	—	1
Shanghai Yulan Real Estate Development Co., Ltd.	f	346	—
Shanghai Zhaoliang Advertising Co., Ltd.	g	—	29
Beijing Xindi Real Estate Development Co., Ltd.	g	—	409
Total		346	439

Workspace leasing & operation cost — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
Shanghai Zhaoliang Advertising Co., Ltd.	g	5,508	5,508
Shanghai Yulan Real Estate Development Co., Ltd. *	f	8,018	3,378
Beijing Dehexingye Investment Management Co., Ltd. *	i	27,697	13,634
Shanghai Hansheng Enterprise Management Co., Ltd. *	f	7,743	6,427
Beijing Jingsheng Hotel Management Co., Ltd.	g	20,756	20,768
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	205	41
Beijing Foreign Enterprise Chenguang Labor Service Co., Ltd.	g	49	27
CDL Properties Ltd.	f	25,226	23,614
Total		95,202	73,397

__________

*        The workspace leasing & operation cost associated with lease costs incurred from the lease arrangement with Shanghai Yulan Real Estate Development Co., Ltd., Beijing Dehexingye Investment Management Co., Ltd., and Shanghai Hansheng Enterprise Management Co., Ltd. in the year ended December 31, 2022 presented in the table above excluded the gain on early termination in the amount of RMB13,757, RMB4,519 and RMB27,122, respectively. The workspace leasing & operation

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

15. RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

cost — related parties including the gain on early termination for the year ended December 31, 2022 was RMB27,999. The Company did not terminate any lease with related party lessor before the lease expiration in the year ended December 31, 2021.

Brokerage & enterprise service cost — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
Beijing Jingsheng Hotel Management Co., Ltd.	g	—	12
Shanghai Hansheng Enterprise Management Co., Ltd.	f	—	1
Beijing Zhongguanxinyuan Enterprise Management Co., Ltd.	g	35	—
Beijing Zhongguanyayuan Enterprise Management Co., Ltd.	g	18	—
Beijing Foreign Enterprise Shuangxin Property Management Co., Ltd.	g	1	—
Beijing Foreign Enterprise Talent Network Technology Service Co., Ltd.	g	37	—
CDL Properties Ltd.	f	183	650
Total		274	663

Gain from disposal of a subsidiary to a related party

In January 2022, the Company disposed of its entire equity interests in Distrii Technology Singapore Pte., Ltd. to City Connected Communities Pte., Ltd., one of the principal shareholders of the Company for nominal proceeds. As a result, the Company recognized a gain of RMB8,393 on disposal of the subsidiary. The disposal of this subsidiary did not represent a strategic shift that had a major effect on the Company’s operations and financial results.

Interest expense — related parties

	Relationship	Year Ended December 31, 2021	Year Ended December 31, 2022
		RMB	RMB
CITY CONNECTED COMMUNITIES PTE. LTD	g	3,015	—
Suzhou Helan Investment Partnership (Limited Partnership)	g	288	—
Total		3,303	—

16. CONTINGENCIES

Legal contingencies

In normal business operations, the Company may be involved in legal proceedings filed by its employees, lessors, customers, and service providers against the Company related to disputes on lease and other service agreements. The management makes estimates of the related losses and accrues loss contingencies that are both probable and reasonably estimable in the consolidated financial statements.

In June 2022, the Company received a court summons with respect to a housing lease dispute between Beijing Xinbanban Technology Co., Ltd. and a lessor. The litigation amount is approximately RMB24.30 million in total. As of the date the consolidated financial statements are issued, the court has not made any decision. The Company

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

16. CONTINGENCIES (cont.)

terminated the lease arrangement with the lessor in March 2022, and the related property and equipment, mainly consisting of construction in progress, were abandoned. Based on management’s estimate of the outcome and related likelihood, the Company has recorded RMB3.13 million of accounts payable for unpaid rent as of December 31, 2022 in relation to the terminated lease.

In August 2022, Jianfeng Group filed an arbitration claim with the Beijing Arbitration Commission over a contractual dispute against Shanghai Quanban Zhizao, claiming construction payments and related interests totaling RMB6.80 million (US$1.0 million). In addition, Jianfeng Group requested to freeze two bank accounts of Shanghai Quanban Zhizhao with an aggregate balance of RMB6.80 million (US$1.0 million). As of the date the consolidated financial statements are issued, Shanghai Quanban has not received an order from the arbitration commission regarding such request. However, 90% of the equity interests in Shanghai Quanjiahe held by Shanghai Quanban Zhizao has been frozen pursuant to the order of arbitration commission. As of the date the consolidated financial statements are issued, the case is in the process of arbitration hearing. Based on management’s estimate of the outcome and related likelihood, the Company has recorded RMB2.71 million of accounts payable for unpaid construction payment as of December 31, 2022 in relation to the terminated lease.

In November 2022, Shanghai Mingyue Hotel Management Co., Ltd. (“Shanghai Mingyue”) filed a lawsuit over a lease dispute against our subsidiaries Shanghai Distrii and Shanghai Zhenban Information Technology Co., Ltd. (“Shanghai Zhenban”) and a third party, claiming damages including unpaid rent, property management fees, liquidated damages and other expenses totaling RMB6.47 million from Shanghai Distrii and Shanghai Zhenban, and claiming forfeiture of the security deposit paid by Shanghai Zhenban in the amount of RMB1.24 million (US$0.17 million). In addition, Shanghai Mingyue has requested the court to freeze the bank accounts of Shanghai Distrii and Shanghai Zhenban with an aggregate account balance of RMB6.47 million (US$0.97 million). As of the date the consolidated financial statements are issued, Shanghai Distrii and Shanghai Zhenban have not received an order from the court regarding such request by Shanghai Mingyue. Based on management’s estimate of the outcome and related likelihood, the Company has recorded RMB6.47 million of accounts payable for unpaid rent, management fees, liquidated damages and other expenses and has forfeited the security deposit of RMB1.24 million as of December 31, 2022 in relation to the terminated lease.

In December 2022, Bao Yi Feng Overseas Ltd. (“Bao Yi Feng”) filed two lawsuits against Shanghai Distrii over a lease dispute, requesting Shanghai Distrii to compensate unpaid rent of RMB6.38 million and liquidated damages of RMB1.66 million, totaling RMB8.04 million (US$1.2 million). In addition, a bank account of Shanghai Distrii with a balance of RMB8.04 million (US$1.2 million) has been frozen as ordered by the court and requested by Bao Yi Feng. As of the date the consolidated financial statements are issued, the case is in the process of first-instance trial. Based on management’s estimate of the outcome and related likelihood, the Company has recorded RMB6.38 million of payable for unpaid rent as of December 31, 2022.

17. RESTRICTED NET ASSETS

Pursuant to the relevant laws and regulations in the PRC applicable to foreign-investment corporations and the Articles of Association of the Company’s subsidiaries, consolidated VIE and VIE’s subsidiaries incorporated in the PRC (“PRC entities”), the Company is required to maintain a statutory reserve (“PRC statutory reserve”): a general reserve fund, which is not available for dividend distribution. The Company’s PRC entities are required to allocate 10% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of their registered capital. At their discretion, the PRC entities may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase capital. PRC regulations currently permit payment of dividends only out of the Company’s PRC entities’ accumulated profits as determined in accordance with PRC accounting standards and regulations. The general reserve fund balance was nil as of December 31, 2021 and 2022. The Company has not allocated any of its after-tax profits to the staff welfare and bonus funds for any period presented.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

17. RESTRICTED NET ASSETS (cont.)

In addition, the paid-in capital of the Company’s PRC entities of RMB355,163 and RMB591,913 as of December 31, 2021 and 2022, respectively, was considered restricted due to restrictions on the distribution of share capital.

18. SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2022 through April 27, 2023, which is the date the consolidated financial statements are issued. Except as otherwise noted below, the Company is not aware of any subsequent events that would require recognition or disclosure in the consolidated financial statements other than as disclosed below.

In March 2023, each of the Company’s shareholders executed a surrender letter, pursuant to which each shareholder irrevocably surrendered to the Company for cancellation and for nil consideration, such number of shares equals to one half (1/2) of the number of shares held by such shareholder prior to this transaction (the “Share Surrender”). Also see Note 1 for more detail.

On March 17, 2023, King Inspiration Limited and City Connected Communities Pte. Ltd. exercised their rights under the share repurchase agreements signed in August 2021 to request the Company to repurchase their Series A+ Preferred Shares converted from the convertible debts issued in March 2019 at RMB50,000 and RMB7,000, respectively. As a result, AgiiPlus repurchased 356,099 Series A+ Preferred Shares held by King Inspiration Limited by issuing RMB7,000 million (US$1,000) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ Preferred Shares held by City Connected Communities Pte. Ltd. by issuing RMB50,000 (US$7,200) convertible promissory note to City Connected Communities Pte. Ltd. Each of the convertible promissory notes was issued with a maturity date on the first anniversary of the issuance date, and may be extended for another year if mutually agreed upon by the Company and such note holder. Prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of the initial public offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert the convertible promissory notes into Series A+ Preferred Shares of the Company, with such number being 356,099 shares in case of King Inspiration Limited and 2,543,564 shares in case of City Connected Communities Pte. Ltd.

From January to April 2023, the Company sold an aggregate of 2,773,290 ordinary shares of the Company at a price of ranging from $3.0 to $3.5 per share for an aggregate consideration of RMB58,615 from the Pre-IPO Placement, and the Company expects to close the Pre-IPO Placement immediately before the closing of IPO. The Company has received RMB23,335 from the Pre-IPO Placement from January through April 2023.

19. PARENT ONLY FINANCIAL STATEMENTS

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries, VIE and VIE’s subsidiaries. For the parent company, the Company records its investments in subsidiaries, VIE and VIE’s subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries, VIE and VIE’s subsidiaries” and the subsidiaries profit as “Loss from investment in subsidiaries, VIE and VIE’s subsidiaries” on the Condensed Statements of Operations and Comprehensive Loss. The Company terminated the agreements with the VIE in May 2022 and no longer consolidates the VIE upon termination. Also see Note 1.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

19. PARENT ONLY FINANCIAL STATEMENTS (cont.)

FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
ASSETS (LIABILITIES)
Current assets:
Cash and cash equivalents	2,628	2,485	360
Due from subsidiaries	—	8,097	1,174
Other current assets	1,432	—	—
Total current assets	4,060	10,582	1,534

TOTAL ASSET	4,060	10,582	1,534

Current liabilities:
Due to a subsidiary	6,000	14,832	2,150
Other current liabilities	7	7,197	1,043
Total current liabilities	6,007	22,029	3,193

Non-current liabilities:
Deficit of investments in subsidiaries, VIE and VIE’s subsidiaries	486,539	722,905	104,812
Total non-current liabilities	486,539	722,905	104,812

TOTAL LIABILITIES	492,546	744,934	108,005

MEZZANINE EQUITY
Series Pre-A convertible redeemable preferred shares (US$0.0001 par value, 5,933,012 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	60,768	60,768	8,811
Series A convertible redeemable preferred shares (US$0.0001 par value, 8,900,408 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	243,035	211,177	30,618
Series A+ convertible redeemable preferred shares (US$0.0001 par value, 5,188,340 shares authorized, 5,188,340 shares issued and outstanding as of December 31, 2021 and 2022, respectively)*	144,748	121,514	17,618
TOTAL MEZZANINE EQUITY	448,551	393,459	57,047

SHAREHOLDERS’ DEFICIT
Ordinary shares (US$0.0001 par value, 473,734,961 shares authorized, 14,524,927 shares issued and outstanding as of December 31, 2021 and 2022)*	9	9	1
Series Pre-A convertible preferred shares (US$0.0001 par value, 6,243,279 shares authorized, issued and outstanding as of December 31, 2021 and 2022)*	4	4	1
Additional paid-in capital*	4	120	17
Accumulated deficit	(938,142)	(1,127,168)	(163,424)
Accumulated other comprehensive income	1,088	(776)	(113)
TOTAL SHAREHOLDERS’ DEFICIT	(937,037)	(1,127,811)	(163,518)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	4,060	10,582	1,534

____________

*        After giving effect to the stock splits effected respectively on October 28, 2022 and March 16, 2023. Also See Note 1.

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

19. PARENT ONLY FINANCIAL STATEMENTS (cont.)

FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD (Note 2)
Operating expenses:
General and administrative expenses	1,953	9,568	1,387
Total operating expenses	1,953	9,568	1,387

Loss from operations	(1,953)	(9,568)	(1,387)

Other expenses	(61)	(358)	(52)
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	(291,779)	(234,192)	(33,955)
Net loss	(293,793)	(244,118)	(35,394)
Accretion on convertible redeemable preferred shares to redemption value	(92,563)	—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092	7,988
Net loss attributable to ordinary shareholders of AgiiPlus Inc.	(386,356)	(189,026)	(27,406)

FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD
Net loss	(293,793)	(244,118)	(35,394)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	528	(1,864)	(270)
Comprehensive loss	(293,265)	(245,982)	(35,664)

Accretion on convertible redeemable preferred shares to redemption value	(92,563)	—	—
Reversal of accretion on convertible redeemable preferred shares to redemption value	—	55,092	7,988
Comprehensive loss attributable to ordinary shareholders of AgiiPlus Inc.	(385,828)	(190,890)	(27,676)

AGIIPLUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data, or otherwise noted)

19. PARENT ONLY FINANCIAL STATEMENTS (cont.)

FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2021	2022	2022
	RMB	RMB	USD
Cash flows from operating activities:
Net loss	(293,793)	(244,118)	(35,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	291,779	234,192	33,955
Changes in operating assets and liabilities:
Other current assets, net	(1,432)	1,432	208
Other current liabilities	7	7,190	1,042
Net cash used in operating activities	(3,439)	(1,304)	(189)
Cash flows from investing activity
Advance to subsidiaries	—	(8,097)	(1,174)
Net cash used in investing activity	—	(8,097)	(1,174)
Cash flows from financing activities
Advance from a subsidiary	6,000	8,832	1,281
Net cash provided by financing activities	6,000	8,832	1,281
Effects of exchange rate changes	67	426	61
Net increase (decrease) in cash and cash equivalents	2,628	(143)	(21)
Cash and cash equivalents – beginning of the year	—	2,628	381
Cash and cash equivalents – end of the year	2,628	2,485	360

Until          , 2024, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Class A Ordinary Shares Offered by AgiiPlus Inc.

AgiiPlus Inc.

Prospectus dated         , 2024

RESALE PROSPECTUS ALTERNATE PAGE

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling shareholders identified herein are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 26, 2024

2,291,535 Class A ordinary shares by Selling Shareholders

AGIIPLUS INC.

This prospectus relates to the resale of 2,291,535 Class A ordinary shares (the “Resale Shares”) of AgiiPlus Inc. (the “Company” or “AgiiPlus”, “we”, or “us”), par value US$0.0001 per share (the “Class A ordinary shares”) by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the Class A ordinary shares by the selling shareholders named in this prospectus.

The Resale Shares may be sold once our Class A ordinary shares begin trading on the Nasdaq Stock Market, LLC (“Nasdaq”) and from time to time thereafter. The Resale Shares will not be sold on a firm commitment basis by the underwriters named on the cover page of the Public Offering Prospectus. Since there is currently no public market established for our securities, the Selling Shareholders will sell the Resale Shares at the price at which we sell the Public Offering Shares in our public offering pursuant to the Public Offering Prospectus, which is expected to be between $5.00 and $6.00 per Class A ordinary share. The Selling Shareholders will sell their shares only when our Class A ordinary shares begin trading on Nasdaq. Once, and if, our Class A ordinary shares are listed on Nasdaq and begin trading, the Resale Shares may be offered by the selling shareholders named in this prospectus through public or private transactions, directly or through one or more underwriters, dealers, brokers and agents, on or off Nasdaq, at prevailing market prices or at privately negotiated prices. For details, see the “Selling Shareholders’ Plan of Distribution” section of this prospectus beginning on page Alt-4.

We have reserved the symbol “AGII” for purposes of listing our Class A ordinary shares on Nasdaq and have applied to list our Class A ordinary shares on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application and is contingent upon the listing of our Class A ordinary shares on Nasdaq. We cannot assure you that our application will be approved; if it is not approved by Nasdaq, we will not proceed with this offering.

Investing in our Class A ordinary shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A ordinary shares in “Risk Factors” beginning on page 25 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’” on page 16.

Upon the completion of the Public Offering and this offering, Dr. Jing Hu, our founder, chief executive officer and chairman of the board of directors, will beneficially own 27.22% of our total issued and outstanding ordinary shares, representing 84.87% of the total voting power, assuming that the underwriters of this offering do not exercise its option to purchase additional Class A ordinary shares, or 27.04% of our total issued and outstanding ordinary shares, representing 84.75% of the total voting power, assuming that the option is exercised in full. As a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Dr. Jing Hu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, we do not expect to rely on the exemption from the corporate governance requirements under Nasdaq Listing Rules.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The registration statement on Form F-1 of which this prospectus forms a part is effective as of            , 2024. The initial offering price of our Public Offering Shares is US$            per Class A ordinary share, and the trading price of our Class A ordinary shares on Nasdaq as of            , 2024 is US$            per Class A ordinary share.

Prospectus dated            , 2024

THE OFFERING

Class A Ordinary Shares Offered by us	0 Class A ordinary shares
Class A Ordinary Shares Offered by Selling Shareholders	2,291,535 Class A ordinary shares
Ordinary Shares outstanding immediately prior to the completion of this offering

28,422,036 Class A ordinary shares and 14,524,927 Class B ordinary shares, not taking into account the Class A ordinary shares to be issued by us pursuant to the Public Offering Prospectus filed contemporaneously herewith nor the 300,000 Class A ordinary shares underlying the over-allotment option

Ordinary Shares outstanding immediately after this Offering

30,713,571 Class A ordinary shares and 12,233,392 Class B ordinary shares, not including the 2,000,000 Class A ordinary shares to be issued by us pursuant to the Public Offering Prospectus filed contemporaneously herewith nor the 300,000 Class A ordinary shares underlying the over-allotment option

Use of proceeds	We will not receive any of the proceeds from the sale of the Class A ordinary shares by the Selling Shareholders named in this prospectus.

Alt-1

USE OF PROCEEDS

The Selling Shareholders described below are selling the Class A ordinary shares for their own account. We will not receive any of the proceeds from the sale of Class A ordinary shares by the Selling Shareholders.

Alt-2

SELLING SHAREHOLDERS

We are registering for resale our Class A ordinary shares identified below (the “Resale Shares”) to permit the Selling Shareholders to resell the shares once our Class A ordinary shares begin trading on Nasdaq and from time to time thereafter. As of the date of this prospectus, there are 37,890,303 ordinary shares outstanding on an as-converted basis plus any ordinary shares deemed to be outstanding which are underlying any options, warrants, rights or other conversable securities held by such listed person.

The following table sets forth:

•        the name of the Selling Shareholders;

•        the number of our Class A ordinary shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•        the maximum number of our Class A ordinary shares that may be offered for resale for the account of the Selling Shareholders under this prospectus; and

•        the number and percentage of our Class A ordinary shares beneficially owned by the Selling Shareholders before and after the offering of the Resale Shares is based on 37,890,303 ordinary shares on an as-converted basis outstanding as of the date of this prospectus plus any ordinary shares deemed to be outstanding which are underlying any options, warrants, rights or other conversable securities held by such listed person.

None of the Selling Shareholders is a broker dealer or an affiliate of a broker dealer. There are 2,291,535 Class A ordinary shares to be offered by the Selling Shareholders, and they do not have an agreement or understanding to distribute any of the shares being registered. Each Selling Shareholder may offer for sale from time to time any or all of the shares. The table below assumes that the Selling Shareholders will sell all of the shares offered for sale hereby and by the Resale Prospectus.

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage Ownership Prior to Offering	Maximum Number of Resale Shares to be Sold	Number of Ordinary Shares Owned After Offering	Percentage Ownership After Offering
Kitedge Holdings Limited(2)	778,071	2.05%	778,071	—	—
Royhon Holdings Limited(3)	756,732	2.00%	756,732	—	—
Landed Holdings Limited(4)	756,732	2.00%	756,732	—	—

____________

(1)      For the purpose of this table only, the offering refers to the resale of the Class A ordinary shares by the Selling Shareholders listed above, assuming the closing of our initial public offering.

(2)      Kitedge Holdings Limited, a company formed as a British Virgin Islands limited liability company, is an investment holding company which is 100% owned by Dr. Jiaqing Wu. Rich Merchant Limited holds dispositive power over 778,071 ordinary shares as of the date of this prospectus. The registered address of Kitedge Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(3)      Royhon Holdings Limited, a company formed as a British Virgin Islands limited liability company, is an investment holding company which is 100% owned by Mr. Chi He. Royhon Holdings Limited holds dispositive power over 756,732 ordinary shares as of the date of this prospectus. The registered address of Royhon Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(4)      Landed Holdings Limited, a company formed as a British Virgin Islands limited liability company, is an investment holding company which is 100% owned by Mr. Lei Yang. Landed Holdings Limited holds dispositive power over 756,732 ordinary shares as of the date of this prospectus. The registered address of Landed Holdings Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

Note: Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our Class A ordinary shares, or convertible or exercisable into our Class A ordinary shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the above table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Alt-3

SELLING SHAREHOLDERS’ PLAN OF DISTRIBUTION

There is currently no public market established for our Class A ordinary shares. The Selling Shareholders will sell at the price at which we sell the shares in our public offering pursuant to the registration statement of which this prospectus is a part, which is expected to be between $5.00 and $6.00 per Class A ordinary share. Once, and if, our Class A ordinary shares are listed on Nasdaq and there is an established market for the Resale Shares, the Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Shareholders may use any one or more of the following methods when disposing of Class A ordinary shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the Class A ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•        broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any of these methods of sale; and

•        any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

Alt-4

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the Class A ordinary share offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each Selling Shareholder and purchaser is responsible for paying any discounts, and similar selling expenses they incur.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Alt-5

LEGAL MATTERS

The validity of the Class A ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal and New York State law. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices.

Alt-6

2,291,535 Class A Ordinary Shares offered by Selling Shareholders

AgiiPlus Inc.

_________________________

PROSPECTUS

_____________________

            , 2024

Until             , 2024 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association that will become effective upon effectiveness of our registration statement on Form F-1 (File No. 333-267461) provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities	Consideration (US$)
Ordinary Shares
Ogier Global Subscriber (Cayman) Limited	February 18, 2021	1	US$ 0.0001
J.distrii Holdings Limited	February 18, 2021	10,239,694	US$ 1,023.97
Kitedge Holdings limited	February 18, 2021	935,607	US$ 93.56
Royhon Holdings Limited	February 18, 2021	909,618	US$ 90.96
Landed Holdings Limited	February 18, 2021	909,618	US$ 90.96
Mark Chen Holdings Limited	February 18, 2021	649,727	US$ 64.97
United Mission Holdings Limited	February 18, 2021	360,960	US$ 36.10
Spacii Holdings Limited	February 18, 2021	216,575	US$ 21.66
Maxoffice Holdings Limited	February 18, 2021	216,576	US$ 21.66
Ningbo Nayun Limited	August 16, 2021	3,253,033	US$ 325.30
J.distrii Holdings Limited	October 28, 2022	6,621,520	US$ 662.22
Kitedge Holdings limited	October 28, 2022	608,503	US$ 60.85
Royhon Holdings Limited	October 28, 2022	591,814	US$ 59.18
Landed Holdings Limited	October 28, 2022	591,814	US$ 59.18

Purchaser	Date of Issuance	Number of Securities	Consideration (US$)
Mark Chen Holdings Limited	October 28, 2022	424,932	US$ 42.49
United Mission Holdings Limited	October 28, 2022	239,507	US$ 23.95
Maxoffice Holdings Limited	October 28, 2022	146,794	US$ 14.68
TAN Wee Kiat	October 28, 2022	46,356	US$ 4.64
Ningbo Nayun Limited	October 28, 2022	2,088,212	US$ 208.82
Ordinary Shares to be Issued Pursuant to Binding Share Purchase Agreements
Hongling Zhang	September 21, 2022(1)	123,810	US$ 371,429
Jun Zhao	October 13, 2022(1)	100,000	US$ 300,000
Yan Zhao	November 21, 2022(1)	238,000	US$ 714,000
Yuhua Song	November 28, 2022(1)	190,000	US$ 570,000
Xiaochong Sun	November 29, 2022(1)	70,000	US$ 210,000
Min Luo	January 18, 2023(1)	476,190	US$ 1,428,571
Yuxiang Chen	February 9, 2023(1)	88,365	US$ 265,096
Ying Wang	February 10, 2023(1)	100,638	US$ 301,915
Jiali Li	March 4, 2023(1)	50,000	US$ 150,000
Xinyi Cai	March 10, 2023(1)	5,715	US$ 20,003
Zhang You Kang	March 12, 2023(1)	5,715	US$ 20,003
KUMZUN WEALTH BERHAD	March 14, 2023(1)	100,000	US$ 350,000
HONGKONG KAZI INTERNATIONAL GROUP CO., LIMITED	March 15, 2023(1)	1,666,667	US$ 5,000,000
AOJIE INTELLIGENT MANUFACTURING CO., LIMITED	March 16, 2023(1)	30,000	US$ 105,000
Weijian Lin	March 29, 2023(1)	50,000	US$ 150,000
Guangzhi Guan	April 4, 2023(1)	200,000	US$ 600,000
Zixuan Gao	May 10, 2023(1)	131,580	US$ 500,004
Yan Zhou	May 25, 2023(1)	40,000	US$ 152,000
Yanjun Xing	May 27, 2023(1)	34,000	US$ 129,200
Jiazhong Wang	June 5, 2023(1)	37,100	US$ 140,980
Mingsheng Zhang	June 9, 2023(1)	20,107	US$ 76,406
Yuhan Guan	November 6, 2023(1)	35,245	US$ 133,931
Yuhan Guan	December 8, 2023(1)	37,200	US$ 111,600
Yongshi Liu	January 13, 2024(1)	372,034	US$ 1,116,103
Xiaochong Sun	January 15, 2024(1)	220,000	US$ 660,000
Guangzhi Guan	January 15, 2024(1)	447,000	US$ 1,341,000
Songxian Tan	January 15, 2024(1)	100,000	US$ 300,000
Zhe Liu	January 15, 2024(1)	93,009	US$ 279,026
Series Pre-A Convertible Redeemable Participating Preferred Shares
H World Holdings Singapore Pte. Ltd.	August 16, 2021	7,603,902	US$ 760.39
City Connected Communities Pte. Ltd.	August 16, 2021	7,226,017	US$ 722.60
H World Holdings Singapore Pte. Ltd.	October 28, 2022	4,882,655	US$ 488.27
City Connected Communities Pte. Ltd.	October 28, 2022	4,640,006	US$ 464.00
Series A Convertible Redeemable Participating Preferred Shares
King Inspiration Limited	August 16, 2021	5,203,252	US$ 520.33
Junzi Holdings Limited	August 16, 2021	3,468,835	US$ 346.88
City Connected Communities Pte. Ltd.	August 16, 2021	2,168,022	US$ 216.80
King Inspiration Limited	October 28, 2022	3,341,138	US$ 334.11
Junzi Holdings Limited	October 28, 2022	2,227,426	US$ 222.74
City Connected Communities Pte. Ltd.	October 28, 2022	1,392,141	US$ 139.21

Purchaser	Date of Issuance	Number of Securities		Consideration (US$)
Series A+ Convertible Redeemable Participating Preferred Shares
City Connected Communities Pte. Ltd.	August 16, 2021	4,956,198		US$ 495.62
King Inspiration Limited	August 16, 2021	1,362,857		US$ 136.29
City Connected Communities Pte. Ltd.	October 28, 2022	3,182,499		US$ 318.25
King Inspiration Limited	October 28, 2022	875,125		US$ 87.51
Convertible Promissory Notes
US$1.0 million Convertible Promissory Note Held By Kinfolk Investments Holding Pte Ltd.	November 15, 2022	222,222 to 296,296	(2)	US$ 1,000,000
RMB7 million (US$1.0 million) Convertible Promissory Note Held By King Inspiration Limited	March 17, 2023	356,099	(3)	US$ 1,045,072
RMB50 million (US$7.5 million) Convertible Promissory Note Held By City Connected Communities Pte. Ltd.	March 17, 2023	2,543,564	(4)	US$ 7,464,803

____________

(1)      Represents the date such investor entered into an applicable share purchase agreement with us. We expect shares to be delivered to such investor upon the closing of this offering.

(2)      Represents the range of Class A ordinary shares we may issue to Kinfolk Investments Holding Pte Ltd. in the event that it converts the note into our Class A ordinary shares, if the conditions described below are met.

(3)      Represents the number of Series A+ convertible redeemable participating preferred shares we may issue to King Inspiration Limited in the event that it converts the note into our Series A+ convertible redeemable participating preferred shares, if the conditions described below are met.

(4)      Represents the number of Series A+ convertible redeemable participating preferred shares we may issue to City Connected Communities Pte. Ltd. in the event that it converts the note into our Series A+ convertible redeemable participating preferred shares, if the conditions described below are met.

From September 2022 to January 2024, we entered into a series of share purchase agreements with several individual and institutional investors, and none of individual investors is a resident of the U.S. and none of the institutional investors is formed in the U.S. or has its principal place of business in the U.S., pursuant to which we sold 5,056,660 shares of the Company at a price of ranging from $3.0 to $3.8 per share for an aggregate consideration of $15,476,262, and we expect such shares to be delivered to the investors upon the closing of this offering. We plan to use the $15,476,262 in proceeds for general corporate purposes, which may include working capital needs and other corporate uses.

On November 15, 2022, we entered into a convertible promissory note with Kinfolk Investments Holding Pte Ltd., pursuant to which we issued a note to the Kinfolk Investments Holding Pte Ltd.in the principal sum of US$1.0 million, with maturity date on the later of (i) the 18-month anniversary of the date we received the principal, or (ii) six-month anniversary of this offering. If the closing of this offering occurs prior to 18-month anniversary of the date we received the principal, Kinfolk Investments Holding Pte Ltd. may convert the note into Class A ordinary shares of the Company beginning from the six-month anniversary of the closing of this offering until the maturity date, at a per share conversion price equal to 75% of the initial public offering price. Kinfolk Investments Holding Pte Ltd. will not obtain the economic, voting or other rights associated with our Class A ordinary shares until it has converted the note into Class A ordinary shares and received the same. We plan to use the $1,000,000 in proceeds for general corporate purposes, which may include working capital needs and other corporate uses.

On August 16, 2021, AgiiPlus entered into share repurchase agreements with King Inspiration Limited and City Connected Communities Pte. Ltd., holders of AgiiPlus’ Series A+ convertible redeemable participating preferred shares, respectively, under which both of King Inspiration Limited and City Connected Communities Pte. Ltd. have the right to require AgiiPlus to repurchase a certain number of Series A+ convertible redeemable participating preferred shares (356,099 in the case of King Inspiration Limited, and 2,543,564 in the case of City Connected Communities Pte. Ltd., after taking into account the share issuance in October 2022 and the March 2023 Share Surrender referenced in the paragraph below), at an aggregate purchase price of RMB7 million (US$1.0 million) in the case of King Inspiration Limited, and RMB50 million (US$7.5 million) in the case of City Connected Communities Pte. Ltd., by issuing convertible promissory notes, provided that AgiiPlus fails to become listed on an overseas stock exchange on or before June 30, 2022.

On March 17, 2023, King Inspiration Limited and City Connected Communities Pte. Ltd. exercised their rights under the share repurchase agreements. As a result, AgiiPlus repurchased 356,099 Series A+ convertible redeemable participating preferred shares held by King Inspiration Limited by issuing RMB7 million (US$1.0 million) convertible promissory note to King Inspiration Limited, and repurchased 2,543,564 Series A+ convertible redeemable participating preferred shares held by City Connected Communities Pte. Ltd. by issuing RMB50 million (US$7.5 million) convertible promissory note to City Connected Communities Pte. Ltd. Each of the convertible promissory notes was issued with maturity date on the first anniversary of the issuance date, and may be extended for another one year if mutually agreed upon by us and such note holder. Prior to the earliest to occur of (i) the maturity date of the note, (ii) the completion of this offering, and (iii) the seventh (7th) business day following the execution of transaction documents in connection with any subsequent financing of the Company, each of King Inspiration Limited and City Connected Communities Pte. Ltd. retains the right to convert the convertible promissory notes into Series A+ convertible redeemable participating preferred shares of the Company, with such number being 356,099 shares in case of King Inspiration Limited and 2,543,564 shares in case of City Connected Communities Pte. Ltd. We have received and used the proceeds raised under the two convertible promissory notes for business expansion and general corporate purposes.

On March 16, 2023, each of our shareholders executed a surrender letter, pursuant to which each shareholder irrevocably surrendered to the Company for cancellation and for nil consideration, such number of shares equal to one half (1/2) of the number of shares held by such shareholder prior to this transaction (the “March 2023 Share Surrender”). Through a set of director resolutions dated March 16, 2023, the Company accepts the March 2023 Share Surrender. The March 2023 Share Surrender shall be deemed as equivalent to a consolidation of the Company’s issued and outstanding share capital of two (2) shares into one (1), and the economic rights of our ordinary shares and preferred shares held by each shareholder prior to and after the March 2023 Share Surrender shall remain unchanged, which rights include, but are not limited to, dividend, liquidation, conversion, and redemption rights.

Item 8.       Exhibits and Financial Statement Schedules

(a)    Exhibits

See Exhibits Index beginning on page II-6 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.       Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBITS INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the closing of this offering
5.1	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included as Exhibit 99.2)
10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.2**	Form of Employment Agreement between the Registrant and each of its directors and executive officers
10.4**	Form of Office (Seat) Lease Agreement with customers
10.5**	License Agreement between Shanghai Distrii Technology Development Co., Ltd. and Distrii Technology Singapore Pte. Ltd., dated May 18, 2018, as amended
10.6**	Share Repurchase Agreement between AgiiPlus Inc. and King Inspiration Limited, dated August 16, 2021, as amended on March 17, 2023
10.7**	Share Repurchase Agreement between AgiiPlus Inc. and City Connected Communities Pte. Ltd., dated August 16, 2021, as amended on March 17, 2023
10.8**	Equitable Share Mortgage between J.Distrii Global Limited, as the mortgagor, and King Inspiration Limited, as the mortgagee, in respect of shares held by the mortgagor in AgiiPlus Inc.
10.9**	Equitable Share Mortgage between J.Distrii Global Limited, as the mortgagor, and City Connected Communities Pte. Ltd., as the mortgagee, in respect of shares held by the mortgagor in AgiiPlus Inc.
10.10**	Business Cooperation Agreement between Shanghai Huiying and Shanghai Zhiban, dated May 20, 2022
10.11**	Intellectual Property Licensing Agreement between Shanghai Huiying and Shanghai Zhiban, dated May 20, 2022
10.12**	Form of Share Purchase Agreement between AgiiPlus Inc. and Investors
10.13**	Convertible Promissory Note Issued by AgiiPlus Inc. to Kinfolk Investments Holding Pte Ltd, dated November 15, 2022
10.14**	Convertible Promissory Note Issued by AgiiPlus Inc. to City Connected Communities Pte. Ltd., dated March 17, 2023
10.15**	Convertible Promissory Note Issued by AgiiPlus Inc. to King Inspiration Limited, dated March 17, 2023
10.16**	Deed of Partial Release between J.Distrii Global Limited, as the mortgagor, and King Inspiration Limited, as the mortgagee, in respect of equitable share mortgage dated August 16, 2021
10.17**	Deed of Partial Release between J.Distrii Global Limited, as the mortgagor, and City Connected Communities Pte. Ltd., as the mortgagee, in respect of equitable share mortgage dated August 16, 2021
21.1	Principal Subsidiaries of the Registrant
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of Han Kun Law Offices (included in Exhibit 99.2)
23.4	Letter from MaloneBailey, LLP
24.1	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of Han Kun Law Firm regarding certain PRC law matters
99.3**	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
99.4**	Consent of Fang Xing (AgiiPlus’ director appointee)
99.5**	Consent of Yang Wang (AgiiPlus’ director appointee)
99.6**	Consent of Hongman Ma (AgiiPlus’ director appointee)
107	Filing Fee Table

____________

*        To be filed by amendment

**      Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, People’s Republic of China, on January 26, 2024.

AgiiPlus Inc.
By:	/s/ Jing Hu
	Name:	Jing Hu
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dr. Jing Hu and Ms. Jing Dai (Sophia) as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the U.S. Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on January 26, 2024.

Signature	Title
/s/ Jing Hu	Chief Executive Officer and Chairman of the Board of Directors
Name: Jing Hu	(principal executive officer)
/s/ Jing Dai (Sophia)	Chief Financial Officer and Director
Name: Jing Dai (Sophia)	(principal financial and accounting officer)
/s/ Yong Ni (Leo)	Director, Chief Operating Officer, and General Manager, Tangtang
Name: Yong Ni (Leo)
/s/ Keming Chen	Director
Name: Keming Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AgiiPlus Inc., has signed this registration statement or amendment thereto in Newark, Delaware, United States on January 26, 2024.

Authorized U.S. Representative
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director